Exhibit 10.4.2

EXECUTION VERSION

AMENDMENT NO. 2

This AMENDMENT NO. 2 (this “Amendment”), dated as of December 17, 2021, to the Credit Agreement, dated as of December 12, 2019 (as amended by Amendment No. 1, dated as of January 25, 2021, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”), among Connect Midco Limited (f/k/a Triton Midco (Guernsey) Limited), a private limited liability company incorporated under the laws of Guernsey with company number 66186 (“Initial Holdings”), Connect Bidco Limited (f/k/a Triton Bidco (Guernsey) Limited), a private limited liability company incorporated under the laws of Guernsey with company number 66187 (“Bidco”), Connect Finco SARL (f/k/a Triton Finco SARL), a company incorporated in Luxembourg with company number B233109 (the “Finco Borrower”), as a Revolving Borrower and a Term Borrower, Connect U.S. Finco LLC, a Delaware limited liability company (the “U.S. Borrower”), as a Revolving Borrower and a Term Borrower (the U.S. Borrower, in its capacity as a term borrower, together with the Finco Borrower, the “Term Borrowers” and, the U.S. Borrower in its capacity as a revolving borrower, together with the Finco Borrower and any Additional Borrowers from time to time party thereto, the “Revolving Borrowers” and, collectively with the Term Borrowers, the “Borrowers”), the lenders and issuing banks party thereto and Barclays Bank PLC (“Barclays”), as Administrative Agent and Collateral Agent, is made and entered into by and among Initial Holdings, Bidco, the Borrowers, Lenders which collectively constitute the Required Lenders and the Administrative Agent.

RECITALS:

WHEREAS, the Borrower Representative has requested that, pursuant to Section 9.02 of the Credit Agreement, the Credit Agreement be amended in the manner provided herein (as so amended, the “Amended Credit Agreement”);

WHEREAS, on the Amendment No. 2 Effective Date, the Lenders party hereto will collectively constitute the Required Lenders, and the parties hereto wish to amend the Credit Agreement on the terms and subject to the conditions set forth herein and in the Credit Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Defined Terms; Interpretation; Etc. Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Credit Agreement. This Amendment is a “Loan Document” for the purposes of (and as such terms are defined in) the Credit Agreement and the other Loan Documents. Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Amended Credit Agreement.

SECTION 2. Amendments. Subject to satisfaction (or waiver) of the conditions set forth in Section 3 hereof, on the Amendment No. 2 Effective Date, the Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: added double-underlined text) as set forth in the pages of the document attached as Exhibit A hereto.

SECTION 3. Conditions to Effectiveness. This Amendment (other than this Section 3, which shall become effective on the date hereof) and each party’s consent to the amendments contemplated herein to the Credit Agreement shall become effective as of the date on which the following conditions are satisfied or waived (such time, the “Amendment No. 2 Effective Date”):

(a) The Administrative Agent (or its counsel) shall have received from Initial Holdings, Bidco, the Borrowers and Lenders which collectively constitute the Required Lenders either (i) a counterpart of this Amendment signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Amendment) that such party has signed a counterpart of this Amendment.

(b) The Administrative Agent (or its counsel) shall have received a certificate of Bidco dated as of the Amendment No. 2 Effective Date, as to the matters set forth in paragraphs (c) and (d) of this Section and executed by any Responsible Officer of Bidco.

(c) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the Amendment No. 2 Effective Date; provided that, in each case, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that, in each case, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the Amendment No. 2 Effective Date or on such earlier date, as the case may be.

(d) On and as of the Amendment No. 2 Effective Date, no Default or Event of Default shall have occurred and be continuing.

(e) The Borrower shall have paid to the Administrative Agent (i) for the account of each Revolving Lender party hereto, a fee in an amount equal to 0.125% of such Revolving Lender’s Revolving Commitment as of the Amendment No. 2 Effective Date and (ii) for the account of each Term Lender party hereto, a fee in an amount equal to 0.25% of such Term Lender’s Term Loans as of the Amendment No. 2 Effective Date.

The Administrative Agent shall notify Initial Holdings, Bidco, the Borrowers and the Lenders of the Amendment No. 2 Effective Date, and such notice shall be conclusive and binding.

SECTION 4. Reaffirmation of Guarantees and Security Interests. As of the Amendment No. 2 Effective Date, Bidco, on behalf of each Loan Party, hereby acknowledges its receipt of a copy of this Amendment and its review of the terms and conditions hereof and consents to the terms and conditions of this Amendment and the transactions contemplated hereby. As of the Amendment No. 2 Effective Date, Bidco, on behalf of each Loan Party, hereby (a) affirms and confirms the guarantees, pledges, grants and other undertakings under the Amended Credit Agreement and the other Loan Documents of the Loan Parties and (b) agrees that (i) each Loan Document shall continue to be in full force and effect and (ii) all guarantees, pledges, grants and other undertakings thereunder shall continue to be in full force and effect and shall accrue to the benefit of the Secured Parties.

SECTION 5. Expenses; Indemnity; Damage Waiver. Sections 9.03(a), (b), (d), (e), (f), (g) and (h) of the Credit Agreement are hereby incorporated, mutatis mutandis, by reference as if such Sections were set forth in full herein and shall apply, mutatis mutandis, to the Administrative Agent, including, for the avoidance of doubt, liabilities, losses, damages, claims, costs, expenses and disbursements arising out of the transactions contemplated hereunder.

SECTION 6. Miscellaneous.

(a) Amendment, Modification and Waiver. This Amendment may not be amended nor may any provision hereof be waived except pursuant to a writing signed by each of the parties hereto.

(b) Entire Agreement. This Amendment, the Amended Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

(c) Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of New York.

2

(d) Jurisdiction; Consent to Service of Process; Waiver of Jury Trial. Sections 9.09(b), (c) and (d) and Section 9.10 of the Credit Agreement are hereby incorporated, mutatis mutandis, by reference as if such Sections were set forth in full herein and shall apply, mutatis mutandis, to each party hereto

(e) Severability. Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(f) Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Any signature to this Amendment may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this agreement. Each of the parties hereto represents and warrants to the other parties hereto that it has the corporate capacity and authority to execute this Amendment through electronic means and there are no restrictions for doing so in such party’s constitutive documents.

(g) Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

(h) Continued Effectiveness. Notwithstanding anything contained herein, the terms of this Amendment are not intended to and do not serve to effect a novation as to the Credit Agreement. The parties hereto expressly do not intend to extinguish the Credit Agreement. Instead, it is the express intention of the parties hereto to reaffirm the indebtedness created under the Credit Agreement which is secured by the Collateral and the Liens and guarantees thereunder. The Amended Credit Agreement and each of the Loan Documents remain in full force and effect.

[Remainder of this page intentionally left blank]

3

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

CONNECT MIDCO LIMITED, as Initial Holdings

By:	/s/ Eric Hargrave
	Name:	Eric Hargrave
	Title:	Director

CONNECT BIDCO LIMITED, as Bidco

By:	/s/ Eric Hargrave
	Name:	Eric Hargrave
	Title:	Director

CONNECT FINCO SARL, as the Finco Borrower and the Borrower Representative

By:	/s/ Tony Bates
	Name:	Tony Bates
	Title:	Group CFO

CONNECT U.S. FINCO LLC, as the U.S. Borrower

By:	/s/ Tony Bates
	Name:	Tony Bates
	Title:	Group CFO

INMARSAT GROUP LIMITED, as an Additional Borrower

By:	/s/ Alison Horrocks
	Name:	Alison Horrocks
	Title:	Director

[Signature Page to Amendment No. 2]

BARCLAYS BANK PLC, as Administrative Agent

By:	/s/ Jake Lam
	Name:	Jake Lam
	Title:	Assistant Vice President

[Signature Page to Amendment No. 2]

LENDER SIGNATURE PAGES ON FILE WITH ADMINISTRATIVE AGENT.

[Signature Page to Amendment No. 2]

Exhibit A

[Attached]

[Signature Page to Amendment No. 2]

EXECUTION VERSION

EXHIBIT A

CREDIT AGREEMENT

dated as of

December 12, 2019

as amended by Amendment No. 1, dated as of January 25, 2021 and as amended by Amendment No. 2, dated as of December 17, 2021 among

CONNECT MIDCO LIMITED,

as Initial Holdings,

CONNECT BIDCO LIMITED,

as Bidco,

CONNECT FINCO SARL,

as the Finco Borrower and the Borrower Representative,

CONNECT U.S. FINCO LLC,

as the U.S. Borrower,

certain Restricted Subsidiaries of Bidco from time to time party hereto,

as Additional Borrowers,

The Lenders and Issuing Banks party hereto

and

BARCLAYS BANK PLC,

as Administrative Agent and Collateral Agent

BARCLAYS BANK PLC,

BOFA SECURITIES, INC.

and

UBS SECURITIES LLC,

as Joint Global Coordinators and Joint Lead Arrangers

BARCLAYS BANK PLC,

BOFA SECURITIES, INC.,

UBS SECURITIES LLC,

BNP PARIBAS FORTIS S.A./N.V.,

HSBC BANK PLC,

ING BANK N.V.,

NATIXIS, NEW YORK BRANCH,

NATWEST MARKETS PLC,

SUMITOMO MITSUI BANKING CORPORATION,

BANCA IMI S.P.A., LONDON BRANCH,

MUFG BANK, LTD.,

DNB (UK) LIMITED,

THE BANK OF NOVA SCOTIA, LONDON BRANCH

and

MIZUHO BANK, LTD.,

as Joint Bookrunners

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

SCHEDULES:

Schedule 1.01(a)	—	Agreed Security Principles
Schedule 1.01(b)	—	Excluded Subsidiaries
Schedule 1.01(c)	—	Existing Letters of Credit
Schedule 1.01(d)	—	Non-U.S. Security Agreements
Schedule 2.01	—	Commitments and Loans
Schedule 3.03	—	Government Approvals; No Conflicts
Schedule 3.06	—	Litigation and Environmental Matters
Schedule 3.12	—	Subsidiaries
Schedule 5.14	—	Certain Post-Closing Obligations
Schedule 5.17	—	Transactions with Affiliates
Schedule 9.01	—	Notices

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Guarantee Agreement
Exhibit C	—	Form of Perfection Certificate
Exhibit D	—	Form of Collateral Agreement
Exhibit E	—	[Reserved]
Exhibit F	—	Form of Pari Passu Intercreditor Agreement
Exhibit G	—	Form of Second Lien Intercreditor Agreement
Exhibit H	—	Form of Additional Borrower Agreement
Exhibit I	—	Form of Intercompany Note
Exhibit J	—	Form of Specified Discount Prepayment Notice
Exhibit K	—	Form of Specified Discount Prepayment Response
Exhibit L	—	Form of Discount Range Prepayment Notice
Exhibit M	—	Form of Discount Range Prepayment Offer
Exhibit N	—	Form of Solicited Discounted Prepayment Notice
Exhibit O	—	Form of Solicited Discounted Prepayment Offer
Exhibit P	—	Form of Acceptance and Prepayment Notice
Exhibit Q-1	—	Form of United States Tax Compliance Certificate 1 (For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit Q-2	—	Form of United States Tax Compliance Certificate 2 (For Non-U.S. Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit Q-3	—	Form of United States Tax Compliance Certificate 3 (For Non-U.S. Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit Q-4	—	Form of United States Tax Compliance Certificate 4 (For Non-U.S. Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit R	—	Form of Note
Exhibit S	—	[Reserved]
Exhibit T	—	Form of Notice of Borrowing
Exhibit U	—	Form of Letter of Credit Request
Exhibit V	—	Form of Cash Management Bank Designation
Exhibit W	—	Form of Hedge Bank Designation
Exhibit X	—	Form of Prepayment Notice
Exhibit Y	—	Form of Substitute Affiliate Lender Designation Notice

-v-

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of December 12, 2019 (this “Agreement”), among CONNECT MIDCO LIMITED (f/k/a Triton Midco (Guernsey) Limited), a non-cellular company limited by shares incorporated under the laws of Guernsey with company number 66186 (“Initial Holdings”), CONNECT BIDCO LIMITED (f/k/a Triton Bidco (Guernsey) Limited), a non-cellular company limited by shares incorporated under the laws of Guernsey with company number 66187 (“Bidco”), CONNECT FINCO SARL (f/k/a Triton Finco SARL), a private limited liability company (société à responsabilité limitée) incorporated in Luxembourg, having its registered office at 1-3, Boulevard de la Foire, L-1528 Luxembourg, registered with the Luxembourg Companies Register under number B233109 (the “Finco Borrower”), as a Revolving Borrower and a Term Borrower, CONNECT U.S. FINCO LLC, a Delaware limited liability company (the “U.S. Borrower”), as a Revolving Borrower and a Term Borrower (the U.S. Borrower, in its capacity as a term borrower, together with the Finco Borrower, the “Term Borrowers” and, the U.S. Borrower in its capacity as a revolving borrower, together with the Finco Borrower in its capacity as a revolving borrower and any Additional Borrowers from time to time party hereto, the “Revolving Borrowers” and, collectively with the Term Borrowers, the “Borrowers”), the LENDERS and ISSUING BANKS party hereto and Barclays Bank PLC (“Barclays”), as Administrative Agent and Collateral Agent.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms.

As used in this Agreement, the following terms have the meanings specified below:

“2011 Ex-Im Credit Agreement” means the credit agreement dated May 11, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) between, among others, Inmarsat Investments Limited as borrower and ING Capital LLC as Ex-Im facility agent.

“2014 Ex-Im Credit Agreement” means the credit agreement dated November 10, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) between, among others, Inmarsat Investments Limited as borrower and ING Capital LLC as Ex-Im facility agent.

“2022 Notes” means the $1,000,000,000 4.875% senior notes due 2022 issued by Inmarsat Finance plc.

“2024 Notes” means the $400,000,000 6.500% senior notes due 2024 issued by Inmarsat Finance plc.

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Commitment” has the meaning assigned to such term in Section 6.04(b)(ii).

“Acceptable Discount” has the meaning assigned to such term in Section 2.10(a)(ii)(D)(2).

“Acceptable Prepayment Amount” has the meaning assigned to such term in Section 2.10(a)(ii)(D)(3).

“Acceptance and Prepayment Notice” means an irrevocable written notice from a Term Lender accepting a Solicited Discounted Prepayment Offer to make a Discounted Term Loan Prepayment at the Acceptable Discount specified therein pursuant to Section 2.10(a)(ii)(D) substantially in the form of Exhibit P.

“Acceptance Date” has the meaning specified in Section 2.10(a)(ii)(D)(2).

“Accepting Lenders” has the meaning specified in Section 2.23(a).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to Bidco and the Restricted Subsidiaries in the definition of “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries that will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition of the Company by Bidco pursuant to the terms of the Acquisition Documents.

“Acquisition Documents” means the Scheme Documents and any other document designated as an Acquisition Document by Bidco and the Administrative Agent and all schedules, exhibits and annexes to each of the foregoing and all side letters, instruments and agreements affecting the terms of the foregoing or entered into in connection therewith.

“Additional Borrower” means any Person who shall from time to time become a party to this Agreement as a “Revolving Borrower” hereunder upon the execution and delivery of an Additional Borrower Agreement.

“Additional Borrower Agreement” means the Additional Borrower Agreement substantially in the form of Exhibit H hereto.

“Additional Lender” means any Additional Revolving Lender or any Additional Term Lender, as applicable.

“Additional/Replacement Revolving Commitments” has the meaning assigned to such term in Section 2.19(a).

“Additional Revolving Lender” means, at any time, any bank, financial institution or other institutional lender or investor (other than any natural person) or any Person that would be an Affiliated Lender that agrees to provide any portion of any (a) Incremental Revolving Commitment Increase or Additional/Replacement Revolving Commitments pursuant to an Incremental Facility Amendment in accordance with Section 2.19 or (b) Credit Agreement Refinancing Indebtedness in the form of Other Revolving Commitments pursuant to a Refinancing Amendment in accordance with Section 2.20; provided that each Additional Revolving Lender shall be subject to the approval of the Administrative Agent, each Issuing Bank and the Swingline Lender, in each case only if such consent would be required under Section 9.04(b) for an assignment of Revolving Loans or Revolving Commitments, as applicable, to such bank, financial institution or other institutional lender or investor (such approval in each case not to be unreasonably withheld, conditioned or delayed) and Bidco.

“Additional Term Lender” means, at any time, any bank, financial institution or other institutional lender or investor (other than any natural person) or any Person that would be an Affiliated Lender that agrees to provide any portion of any (a) Incremental Term Loans pursuant to an Incremental Facility Amendment in accordance with Section 2.19 or (b) Credit Agreement Refinancing Indebtedness in the form of Other Term Loans or Other Term Commitments pursuant to a Refinancing Amendment in accordance with Section 2.20; provided that each Additional Term Lender shall be subject to the approval of the Administrative Agent if such consent would be required under Section 9.04(b) for an assignment of Term Loans or Term Commitments, as applicable, to such bank, financial institution or other institutional lender or investor (such approval in each case not to be unreasonably withheld, conditioned or delayed) and Bidco.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, a rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the product of (i) the LIBO Rate as in effect at such time for such Interest Period and (ii) the Statutory Reserve Rate; provided that the Adjusted LIBO Rate for any Interest Period shall not be less than (a) 1.00% per annum, with respect to any Amendment No. 1 Refinancing Term Loans and (b) 0.00% per annum, with respect to any Revolving Loans.

“Administrative Agent” means Barclays, in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01, or such other address or account as the Administrative Agent may from time to time notify Bidco and the Borrowers and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Class” has the meaning specified in Section 2.23(a).

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Debt Fund” means any Affiliated Lender that is a bona fide diversified debt fund primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course.

“Affiliated Lender” means, at any time, any Lender that is an Investor or an Affiliate of an Investor (other than Holdings, Bidco or any of their respective Subsidiaries) at such time, to the extent that such Investor or its Affiliates constitute an Affiliate of Holdings, Bidco or its Subsidiaries.

“Agent” means the Administrative Agent, the Collateral Agent, each Joint Lead Arranger, and any successors and assigns of the foregoing in such capacity, and “Agents” means two or more of them.

“Agent Parties” has the meaning given to such term in Section 9.01(c).

“Agreed Security Principles” means those principles set forth on Schedule 1.01(a).

“Agreement” has the meaning given to such term in the preliminary statements hereto.

“Agreement Currency” has the meaning specified in Section 9.22.

“Allocation Date” means the date of the initial allocation of the Initial Term Loans, which date was September 23, 2019.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1⁄2 of 1.00% and (c) the Adjusted LIBO Rate for the applicable Loan on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1.00%; provided that, solely for purposes of the foregoing, the Adjusted LIBO Rate for any day shall be calculated using the LIBO Rate based on the rate per annum determined by the Administrative Agent by reference to the ICE Benchmark Administration Interest Settlement Rates (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration Limited (or any Person which takes over the administration of that rate) as an authorized information vendor for the purpose of displaying such rates) (the “ICE LIBOR”) as published by Reuters (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Administrative Agent from time to time) on such day at approximately 11:00 a.m. (London time) for deposits in dollars for a period equal to one month. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBO Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of “Federal Funds Effective Rate”, the Alternate Base Rate shall be determined without regard to clause (b) or (c) above, as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Alternative Currency” means Euros, Sterling, Swiss Francs, Yen, Canadian Dollars and each other currency (other than dollars) that is requested by Bidco or the Borrowers and approved in accordance with Section 1.08.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the relevant Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other applicable date of determination) for the purchase of such Alternative Currency with dollars.

“Amendment No. 1” means that certain Amendment No. 1, dated as of the Amendment No. 1 Effective Date, among Initial Holdings, Bidco, the Borrowers, the Lenders party thereto and the Administrative Agent.

“Amendment No. 1 Effective Date” means January 25, 2021.

“Amendment No. 1 Refinancing Term Loans” means the Other Term Loans made pursuant to Amendment No. 1 on the Amendment No. 1 Effective Date in an aggregate principal amount of $1,736,875,000.

“Announcement” means the press release made by Bidco, dated as of March 25, 2019, announcing a firm intention to implement the Scheme in accordance with Rule 2.7 of the City Code.

“Anti-Corruption Laws” has the meaning assigned to such term in Section 3.18(a).

“Applicable Account” means, with respect to any payment to be made to the Administrative Agent hereunder, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.

“Applicable Discount” has the meaning assigned to such term in Section 2.10(a)(ii)(C)(2).

“Applicable Fronting Exposure” means, with respect to any Person that is an Issuing Bank or the Swingline Lender at any time the sum of (a) the aggregate amount of all Letters of Credit issued by such Person in its capacity as an Issuing Bank (if applicable) that remains available for drawing at such time, (b) the aggregate amount of all LC Disbursements made by such Person in its capacity as an Issuing Bank (if applicable) that have not yet been reimbursed by or on behalf of the Revolving Borrowers at such time and (c) the aggregate principal amount of all Swingline Loans made by such Person in its capacity as a Swingline Lender (if applicable) outstanding at such time.

“Applicable Percentage” means, at any time, with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time (or, if the Revolving Commitments have terminated or expired, such Lender’s share of the total Revolving Exposure at that time); provided that, at any time any Revolving Lender shall be a Defaulting Lender, “Applicable Percentage” shall mean the percentage of the total Revolving Commitments (disregarding any such Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the applicable Revolving Commitments most recently in effect, giving effect to any assignments pursuant to this Agreement and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day,

(a) (i) with respect to any Initial Term Loan, 3.50% per annum in the case of any ABR Loan or 4.50% per annum in the case of a Eurodollar Loan and (ii) with respect to any Amendment No. 1 Refinancing Term Loan, 2.50% per annum in the case of any ABR Loan or 3.50% per annum in the case of a Eurodollar Loan; and

(b) with respect to any Revolving Loan, the applicable rate per annum set forth below under the caption “ABR Spread” or “Adjusted LIBO Rate Spread” as the case may be, based upon the Senior Secured First Lien Net Leverage Ratio as of the end of the fiscal quarter of Bidco for which consolidated financial statements have theretofore been most recently delivered pursuant to Section 5.01(a) or 5.01(b); provided that until the date of the delivery of the consolidated financial statements pursuant to Section 5.01 as of and for the fiscal year ended December 31, 2019, the Applicable Rate shall be based on the rates per annum set forth in Category 1:

Senior Secured First Lien Net Leverage Ratio:	ABR Spread	Adjusted LIBO Rate Spread
Category 1 Greater than 4.85 to 1.00	2.50%	3.50%
Category 2 Greater than 4.35 to 1.00, but less than or equal to 4.85 to 1.00	2.25%	3.25%
Category 3 Less than or equal to 4.35 to 1.00	2.00%	3.00%

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in the Senior Secured First Lien Net Leverage Ratio shall be effective during the period commencing on and including the Business Day following the date of delivery to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) of the consolidated financial statements and related Compliance Certificate indicating such change and ending on the date immediately preceding the effective date of the next such change. Notwithstanding the foregoing, the Applicable Rate, at the option of the Administrative Agent or the Required Revolving Lenders, commencing upon written notice to Bidco, shall be based on the rates per annum set forth in Category 1 (i) at any time that an Event of Default under Section 7.01(a) has occurred and is continuing and shall continue to so apply to but excluding the date on which such Event of Default shall cease to be continuing (and thereafter, the Category otherwise determined in accordance with this definition shall apply) or (ii) if Bidco fails to deliver the consolidated financial statements required to be delivered pursuant to Section 5.01(a) or 5.01(b) or any Compliance Certificate required to be delivered pursuant hereto, in each case within the time periods specified herein for such delivery, during the period commencing on and including the day of the occurrence of a Default resulting from such failure and until the delivery thereof.

“Approved Bank” has the meaning assigned to such term in clause (4) of the definition of the term “Cash Equivalents.”

“Approved Foreign Bank” has the meaning assigned to such term in clause (15) of the definition of “Cash Equivalents.”

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease- Back Transaction) of Bidco or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 6.01 hereof or the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of (i) Cash Equivalents or Investment Grade Securities, (ii) obsolete, damaged, used, surplus or worn out property or equipment, whether now owned or hereafter acquired, in the ordinary course of business and dispositions of property no longer used or useful, or economically practicable to maintain, in the conduct of the business of Bidco and any Restricted Subsidiary (including by ceasing to enforce, allowing the lapse, abandonment or invalidation of or discontinuing the use or maintenance of or putting into the public domain any intellectual property that is, in the reasonable judgment of Bidco or the Restricted Subsidiaries, no longer used or useful, or economically practicable to maintain, or in respect of which Bidco or any Restricted Subsidiary determines in its reasonable business judgment that such action or inaction is desirable) or (iii) any disposition of inventory, goods and other assets (including Settlement Assets) in the ordinary course of business or no longer used in the ordinary course of business and immaterial assets (considered in the aggregate and as reasonably determined by Bidco in good faith);

(b) the disposition of all or substantially all of the assets of Bidco and its Restricted Subsidiaries in a manner permitted pursuant to the provisions of Section 6.03 hereof or any disposition that constitutes a Change of Control pursuant to this Agreement;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 6.05 hereof, or solely for the purposes of Section 6.04(b)(ii), asset sales, the proceeds of which are used to make such Restricted Payments or Permitted Investments;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than the greater of $75,000,000 and 10% of Consolidated EBITDA for the most recently ended Test Period as of such date, calculated on a Pro Forma Basis;

(e) any disposition (i) of property or assets or issuance of securities by a Restricted Subsidiary of Bidco to Bidco or any Borrower or by Bidco or a Restricted Subsidiary of Bidco to another Restricted Subsidiary of Bidco or (ii) to Bidco or a Restricted Subsidiary constituting debt forgiveness;

(f) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to net proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(g) leases, subleases, service agreements, product sales, licenses or sublicenses (including licenses and sublicenses of intellectual property or other intangible assets), in each case that do not materially interfere with the business of Bidco and the Restricted Subsidiaries, taken as a whole;

(h) sales, rentals or leases of satellite capacity, bandwidth, beams, transponders or threads or other grants of rights of satellite use or of any other portion of a Satellite in the ordinary course of business

(i) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary or any other disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary or an Immaterial Subsidiary;

(j) foreclosures, condemnation, expropriation or any similar action with respect to assets, other transfers of property subject to casualty events or the granting of Liens not prohibited by this Agreement;

(k) (i) any disposition of accounts receivable, any participations thereof, Receivables Assets or related assets, in connection with any Receivables Facility, (ii) dispositions or forgiveness of accounts receivable in connection with the collection or compromise thereof (including sales to factors or other third parties) or (iii) the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(l) any financing transaction with respect to property built or acquired by Bidco or any Restricted Subsidiary after the Effective Date, including Sale and Lease-Back Transactions (and dispositions of property acquired by Bidco or any of the Restricted Subsidiaries after the Effective Date pursuant to Sale and Lease-Back Transactions) and asset securitizations permitted by this Agreement;

(m) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(n) the unwinding or voluntary termination of any Hedging Obligations;

(o) any disposition in connection with the Transactions;

(p) dispositions of any assets (including Equity Interests) (A) acquired in connection with any acquisition or other Investment not prohibited by this Agreement,

which assets are not used or useful to the core or principal business of Bidco and the Restricted Subsidiaries or (B) made to obtain the approval of any applicable antitrust authority in connection with an acquisition;

(q) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(r) failing to pursue or allowing any registrations or any applications for registration of any intellectual property rights to lapse or go abandoned in the ordinary course of business if, in the reasonable determination of Bidco or a Restricted Subsidiary, such discontinuance is desirable in the conduct of the business of Bidco and its Restricted Subsidiaries taken as a whole;

(s) dispositions of property acquired by Bidco or any of the Restricted Subsidiaries pursuant to Sale and Lease-Back Transactions;

(t) dispositions in connection with Permitted Liens, Permitted Intercompany Activities, Permitted Tax Restructuring and related transactions;

(u) an issuance of Capital Stock by a Restricted Subsidiary as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors of Bidco or any holding company thereof;

(v) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than Bidco or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets, made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition; and

(w) any sale of property or assets, if the acquisition of such property or assets was financed with Excluded Contributions and the proceeds of such sale are used to make a Restricted Payment pursuant to Section 6.05(b)(x).

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Sale and would also be a Permitted Investment or an Investment permitted under Section 6.05, Bidco, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Sale and/or one or more of the types of Permitted Investments or Investments permitted under Section 6.05.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04(b)), substantially in the form of Exhibit A or any other form reasonably approved by the Administrative Agent.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by Bidco (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.10(a)(ii)(A); provided that Bidco shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Available Amount” has the meaning assigned to such term in Section 6.05(a)(A).

“Available Investments Amount” means, at any time, (i) the amount of Investments that may be made at the time of determination pursuant to clause (14) of the definition of “Permitted Investments”, minus (ii) the amount of the Available Investments Amount utilized by Bidco or any Restricted Subsidiary to make Restricted Debt Payments pursuant to clause (xiv) of Section 6.05(b).

“Available Restricted Debt Payments Amount” means, at any time, (i) the amount of Restricted Debt Payments that may be made at the time of determination pursuant to clause (xiv) of Section 6.05(b), minus (ii) the sum of (a) the amount of the Available Restricted Debt Payments Amount utilized by Bidco or any Restricted Subsidiary to make Investments pursuant to clause (14) of the definition of “Permitted Investments” and (b) the amount of the Available Restricted Debt Payments Amount utilized by Bidco or any Restricted Subsidiary to make Restricted Payments pursuant to clause (xi) of Section 6.05(b).

“Available Restricted Payments Amount” means, at any time, (i) the amount of Restricted Payments that may be made at the time of determination pursuant to clause (xi) of Section 6.05(b), minus (ii) the sum of (a) the amount of the Available Restricted Payments Amount utilized by Bidco or any Restricted Subsidiary to make Investments pursuant to clause (14) of the definition of “Permitted Investments” and (b) the amount of the Available Restricted Payments Amount utilized by Bidco or any Restricted Subsidiary to make Restricted Debt Payments pursuant to clause (xiv) of Section 6.05(b).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Bank Products” means any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Barclays” has the meaning given to such term in the preliminary statements hereto.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bidco” has the meaning assigned to such term in the preliminary statements hereto.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing or any committee thereof duly authorized to act on behalf of such board, manager or managing member, (c) in the case of any partnership, the board of directors or board of managers of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower-Designated Guarantor” has the meaning assigned to such term in Section 5.11(a).

“Borrower Materials” has the meaning assigned to such term in the last paragraph of Section 5.01.

“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower to make a voluntary prepayment of Term Loans at a Specified Discount to par pursuant to Section 2.10(a)(ii)(B).

“Borrower Representative” has the meaning assigned to such term in Section 1.13.

“Borrowers” has the meaning assigned to such term in the preliminary statements hereto.

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower Representative of offers for, and the corresponding acceptance by a Term Lender of, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 2.10(a)(ii)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower Representative of offers for, and the subsequent acceptance, if any, by a Term Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.10(a)(ii)(D).

“Borrower Tax Jurisdiction” means, as regards the relevant Borrower, that Borrower’s jurisdiction of incorporation unless that Borrower is incorporated in Guernsey, in which case its Borrower Tax Jurisdiction shall be the United Kingdom.

“Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Minimum” means (a) in the case of a Eurodollar Revolving Borrowing, $1,000,000, (b) in the case of an ABR Revolving Borrowing, $500,000 and (c) in the case of a Swingline Loan, $100,000.

“Borrowing Multiple” means (a) in the case of a Eurodollar Revolving Borrowing, $1,000,000, (b) in the case of an ABR Revolving Borrowing, $500,000 and (c) in the case of a Swingline Loan, $100,000.

“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, London, Luxembourg and/or Guernsey are authorized or required by law to remain closed; provided that (x) when used in connection with a Eurodollar Loan denominated in Canadian Dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Canadian Dollar deposits in the Toronto interbank market, (y) when used in connection with a Eurodollar Loan denominated in Euros, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open and (z) with respect to all notices and determinations in connection with, and payments of principal and interest on or with respect to, Loans denominated in any Alternative Currency, any day that is a Business Day which is not a legal holiday or a day on which banking institutions are authorized or required by Requirements of Law or other governmental action to remain closed in the country of issuance of the applicable currency.

“Canadian Dollars” shall mean the lawful currency of Canada.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares in the capital of such corporation;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (it being understood and agreed, for the avoidance of doubt, that “cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Capital Stock) but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Amount” means, as at the relevant date of determination, the sum of the amount of (a) the Equity Contributions and (b) the Senior Secured Notes actually issued, and the Initial Term Loans and Revolving Loans actually funded, on or prior to such date (excluding, in each case, (x) the aggregate gross proceeds of the Senior Secured Notes, the Initial Term Loans and the Revolving Loans to fund original issue discount or upfront fees and (y) any amounts drawn under the Revolving Facility on or prior to such date for working capital purposes).

“Capitalized Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with IFRS; provided that all obligations of any Person that are or would have been characterized as an operating lease as determined in accordance with IFRS (IAS 17) as in effect prior to January 13, 2016 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease or Capitalized Lease Obligation) for purposes of this Agreement regardless of any change in IFRS following such date that would otherwise require such obligation to be recharacterized as a Capitalized Lease Obligation, to the extent that financial reporting shall not be affected hereby.

“Capitalized Leases” means all leases that have been or should be, in accordance with IFRS as in effect on the Effective Date, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with IFRS; provided, further, that all leases of such Person that are or would have been characterized as operating leases as determined in accordance with IFRS (IAS 17) as in effect prior to January 13, 2016 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease or Capitalized Lease Obligation) for purposes of this Agreement notwithstanding the fact that such obligations are required in accordance with IFRS (on a prospective or retroactive basis or otherwise) to be characterized as capitalized lease obligations in the financial statements to be delivered pursuant to the Loan Documents.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by Bidco and the Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with IFRS, are or are required to be reflected as capitalized costs on the consolidated balance sheet of Bidco and the Restricted Subsidiaries.

“Cash Equivalents” means:

(1) United States dollars;

(2) (a) Canadian Dollars, Yen, pounds sterling, euros, or any national currency of any participating member state of the EMU or (b) in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof, Canada, Switzerland, a member of the European Union rated “A” (or the equivalent thereof) or better by S&P and A2 (or the equivalent thereof) or better by Moody’s, the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 24 months and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks or $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks (any such bank being an “Approved Bank”);

(5) repurchase obligations for underlying securities of the types described in clause (3), (4) or (7) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6) commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within 24 months after the date of creation thereof;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority thereof or any instrumentality thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) with maturities of 24 months or less from the date of acquisition;

(9) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) with maturities of 24 months or less from the date of acquisition;

(10) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from any of Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) with maturities of 24 months or less from the date of acquisition;

(11) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency);

(12) repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company or recognized securities dealer, in each case, having capital and surplus in excess of $250,000,000 or its equivalent for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States, (ii) Canada, (iii) Switzerland or (iv) any member nation of the European Union rated A (or the equivalent thereof) or better by S&P and A2 (or the equivalent thereof) or better by Moody’s, in which such Person shall have a perfected first priority security interest (subject to no other Liens) or title to which shall have been transferred to such Person and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(13) instruments equivalent to those referred to in clauses (1) through (12) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction;

(14) investments, classified in accordance with IFRS as current assets of Bidco or any Subsidiary, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least

$250,000,000 or its equivalent, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (1) through (13) of this definition;

(15) with respect to any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State, commonwealth or territory thereof or the District of Columbia: (i) obligations of the national government of the country in which such Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank; and

(16) investment funds investing at least 90% of their assets in securities of the types described in clauses (1) through (15) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) or (2) above or the immediately preceding paragraph; provided that such amounts are converted into any currency listed in clauses (1) or (2) above or the immediately preceding paragraph as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (16) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (16) above.

For purposes of determining the maximum permissible maturity of any investments described in this definition, the maturity of any obligation is deemed to be the shortest of the following: (i) the stated maturity date; (ii) the weighted average life (for amortizing securities); (iii) the next interest rate reset for variable rate and auction-rate obligations; or (iv) the next put exercise date (for obligations with put features).

“Cash Management Obligations” means (a) obligations of Holdings, any Intermediate Parent, Bidco or any Subsidiary in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services or any automated clearing house transfers of funds and (b) other obligations in respect of netting services, employee credit or purchase card programs and similar arrangements.

“Casualty Event” means any event that gives rise to the receipt by Bidco or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Certain Funds Loan Party” means Initial Holdings, Bidco, the Finco Borrower and the U.S. Borrower, in each case as of the Effective Date.

“Certain Funds Period” means the period from (and including) the Effective Date to (and including) 11:59 p.m., New York City time, on the earliest of (a) the date on which the Initial Term Commitments have been utilized in full and (b) the date falling 60 days after the Effective Date (or, in each case, such later time as agreed by the Administrative Agent (acting reasonably and in good faith)).

“Certain Funds Utilization” means any borrowing of Initial Term Loans on or after the Effective Date and prior to the expiration of the Certain Funds Period in accordance with Section 3.17.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” shall mean (i) the adoption of any law, treaty, order, policy, rule, or regulation after the Effective Date, (ii) any change in any law, treaty, order, policy, rule, or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (iii) compliance by any Lender with any guideline, request, directive, or order issued or made after the Effective Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law), including, for avoidance of doubt, any such adoption, change or compliance in respect of (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines, requirements, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities pursuant to Basel III in each case, after the Effective Date.

“Change of Control” means (a) (i) prior to an IPO, the failure of Holdings, directly or indirectly through one or more Intermediate Parents, to own all of the Equity Interests of Bidco or (ii) prior to an IPO by a Borrower, the failure of Bidco, directly or indirectly, to own all of the Equity Interests of each Borrower, (b) prior to an IPO, the failure by the Permitted Holders to own, directly or indirectly through one or more holding company parents of Holdings, beneficially and of record, Equity Interests in Holdings representing at least a majority of the aggregate ordinary voting power for the election of the Board of Directors of Holdings represented by the issued and outstanding Equity Interests in Holdings, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) a majority of the Board of Directors of Holdings, (c) after an IPO, (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group, other than the Permitted Holders (directly or indirectly, including through one or more holding companies), of Equity Interests representing 40% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the IPO Entity and the percentage of the aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests in the IPO Entity held by the Permitted Holders, unless the Permitted Holders (directly or indirectly, including through one of more holding companies) otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) a majority of the Board of Directors of the IPO Entity or (ii) if the IPO Entity is a parent entity of Holdings, the failure of Holdings to remain an indirect or direct subsidiary of the IPO Entity, unless the Permitted Holders (directly or indirectly, including through one or more holding companies) otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) a majority of the Board of Directors of Holdings or (d) the occurrence of a “Change of Control” (or similar event, however denominated), as defined in the documentation governing any Subordinated Indebtedness that is Material Indebtedness, unless such Subordinated Indebtedness is repaid substantially simultaneously with the occurrence of such “Change of Control” under such documentation in a manner permitted hereunder.

For purposes of this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act, (ii) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (iii) if any Person or “group” includes one or more Permitted Holders, the issued and outstanding Equity Interests of Holdings, the IPO Entity or Bidco, as applicable, directly or indirectly owned by the Permitted Holders that are part of such Person or “group” shall not be treated as being owned by such Person or “group” for purposes of determining whether clause (c) of this definition is triggered).

“City Code” means the UK City Code on Takeovers and Mergers, as administered by the Panel.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Other Revolving Loans, Term Loans, Incremental Term Loans, Other Term Loans or Swingline Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment, Additional/Replacement Revolving Commitment, Other Revolving Commitment, Term Commitment or Other Term Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Other Term Commitments, Other Term Loans, Other Revolving Commitments (and the Other Revolving Loans made pursuant thereto), Additional/Replacement Revolving Commitments and Incremental Term Loans that have different terms and conditions (other than with respect to original issue discount or upfront fees) shall be construed to be in different Classes.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations.

“Collateral Agent” has the meaning given to such term in Section 8.01(b) and its successors in such capacity as provided in Article VIII.

“Collateral Agreement” means the Collateral Agreement among the Loan Parties party thereto and the Collateral Agent, substantially in the form of Exhibit D.

“Collateral and Guarantee Requirement” means, at any time, subject in all respects to the Agreed Security Principles (other than with respect to U.S. Restricted Subsidiaries or U.S. Loan Parties), the requirement that:

(a) the Administrative Agent shall have received from (i) Holdings, any Intermediate Parent, Bidco, each of the U.S. Restricted Subsidiaries (other than any Excluded Subsidiary) and each of the Non-U.S. Restricted Subsidiaries (other than any Non-U.S. Restricted Subsidiary that is incorporated in an Excluded Jurisdiction) that is a Guarantor Coverage Material Subsidiary or that is designated to accede as a Guarantor pursuant to Section 5.11, either (x) a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Restricted Subsidiary (other than an Excluded Subsidiary) or a Loan Party after the Effective Date or that ceases to be an Excluded Subsidiary, a supplement to the Guarantee Agreement, in substantially the form specified therein, duly executed and delivered on behalf of such Person, (ii) any Borrower or Guarantor that is a U.S. Loan Party, (x) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person, (y) in the case of any Person that becomes a U.S. Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Collateral Agreement in substantially the form specified therein, duly executed and delivered on behalf of such Person, and (iii) any Borrower or Guarantor that is a Non-U.S. Loan Party, (x) a counterpart of each applicable Non-U.S. Security Agreement listed on Schedule 1.01(d) duly executed and delivered on behalf of such Person and (y) in the case of any Person that becomes a Non-U.S. Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), executed pledge and security agreement(s) in accordance with the Agreed Security Principles (including but not limited to the Overriding Principle (as defined therein)) or under Section 5.14 (as applicable), in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Effective Date, to the extent reasonably requested by the Administrative Agent, opinions and documents of the type referred to in Sections 4.01(b) and 4.01(d);

(b) all outstanding Equity Interests of Bidco, each Intermediate Parent, the Borrowers, each Material Subsidiary that is a U.S. Restricted Subsidiary and each Guarantor Coverage Material Subsidiary that is a Non-U.S. Restricted Subsidiary (other than any Equity Interests constituting Excluded Assets) owned by or on behalf of any Loan Party, shall have been pledged pursuant to the applicable Security Document, and the Collateral Agent shall have received certificates, if any, or other instruments, if any, representing all such Equity Interests to the extent constituting “certificated securities” (other than such Equity Interests constituting Excluded Assets), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank or updated shareholders’ register reflecting the registration of the pledge, in each case, as is customary in that jurisdiction and required to be delivered under the Security Documents;

(c) if any Indebtedness for borrowed money of Bidco or any Restricted Subsidiary in a principal amount of $125,000,000 or more is owing by such obligor to any U.S. Loan Party and such Indebtedness is evidenced by a promissory note, such promissory note shall be pledged pursuant to the applicable Security Document, the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank; provided, however, that the foregoing delivery requirement with respect to any intercompany indebtedness may be satisfied, at Bidco’s sole discretion, by delivery of an omnibus or global intercompany note executed by all U.S. Loan Parties as payees and all such obligors as payors;

(d) (i) each Non-U.S. Loan Party shall grant to the Collateral Agent (A) fixed security over material bank accounts (without control over use) and (B) fixed security over material, structural, long-term documented intercompany loans made by such Non-U.S. Loan Party, and (ii) in the United Kingdom (and where customary in any other jurisdiction), each Non- U.S. Loan Party which is incorporated in the United Kingdom (or such other jurisdiction) shall grant to the Collateral Agent “floating charges” or such equivalent or substantially equivalent concept as may exist under relevant law; and

(e) all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements and Intellectual Property Security Agreements required by this Agreement, the Security Documents, Requirements of Law and as reasonably requested by the Administrative Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, this Agreement, the Security Documents, the other provisions of the term “Collateral and Guarantee Requirement” and (in the case of the Non-U.S. Loan Parties) the Agreed Security Principles, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if the Administrative Agent and Bidco reasonably agree in writing that the cost, burden, difficulty or consequence of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse Tax consequences to Holdings and its Affiliates (including the imposition of withholding or other material Taxes)), outweighs the benefits to be obtained by the Lenders therefrom; (b) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in this Agreement and the Security Documents; (c) in the case of U.S. Loan Parties, in no event shall control agreements or other control or similar arrangements be required with respect to cash, Cash Equivalents, other deposit accounts, securities and commodities accounts (including securities entitlements and related assets), letter of credit rights or other assets requiring perfection by control (but not, for avoidance of doubt, possession); (d) [reserved]; (e) the U.S. Loan Parties shall not be required, nor shall the Administrative Agent be authorized, to perfect the above-described pledges, security interests and mortgages by any means other than by (i) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant jurisdiction, (ii) filings in United States Patent and Trademark Office and the United States Copyright Office with respect to registered and applied-for Intellectual Property as expressly required in the Loan Documents and (iii) delivery to the Collateral Agent to be held in its possession of all Collateral consisting of intercompany notes, stock certificates of any Intermediate Parent, Bidco and its Subsidiaries and instruments, in each case as expressly required in the Loan Documents; (f) in the case of the Non-U.S. Restricted Subsidiaries and the Non-U.S. Loan Parties, the foregoing provisions of this definition shall be subject in all respects to the Agreed Security Principles and (g) in no event shall the Collateral include any Excluded Assets, except at the option or in the sole discretion of Bidco. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary or Intermediate Parent (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) and any other obligations under this definition where it determines that such action cannot be accomplished without undue effort or expense or due to factors beyond the control of Bidco and the Restricted Subsidiaries by the time or times at which it would otherwise be required to be accomplished by this Agreement (including as set forth on Schedule 5.14) or the Security Documents.

“Commitment” means (a) with respect to any Lender, its Revolving Commitment, Other Revolving Commitment of any Class, Term Commitment, Initial Term Commitment, Other Term Commitment of any Class or any combination thereof (as the context requires) and (b) with respect to any Swingline Lender, its Swingline Commitment.

“Commitment Fee Percentage” means, for any day, the applicable percentage set forth below under the caption “Commitment Fee Percentage” based upon the Senior Secured First Lien Net Leverage Ratio as of the end of the fiscal quarter of Bidco for which consolidated financial statements have theretofore been most recently delivered pursuant to Section 5.01(a) or 5.01(b); provided that until the date of the delivery of the consolidated financial statements pursuant to Section 5.01 as of and for the fiscal year ended December 31, 2019, the Commitment Fee Percentage shall be based on the rates per annum set forth in Category 1:

Senior Secured First Lien Net Leverage Ratio	Commitment Fee Percentage
Category 1 Greater than 4.85 to 1.00	0.375%
Category 2 Less than or equal to 4.85 to 1.00	0.250%

For purposes of the foregoing, each change in the Commitment Fee Percentage resulting from a change in the Senior Secured First Lien Net Leverage Ratio shall be effective during the period commencing on and including the Business Day following the date of delivery to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) of the consolidated financial statements and related Compliance Certificate indicating such change and ending on the date immediately preceding the effective date of the next such change. Notwithstanding the foregoing, the Commitment Fee Percentage, at the option of the Administrative Agent or the Required Revolving Lenders, commencing upon written notice to Bidco, shall be based on the rates per annum set forth in Category 1 (i) at any time that an Event of Default under Section 7.01(a) has occurred and is continuing and shall continue to so apply to but excluding the date on which such Event of Default shall cease to be continuing (and thereafter, the Category otherwise determined in accordance with this definition shall apply) or (ii) if Bidco fails to deliver the consolidated financial statements required to be delivered pursuant to Section 5.01(a) or 5.01(b) or any Compliance Certificate required to be delivered pursuant hereto, in each case within the time periods specified herein for such delivery, during the period commencing on and including the day of the occurrence of a Default resulting from such failure and until the delivery thereof.

“Commitment Letter” means the second amended and restated commitment letter dated as of September 4, 2019, among, inter alios, the Finco Borrower, Barclays Bank PLC, Bank of America, N.A., BofA Securities, Inc. (f/k/a Merrill Lynch, Pierce, Fenner & Smith Incorporated), UBS AG, Stamford Branch, UBS Securities LLC, Banca IMI S.p.A., London Branch, BNP Paribas Fortis S.A./N.V., DNB (UK) Limited, HSBC Bank PLC, ING Bank N.V., MUFG Bank, Ltd., Natixis, New York Branch, National Westminster Bank Plc, NatWest Markets plc, Sumitomo Mitsui Banking Corporation, The Bank of Nova Scotia, J.P. Morgan AG and Mizuho Bank, Ltd.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” means Inmarsat Group Holdings Limited (f/k/a Inmarsat plc), a limited company incorporated under the laws of England and Wales with registered number 04886072.

“Compliance Certificate” means the certificate required to be delivered pursuant to Section 5.01(d).

“Consolidated Cash Interest Expense” means, as of any date for the applicable period ending on such date with respect to Bidco and the Restricted Subsidiaries on a consolidated basis, the amount payable with respect to such period in respect of (a) total interest expense payable in cash with respect to all outstanding Indebtedness of Bidco and the Restricted Subsidiaries including the interest component under Capitalized Leases, but excluding, to the extent included in interest expense, (i) fees and expenses (including any penalties and interest relating to Taxes) associated with the consummation of the Transactions, (ii) annual agency fees paid to the administrative agents and collateral agents under any credit facilities or other debt instruments or documents, (iii) costs associated with obtaining Swap Agreements and any interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Agreements or other derivative instruments, and any one-time cash costs associated with breakage in respect of Swap Agreements for interest rates, (iv) fees and expenses (including any penalties and interest relating to Taxes) associated with any Investment not prohibited by Section 6.04, the issuance of Equity Interests or Indebtedness, (v) any interest component relating to accretion or accrual of discounted liabilities, (vi) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, (vii) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses or expensing of any financing fees or prepayment or redemption premiums or penalty and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting), and (viii) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to any Permitted Acquisition or other Investment, all as calculated on a consolidated basis in accordance with IFRS minus (b) cash interest income of Bidco and the Restricted Subsidiaries earned during such period, in each case as determined in accordance with IFRS.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense for such period, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period (including such expense attributable to held-for-sale discontinued operations) determined on a consolidated basis and otherwise determined in accordance with IFRS.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period,

(1) increased (without duplication) by the following, in each case, to the extent deducted (and not added back) in arriving at Consolidated Net Income of such Person for such period:

(a) Taxes paid (including pursuant to any Tax sharing arrangements) and provisions for Taxes of such Person and its Restricted Subsidiaries, including, in each case federal, state, provincial, local, foreign, unitary, franchise, excise, property, withholding, use and similar Taxes, including any penalties and interest, plus, without duplication, Tax Distributions paid or accrued during such period; plus

(b) Fixed Charges of such Person for such period (including (1) premium payments, debt discount, fees, charges and related expenses incurred in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, (2) the portion of rent expense with respect to such period under Capitalized Lease Obligations that is treated as interest expense in accordance with IFRS, (3) the implied interest component of synthetic leases with respect to such period, (4) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains with respect to such obligations plus bank fees, (5) bank and letter of credit fees and costs of surety bonds in connection with financing activities, and (6) any commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses 1(o) through 1(z) thereof; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, Restricted Payment, acquisition, disposition, recapitalization or the incurrence of Indebtedness (and any amendment or modification to any such transaction) (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the incurrence of the Loans hereunder and all Transaction Costs, (ii) such fees, expenses, or charges related to the Loan Documents and any other credit facilities, or debt issuances and (iii) any amendment or other modification of the Loans hereunder, or other indebtedness; plus

(e) restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions and adjustments to existing reserves), integration and facilities opening costs or other business optimization expenses, one-time restructuring costs incurred in connection with acquisitions made after the Effective Date, project startup costs and costs related to the closure and/or consolidation of facilities, in each case, whether or not classified as restructuring expense on the consolidated financial statements; plus

(f) any other non-cash charges, including, without limitation, any write offs or write downs, reducing Consolidated Net Income for such period; provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(g) the amount of any non-controlling interest expense consisting of income attributable to non-controlling interests of third parties in any Non-Wholly Owned Subsidiary; plus

(h) the amount of board of directors fees and management, monitoring, consulting, advisory fees and other fees (including termination and transaction fees), indemnities and related expenses paid or accrued in such period under the Sponsor Management Agreement or otherwise to (or on behalf of) the Investors (including any termination fees payable in connection with the early termination of management and monitoring agreements) to the extent otherwise permitted under Section 5.17; plus

(i) (x) start-up fees, losses, costs, charges, expenses or payments incurred in the first twelve (12) months following the commitment to open a new facility with respect to the prospecting, opening, and organizing of any new facility (including, but not limited to, the cost of feasibility studies, staff-training and recruiting costs, advertising and marketing costs, rental or mortgage costs, compensation costs, insurance costs, travel costs and other employee related costs and expenses for employees engaged in such startup activities), (y) operating losses of new facilities (including, but not limited to, allocation of corporate overhead expenses) incurred in the first twelve (12) months following the opening of such new facility and (z) expenses relating to any remodeling costs attributable to any existing facility; plus

(j) the amount of losses on dispositions of accounts receivable, Receivables Assets and related assets incurred in connection with a Receivables Facility; plus

(k) any costs or expense incurred by Bidco or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Bidco or net cash proceeds of an issuance of Equity Interest of Bidco (other than Disqualified Equity Interests) solely to the extent that such net cash proceeds are excluded from the calculation set forth in Section 6.05(a)(A)(2) hereof; plus

(l) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of IAS 19, 26 and 37, and any other items of a similar nature; plus

(m) operating expenses incurred on or prior to the Effective Date attributable to (A) salary obligations paid to employees terminated prior to the Effective Date and (B) wages paid to executives in excess of the amounts the Company and its Subsidiaries are required to pay pursuant to any employment agreements; plus

(n) any net loss from discontinued operations; plus

(o) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (3) below for any previous period and not added back; plus

(p) any loss relating to amounts paid in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income for such period; plus

(q) any gain relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (3)(c) and (3)(d) below; plus

(r) the amount of expenses relating to payments made to option holders of any direct or indirect parent company of Bidco or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Agreement; plus

(s) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments, in each case in connection with acquisitions or Investments; plus

(t) Public Company Costs; plus

(2) without duplication,

(a) the amount of “run rate” cost savings, operating expense reductions, other operating improvements, revenue enhancements and synergies related to any Specified Transaction, the Transactions, any restructuring, cost saving initiative or other initiative projected by Bidco in good faith to be realized as a result of actions taken, committed to be taken or planned to be taken, in each case on or prior to the date that is 24 months after the end of the relevant period (including actions initiated prior to the Effective Date) (which cost savings, operating expense reductions, other operating improvements, revenue enhancements and synergies shall be added to Consolidated EBITDA until fully realized and calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements, revenue enhancements and synergies had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (A) such cost savings, operating expense reductions, other operating improvements, revenue enhancements and synergies are reasonably identifiable and quantifiable and (B) no cost savings, operating expense reductions, other operating improvements, revenue enhancements or synergies shall be added pursuant to this clause (a) to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions, other operating improvements, revenue enhancements or synergies that are included in any other clause of this definition or in the definition of “Pro Forma Adjustment” (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken); provided, further, that the aggregate amount of “run rate” cost savings, operating expense reductions, other operating improvements, revenue enhancements and synergies related to any Specified Transaction, any restructuring, cost saving initiative or other initiative added pursuant to this clause (a) shall not exceed 25% of Consolidated EBITDA (calculated after giving effect to any addback under this clause (a) for any Test Period); plus

(b) other add-backs and adjustments of the type reflected in the Model and the Information Memorandum; plus

(c) adjustments consistent with Regulation S-X or contained in a quality of earnings report in connection with a Permitted Acquisition or Investment made available to the Administrative Agent conducted by financial advisors (which are either nationally recognized or reasonably acceptable to the Administrative Agent (it being understood and agreed that any of the “Big Four” accounting firms are acceptable)); plus

(d) the amount of reasonably identifiable and factually supportable “run-rate” Consolidated EBITDA (calculated on a pre-tax basis) that is projected by Bidco in good faith to be derived from New Contracts (calculated on a Pro Forma Basis as though such Consolidated EBITDA had been realized on the first day of such period) within 36 months of the entry into such New Contract net of the amount of actual earnings realized prior to or during such period from such New Contracts and without giving any benefit for any period after the termination of such New Contract; plus

(e) the amount of reasonably identifiable and factually supportable “run-rate” Consolidated EBITDA (calculated on a pre-tax basis) that is projected by Bidco in good faith to be derived from any anticipated revenue enhancements from the launch of new satellites (calculated on a Pro Forma Basis as though such revenue enhancements had been realized on the first day of such period);

(3) decreased (without duplication) by the following, in each case, to the extent included in determining Consolidated Net Income of such Person for such period:

(a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period; plus

(b) the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any Non-Wholly Owned Subsidiaries; plus

(c) any gain relating to amounts received in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income in such period; and

(d) any loss relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (1)(p) and (1)(q) above;

(4) increased by any income from investments recorded using the equity method of accounting or the cost method of accounting, without duplication and to the extent not included in arriving at Consolidated Net Income, except to the extent such income was attributable to income that would be deducted pursuant to clause (3) above if it were income of Bidco or any of its Restricted Subsidiaries;

(5) decreased by any losses from investments recorded using the equity method of accounting or the cost method of accounting, without duplication and to the extent not deducted in arriving at Consolidated Net Income, except to the extent such loss was attributable to losses that would be added back pursuant to clause (1) above if it were a loss of Bidco or any of its Restricted Subsidiaries;

(6) increased by an amount, with respect to investments recorded using the equity method of accounting or the cost method of accounting and without duplication of any amounts added pursuant to clause (4) above, equal to the amount attributable to each such investment that would be added to Consolidated EBITDA pursuant to clause (1) above if instead attributable to Bidco or a Subsidiary, pro-rated according to Bidco’s or the applicable Subsidiary’s percentage ownership in such investment;

(7) decreased by an amount, with respect to investments recorded using the equity method of accounting or the cost method of accounting and without duplication of any amounts deducted pursuant to clause (5) above, equal to the amount attributable to each such investment that would be deducted from Consolidated EBITDA pursuant to clause (3) above if instead attributable to Bidco or a Subsidiary, pro-rated according to Bidco’s or the applicable Subsidiary’s percentage ownership in such investment;

in each case, as determined on a consolidated basis for such Person in accordance with IFRS; provided that:

(I) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of assets or liabilities (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances);

(II) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of IFRS 9,

(III) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) to the extent not included in Consolidated Net Income, the Acquired EBITDA of any Person, property, business or asset or attributable to any Person, property, business or asset acquired by Bidco or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Effective Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis and (B) an adjustment in respect of each Pro Forma Entity equal to the amount of the Pro Forma Adjustment with respect to such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) as specified in the Pro Forma Adjustment certificate delivered to the Administrative Agent (for further delivery to the Lenders); provided that with respect to any determination to be made on a Pro Forma Basis, at the election of Bidco, such Acquired EBITDA or such adjustment shall not be required to be included for any Pro Forma Entity to the extent the aggregate consideration paid in connection with the acquisition of such Acquired Entity or Business or the fair market value of such Converted Restricted Subsidiary, in the aggregate, is less than $375,000,000;

(IV) there shall be (A) to the extent included in Consolidated Net Income, excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations in accordance with IFRS (other than (x) if so classified on the basis that it is being held for sale unless such sale has actually occurred during such period and (y) for periods prior to the applicable sale, transfer or other disposition, if the Disposed EBITDA of such Person, property, business or asset is positive (i.e., if such Disposed EBITDA is negative, it shall be added back in determining Consolidated EBITDA for any period)) by Bidco or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis and (B) to the extent not included in Consolidated Net Income, included in determining Consolidated EBITDA for any period in which a Sold Entity or Business is disposed, an adjustment equal to the Pro Forma Disposal Adjustment with respect to such Sold Entity or Business (including the portion thereof occurring prior to such disposal); and

(V) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA any expense (or income) as a result of adjustments recorded to contingent consideration liabilities relating to the Transactions or any Permitted Acquisition (or other Investment not prohibited under this Agreement).

Notwithstanding the foregoing, Consolidated EBITDA shall be deemed to equal (a) $189.95 million for the fiscal quarter ended September 30, 2018, (b) $174.05 million for the fiscal quarter ended December 31, 2018, (c) $188.85 million for the fiscal quarter ended March 31, 2019 and (d) $200.60 million for the fiscal quarter ended June 30, 2019 (it being understood that such amounts are subject to adjustments, as and to the extent otherwise contemplated in this Agreement, in connection with any Pro Forma Adjustment or any calculation on a Pro Forma Basis); provided that such amounts of Consolidated EBITDA for any such fiscal quarter shall be adjusted to include, without duplication, any cost savings that would otherwise be included pursuant to clause (1)(i) of this definition.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to IFRS), (iv) the interest component of Capitalized Lease Obligations, and (v) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (o) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, (p) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to any Investment, (q) any prepayment premium or penalty, (r) costs associated with obtaining Hedging Obligations and breakage costs in respect of Hedging Obligations related to interest rates, (s) any accretion of accrued interest on discounted liabilities (other than Indebtedness except to the extent arising from the application of purchase accounting), (t) penalties and interest relating to Taxes, (u) accretion or accrual of discounted liabilities not constituting Indebtedness, (v) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (w) any “additional interest” with respect to debt securities, (x) [reserved], (y) any amortization or expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility; plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with IFRS.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with IFRS; provided, however, that, without duplication,

(1) any extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including the Transaction Costs or any multi-year strategic cost-saving initiatives, any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, non-recurring or unusual items), severance, relocation costs, integration and facilities’ opening costs and other business optimization expenses (including related to new product introductions), recruiting fees, restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions after the Effective Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities) shall be excluded;

(2) the cumulative effect of a change in accounting principles during such period shall be excluded;

(3) any income (loss) from disposed, abandoned or discontinued operations and any gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of);

(4) any gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions, disposals or abandonments other than in the ordinary course of business, as determined in good faith by Bidco, shall be excluded;

(5) the Net Income for such period of any Person that is an Unrestricted Subsidiary, or any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of such other Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents to such other Person or a Restricted Subsidiary of such other Person by such Person in such period;

(6) solely for the purpose of determining the amount available for Restricted Payments under Section 6.05(a)(A)(1) hereof, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior Governmental Approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to the Loan Documents or this Agreement and (c) restrictions specified in clause (xviii) of Section 6.06(b) hereof, provided that Consolidated Net Income of Bidco shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to Bidco or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7) effects of adjustments (including the effects of such adjustments pushed down to Bidco and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items and other non-cash charges in such Person’s consolidated financial statements pursuant to IFRS and related authoritative pronouncements resulting from the application of recapitalization, purchase or acquisition method accounting in relation to the Transactions or any consummated acquisition or Investment or the amortization or write-off of any amounts thereof, net of Taxes, shall be excluded;

(8) any income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments shall be excluded;

(9) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to goodwill and other intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to IFRS, and the amortization of intangibles arising pursuant to IFRS shall be excluded;

(10) (i) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs, (ii) income (loss) attributable to deferred compensation plans or trusts, (iii) any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of Bidco or any of its direct or indirect parent companies in connection with the Transactions and (iv) the amount of any expense required to be recorded as compensation expense related to contingent transaction consideration shall be excluded;

(11) any fees, expenses (including any transaction or retention bonus or similar payment) or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, non-recurring costs to acquire equipment to the extent not capitalized in accordance with IFRS, Investment (including Investments in the form of Recruitment Notes and associated fees and expenses paid to recruiters in connection therewith), recapitalization, asset disposition, non-competition agreement, issuance, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering of the Loans) issuance of Equity Interests, refinancing transaction or amendment or modification of or waiver or consent relating to any debt instrument (including the obligations under this Agreement and the other Loan Documents) and including, in each case, without limitation, the Transaction Costs and any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed and any charges or non-recurring merger or amalgamation costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with IFRS), shall be excluded;

(12) accruals and reserves that are established or adjusted as a result of the Transactions or an Investment permitted under this Agreement in accordance with IFRS (including any adjustment of estimated payouts on earn-outs), or changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(13) any expenses, charges, lost profits or losses that are covered by indemnification, insurance or other reimbursement provisions in connection with the Transactions, any investment, acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as Bidco has made a determination that a reasonable basis exists for indemnification, insurance or reimbursement and only to the extent that such amount is (i) not denied by the applicable carrier (without any right of appeal thereof) within 180 days and (ii) in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded;

(14) to the extent covered by insurance and actually reimbursed, or, so long as Bidco has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 day period), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded;

(15) any net pension costs or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost), and any other non-cash items of a similar nature, shall be excluded;

(16) any Transaction Costs shall be excluded;

(17) any income (loss) from Investments recorded using the equity method of accounting (but including any cash dividends or distributions actually received by Bidco or any Restricted Subsidiary in respect of such investment) shall be excluded;

(18) the following items shall be excluded:

(a) any non-cash gain or loss (after any offset) attributable to the mark to market movement in the valuation of Hedging Obligations or other derivative instruments pursuant to IFRS 9 or mark to market movement of other financial instruments pursuant to IFRS 9 shall be excluded; provided that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period,

(b) any non-cash gain or loss (after any offset) from currency translation and transaction gains or losses including those related to currency remeasurements of

Indebtedness (including any net gain or loss resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances) any other monetary assets and liabilities; and

(19) any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made) shall be excluded.

In addition, to the extent not already included in Consolidated Net Income, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received or due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted hereunder.

Notwithstanding the foregoing, for the purpose of Section 6.05 hereof only (other than clause (A)(4) of Section 6.05(a)), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by Bidco and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from Bidco and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by Bidco or any of its Restricted Subsidiaries, any sale or other disposition of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under Section 6.05(a)(A)(4) hereof.

“Consolidated Senior Secured First Lien Indebtedness” means, as of any date of determination, the aggregate amount of Consolidated Total Indebtedness of Bidco and the Loan Parties outstanding on such date that is not subordinated in right of payment to the Loan Document Obligations and that is secured by a Lien on the Collateral on an equal priority basis with Liens on the Collateral securing the Loan Document Obligations (including, for avoidance of doubt, the Loan Document Obligations), determined on a consolidated basis in accordance with IFRS.

“Consolidated Senior Secured Indebtedness” means, as of any date of determination, the aggregate amount of Consolidated Total Indebtedness of Bidco and the Loan Parties outstanding on such date that is not subordinated in right of payment to the Loan Document Obligations and that is secured by a Lien on the Collateral, determined on a consolidated basis in accordance with IFRS.

“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate amount of Indebtedness of Bidco and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with IFRS (but excluding the effects of any discounting of Indebtedness resulting from the application of the acquisition method accounting in connection with the Transactions or any Permitted Acquisition (or other Investment not prohibited hereunder)) and consisting only of Indebtedness for borrowed money, drawn obligations under letters of credit that have not been reimbursed after two (2) Business Days, Capitalized Lease Obligations and debt obligations evidenced by promissory notes or similar instruments, but excluding any obligations under or in respect of Receivables Facilities and excluding outstanding Revolving Loans used to finance seasonal working capital needs of Bidco and its Subsidiaries (as reasonably determined by Bidco in its reasonable discretion), minus the aggregate amount of cash and Cash Equivalents (in each case, free and clear of all liens, other than Liens permitted pursuant to Section 6.02), excluding cash and Cash Equivalents that are listed as “restricted” on the consolidated balance sheet of Bidco and the Restricted Subsidiaries as of such date, but including cash and Cash Equivalents subject to a Permitted Lien (which may also secure other Indebtedness secured by a pari passu or junior lien on the Collateral along with the Secured Obligations).

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with IFRS, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Bidco and the Restricted Subsidiaries at such date, excluding the current portion of deferred income taxes over (b) the sum of all amounts that would, in conformity with IFRS, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Bidco and the Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans, Senior Secured Notes and obligations under Letters of Credit to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (A) arising from acquisitions or dispositions by Bidco and the Restricted Subsidiaries shall be measured from the date on which such acquisition or disposition occurred until the first anniversary of such acquisition or disposition with respect to the Person subject to such acquisition or disposition and (B) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of “Consolidated Net Income” and (III) any changes in current assets or current liabilities as a result of (x) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under hedging agreements or other derivative obligations, (y) any reclassification in accordance with IFRS of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of acquisition method accounting.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contract Consideration” has the meaning assigned to such term in the definition of “Excess Cash Flow”.

“Contributed Holdings Investments” has the meaning assigned to such term in Section 6.05(b)(xv)(I).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has the meaning correlative thereto.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in Bidco and/or other companies.

“Converted Restricted Subsidiary” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Convertible Bonds” means the $650,000,000 3.875% convertible bonds due 2023 issued by Inmarsat Group Holdings Limited (f/k/a Inmarsat plc).

“Court Order” means the order of the High Court of Justice of England and Wales sanctioning the Scheme.

“Co-operation Agreement” means the co-operation agreement, dated as of March 25, 2019, entered into between Bidco and the Company in respect of the Acquisition.

“Credit Agreement Refinancing Indebtedness” means Indebtedness issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans, Revolving Loans (or unused Revolving Commitments) or Incremental Equivalent Debt (“Refinanced Debt”); provided that such exchanging, extending, renewing, replacing or refinancing Indebtedness (a) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (plus any premium, accrued interest and fees and expenses incurred in connection with such exchange, extension, renewal, replacement or refinancing), (b) except in the case of any Designated Earlier Maturing Debt, does not mature earlier than or, except in the case of Revolving Commitments, have a Weighted Average Life to Maturity shorter than the Refinanced Debt (except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing that does not mature earlier than the Refinanced Debt and does not have a shorter Weighted Average Life to Maturity than the Refinanced Debt), (c) shall not be guaranteed by any entity that is not a Loan Party, (d) in the case of any secured Indebtedness (i) is not secured by any assets not securing the Secured Obligations and (ii) if not comprising Other Term Loans or Other Revolving Commitments hereunder that are secured on a pari passu basis with the other Secured Obligations, is subject to a Customary Intercreditor Agreement(s) and (e) otherwise has terms and conditions that shall be reasonably satisfactory to Bidco and the lenders providing such Credit Agreement Refinancing Indebtedness. Notwithstanding anything to the contrary, no Credit Agreement Refinancing Indebtedness shall be subject to any “most favored nation” pricing adjustments set forth in this Agreement.

“Cure Amount” has the meaning assigned to such term in Section 7.02(a).

“Cure Right” has the meaning assigned to such term in Section 7.02(a).

“Customary Intercreditor Agreement” means (a) to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended to rank equal in priority to the Liens on the Collateral securing the Secured Obligations, at the option of Bidco, either (i) an intercreditor agreement substantially in the form of the Pari Passu Intercreditor Agreement (with such modifications as may be necessary or appropriate in light of prevailing market conditions and reasonably acceptable to the Administrative Agent) or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and Bidco, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Secured Obligations and (b) to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended to rank junior to the Liens on the Collateral securing the Secured Obligations, at the option of Bidco, either (i) an intercreditor agreement substantially in the form of the Second Lien Intercreditor Agreement (with such modifications as may be necessary or appropriate in light of prevailing market conditions and reasonably acceptable to the Administrative Agent) or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and Bidco, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior to the Liens on the Collateral securing the Secured Obligations. With regard to any changes in light of prevailing market conditions as set forth above in clause (a)(i) or (b)(i) or with regard to clause (a)(ii) or (b)(ii), such changes or agreement, as applicable, shall be posted to the Lenders not less than five (5) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within three (3) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s entry into such intercreditor agreement (including with such changes) is reasonable and to have consented to such intercreditor agreement (including with such changes) and to the Administrative Agent’s execution thereof.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.21(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swingline Loans, within two (2) Business Days of the date required to be funded by it hereunder, (b) has notified Bidco, the Administrative Agent, any Issuing Bank, any Swingline Lender or any Lender that it does not intend to comply with its funding obligations or has made a public statement or provided any written notification to any Person to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent (whether acting on its own behalf or at the reasonable request of Bidco (it being understood that the Administrative Agent shall comply with any such reasonable request)) or any Issuing Bank, to confirm in a manner satisfactory to the Administrative Agent, such Issuing Bank and Bidco that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Bidco), or (d) has, or has a direct or indirect parent company that, other than via an Undisclosed Administration, (i) has become or is insolvent, (ii) has become the subject of a proceeding under any Debtor Relief Law, (iii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iv) has taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (v) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority, where such ownership interest or proceeding does not result in or provide such Lender or Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender or Person.

“Defaulting Lender Fronting Exposure” means, at any time there is a Revolving Lender that is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the LC Exposure with respect to the Letters of Credit issued by such Issuing Bank, other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms of this Agreement and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans, other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms of this Agreement.

“Designated Earlier Maturing Debt” means (x) any (i) Incremental Term Loans, (ii) Incremental Equivalent Debt, (iii) Credit Agreement Refinancing Indebtedness (other than Other Revolving Commitments) and/or (iv) other Indebtedness, in each case, incurred to consummate a Permitted Acquisition or other Investment not prohibited by this Agreement and (y) any (i) Incremental Term Loans, (ii) Incremental Equivalent Debt, (iii) Credit Agreement Refinancing Indebtedness (other than Other Revolving Commitments) and/or (iv) other Indebtedness designated by Bidco to the Administrative Agent that has a maturity date earlier than the Term Maturity Date and/or a shorter Weighted Average Life to Maturity than the remaining Amendment No. 1 Refinancing Term Loans; provided that at the time of any incurrence of such Indebtedness pursuant to this clause (y), the aggregate principal amount of all such Indebtedness shall not exceed the greater of (x) $750,000,000 and (y) Consolidated EBITDA for the most recently ended Test Period as of such date, calculated on a Pro Forma Basis.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by Bidco or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, executed by a Financial Officer of Bidco or a Restricted Subsidiary, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-cash Consideration.

“Designated Alternative Security Debt” means any (i) Incremental Term Loans, (ii) Incremental Equivalent Debt, (iii) Credit Agreement Refinancing Indebtedness and/or (iv) other Indebtedness designated by Bidco to the Administrative Agent that is guaranteed by any entity that is not a Loan Party or secured by any assets other than Collateral; provided that at the time of any incurrence of such Indebtedness, the aggregate principal amount of all such Indebtedness shall not exceed the greater of (x) $375,000,000 and (y) 50% of Consolidated EBITDA for the most recently ended Test Period as of such date, calculated on a Pro Forma Basis.

“Designated Preferred Stock” means Preferred Stock of Bidco or any direct or indirect parent company thereof (in each case other than Disqualified Equity Interests) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by Bidco or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an officer’s certificate executed by a Financial Officer of Bidco, a Restricted Subsidiary or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (A) of Section 6.05(a) hereof.

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.10(a)(ii)(B)(2).

“Discount Range” has the meaning assigned to such term in Section 2.10(a)(ii)(C)(1).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.10(a)(ii)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.10(a)(ii)(C) substantially in the form of Exhibit L.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Term Lender, substantially in the form of Exhibit M, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.10(a)(ii)(C)(1).

“Discount Range Proration” has the meaning assigned to such term in Section 2.10(a)(ii)(C)(3).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.10(a)(ii)(D)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment or Borrower Solicitation of Discount Range Prepayment Offer, five (5) Business Days following the receipt by each relevant Term Lender of notice from the Auction Agent in accordance with Section 2.10(a)(ii)(B), Section 2.10(a)(ii)(C) or Section 2.10(a)(ii)(D), as applicable unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning assigned to such term in Section 2.10(a)(ii)(A).

“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period through (but not after) the date of such disposition, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to Bidco and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries or to such Converted Unrestricted Subsidiary and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary.

“disposition” has the meaning assigned to such term in clause (1) of the definition of “Asset Sale”.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interests of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Loans or the date the Loans are no longer outstanding; provided, however, that any Equity Interests held by any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates (excluding the Investors (but not excluding any future, current or former employee, director, officer, manager or consultant)) or Immediate Family Members), of Bidco, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which Bidco or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors of Bidco or a Restricted Subsidiary (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Bidco or its Subsidiaries or in order to satisfy applicable statutory or regulatory obligations. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Equity Interests solely because the holders of the Equity Interests have the right to require Bidco or a Subsidiary to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Equity Interests if the terms of such Equity Interests (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that Bidco or such Subsidiary may not repurchase or redeem any such Equity Interests (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provisions unless such repurchase or redemption complies with the terms of this Agreement. The amount of Disqualified Equity Interests deemed to be outstanding at any time for purposes of this Agreement shall be the maximum amount that Bidco and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Equity Interests, exclusive of accrued dividends.

“Disqualified Lenders” means (i) those Persons identified by Bidco or a Restricted Subsidiary to the Administrative Agent in writing prior to March 23, 2019 as being “Disqualified Lenders,” (ii) those Persons who are competitors of Bidco and its Subsidiaries (other than any bona fide diversified debt investment fund) identified by the Investors, Bidco or a Restricted Subsidiary to the Administrative Agent from time to time in writing (including by email) which designation shall become effective two (2) days after delivery of each such written designation to the Administrative Agent, but which shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation interest in any Loan, (iii) Excluded Affiliates and (iv) in the case of each Person identified pursuant to clause (ii) above, any of their Affiliates that are either (x) identified in writing by the Investors, Bidco or a Restricted Subsidiary to the Administrative Agent from time to time or (y) are known or reasonably identifiable as an Affiliate of such Person (other than Affiliates that are bona fide diversified debt investment funds). Upon inquiry by any Lender to the Administrative Agent as to whether a specified potential assignee or prospective participant is on the list of Disqualified Lenders, the Administrative Agent shall be permitted to disclose to such Lender whether such specific potential assignee or prospective participant is on the list of Disqualified Lenders.

“Division” has the meaning assigned to such term in Section 1.10.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount denominated in dollars, such amount, and (b) with respect to any amount in any Alternative Currency or any other currency, the equivalent in dollars of such amount, as determined by the Administrative Agent or the applicable Issuing Bank, as applicable, pursuant to Section 1.09 using the Spot Rate with respect to such currency at the time in effect under the provisions of such Section.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Foreign Holdco” means any Subsidiary that is not a CFC, substantially all of whose assets (directly and/or indirectly through one or more Subsidiaries) are capital stock (and, if applicable, debt) of one or more Subsidiaries that are (1) CFCs that are direct or indirect Subsidiaries of a Domestic Subsidiary and/or (2) other Domestic Foreign Holdcos.

“Domestic Subsidiary” means any Subsidiary that is organized under the law of the United States, any state thereof or the District of Columbia.

“ECF Percentage” means, with respect to the prepayment required by Section 2.10(d) with respect to any fiscal year of Bidco, if the Senior Secured First Lien Net Leverage Ratio (prior to giving effect to the applicable prepayment pursuant to Section 2.10(d), but after giving effect to any voluntary prepayments made pursuant to Section 2.10(a) or otherwise in a manner not prohibited by Section 9.04(g) prior to the date of such prepayment) as of the end of such fiscal year is (a) greater than 4.60 to 1.00, 50% of Excess Cash Flow for such fiscal year, (b) greater than 4.10 to 1.00 but less than or equal to 4.60 to 1.00, 25% of Excess Cash Flow for such fiscal year and (c) less than or equal to 4.10 to 1.00, 0% of Excess Cash Flow for such fiscal year.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means December 12, 2019.

“Effective Yield” means, as to any Indebtedness, the effective yield on such Indebtedness in the reasonable determination of the Administrative Agent and Bidco and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below) or similar devices and all fees, including upfront or similar fees or original issue discount paid with respect to the initial incurrence of any Class of Loans or series of Indebtedness, as applicable (and, with respect to the Amendment No. 1 Refinancing Term Loans, assuming that such Loans were issued with the same upfront fees and original issue discount as the Initial Term Loans) (amortized over the shorter of (a) the remaining Weighted Average Life to Maturity of such Indebtedness and (b) the four years following the date of incurrence thereof) payable generally to lenders or other institutions providing such Indebtedness, but excluding any arrangement, syndication, commitment, prepayment, structuring, ticking or other similar fees payable in connection therewith that are not generally shared with the relevant Lenders (and, if applicable, consent fees for an amendment paid generally to consenting Lenders and, solely for purposes of determining the effective yield for purposes of Section 2.10(a)(i), any original issue discount or upfront fees payable in connection with the Initial Term Loans issued on the Effective Date); provided that with respect to any Indebtedness that includes a “LIBOR floor” or “Base Rate floor,” (i) to the extent that the LIBO Rate or Alternate Base Rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (ii) to the extent that the LIBO Rate or Alternate Base Rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than Holdings, any Intermediate Parent, Bidco or any of their respective Affiliates), other than, in each case, (i) a natural person, (ii) a Defaulting Lender or (iii) a Disqualified Lender. Notwithstanding the foregoing, each Loan Party and each Lender acknowledges and agrees that the Administrative Agent shall have no liability with respect to any assignment made to a Disqualified Lender unless (i) the Administrative Agent has acted with gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment) and (ii) Bidco has not consented to such assignment or is not deemed to have consented to such assignment to the extent required by Section 9.04(b).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means all applicable Requirements of Law relating to the protection of the environment, to preservation or reclamation of natural resources, to the Release or threatened Release of any Hazardous Material, or (to the extent relating to exposure to Hazardous Materials) to health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities) resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials or (d) the Release or threatened Release of any Hazardous Materials.

“Equity Contributions” means the aggregate amount of investments (made on or prior to the relevant date of determination) in cash or in kind in the form of equity interests (including share subscriptions, share premium and/or contribution to capital reserves) or Subordinated Shareholder Liabilities by the Investors and Holdings (or any of their parent entities) (directly or indirectly) to Bidco.

“Equity Interests” means shares of Capital Stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of Bidco or any of its direct or indirect parent companies (excluding Disqualified Equity Interest), other than:

(1) public offerings with respect to Bidco’s or any direct or indirect parent company’s common stock registered on Form S-8;

(2) issuances to any Subsidiary of Bidco; and

(3) any such public or private sale that constitutes an Excluded Contribution or a Contributed Holdings Investment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by a Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to the termination of any Plan or by application of Section 4069 of ERISA with respect to any terminated plan; (f) the receipt by a Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or to terminate or to appoint a trustee to administer any plan or plans in respect of which such Loan Party or ERISA Affiliate would be deemed to be an employer under Section 4069 of ERISA; (g) the incurrence by a Loan Party or any ERISA Affiliate of any liability with respect to its withdrawal or partial withdrawal from any Multiemployer Plan; (h) the receipt by a Loan Party or any ERISA Affiliate from a Multiemployer Plan of any notice concerning the imposition of Withdrawal Liability on a Loan Party or ERISA Affiliate; (i) the failure of a Loan Party or any ERISA Affiliate to pay when due, after the expiration of any applicable grace period, any installment payment with respect to any Withdrawal Liability; or (j) the withdrawal of a Loan Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such period;

(ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income;

(iii) decreases in Consolidated Working Capital and long-term accounts receivable for such period (other than decreases relating to dispositions permitted pursuant to clause (k) of the definition of “Asset Sale”; and

(iv) an amount equal to the aggregate net non-cash loss on dispositions by Bidco and the Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, less:

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (including any amounts included in Consolidated Net Income of proceeds received or due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted under this Agreement to the extent such amounts are due but not received during such period) and cash charges included in clauses (1), (2), (8), (10), (11), (12), (16) and (17) of the definition of “Consolidated Net Income” (other than cash charges in respect of Transaction Costs paid on or about the Effective Date to the extent financed with the proceeds of Indebtedness incurred on the Effective Date or an equity investment on the Effective Date);

(ii) without duplication of amounts deducted pursuant to clause (xii) below in prior fiscal years, the amount of capital expenditures made in cash or accrued during such period, except to the extent that such capital expenditures were financed with the proceeds of long-term Indebtedness of Bidco or the Restricted Subsidiaries (other than the Revolving Loans);

(iii) the aggregate amount of all principal payments of Indebtedness (including (1) the principal component of payments in respect of Capitalized Leases and (2) the amount of any mandatory prepayment of Loans to the extent required due to a disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding all other prepayments of Term Loans and all prepayments of revolving loans and swingline loans (including Revolving Loans and Swingline Loans)) made during such period, other than (A) in respect of any revolving credit facility or swingline facility except to the extent there is an equivalent permanent reduction in commitments thereunder and (B) to the extent financed with the proceeds of other Indebtedness of Bidco or the Restricted Subsidiaries;

(iv) an amount equal to the aggregate net non-cash gain on dispositions by Bidco and the Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income;

(v) increases in Consolidated Working Capital and long-term accounts receivable for such period;

(vi) cash payments by Bidco and the Restricted Subsidiaries during such period in respect of long-term liabilities of Bidco and the Restricted Subsidiaries other than Indebtedness;

(vii) without duplication of amounts deducted pursuant to clause (xii) below in prior fiscal years, the amount of Investments (other than Investments in Cash Equivalents) and acquisitions not prohibited by this Agreement, except to the extent that such Investments and acquisitions were financed with the proceeds of long-term Indebtedness of Bidco or the Restricted Subsidiaries (other than the Revolving Loans);

(viii) the amount of dividends and other Restricted Payments (including the amount of Tax Distributions made by Bidco to the extent not deducted in arriving at Consolidated Net Income) paid in cash during such period, except to the extent that such dividends and Restricted Payments were financed with the proceeds of long-term Indebtedness of Bidco or the Restricted Subsidiaries (other than the Revolving Loans);

(ix) the aggregate amount of payments and expenditures actually made by Bidco and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such payments and expenditures are not expensed during such period;

(x) cash payments by Bidco and the Restricted Subsidiaries during such period in respect of non-cash charges included in the calculation of Consolidated Net Income in any prior period;

(xi) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Bidco and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness;

(xii) at the option of Bidco, and without duplication of amounts deducted in prior periods, (A) the aggregate consideration required to be paid in cash by Bidco or any of the Restricted Subsidiaries pursuant to binding contracts, commitments, letters of intent or purchase orders (the “Contract Consideration”), in each case, entered into prior to or during such period and (B) to the extent set forth in a certificate of a Financial Officer delivered to the Administrative Agent at or before the time the Compliance Certificate for such period is required to be delivered pursuant to Section 5.01(d), the aggregate amount of cash that is reasonably expected to be paid in respect of planned cash expenditures by Bidco or any of the Restricted Subsidiaries (the “Planned Expenditures”), in the case of each of clauses (A) and (B), relating to Permitted Acquisitions, other Investments (other than Investments in Cash Equivalents), capital expenditures (including Capitalized Software Expenditures or other purchases of Intellectual Property) or Restricted Payments to be consummated or made during a subsequent period; provided, that to the extent the aggregate amount of cash actually utilized to finance such Permitted Acquisitions, Investments, capital expenditures or Restricted Payments during such subsequent period (excluding any cash from the proceeds of long-term Indebtedness of Bidco or the Restricted Subsidiaries (other than the Revolving Loans)) is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period;

(xiii) the amount of cash payments made in such period to the extent they exceed the amount of rent payments deducted in determining Consolidated Net Income for such period; and

(xiv) the amount of taxes (including penalties and interest) paid in cash and/or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Excluded Affiliates” means (a) Affiliates of the Joint Lead Arrangers that are engaged as principals primarily in private equity, mezzanine financing or venture capital and (b) employees of the Joint Lead Arrangers engaged directly or indirectly in the sale of the Company as representatives of the Company (other than, in each case, such Persons engaged by Bidco or its Affiliates as part of the Transactions and such senior employees who are required, in accordance with industry regulations or such Joint Lead Arranger’s (or its Affiliate’s) internal policies and procedures, to act in a supervisory capacity and such Joint Lead Arranger’s internal legal, compliance, risk management, credit or investment committee members).

“Excluded Assets” means (a) in relation to a U.S. Loan Party, “Excluded Assets” as defined in the Collateral Agreement, (b) in relation to the relevant Loan Party, any other excluded assets defined or described in any other Security Documents, as reasonably agreed between the Administrative Agent and Bidco and (c) in relation to a Non-U.S. Loan Party, any assets of, held by or relating to, such Non-U.S. Loan Party, which, in each case, do not fall within the assets expressly contemplated under the definition of Overriding Principle (as defined in the Agreed Security Principles) or are otherwise excluded in accordance with the Agreed Security Principles. Notwithstanding anything to the contrary herein (but subject to the Agreed Security Principles in the case of any Non-U.S. Loan Party), the Collateral shall include all Satellite Collateral; provided that the Collateral shall not include (and Excluded Assets shall include) any Satellite Collateral to the extent granting a security therein is contractually or legally prohibited, prevented by public policy or national security concern or requires governmental (including regulatory) consent, approval, license or authorization from any Governmental Authority.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by Bidco from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of Bidco or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Bidco) of Equity Interests (other than Disqualified Equity Interests and Designated Preferred Stock) of Bidco,

in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by the principal financial officer of Bidco on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (A) of Section 6.05(a) hereof.

“Excluded Information” has the meaning assigned to such term in Section 2.10(a)(ii)(A).

“Excluded Jurisdiction” means each of Bosnia, Brazil, China, Columbia, Ecuador, Egypt, India, Indonesia, Japan, Macedonia, Panama, Peru, Qatar, Romania, Russia, Serbia, Saudi Arabia, South Africa, the United Arab Emirates and Vietnam.

“Excluded Subsidiary” means (i) with reference to any Domestic Subsidiary, (a) any Subsidiary that is a Non-Wholly Owned Subsidiary, including any joint ventures, (b) each Subsidiary listed on Schedule 1.01(b), (c) any Subsidiary for which the Guarantee of or the grant of Liens to secure the Secured Obligations (i) is prohibited by any applicable contractual obligation existing on the Effective Date or on the date any such Subsidiary is acquired or organized or ceases to be an Excluded Subsidiary pursuant to any other clause of this definition (as long as such prohibition was not entered into in contemplation of such transaction) or (ii) is prohibited by any Requirement of Law or requires governmental consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), (d) any Immaterial Subsidiary, (e)(i) any direct or indirect Subsidiary that is (or that is a direct or indirect Subsidiary of) a CFC that is a Subsidiary of a Domestic Subsidiary, (ii) any Domestic Foreign Holdco and (iii) any Subsidiary whose provision of a Guarantee would result in a material adverse Tax consequence to Bidco or any Borrower (or, if applicable, the common parent of Bidco’s consolidated group for applicable income Tax purposes) and its Subsidiaries as reasonably determined by Bidco in consultation with the Administrative Agent, (f) each Unrestricted Subsidiary, (g) any Subsidiary that is (or, if it were a Loan Party, would be) an “investment company” under the Investment Company Act of 1940, as amended, (h) any not-for profit Subsidiaries, captive insurance companies, captive risk retention subsidiaries, special purpose securitization vehicle (including any Receivables Subsidiary) or other special purpose subsidiaries, or any broker dealer or trust companies, (i) [reserved], (j) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition (or other Investment not prohibited by this Agreement) that is financed with Indebtedness permitted under Section 6.01 hereof as assumed Indebtedness and any Restricted Subsidiary thereof that Guarantees such Indebtedness, in each case to the extent such Indebtedness prohibits such Restricted Subsidiary from becoming a Guarantor, (k) any Subsidiary whose capital requirements are subject to regulation by a Governmental Authority in respect of which the guaranteeing by such Subsidiary of the Loan Document Obligations would, as reasonably determined by Bidco, result in adverse regulatory consequences to such Subsidiary or impair the conduct of the business of such Subsidiary and any Subsidiary of such Subsidiary and (l) [reserved], (ii) with reference to any Foreign Subsidiary, any Foreign Subsidiary excluded pursuant to the Agreed Security Principles, and (iii) any other Subsidiary with respect to which, in the reasonable judgment of Bidco and the Administrative Agent, the cost, burden, difficulty or other consequences (including any adverse Tax consequences) of providing a Guarantee of the Secured Obligations shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom; provided that upon notice to the Administrative Agent, Bidco may at any time and in its sole discretion, deem that any Subsidiary shall not be an Excluded Subsidiary for purposes of this Agreement and the other Loan Documents.

“Excluded Swap Obligation” means, with respect to any Guarantor at any time, any Secured Swap Obligation under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Secured Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity

Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act (determined after giving effect to any “Keepwell”, support or other agreement for the benefit of such Guarantor, at the time such guarantee or grant of a security interest becomes effective with respect to such related Secured Swap Obligation). If a Secured Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Secured Swap Obligation that is attributable to swaps that are or would be rendered illegal due to such guarantee or security interest.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on (or measured by) such recipient’s net income (however denominated) and franchise Taxes imposed on it (in lieu of net income Taxes) by a jurisdiction (i) as a result of such recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction, or (ii) as a result of any other present or former connection between such recipient and the jurisdiction imposing such Tax (other than a connection arising solely from such recipient having executed, delivered, become a party to, performed its obligations or received payments under, received or perfected a security interest under or enforced any Loan Documents or engaged in any other transaction pursuant to any Loan Document, or having sold or assigned an interest in any Loan Documents), (b) any branch profits tax imposed under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a) above, (c) any Tax imposed pursuant to FATCA, (d) any withholding Tax that is attributable to a Lender’s failure to comply with Section 2.16(e) and (e) except in the case of an assignee pursuant to a request by Bidco under Section 2.18 hereto, any withholding Taxes that are imposed by a Borrower Tax Jurisdiction on amounts payable by that Borrower to a Lender or on amounts payable by a Guarantor to a Lender in respect of amounts payable to the Lender by that Borrower and which arise pursuant to any Requirement of Law in effect at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.16(a). For the purposes of clause (e) of this definition of Excluded Taxes, withholding tax imposed on amounts payable to or for the account of a Lender with respect to an interest in a Loan or Commitment as a result of, or in connection with, (i) any change that occurs pursuant to, or in connection with the adoption, ratification, approval or acceptance of, the MLI in or by any jurisdiction; or (ii) any change arising in consequence of, or in connection with, the United Kingdom ceasing to be a member state of the European Union, shall be considered in effect at the time the relevant Lender becomes a party to this Agreement.

“Existing Letters of Credit” shall mean each of the letters of credit described on Schedule 1.01(c) hereto.

“Existing Revolving Facility Agreement” means the $750,200,000 multicurrency revolving credit facility agreement originally dated June 30, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) between, amongst others, Inmarsat Investments Limited as company and National Westminster Bank Plc as agent and security agent.

“Fair Market Value” or “fair market value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time taking into account the nature and characteristics of such asset, as reasonably determined by Bidco in good faith (which determination shall be conclusive).

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable thereto), any current or future United States Department of Treasury regulations thereunder or other official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above) and any intergovernmental agreements implementing the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate.

“Fee Letter” means the third amended and restated fee letter dated as of October 7, 2019, among, inter alios, the Finco Borrower, Barclays Bank PLC, Bank of America, N.A., BofA Securities, Inc. (f/k/a Merrill Lynch, Pierce, Fenner & Smith Incorporated), UBS AG, Stamford Branch, UBS Securities LLC, Banca IMI S.p.A., London Branch, BNP Paribas Fortis S.A./N.V., DNB (UK) Limited, HSBC Bank PLC, ING Bank N.V., MUFG Bank, Ltd., Natixis, New York Branch, National Westminster Bank plc, NatWest Markets plc, Sumitomo Mitsui Banking Corporation, The Bank of Nova Scotia, J.P. Morgan AG and Mizuho Bank, Ltd.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or corporate controller of Holdings, Bidco or a Restricted Subsidiary, as applicable.

“Financial Performance Covenant” means the covenant set forth in Section 6.07.

“Financing Transactions” means (a) the execution, delivery and performance by each

Loan Party of the Loan Documents to which it is to be a party, (b) the borrowing of Loans hereunder and the use of the proceeds thereof and (c) the issuance, amendment or extension of Letters of Credit hereunder and the use of proceeds thereof.

“Finco Borrower” has the meaning assigned to such term in the preliminary statements hereto.

“Fitch” means Fitch Ratings Inc. and any successor to its rating agency business.

“Fixed Amounts” has the meaning assigned to such term in Section 1.07(b).

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Restricted Subsidiary during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests during such period.

“Foreign Lender” means a Lender that is not a United States Person (as defined in Section 7701(a)(30) of the Code).

“Foreign Prepayment Event” has the meaning assigned to such term in Section 2.10(g).

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia.

“Form Intercreditor Agreements” means (a) an intercreditor agreement substantially in the form of the Pari Passu Intercreditor Agreement and/or (b) an intercreditor agreement substantially in the form of the Second Lien Intercreditor Agreement, as applicable.

“Funded Debt” means all Indebtedness of Bidco and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if Bidco notifies the Administrative Agent that Bidco requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Bidco that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of any subsidiary at “fair value,” as defined therein, (b) the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined providing that all obligations of any Person that are or would have been characterized as an operating lease as determined in accordance with GAAP as in effect prior to February 25, 2016 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease or Capitalized Lease Obligation) for purposes of this Agreement regardless of any change in GAAP following such date that would otherwise require such obligation to be recharacterized as a Capitalized Lease Obligation, to the extent that financial reporting shall not be affected hereby and (c) at Bidco’s sole election from time to time, any adverse impact directly or indirectly relating to or resulting from the implementation of FASB Accounting Standards Codification 606-Revenue From Contracts With Customers and any successor standard thereto (or any equivalent measure under IFRS) shall be disregarded with respect to all ratios, calculations and determinations based upon GAAP to be calculated or made, as the case may be, pursuant to this Agreement.

“General Debt Basket Reallocated Amount” means any amount that, at the option of Holdings, Bidco or a Borrower, has been reallocated from Section 6.01(b)(xi)(b)(x) to clause (I)(a)(ii) of the “Incremental Cap,” which shall be deemed to be a utilization of the basket set forth in Section 6.01(b)(xi)(b)(x).

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether federal, state, provincial, territorial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

“Group” means Bidco and its Restricted Subsidiaries from time to time.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Agreement” means the Guarantee Agreement among the Loan Parties and the Collateral Agent, substantially in the form of Exhibit B.

“Guarantee Limitations” has the meaning specified in the Guarantee Agreement, as may be supplemented from time to time in accordance with the terms thereof.

“Guarantor Coverage Material Subsidiary” means the Finco Borrower, (following the Acquisition) the Company and, at any time, each Non-U.S. Restricted Subsidiary that has earnings before interest, tax, depreciation and amortization (calculated (I) on an unconsolidated basis, (II) by excluding goodwill, intra-Group items and investments in Subsidiaries (in each case to the extent applicable) and (III) otherwise on the same basis as Consolidated EBITDA) representing 5% or more of Consolidated EBITDA of Bidco and its Restricted Subsidiaries, provided that:

(a) such calculation shall be determined by reference to the most recent Compliance Certificate required to be delivered by Bidco in respect of the latest financial statements delivered under Section 5.01(a) to the Administrative Agent;

(b) any entity having negative earnings before interest, tax, depreciation and amortization shall be deemed to have zero earnings before interest, tax, depreciation and amortization; and

(c) each Restricted Subsidiary that is incorporated in an Excluded Jurisdiction and/or is otherwise not required to (or is unable to) become a Guarantor in accordance with the Agreed Security Principles will not be considered a Guarantor Coverage Material Subsidiary.

“Guarantor Coverage Test” means confirmation that the aggregate (without double counting) earnings before interest, tax, depreciation and amortization (calculated on the same basis as Consolidated EBITDA but taking each entity on an unconsolidated basis and excluding goodwill, all intra Group items and investments in Subsidiaries of any member of the Group) (“EBITDA”) of Bidco and its Restricted Subsidiaries that are Guarantors equals or exceeds 80.0% of Consolidated EBITDA of Bidco and its Restricted Subsidiaries; provided that, for the purposes of calculating the Guarantor Coverage Test only:

(a) to the extent any Guarantor generates negative EBITDA, such Guarantor shall be deemed to have zero EBITDA, for the purpose of calculating the numerator of the Guarantor Coverage Test; and

(b) unless otherwise elected by Bidco, to the extent that any member of the Group (i) is not a Guarantor and (ii) is incorporated in an Excluded Jurisdiction and/or is otherwise not required to (or is unable to) become a Guarantor in accordance with the Agreed Security Principles, then such member of the Group shall be deemed to have zero (0) EBITDA, for the purpose of calculating the denominator of the Guarantor Coverage Test.

“Guarantors” means Holdings, Bidco, any Intermediate Parent and the Subsidiary Loan Parties.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, or infectious or medical wastes, in each case in any form regulated pursuant to any Environmental Law.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Swap Agreement.

“Holdings” means (a) prior to any IPO, Initial Holdings and (b) upon and after an IPO, (i) if the IPO Entity is Initial Holdings or any Person of which Initial Holdings is a Subsidiary, Initial Holdings or (ii) if the IPO Entity is an Intermediate Parent, the IPO Entity.

“ICE LIBOR” has the meaning assigned to such term in the definition of “Alternate Base Rate.”

“Identified Participating Lenders” has the meaning assigned to such term in Section 2.10(a)(ii)(C)(3).

“Identified Qualifying Lenders” has the meaning specified in Section 2.10(a)(ii)(D)(3).

“IFRS” means the International Financial Reporting Standards of the International Accounting Standards Board as adopted in the European Union; provided, however, that if Bidco notifies the Administrative Agent that Bidco requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in IFRS or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Bidco that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in IFRS or in the application thereof, then such provision shall be interpreted on the basis of IFRS as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (a) the amount of any Indebtedness under IFRS with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of Capitalized Lease Obligations and (b) at any time after the Effective Date, Bidco may elect, upon notice to the Administrative Agent, to apply GAAP accounting principles in lieu of IFRS and, upon any such election, references herein to IFRS shall thereafter be construed to mean GAAP (except as otherwise provided herein), including as to the ability of Bidco or the Required Lenders to make an election pursuant to clause (a) above; provided that (x) any election made pursuant to this clause (b), once made, shall be irrevocable, (y) any calculation or determination in this Agreement that requires the application of IFRS for periods that include fiscal quarters ended prior to Bidco’s election to apply GAAP shall remain as previously calculated or determined in accordance with IFRS and (z) Bidco may only make an election pursuant to this clause (b) if it also elects to report any subsequent financial reports required to be made by Bidco, including pursuant to Section 5.01(a) and (b), in GAAP, and (c) at Bidco’s sole election from time to time, any adverse impact directly or indirectly relating to or resulting from the implementation of IFRS 15 and any successor standard thereto (or any equivalent measure under GAAP) shall be disregarded with respect to all ratios, calculations and determinations based upon IFRS to be calculated or made, as the case may be, pursuant to this Agreement.

“Immaterial Subsidiary” means any Restricted Subsidiary other than a Material Subsidiary.

“Immediate Family Members” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Impacted Loans” has the meaning assigned to such term in Section 2.13(a)(ii).

“Increased Amount” shall have the meaning assigned to such term in Section 6.02(c).

“Incremental Cap” means, as of any date of determination, the sum of:

(I) (a) $750,000,000 plus (ii) any General Debt Basket Reallocated Amount; plus

(b) the aggregate principal amount of all voluntary prepayments of Loans, Incremental Equivalent Debt and/or any other Indebtedness secured by the Collateral on a pari passu basis with, or senior to, the Secured Obligations (including purchases of the Loans, Incremental Equivalent Debt and/or any other Indebtedness secured by the Collateral on a pari passu basis with, or senior to, the Secured Obligations by Bidco and its Subsidiaries at or below par, in which case the amount of voluntary prepayments of Loans shall be deemed to be the actual face amount the resulting reduction in

Indebtedness of such Loans, Incremental Equivalent Debt and/or any other Indebtedness secured by the Collateral on a pari passu basis with, or senior to, the Secured Obligations and the amount paid in cash in respect of any reduction in the outstanding amount of any loan resulting from the application of any “yank-a-bank” provisions) (and in the case of any revolving loans, a corresponding commitment reduction) (other than, in each case, prepayments, repurchases and commitment reductions with the proceeds of (x) Refinancing Indebtedness, (y) Indebtedness the proceeds of which are used to refinance the Term Loans and Revolving Loans and (z) other long-term Indebtedness (other than Revolving Loans)); minus

(c) the aggregate principal amount of all Incremental Facilities and all Incremental Equivalent Debt outstanding at such time that was incurred in reliance on the foregoing clauses (a) and/or (b); plus

(II)  (a) in the case of any Incremental Facilities or Incremental Equivalent Debt secured by the Collateral on a pari passu basis with the Secured Obligations, the maximum aggregate principal amount that can be incurred without causing the Senior Secured First Lien Net Leverage Ratio to exceed 5.10 to 1.00 for the most recently ended Test Period as of such date;

(b) in the case of any Incremental Facilities or Incremental Equivalent Debt secured by the Collateral on a junior basis with the Secured Obligations, the maximum aggregate principal amount that can be incurred without causing the Senior Secured Net Leverage Ratio to exceed 5.10 to 1.00 for the most recently ended Test Period as of such date; and

(c) in the case of any Incremental Facilities or Incremental Equivalent Debt that is unsecured or is secured by assets that are not Collateral, the maximum aggregate principal amount that can be incurred without causing, at Bidco’s option, either:

(i) the Interest Coverage Ratio to be less than 2.00 to 1.00 for the most recently ended Test Period as of such date; or

(ii) the Total Net Leverage Ratio to exceed 5.10 to 1.00 for the most recently ended Test Period as of such date.

Any ratio calculated for purposes of determining the “Incremental Cap” shall be calculated on a Pro Forma Basis after giving effect to the incurrence of any Incremental Facility or Incremental Equivalent Debt and the use of proceeds thereof (assuming that the full amount of any Incremental Revolving Commitment Increase and Additional/Replacement Revolving Commitments being established at such time is fully drawn and deducting in calculating the numerator of any leverage ratio the cash proceeds thereof to the extent such proceeds are not promptly applied, but without giving effect to any simultaneous incurrence of any (i) Revolving Loans or (ii) Incremental Facility or Incremental Equivalent Debt made pursuant to clause (I) above) for the most recently ended Test Period as of such date and subject to Section 1.06 to the extent applicable. Indebtedness may be incurred under both clauses (I) and (II), and proceeds from any such incurrence may be utilized in a single transaction by first calculating the incurrence under clause (II) above and then calculating the incurrence under clause (I) above (if any) (and vice versa) (and if both clauses (I) and (II) are available and Bidco does not make an election, Bidco will be deemed to have elected clause (II)); provided that any such Indebtedness originally incurred pursuant to clause (I) above shall cease to be deemed outstanding under clause (I) and shall instead be deemed to be outstanding pursuant to clause (II) above from and after the first date on which Bidco could have incurred the aggregate principal amount of such Indebtedness pursuant to clause (II) above.

“Incremental Equivalent Debt” has the meaning assigned to such term in Section 6.01(b)(xxvi).

“Incremental Facilities” has the meaning assigned to such term in Section 2.19(a).

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.19(c).

“Incremental Revolving Commitment Increase” has the meaning assigned to such term is Section 2.19(a).

“Incremental Term Facility” has the meaning assigned to such term in Section 2.19(a).

“Incremental Term Increase” has the meaning assigned to such term in Section 2.19(a).

“Incremental Term Loan” means any Term Loan provided under any Incremental Facility.

“Incurrence Based Amounts” has the meaning assigned to such term in Section 1.07(b).

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until, after 30 days of becoming due and payable, has not been paid and such obligation becomes a liability on the balance sheet of such Person in accordance with IFRS and any purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller; or

(d) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with IFRS;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; provided that the amount of Indebtedness of any Person for purposes of this clause (2) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business, (b) [reserved], (c) Indebtedness of any parent of Bidco appearing on the balance sheet of Bidco, or solely by reason of push down accounting under IFRS, (d) intercompany liabilities arising from their cash management, tax, and accounting operations, (e) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business, (f) obligations under any satellite manufacturing contract or Satellite Purchase Agreement (including any contingent in-orbit incentive payments or other contingent deferred payments earned by a manufacturer during the life of a Satellite under such satellite manufacturing contract or Satellite Purchase Agreement and including any Guarantee for any such indebtedness), (g) obligations under satellite capacity or bandwidth arrangements (whether or not classified and accounted for as a capitalized lease for financial reporting purposes in accordance with IFRS), (h) obligations to make progress or incentive payments (including any in-orbit incentive payments) or other deferred payments earned during the life of a Satellite under any satellite manufacturing contract or obligations under any contract of launch services with respect to a Satellite or (i) obligations to make payments to one or more insurers under any policies of insurance with respect to a Satellite, including payments in respect of premiums and any requirement to remit to such insurer(s) a portion of the future revenues generated by a Satellite with respect to which a claim has been paid for a loss under such insurance or other salvage rights of such insurer(s), in each case in accordance with the terms of the insurance policies relating thereto.

“Indemnified Taxes” means all Taxes, other than (i) Excluded Taxes, (ii) VAT (which, if applicable, shall be dealt with in accordance with Section 2.16), and (iii) Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12(a).

“Information Memorandum” means the Confidential Information Memorandum dated September 2019, relating to Bidco, the Borrowers and the Transactions.

“Initial Guernsey Collateral Agreement” means:

(a) a first ranking security agreement from Initial Holdings in favor of the Collateral Agent over its Equity Interests in Bidco;

(b) a first ranking security agreement from the Finco Borrower in favor of the Collateral Agent over any structural intercompany receivables owed to it from Bidco;

(c) a first ranking security agreement from Bidco in favor of the Finco Borrower over its material operating bank accounts (without control over use) as security for Bidco’s obligations under any structural intercompany loans made to it by the Finco Borrower;

(d) a second ranking security agreement from Bidco in favor of the Collateral Agent over its material operating bank accounts (without control over use); and

(e) a first ranking security agreement from the Finco Borrower in favor of the Collateral Agent over its rights in respect of the security referred to in paragraph (c) above.

“Initial Holdings” has the meaning given to such term in the preliminary statements hereto.

“Initial Luxembourg Collateral Agreement” means:

(a) a first ranking security agreement from Bidco in favor of the Collateral Agent over its Equity Interests in the Finco Borrower;

(b) a first ranking security agreement from the Finco Borrower in favor of the Collateral Agent in respect of material operating bank accounts (without control over use); and

(c) a first ranking security agreement from the Finco Borrower in favor of the Collateral Agent over any structural intercompany receivables owed to it from Bidco.

“Initial Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make an Initial Term Loan hereunder, expressed as an amount representing the maximum principal amount of the Initial Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption. The amount of each Lender’s Initial Term Commitment as of the Effective Date is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Initial Term Commitment. As of the Effective Date, the total Initial Term Commitment is $1,750,000,000.

“Initial Term Commitment Expiration Date” means the earlier to occur of (x) the last day of the Certain Funds Period and (y) the date on which the Initial Term Commitments are reduced to zero.

“Initial Term Loans” means the Loans made pursuant to Section 2.01(a). On the Amendment No. 1 Effective Date, the Initial Term Loans were repaid in full with the proceeds of the Amendment No. 1 Refinancing Term Loans. For the avoidance of doubt, the Amendment No. 1 Refinancing Terms Loans shall not constitute Initial Term Loans.

“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.

“Intellectual Property Security Agreements” means, collectively, the Trademark Security Agreement, the Patent Security Agreement and the Copyright Security Agreement, in each case which has the meaning assigned to such term in the Collateral Agreement.

“Interest Coverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated EBITDA for the most recently ended Test Period as of such date to (b) Consolidated Cash Interest Expense for the most recently ended Test Period as of such date.

“Interest Election Request” means a request by any Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.06.

“Interest Payment Date” means (a) with respect to any ABR Loan (including a Swingline Loan), the last Business Day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last Business Day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date such Borrowing is disbursed or converted to or continued as a Eurodollar Borrowing and ending on the date that is one, two, three or six months thereafter as selected by any Borrower in its Borrowing Request (or, if consented to by each Lender participating therein, twelve months or such shorter period as such Borrower may elect); provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month at the end of such Interest Period, (c) no Interest Period shall extend beyond (i) in the case of Amendment No. 1 Refinancing Term Loans, the Term Maturity Date, and (ii) in the case of Revolving Loans, the Revolving Maturity Date and (d) to the extent a Borrower has elected to make a Eurodollar Borrowing on the Effective Date, the Interest Period may, at the election of such Borrower and with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), have a different duration (it being understood that any such Interest Period will be calculated based on the next longest Interest Period referred to above) such that the Interest Period will end on January 31, 2020. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Facilities Agreement” means the interim facilities agreement originally dated 24 March 2019, as amended and restated on 13 April 2019, between, among others, Bidco as Obligors’ Agent (as defined therein) and Barclays Bank PLC as Interim Facility Agent (as defined therein).

“Intermediate Parent” means any Wholly Owned Subsidiary of Holdings that is organized under the laws of (i) Luxembourg, (ii) Guernsey or (iii) England and Wales, in each case and of which Bidco is a subsidiary.

“Interpolated Rate” means, in relation to the “LIBO Rate” for any Loan, the rate which results from interpolating on a linear basis between: (i) the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service) for the longest period (for which that rate is available) which is less than the Interest Period and (ii) the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service) for the shortest period (for which that rate is available) which exceeds the Interest Period, each as of approximately 11:00 A.M., London, England time, two Business Days prior to the commencement of such Interest Period.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers and distributors, commission, travel and similar advances to employees, directors, officers, managers, distributors and consultants in each case made in the ordinary course of business and excluding, in the case of Bidco and its Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by IFRS to be classified on the balance sheet (excluding the footnotes) of Bidco in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property; provided that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment.

For purposes of the definition of “Unrestricted Subsidiary” and Section 6.05 hereof:

(1) “Investments” shall include the portion (proportionate to Bidco’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of Bidco at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Bidco or the applicable Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) Bidco’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to Bidco’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by a Responsible Officer of Bidco or any Borrower.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash or other property by Bidco or a Restricted Subsidiary in respect of such Investment.

“Investment Grade Rating” means a rating equal to or higher than (x) Baa3 (or the equivalent) by Moody’s, (y) BBB- (or the equivalent) by S&P or (z) a rating of BBB- (or the equivalent) by Fitch, as applicable, or if such obligations are not then rated by Moody’s, S&P or Fitch, an equivalent rating by any other rating agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Bidco and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States of America customarily utilized for high quality investments.

“Investors” means Warburg Pincus LLC, Apax Partners LLP, Ontario Teachers’ Pension Plan Board, Canada Pension Plan Investment Board and their respective Affiliates and any funds, partnerships or other investment vehicles managed or directly or indirectly controlled by them, but not including, however, any portfolio companies of the foregoing.

“IPO” means the initial underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) of common Equity Interests of Initial Holdings, a parent entity of Initial Holdings or an Intermediate Parent. For the avoidance of doubt, an IPO shall not be deemed to have occurred hereunder on or after the consummation of the Viasat Acquisition due to Viasat being a public company.

“IPO Entity” means, at any time upon and after an IPO, either Initial Holdings, a parent entity of Initial Holdings or an Intermediate Parent, as the case may be, the Equity Interests of which were issued or otherwise sold in a transaction described in the definition of “IPO”; provided that, immediately following the IPO, Bidco is a direct or indirect Wholly Owned Subsidiary of such IPO Entity and such IPO Entity owns, directly or through its subsidiaries, substantially all the businesses and assets owned or conducted, directly or indirectly, by Bidco immediately prior to the IPO.

“ISP” means, with respect to any standby Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be reasonably acceptable to the applicable Issuing Bank and in effect at the time of issuance of such Letter of Credit).

“Issuing Bank” means (a) each of Bank of America, N.A., Barclays, UBS AG, Stamford Branch, BNP Paribas Fortis S.A./N.V., HSBC Bank PLC, ING Bank N.V., National Westminster Bank PLC, Sumitomo Mitsui Banking Corporation, Intesa Sanpaolo S.p.A., MUFG Bank, Ltd., Natixis, New York Branch, DNB (UK) Limited, The Bank of Nova Scotia, London Branch, J.P. Morgan AG and Mizuho Bank, Ltd. (provided that Barclays and UBS AG, Stamford Branch and their respective Affiliates shall each only be required to issue standby Letters of Credit) and (b) each Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.04(k) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.04(l)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or such branch with respect to Letters of Credit issued by such Affiliate or such branch.

“Joint Lead Arrangers” means (1) each of (i) Barclays Bank PLC, BofA Securities, Inc. (f/k/a Merrill Lynch, Pierce, Fenner & Smith Incorporated) and UBS Securities LLC, each in their capacity as joint global coordinators and joint lead arrangers, and any permitted successors and assigns thereof, in their respective capacities as joint global coordinators and joint lead arrangers hereunder and

(ii) Barclays Bank PLC, BofA Securities, Inc. (f/k/a Merrill Lynch, Pierce, Fenner & Smith Incorporated), UBS Securities LLC, BNP Paribas Fortis S.A./N.V., HSBC Bank PLC, ING Bank N.V., Natixis, New York Branch, NatWest Markets plc, Sumitomo Mitsui Banking Corporation, Banca IMI S.p.A., London Branch, MUFG Bank, Ltd., DNB (UK) Limited, The Bank of Nova Scotia, London Branch and Mizuho Bank, Ltd. each in their capacity as joint bookrunners, and any permitted successors and assigns thereof, in their respective capacities as joint bookrunners hereunder and (2) each of (i) Barclays Bank PLC, BofA Securities, Inc. (f/k/a Merrill Lynch, Pierce, Fenner & Smith Incorporated) and UBS Securities LLC, each in their capacity as joint global coordinators and joint lead arrangers, and any permitted successors and assigns thereof, in their respective capacities as joint global coordinators and joint lead arrangers under the Amendment No. 1 and (ii) Barclays Bank PLC, BofA Securities, Inc. (f/k/a Merrill Lynch, Pierce, Fenner & Smith Incorporated), UBS Securities LLC, BNP Paribas Fortis S.A./N.V., HSBC Bank PLC, ING Bank N.V., Natixis, New York Branch, NatWest Markets plc, Sumitomo Mitsui Banking Corporation, Intesa Sanpaolo S.p.A., J.P. Morgan AG, MUFG Bank, Ltd., DNB (UK) Limited, The Bank of Nova Scotia, London Branch and Mizuho Bank, Ltd. each in their capacity as joint bookrunners, and any permitted successors and assigns thereof, in their respective capacities as joint bookrunners under the Amendment No. 1.

“Judgment Currency” has the meaning specified in Section 9.22.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Other Term Loan, any Other Term Commitment, any Other Revolving Loan or any Other Revolving Commitment, in each case as extended in accordance with this Agreement from time to time.

“LC Commitment” shall mean, in the case of each Issuing Bank, such amounts as set forth in Schedule 2.01 hereto; provided that upon the request of Bidco or any Borrower, any Issuing Bank may agree, in its sole discretion, to increase its LC Commitments under this definition, subject to the aggregate LC Commitments not exceeding the Letter of Credit Sublimit; provided that each Issuing Bank’s individual portion of the Letter of Credit Sublimit as set forth in this definition may be increased or decreased by Bidco or such Borrower subject only to the consent of such Issuing Bank.

“LC Disbursement” means an honoring of a drawing by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate amount of all Letters of Credit that remains available for drawing at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or 3.14 of the ISP or for any Letter of Credit issued with the exclusion of Article 36 of the UCP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“LC Reimbursement Date” has the meaning assigned to such term in Section 2.04(f).

“LCT Election” has the meaning assigned to such term in Section 1.06.

“LCT Test Date” has the meaning assigned to such term in Section 1.06.

“Legal Reservations” means (a) the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court and principles of good faith and fair dealing, (b) applicable Debtor Relief Laws, (c) the existence of timing limitations with respect to the bringing of claims under applicable limitation laws and the defenses of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for, or to indemnify a Person against, non-payment of stamp duty may be void, (d) the principle that in certain jurisdictions and under certain circumstances a Lien granted by way of fixed charge may be re-characterized as a floating charge or that security purported to be constituted as an assignment may be re-characterized as a charge, (e) the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void, (f) the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant, (g) the principle that the creation or purported creation of collateral over any claim, other right, contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement (or contract or agreement relating to or governing the claim or other right) over which security has purportedly been created, (h) the principle that a court may not give effect to any parallel debt provisions, covenants to pay or other similar provisions, (i) the principle that certain remedies in relation to regulated entities may require further approval from government or regulatory bodies or pursuant to agreements with such bodies, (j) the principles of private and procedural laws which affect the enforcement of a foreign court judgment, (k) similar principles, rights and defenses under the laws of any relevant jurisdiction and (l) any other matters which are set out as qualifications or reservations (however described) in any legal opinion delivered pursuant to the Loan Documents.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Amendment, a Loan Modification Agreement or a Refinancing Amendment, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit or bank guarantee by an Issuing Bank issued pursuant to this Agreement or deemed outstanding under this Agreement (other than any such letter of credit or bank guarantee that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05).

“Letter of Credit Request” has the meaning assigned to such term in Section 2.04(b).

“Letter of Credit Sublimit” means an amount equal to $100,000,000. The Letter of Credit Sublimit is part of and not in addition to the aggregate Revolving Commitments.

“LIBO Rate” means for any Interest Period, (a) with respect to any Eurodollar Borrowing in dollars, Sterling, Swiss Francs, or Yen (as the case may be), the rate per annum equal to (i) the ICE Benchmark Administration LIBOR Rate or the successor thereto if the ICE Benchmark Administration is no longer making a LIBOR rate available, as published by Reuters (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) London Banking Days prior to the commencement of such Interest Period, for dollar deposits (for delivery on the first day of such Interest

Period) with a term equivalent to such Interest Period or (ii) if such published rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the Interpolated Rate, (b) with respect to any Eurodollar Borrowing in Canadian Dollars, the rate for Canadian Dollar denominated bankers’ acceptances on the Reuters Page CDOR (or on any successor or substitute page of such page or such other commercially available source providing quotations of CDOR as may be designated by the Administrative Agent from time to time) at approximately 10:00 a.m., Toronto time, two (2) Business Days prior to the commencement of such Interest Period, for Canadian Dollar denominated bankers’ acceptances (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, (c) with respect to any Eurodollar Borrowing in Euros, the euro interbank offered rate administered by the Banking Federation of the European Union or the successor thereto if the Banking Federation of the European Union is no longer making a EURIBOR rate available, as published by Reuters (or such other commercially available source providing quotations of EURIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., Brussels time, two (2) Business Days prior to the commencement of such Interest Period, for Euro deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period and (d) with respect to any Eurodollar Borrowing in an Alternative Currency other than Euros, Sterling, Swiss Francs, Yen or Canadian Dollars, such reference rate for loans or deposits in such currency for such Interest Period as the Administrative Agent, Bidco and all Revolving Lenders shall agree.

Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the term “LIBO Rate” may be amended to refer to (x) a comparable successor rate, with the consent of (i) only the Administrative Agent (but not, for the avoidance of doubt, any other Lender) (such consent not to be unreasonably withheld or delayed) and Bidco (such consent not to be unreasonably withheld or delayed) (provided that such amendment shall be effective only to the extent the Required Lenders do not object to such proposed amendment within five business days after the Administrative Agent has posted such amendment to all Lenders) or (ii) the Required Lenders and Bidco, or (y) to the extent the Administrative Agent determines in good faith that the consents referenced in the preceding clause (x)(i) are not attainable following commercially reasonable efforts to obtain such consents, a comparable successor rate that is the prevailing market standard for credit agreements of this type for the replacement of, or successors to, the eurodollar rate in the U.S. syndicated loan market as reasonably determined by the Administrative Agent (in consultation with Bidco), and the Administrative Agent shall promptly notify each Lender of such amendment; provided that such amendment shall be effective to the extent the Required Lenders do not object to such proposed amendment within five business days after the Administrative Agent has posted such amendment to all Lenders; provided further that any successor rate under clause (x) or (y) above shall not be less than (a) 1.00% per annum, with respect to any Amendment No. 1 Refinancing Term Loans and (b) 0.00% per annum, with respect to any Revolving Loans.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” means (a) any acquisition (including by way of merger), Investment, Asset Sale, Restricted Payment requiring declaration (as determined by Bidco) in advance thereof or other transaction by Bidco or one or more of the Restricted Subsidiaries permitted pursuant to this Agreement whose consummation is not conditioned upon the availability of, or on obtaining, third party financing (or, if such a condition does exist, Bidco or any Restricted Subsidiary, as applicable, would be required to pay any fee, liquidated damages or other amount or be subject to any indemnity, claim or other liability as a result of such third party financing not having been available or obtained) or (b) any prepayment, repurchase or redemption of Indebtedness requiring irrevocable notice in advance of such prepayment, repurchase or redemption.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrowers of (i) the principal of the Loans and LC Disbursements, and all accrued and unpaid interest thereon at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrowers under or pursuant to this Agreement and each of the other Loan Documents, including obligations to pay fees, expenses, reimbursement obligations and indemnification obligations and obligations to provide cash collateral, whether primary, secondary, direct, contingent, fixed or otherwise (including interest and monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment and performance of all other obligations of the Borrowers under or pursuant to each of the Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents (including interest and monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Documents” means this Agreement, the Amendment No. 1, any Refinancing Amendment, any Loan Modification Agreement, any Incremental Facility Amendment, the Guarantee Agreement, the Collateral Agreement, the other Security Documents, any Customary Intercreditor Agreement, any Additional Borrower Agreement and, except for purposes of Section 9.02, the Fee Letter and any Note delivered pursuant to Section 2.08(e).

“Loan Modification Agreement” means a Loan Modification Agreement, in form reasonably satisfactory to the Administrative Agent, among the Borrowers, the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.23.

“Loan Modification Offer” has the meaning specified in Section 2.23(a).

“Loan Parties” means Holdings, any Intermediate Parent, Bidco, the Borrowers and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“London Banking Day” means any day on which dealings in dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Companies Register” means the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg).

“Luxembourg Loan Party” means any Loan Party having its registered office or central administration in Luxembourg, including as of the date of this Agreement, the Finco Borrower.

“MLI” means the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting of November 24, 2016.

“Major Events of Default” means those Events of Default set forth in Sections 7.01(a), 7.01(b) (in the case of Sections 7.01(a) and 7.01(b), with respect to the failure to pay any amount of principal, interest or fees (but not other amounts) (in each case other than where failure to pay is caused by administrative error or delay or technical error or delay in the transmission of funds or a market disruption event and payment is made within five Business Days after such administrative error, delay, technical error, delay in the transmission of funds or market disruption event is cured)), 7.01(c) (solely as it relates to any Major Representation), 7.01(d)(i) (solely as it relates to any Major Undertaking), 7.01(h), 7.01(i), 7.01(l), 7.01(m), 7.01(n) and 7.01(o), in each case solely to the extent that they relate to any Certain Funds Loan Party; provided, that for the avoidance of doubt, a Major Event of Default shall not apply in respect of or relate to the Company or any of its subsidiaries, or any of the assets of the Company or any of its subsidiaries, or a breach of a procuring obligation with respect to the Company or any of its subsidiaries.

“Major Representations” means those representations and warranties set forth in Sections 3.01(a), 3.01(b), 3.02 and 3.03(b), in each case, solely to the extent that they relate to any Certain Funds Loan Party; provided, that, for the avoidance of doubt, a Major Event of Default as it relates to a Major Representation shall not apply in respect of or relate to the Company or any of the Company’s subsidiaries, or any of the assets of the Company or any of the Company’s subsidiaries, or a breach of a procuring obligation with respect to the Company or any of the Company’s subsidiaries.

“Major Undertakings” means those undertakings set forth in Sections 5.19, 6.01, 6.02, 6.03, 6.04 and 6.05, solely to the extent that they relate to any Certain Funds Loan Party; provided, that, for the avoidance of doubt, a Major Event of Default as it relates to a Major Undertaking shall not apply in respect of or relate to the Company or any of the Company’s subsidiaries, or any of the assets of the Company or any of the Company’s subsidiaries, or a breach of a procuring obligation with respect to the Company or any of the Company’s subsidiaries.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the aggregate Revolving Exposures and the unused aggregate Revolving Commitments at such time and (b) in the case of the Term Lenders of any Class, Lenders holding outstanding Term Loans and unused Term Commitments of such Class representing more than 50% of all Term Loans and unused Term Commitments of such Class outstanding at such time; provided that whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Revolving Commitments and unused Term Commitments of, each Defaulting Lender shall be excluded for purposes of making a determination of the Majority in Interest.

“Management Investors” means the members of the Board of Directors, officers and employees of Holdings, Bidco and/or its Subsidiaries who are (directly or indirectly through one or more investment vehicles) investors in Holdings (or any direct or indirect parent thereof).

“Master Agreement” has the meaning assigned to such term in the definition of “Swap Agreement.”

“Material Adverse Effect” means a circumstance or condition affecting the business, financial condition, or results of operations of Bidco and its Subsidiaries, taken as a whole, that would reasonably be expected to have a materially adverse effect on (a) the ability of Bidco and the other Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (b) the material rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders under the Loan Documents.

“Material Indebtedness” means Indebtedness for borrowed money (other than the Loan Document Obligations), Capitalized Lease Obligations, unreimbursed obligations for letter of credit drawings and financial guarantees (other than ordinary course of business contingent reimbursement obligations) or obligations in respect of one or more Swap Agreements, of any one or more of Bidco and the Restricted Subsidiaries in an aggregate principal amount exceeding the greater of (x) $250,000,000 and (y) 33.33% of Consolidated EBITDA for the most recently ended Test Period as of such date, calculated on a Pro Forma Basis. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Bidco or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Non-Public Information” means (a) if Holdings is a public reporting company, material non-public information with respect to Holdings or its subsidiaries, or the respective securities of any of the foregoing for purposes of United States Federal and state securities laws, and (b) if Holdings is not a public reporting company, information that is (i) of the type that would be required to be made publicly available if Holdings or any of its subsidiaries were a public reporting company and (ii) material with respect to Holdings and its subsidiaries or any of their respective securities for purposes of United States Federal or state securities laws.

“Material Subsidiary” means each Wholly Owned Restricted Subsidiary that, as of the last day of the fiscal quarter of Bidco most recently ended, had net revenues or total assets for such quarter in excess of 5.0% of the consolidated net revenues or total assets, as applicable, of Bidco and the Restricted Subsidiaries for such quarter; provided that in the event that the Immaterial Subsidiaries, taken together, had as of the last day of the fiscal quarter of Bidco most recently ended net revenues or total assets in excess of 10.0% of the consolidated revenues or total assets, as applicable, of Bidco and the Restricted Subsidiaries for such quarter, Bidco shall designate at its sole discretion one or more Immaterial Subsidiaries to be a Material Subsidiary as may be necessary such that the foregoing 10.0% limit shall not be exceeded, and any such Subsidiary shall thereafter be deemed to be an Material Subsidiary hereunder; provided further that Bidco may re-designate Material Subsidiaries as Immaterial Subsidiaries so long as Bidco is in compliance with the foregoing.

“Maximum Rate” has the meaning assigned to such term in Section 9.16.

“Minimum Equity Requirement” means, as at the relevant date of calculation, that the Equity Contributions are not less than 35% of the Capitalized Amount.

“Model” means that certain financial model delivered to the Joint Lead Arrangers on March 2, 2019 (together with any updates or modifications thereto reasonably agreed between Bidco and the Administrative Agent).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with IFRS and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means, with respect to any event, (a) the proceeds received in respect of such event in cash or Cash Equivalents, including (i) any cash or Cash Equivalents received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds that are actually received, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments that are actually received, minus (b) without duplication the sum of (i) all fees and out-of-pocket expenses paid by Bidco and the Restricted Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a Sale and Lease-Back Transaction or a casualty or a condemnation or similar proceeding), (x) the amount of all payments that are permitted hereunder and are made by Bidco and the Restricted Subsidiaries as a result of such event to repay Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (y) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (y)) attributable to minority interests and not available for distribution to or for the account of Bidco or the Restricted Subsidiaries as a result thereof and (z) the amount of any liabilities directly associated with such asset and retained by Bidco or any Restricted Subsidiary and (iii) the amount of all taxes paid (or reasonably estimated to be payable), the amount of Tax Distributions, dividends and other Restricted Payments that Bidco and/or the Restricted Subsidiaries may make pursuant to Section 6.05(b)(xv)(B) as a result of such event, and the amount of any reserves established by Holdings, any Intermediate Parent, Bidco and the Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by Bidco at such time of Net Proceeds in the amount of such reduction.

“New Contracts” means executed agreements with new customers that have contracted with Bidco and its Subsidiaries, for which pricing, volumes and margins from the covered product categories are readily identified.

“Non-Accepting Lender” has the meaning assigned to such term in Section 2.23(c).

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-U.S. Loan Party” means any Loan Party organized in any jurisdiction other than the United States, any state thereof or the District of Columbia.

“Non-U.S. Restricted Subsidiary” means any Subsidiary of Bidco organized in any jurisdiction other than the United States, any state thereof or the District of Columbia that is not an Unrestricted Subsidiary.

“Non-U.S. Security Agreement” means (a) each security agreement executed by a Non-U.S. Restricted Subsidiary and listed on Schedule 1.01(d) and (b) each other security agreement executed by the Non-U.S. Restricted Subsidiary pursuant to Section 5.12 in accordance with the Agreed Security Principles.

“Non-Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person other than a Wholly Owned Subsidiary.

“Note” means a promissory note of the Borrowers, in substantially the form of Exhibit R, payable to a Lender in a principal amount equal to the principal amount of the Revolving Commitment or Term Loans, as applicable, of such Lender.

“Offered Amount” has the meaning assigned to such term in Section 2.10(a)(ii)(D)(1).

“Offered Discount” has the meaning assigned to such term in Section 2.10(a)(ii)(D)(1).

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization, constitution or incorporation and bylaws or other organizational or governing documents of such Person.

“Other Connection Taxes” means, with respect to any Lender, Taxes that would otherwise be “Other Taxes and which are imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Revolving Commitments” means one or more Classes of Revolving Commitments hereunder or extended Revolving Commitments that result from a Refinancing Amendment or a Loan Modification Agreement.

“Other Revolving Loans” means one or more classes or Revolving Loans made pursuant to any Other Revolving Commitment or a Loan Modification Agreement.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar Taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery, performance, or enforcement of, or from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document excluding, in each case, any Other Connection Taxes or U.K. stamp duty or stamp duty reserve tax imposed as a result of a Lender’s Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document (other than where any of the foregoing results from a request by the Borrowers under Section 2.18 hereto), and VAT (which, if applicable, shall be dealt with in accordance with Section 2.16).

“Other Term Commitments” means one or more Classes of term loan commitments that result from a Refinancing Amendment or a Loan Modification Agreement.

“Other Term Loans” means one or more Classes of Term Loans hereunder that result from a Refinancing Amendment or a Loan Modification Agreement.

“Panel” means the Panel on Takeovers and Mergers.

“Pari Passu Intercreditor Agreement” means the Pari Passu Intercreditor Agreement substantially in the form of Exhibit F among the Administrative Agent and one or more Senior Representatives for holders of Indebtedness permitted by this Agreement to be secured by the Collateral on a pari passu basis. On the Effective Date, the Administrative Agent entered into a Pari Passu Intercreditor Agreement with Wilmington Trust, National Association, as the Initial Additional Collateral Agent (as defined therein) and the Initial Additional Authorized Representative (as defined therein), and the other parties party thereto.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(ii).

“Participating Lender” has the meaning assigned to such term in Section 2.10(a)(ii)(C)(2).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate substantially in the form of Exhibit C.

“Permitted Acquisition” has the meaning assigned to such term in clause (3) of the definition of “Permitted Investment”.

“Permitted Amendment” means an amendment to this Agreement and, if applicable the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.23, providing for an extension of a maturity date applicable to the Loans and/or Commitments of the Accepting Lenders and, in connection therewith, (a) a change in the Applicable Rate with respect to the Loans and/or Commitments of the Accepting Lenders and/or (b) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders and/or (c) additional or modified covenants, events of default, guarantees or other provisions applicable only to periods after the Latest Maturity Date at the time of such Loan Modification Offer (it being understood that to the extent that any covenant, event of default, guarantee or other provision is added or modified for the benefit of any such Loans and/or Commitments, no consent shall be required by the Administrative Agent or any of the Lenders if such covenant, event of default, guarantee or other provision is either (i) also added or modified for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Loans and/or Commitments, (ii) with respect to any financial maintenance covenant or other covenant only applicable to, or for the benefit of, a revolving credit facility, also added for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder) or (iii) only applicable after the Latest Maturity Date at the time of such Loan Modification Offer); provided that, notwithstanding anything to the contrary, such Loans and/or Commitments, as applicable, shall not be subject to any “most favored nation” pricing adjustments set forth in this Agreement.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash or Cash Equivalents between Bidco or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 6.04 hereof.

“Permitted Holders” means (a) the Investors, (b) the Management Investors, (c) any Person who is acting solely as an underwriter in connection with a public or private offering of Equity Interests of any parent entity of Bidco or Bidco, acting in such capacity, (d) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members if a majority of the Equity Interests owned by the group is owned by Permitted Holders under clause (a) or (b) above ~~and~~, (e) any Permitted Parent~~.~~ and (f) if the Viasat Acquisition is consummated, Viasat and its Subsidiaries; provided that Viasat and its Subsidiaries shall cease to be Permitted Holders pursuant to this clause (f) in the event that any Person or group (other than Permitted Holders described in clauses (a), (b) and (d) of this definition) acquires beneficial ownership (as defined in the definition of “Change of Control”) of Equity Interests of Viasat representing at least the greater of (x) 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Viasat and (y) the percentage of the aggregate ordinary voting power represented by the Equity Interests in Viasat held by the Permitted Holders described in clauses (a), (b) and (d) of this definition; provided, further, that, if the Purchase Agreement (as defined in the Viasat Filing) is terminated prior to the closing of the Viasat Acquisition, then this clause (f) shall cease to be operative.

“Permitted Intercompany Activities” means any transactions (A) between or among Bidco and its Restricted Subsidiaries that are entered into in connection with the Transactions and/or in the ordinary course of business or consistent with past practice of Bidco and its Restricted Subsidiaries and, in the reasonable determination of Bidco are necessary or advisable in connection with the ownership or operation of the business of Bidco and its Restricted Subsidiaries, including (i) payroll, cash management, purchasing, insurance and hedging arrangements; (ii) management, technology and licensing arrangements; and (iii) customary loyalty and rewards programs; and (B) between or among Bidco and its Restricted Subsidiaries.

“Permitted Investments” means:

(1) any Investment in Bidco or any of its Restricted Subsidiaries; provided that Investments by any Loan Party in any Restricted Subsidiary that is not a Loan Party made pursuant to this clause (1), taken together with all other Investments by any Loan Party in any Restricted Subsidiary that is not a Loan Party made pursuant to this clause (1) and clause (3) below, that are at that time outstanding, shall not exceed $300,000,000 (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment in a Person (including to the extent constituting an Investment, in assets of a Person that represent substantially all of its assets or a division, business unit or product line or line of business, including research and development and related assets in respect of any product); provided that as a result of such Investment (a “Permitted Acquisition”):

(a) such Person, upon the consummation of such purchase or acquisition, will be a Restricted Subsidiary (including as a result of a merger, amalgamation or consolidation between any Subsidiary and such Person); or

(b) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or a division, business unit or product line, including any research and development and related assets in respect of any product), or is liquidated into, Bidco or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer; provided, further, that the actions set forth in the definition of the term “Collateral and Guarantee Requirement” to the extent applicable shall have been taken (or arrangements for the taking of such actions after the consummation of the Permitted Acquisition shall have been made that are reasonably satisfactory to the Administrative Agent) (unless such newly created or acquired Subsidiary is designated as an Unrestricted Subsidiary pursuant to Section 5.13 or is otherwise an Excluded Subsidiary); provided, further, that Investments by any Loan Party in any Restricted Subsidiary that is not a Loan Party made pursuant to this clause (3), taken together with all other Investments by any Loan Party in any Restricted Subsidiary that is not a Loan Party made pursuant to this clause (3) and clause (1) above, that are at that time outstanding, shall not exceed $300,000,000 (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(4) any Investment in securities, promissory notes or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of Section 6.04 hereof or any other disposition of assets not constituting an Asset Sale;

(5) (a) any Investment existing or made pursuant to binding commitments in effect on the Effective Date or an Investment consisting of any extension, modification or renewal of any such Investment and (b) any Investment existing on the Effective Date by any Borrower or any Restricted Subsidiary in any Borrower or any Restricted Subsidiary or an Investment consisting of any extension, modification or renewal of any such Investment; provided that the amount of any such Investment may be increased in such extension, modification or renewal only (i) as required by the terms of such Investment or binding commitment as in existence on the Effective Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities and premium payable by the terms of such Investment thereon and fees and expenses associated therewith as of the Effective Date) or (ii) as otherwise permitted under this Agreement;

(6) any Investment (including debt obligations and Equity Interests) acquired by Bidco or any of its Restricted Subsidiaries:

(a) consisting of extensions of trade credit and accommodation guarantees in the ordinary course of business including extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit;

(b) in exchange for any other Investment or accounts receivable held by Bidco or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer);

(c) in satisfaction of judgments against other Persons;

(d) as a result of a foreclosure by Bidco or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(e) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(7) Hedging Obligations incurred in the ordinary course of business and not for speculative purposes;

(8) any Investment in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed the greater of $187,500,000 and 25% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(9) Investments and other acquisitions the payment for which consists of Equity Interests (other than Disqualified Equity Interests) of Bidco, any of its direct or indirect parent companies or the IPO Entity or any Unrestricted Subsidiary;

(10) (i) Indebtedness and guarantees of Indebtedness permitted under Section 6.01 hereof; the creation of Liens on the assets of Bidco or any Restricted Subsidiary in compliance with Section 6.02 and Restricted Payments permitted under Section 6.05 (other than by reference to this clause (10)) and (ii) performance guarantees and Contingent Obligations with respect to obligations that are not prohibited by the this Agreement;

(11) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 5.17 hereof (except transactions described in clause (xiv)(B) of Section 5.17 hereof) or Section 6.03;

(12) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, intellectual property, receivables owing to Bidco or any Restricted Subsidiary or other rights, in each case in the ordinary course of business;

(13) (i) to the extent constituting Investments, any payments (including for capital expenditures) under any Satellite Purchase Agreement or any other contracts for the construction, procurement, launch, or insurance of any new Satellites and (ii) Investments in any Subsidiary or joint venture formed for the purpose of selling or leasing Satellite capacity to third-party customers in the ordinary course of business;

(14) additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (14) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or have not been subsequently sold or transferred for cash or marketable securities), not to exceed the sum of (a) the greater of $450,000,000 and 60% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, at the time of such Investment, (b) the Available Restricted Payments Amount and (c) the

Available Restricted Debt Payments Amount, plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of the covenant described in Section 6.05 of any amounts applied pursuant to clause (3) of the first paragraph of such covenant) (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(15) Investments relating to a Receivables Subsidiary that, in the good faith determination of Bidco are necessary or advisable to effect any Receivables Facility, distributions or payments of Receivables Fees or any repurchase obligation in connection therewith including, without limitation, Investments of funds held in accounts permitted or required by the arrangements governing such Receivables Facility or any related Indebtedness;

(16) advances to, or guarantees of Indebtedness of, employees not in excess of the greater of $75,000,000 and 10% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, outstanding at any one time, in the aggregate;

(17) (x) loans and advances to officers, members of the board of directors and employees of direct and indirect parent companies of Bidco, Bidco and its Restricted Subsidiaries (i) for business-related travel expenses, entertainment, moving expenses and other similar expenses, for ordinary business purposes, (ii) to fund such Person’s purchase of Equity Interests of Bidco or any direct or indirect parent company thereof and (iii) for payroll payments and (y) Investments in the form of Recruitment Notes and other recruiting costs to certain employees or financial advisors in the ordinary course of business;

(18) Investments in joint ventures and similar entities and Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (18) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of $187,500,000 and 25% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, at the time of such Investment, plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of the covenant described in the Section 6.05 of any amounts applied pursuant to clause (3) of the first paragraph of such covenant) (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(19) contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of Bidco;

(20) any other Investment (other than Investments in Unrestricted Subsidiaries); provided that (a) on a Pro Forma Basis after giving effect to such Investment the Senior Secured First Lien Net Leverage Ratio is equal to or less than 4.60 to 1.00 and (b) no Specified Event of Default shall have occurred and be continuing or would result therefrom;

(21) the Transactions;

(22) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers in the ordinary course of business;

(23) loans and advances to direct and indirect parent companies of Bidco (x) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such companies in accordance with Section 6.05(a) and (b) and (y) to the extent the proceeds thereof are contributed or loaned or advanced to another Restricted Subsidiary;

(24) Investments (A) for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (B) trade accounts created, or prepaid expenses accrued, in the ordinary course of business;

(25) non-cash Investments in connection with tax planning and reorganization activities, and Investments in connection with a Permitted Intercompany Activities and Permitted Tax Restructuring;

(26) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(27) Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”;

(28) Investments (including debt obligations and equity interests) (a) in connection with Settlements, (b) in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by Bidco or any Restricted Subsidiary, (c) as a result of foreclosure, perfection or enforcement of any Lien, (d) in satisfaction of judgments or (e) pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or litigation, arbitration or other disputes or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(29) Investments made from casualty insurance proceeds in connection with the replacement, substitution, restoration or repair of assets on account of a Casualty Event;

(30) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business; and

(31) Investments arising as a result of Sale and Lease-Back Transactions.

“Permitted Liens” means, with respect to any Person:

(1) Liens incurred or pledges, deposits or security (a) in connection with workers’ or workmen’s compensation, unemployment insurance, employers’ health tax, social security, retirement and other similar legislation, or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or (b) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instrument for the benefit of) insurance carriers providing property, casualty or liability insurance to Bidco or any Restricted Subsidiary or otherwise supporting the payment of items set forth in the foregoing clause (a) or (b) good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens with respect to outstanding motor vehicle fines and Liens arising or imposed by law, such as landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens, in each case (a) for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with IFRS or (b) so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;

(3) Liens for taxes, assessments or other governmental charges (a) that are not overdue for a period of more than 30 days, not yet payable or subject to penalties for nonpayment that are being contested in good faith by appropriate proceedings for which adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with IFRS or (b) so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;

(4) Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds, bankers acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with past practices;

(5) (a) survey exceptions, encumbrances, easements, ground leases, covenants, conditions, rights-of-way, licenses, servitudes, restrictions, encroachments, protrusions, by-law, reservations of, or rights of others for sewers, electric lines, telegraph and telephone lines and other similar purposes, zoning or other restrictions (including defects and irregularities in title and similar encumbrances) and other similar encumbrances and title defects or irregularities affecting real property, that, in the aggregate, do not materially interfere with the ordinary conduct of the business of Bidco and its Restricted Subsidiaries, taken as a whole, (b) rights of recapture of unused real property in favor of the seller of property set forth in customary purchase agreements and related arrangements with any governmental authority, (c) Liens arising from the right of distress enjoyed by landlords or Liens otherwise granted to landlords, in either case, to secure the payment of arrears of rent in respect of leased properties, so long as such Liens are not exercised, (d) servicing agreements, development agreements, site plan agreements and other agreements with any governmental authority pertaining to the use or development of any of the assets of the Person, provided that the same are complied with in all material respects and do not materially reduce the value of the assets of the Person or materially interfere with the use of such assets in the operation of the business of such Person, (e) the reservations in any original grants from the crown of any land or interest therein and statutory exceptions to title and (f) other Liens on real property (including ground leases in respect of real property on which facilities owned or leased by Bidco or any of the Restricted Subsidiaries are located);

(6) Liens securing obligations relating to any Indebtedness permitted to be incurred pursuant to clause (i), (iii), (xi), (xii), (xvi), (xix), (xxvi), (xxix), (xxx) or (xxxi) of Section 6.01(b) hereof or Section 6.01(a) hereof; provided that for purposes of this clause (6), any Lien securing obligations relating to any Indebtedness that is incurred under clause (xii) of Section 6.01(b) hereof shall be junior to the Liens on the Collateral securing the Secured Obligations to the extent that the Indebtedness that is being extended, replaced, refunded, refinanced, renewed or defeased is unsecured or subject to a Lien on the Collateral that is junior to the Liens securing the Secured Obligations; provided, further that (a) Liens securing Indebtedness permitted to be incurred pursuant to clause (xvi) are solely on acquired property or the assets of the acquired entity, as the case may be and (b) Liens on Collateral securing Indebtedness permitted to be incurred pursuant to Section 6.01(a) or (xxxi) of Section 6.01(b) shall be subject to a Customary Intercreditor Agreement, as applicable;

(7) Liens existing on the Effective Date and, in each case, any modifications, replacements, renewals, refinancings, or extensions thereof;

(8) (a) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary and (b) and Liens existing on property or other assets at the time of its acquisition; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided, further, however, that such Liens may not extend to any other property or other assets owned by Bidco or any of its Restricted Subsidiaries (other than any replacements of such property or assets and additions and accessions thereto, the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted under this Agreement that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(9) Liens (a) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted under this Agreement to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Asset Sale permitted under this Agreement (including any letter of intent or purchase agreement with respect to such Investment or Asset Sale), (b) consisting of an agreement to dispose of any property in an Asset Sale permitted under this Agreement, in each case, solely to the extent such Investment or Asset Sale, as the case may be, would have been permitted on the date of the creation of such Lien and (c) solely on any cash earnest money deposits made by Bidco or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement;

(10) (a) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Bidco or another Restricted Subsidiary permitted to be incurred in accordance with Section 6.01 hereof and (b) Liens on assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness and other obligations of any Restricted Subsidiary that is not a Guarantor;

(11) (a) Liens securing Hedging Obligations or on cash or Cash Equivalents securing Hedging Obligations; provided that, with respect to Hedging Obligations relating to Indebtedness, such Indebtedness is permitted under this Agreement, (b) Liens on cash and Cash Equivalents used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted under this Agreement and (c) Liens on cash and Cash Equivalents or other marketable securities securing letters of credit of any Borrower or any Guarantor (which Indebtedness represented by such letters of credit is permitted to be incurred under this Agreement) that are cash collateralized in an amount of cash, Cash Equivalents or other marketable securities with a Fair Market Value of up to 105% of the face amount of such letters of credit being secured;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) (a) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business or consistent with past practice that do not materially interfere with the operation of the business of Bidco or any of its Restricted Subsidiaries, taken as a whole, (b) any interest or title of a lessor or licensee under any lease or license entered into by Bidco or any Restricted Subsidiary in the ordinary course of its business or consistent with past practice and (c) Liens arising from grants of non-exclusive licenses or sublicenses, or other similar grants of rights, of intellectual property;

(14) Liens arising from UCC (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by Bidco and its Restricted Subsidiaries in the ordinary course of business and other Liens arising solely from precautionary UCC financing statements or similar filings;

(15) Liens in favor of any Borrower or any Guarantor (including, but not limited to, Liens on any assets of Bidco or any of its Restricted Subsidiaries);

(16) Liens on equipment or vehicles of Bidco or any of its Restricted Subsidiaries granted in the ordinary course of business or consistent with past practice;

(17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18) Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), and this clause (18); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and the proceeds and products thereof, (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7) and (8) at the time the original Lien became a Permitted Lien under this Agreement, and (ii) an amount necessary to pay any fees and expenses, including premiums and accrued and unpaid interest, related to such modification, refinancing, refunding, extension, renewal or replacement and (c) any such new Lien shall be junior to the Liens on the Collateral securing the Secured Obligations to the extent that the Indebtedness that is being extended, replaced, refunded, refinanced, renewed or defeased is unsecured or subject to a Lien on the Collateral that is junior to the Liens securing the Secured Obligations;

(19) (a) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers and (b) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(20) other Liens securing obligations which do not exceed the greater of $450,000,000 and 60% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, at the time of the incurrence of such Lien;

(21) Liens securing, or otherwise arising from, judgments for the payment of money not constituting an Event of Default under clause (j) under Section 7.01 hereof;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(23) Liens (a) of a collection bank arising under applicable law, including Section 4-210 of the UCC, or any comparable or successor provision, on items in the course of collection; (b) attaching to pooling, commodity or securities trading accounts or other commodity or securities brokerage accounts incurred in the ordinary course of business; or (c) in favor of a banking or other financial institution or entity, or electronic payment service provider, arising as a matter of law or under customary terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and which are within the general parameters customary in the banking or finance industry or arising pursuant to such banking or financial institution’s general terms and conditions (including Liens in favor of deposit banks or securities intermediaries securing customary fees, expenses or charges in connection with the establishment, operation or maintenance of deposit accounts or securities accounts);

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.01 hereof, including Liens deemed to exist in connection with Investments in repurchase agreements under clause (12) of the definition of the term “Cash Equivalents”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26) Liens that are contractual rights of setoff, banker’s lien, netting agreements and other Liens (a) relating to deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of Indebtedness, including letters of credit, bank guarantees or other similar instruments, (b) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Bidco and its Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of Bidco or any of its Restricted Subsidiaries in the ordinary course of business;

(27) Settlement Liens;

(28) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of Bidco or any of its Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments; provided that such Lien secures only the obligations of Bidco or such Subsidiaries in respect of such letter of credit to the extent such obligations are permitted under Section 6.01;

(29) (a) Liens on Equity Interests of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary and (b) Liens then existing with respect to assets of an Unrestricted Subsidiary on the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under the definition of “Unrestricted Subsidiaries”;

(30) Receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(31) Liens on Equity Interests of any joint venture (a) securing obligations of such joint venture or (b) pursuant to the relevant joint venture agreement or arrangement;

(32) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by Bidco or any Restricted Subsidiary in the ordinary course of business;

(33) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by Bidco or any Restricted Subsidiary thereof or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(34) additional Liens of Bidco or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed the Available Amount that is not otherwise applied pursuant to Section 6.01(b)(xxiv) and Section 6.05(a)(A) as in effect immediately prior to the incurrence of such Liens (and after giving Pro Forma Effect thereto);

(35) additional Liens of Bidco or any of its Restricted Subsidiaries in an aggregate principal amount that does not exceed the amount of Excluded Contributions made since the Effective Date that is not otherwise applied pursuant to Section 6.01(b)(xxv) and Section 6.05(b)(x) as in effect immediately prior to the incurrence of such Liens (and after giving Pro Forma Effect thereto);

(36) Liens relating to escrow arrangements securing Indebtedness, including (i) Liens on escrowed proceeds from the issuance of Indebtedness for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, arrangers, trustee or collateral agent thereof) and (ii) Liens on cash or Cash Equivalents set aside at the time of the incurrence of any Indebtedness, in either case to the extent such cash or Cash Equivalents prefund the payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance of such Indebtedness) and are held in an escrow account or similar arrangement to be applied for such purpose;

(37) [reserved];

(38) Liens arising in connection with any Permitted Intercompany Activities and Permitted Tax Restructuring; and

(39) Liens in connection with Sale and Lease-Back Transactions.

In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), Bidco in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this Agreement and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of “Permitted Lien” to which such Permitted Lien has been classified or reclassified.

“Permitted Parent” means any direct or indirect parent entity of Bidco (other than a Person formed in connection with, or in contemplation of, a Change of Control transaction that results in a modification of the beneficial ownership of Bidco) that beneficially owns Equity Interests representing 100% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Bidco, provided that the ultimate beneficial ownership of Bidco has not been modified by the transaction by which such parent entity became the beneficial owner of Equity Interests representing 100% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Bidco.

“Permitted Tax Restructuring” means any reorganizations and other activities related to Tax planning and Tax reorganization entered into prior to, on or after the date hereof so long as such Permitted Tax Restructuring is not materially adverse to the Lenders (as determined by Bidco acting reasonably).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Loan Party or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Planned Expenditures” has the meaning assigned to such term in the definition of “Excess Cash Flow”.

“Platform” has the meaning assigned to such term in the last paragraph of Section 5.01.

“Post-Transaction Period” means, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the eighth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated.

“Potential Rollover Instruments” means the Convertible Bonds.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment Event” means:

(a) any non-ordinary course sale, transfer or other disposition of any Collateral permitted by Section 6.04(a) and clause (1) of the definition of Asset Sale other than dispositions resulting in aggregate Net Proceeds not exceeding (A) $150,000,000 in the case of any single transaction or series of related transactions and (B) $300,000,000 for all such transactions during any fiscal year of Bidco; or

(b) the incurrence by Bidco or any of the Restricted Subsidiaries of any Indebtedness, other than Indebtedness permitted under Section 6.01 (other than Credit Agreement Refinancing Indebtedness, Other Term Loans, Other Revolving Loans and Other Revolving Commitments which shall constitute a Prepayment Event to the extent required by the definition of “Credit Agreement Refinancing Indebtedness”) or permitted by the Required Lenders pursuant to Section 9.02.

“Prepayment Notice” means a notice of prepayment by Bidco or a Borrower in accordance with Section 2.10.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Pro Forma Adjustment” means, for any relevant period that includes all or any part of a fiscal quarter included in any Post-Transaction Period with respect to the Acquired EBITDA of the applicable Pro Forma Entity or the Consolidated EBITDA of Bidco, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by Bidco in good faith as a result of (a) actions taken, prior to or during such Post-Transaction Period, for the purposes of realizing reasonably identifiable and quantifiable cost savings, or (b) any additional costs incurred prior to or during such Post-Transaction Period in connection with the combination of the operations of such Pro Forma Entity with the operations of Bidco and the Restricted Subsidiaries; provided that (A) so long as such actions are taken prior to or during such Post-Transaction Period or such costs are incurred prior to or during such Post-Transaction Period it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings will be realizable during the entirety of such period, or such additional costs will be incurred during the entirety of such period, (B) any Pro Forma Adjustment to Consolidated EBITDA shall be certified by a Financial Officer, the chief executive officer or president of Bidco or a Borrower and (C) any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such period.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test, financial ratio or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis or after giving Pro Forma Effect thereto, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement in such test, financial ratio or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a disposition of all or substantially all Equity Interests in any subsidiary of Bidco or any division, product line, or facility used for operations of Bidco or any of its Subsidiaries, shall be excluded and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (ii) any retirement of Indebtedness, and (iii) any Indebtedness incurred or assumed by Bidco or any of its Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination and interest on any Indebtedness under a revolving credit facility computed on a Pro Forma Basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing Pro Forma Adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of “Consolidated EBITDA” and give effect to operating expense reductions that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on Bidco or any of its Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of “Pro Forma Adjustment”. References herein to Pro Forma Compliance or compliance on a Pro Forma Basis with the Financial Performance Covenant shall mean Pro Forma Compliance with the Financial Performance Covenant whether or not then in effect.

“Pro Forma Disposal Adjustment” means, for any relevant period that includes all or a portion of a fiscal quarter included in any Post-Transaction Period with respect to any Sold Entity or Business, the pro forma increase or decrease in Consolidated EBITDA projected by Bidco in good faith as a result of contractual arrangements between Bidco or any Restricted Subsidiary entered into with such Sold Entity or Business at the time of its disposal or within the Post-Transaction Period and which represents an increase or decrease in Consolidated EBITDA which is incremental to the Disposed EBITDA of such Sold Entity or Business for such period.

“Pro Forma Entity” has the meaning given to such term in the definition of “Acquired EBITDA.”

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means, as to Bidco or the IPO Entity, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act of 1933 and the Exchange Act or any other comparable body of laws, rules or regulations, as companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, in each case to the extent arising solely by virtue of the listing of such Person’s equity securities on a national securities exchange.

“Public Lender” has the meaning assigned to such term in the last paragraph of Section 5.01.

“QFC Credit Support” has the meaning assigned to such term in Section 9.20.

“Qualified Equity Interests” means Equity Interests of Holdings or Bidco other than Disqualified Equity Interests.

“Qualified Proceeds” means assets that are used or useful in, or Equity Interests of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Equity Interests shall be determined by a Responsible Officer of Bidco or a Borrower in good faith.

“Qualifying Lender” has the meaning assigned to such term in Section 2.10(a)(ii)(D)(3).

“Receivables Assets” means accounts receivable, royalty and other similar rights to payment and any other assets related thereto subject to a Receivables Facility that are customarily sold or pledged in connection with receivables transactions and the proceeds thereof.

“Receivables Facility” means any of one or more receivables securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to Bidco or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which Bidco or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable or assets related thereto that are customarily sold or pledged in connection with securitization transactions to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in, one or more Receivables Facilities and other activities reasonably related or incidental thereto.

“Recruitment Notes” means forgivable promissory notes issued from time to time by a Restricted Subsidiary to certain employees or financial advisors in the ordinary course of business.

“Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing” means, collectively, (a) the refinancing of all Target Refinancing Indebtedness on or prior to the Target Debt Refinancing Outside Date and the termination of all commitments and Liens thereunder (or in the case of letters of credit, replaced, backstopped or incorporated or “grandfathered” into the Revolving Facility) and (b) to the extent that Bidco elects prior to the Target Debt Refinancing Outside Date that any portion of the Potential Rollover Instruments shall remain outstanding in accordance with the definition of “Target Debt Refinancing Indebtedness”, the reduction (without duplication) of Initial Term Commitments in an aggregate amount equal to the Rolled Over Amounts in accordance with Section 2.07(a).

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and Bidco executed by each of (a) the Borrowers, Bidco and Holdings, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.20.

“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(b)(xii).

“Refunding Capital Stock” has the meaning assigned to such term in Section 6.05(b)(ii).

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Reinvestment Period” shall mean 450 days following the date of receipt of Net Proceeds in respect of any Prepayment Event described in clause (a) of the definition thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates and permitted successors and assigns of each of the foregoing.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the Environment, including the environment within any building or any occupied structure, facility or fixture.

“Removal Effective Date” has the meaning assigned to such term in Section 8.06.

“Repricing Transaction” means (a) the incurrence by any Borrower or any Guarantor of any Indebtedness in the form of term loans equal in right of payment to the Loan Document Obligations and secured by the Collateral on a pari passu basis with the Secured Obligations that are broadly syndicated to banks and other institutional investors (i) for the primary purpose (as reasonably determined by Bidco) of reducing the Effective Yield for the respective Type of such Indebtedness to less than the Effective Yield for the Amendment No. 1 Refinancing Term Loans of the respective equivalent Type, but excluding Indebtedness incurred in connection with (A) a Change of Control, (B) an IPO or (C) any material acquisition, merger or consolidation, material Investment, material Asset Sale or material Restricted Payment and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of Amendment No. 1 Refinancing Term Loans or (b) any amendment of this Agreement for the primary purpose of reducing the Effective Yield for the Amendment No. 1 Refinancing Term Loans (e.g., by way of amendment, waiver or otherwise), except for a reduction in connection with (A) a Change of Control, (B) an IPO or (C) any material acquisition, merger or consolidation, material Investment, material Asset Sale or material Restricted Payment. Any determination by the Administrative Agent with respect to whether a Repricing Transaction shall have occurred shall be conclusive and binding on all Lenders holding the Term Loans.

“Required Additional Debt Terms” means with respect to any Indebtedness, (a) such Indebtedness (other than any Designated Earlier Maturing Debt) does not mature earlier than the Term Maturity Date (except in the case of customary bridge loans which subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing that does not mature earlier than the Term Maturity

Date), (b) such Indebtedness (other than any Designated Earlier Maturing Debt) does not have a shorter Weighted Average Life to Maturity than the remaining Amendment No. 1 Refinancing Term Loans (except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing Indebtedness which does not have a shorter Weighted Average Life to Maturity than such remaining Amendment No. 1 Refinancing Term Loans), (c) such Indebtedness (other than any Designated Alternative Security Debt) is not guaranteed by any entity that is not a Loan Party, (d) if secured, such Indebtedness (other than any Designated Alternative Security Debt) (i) is not secured by any assets other than Collateral and (ii) is subject to a Customary Intercreditor Agreement(s) and (e) the other terms and conditions of such Indebtedness shall be as agreed between the borrower of such Indebtedness and the parties providing any such Indebtedness.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments (other than Swingline Commitments) representing more than 50% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments (other than Swingline Commitments) at such time; provided that to the extent set forth in Section 9.02 or Section 9.04 whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Commitments of, each Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, at any time, Revolving Lenders having Revolving Exposures and unused Revolving Commitments (exclusive of Swingline Commitments) representing more than 50% of the aggregate Revolving Exposures and unused Revolving Commitments (exclusive of Swingline Commitments) at such time; provided that to the extent set forth in Section 9.02 or Section 9.04 whenever there are one or more Defaulting Lenders, the total outstanding Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender, shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” means, at any time, Term Lenders having Term Loans and unused Term Commitments representing more than 50% of the aggregate outstanding Term Loans and unused Term Commitments at such time; provided that to the extent set forth in Section 9.02 or Section 9.04 whenever there are one or more Defaulting Lenders, the total outstanding Term Loans of, and the unused Term Commitments of, each Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserved Indebtedness Amount” has the meaning assigned to such term in Section 6.01(c)(iii).

“Resignation Effective Date” has the meaning assigned to such term in Section 8.06.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, or other similar officer, manager or a member of the Board of Directors of a Loan Party and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Debt Payment” has the meaning assigned to such term in Section 6.05(a).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” has the meaning assigned to such term in Section 6.05(a).

“Restricted Subsidiary” means any Subsidiary of Bidco that is a U.S. Restricted Subsidiary or a Non-U.S. Restricted Subsidiary.

“Retained Declined Proceeds” has the meaning assigned to such term in Section 2.10(e).

“Revaluation Date” means (a) the date of delivery of each Borrowing Request for a Revolving Borrowing in an Alternative Currency, (b) the date of issuance (and extension or renewal, at the discretion of the Administrative Agent and/or any Issuing Bank) of any Letter of Credit denominated in an Alternative Currency, (c) the date of conversion or continuation of any Revolving Borrowing denominated in an Alternative Currency or (d) such additional dates as the Administrative Agent may reasonably specify.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Borrowers” has the meaning assigned to such term in the preliminary statements hereto.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption, (ii) a Refinancing Amendment, (iii) an Incremental Revolving Commitment Increase, (iv) a Loan Modification Agreement or (v) an Additional/Replacement Revolving Commitment. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption, Incremental Facility Amendment, Loan Modification Agreement or Refinancing Amendment pursuant to which such Lender shall have assumed its Revolving Commitment, as the case may be. The aggregate amount of the Lenders’ Revolving Commitments on the Effective Date is $700,000,000.

“Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Revolving Lender’s Revolving Loans, its LC Exposure and its Swingline Exposure at such time.

“Revolving Facility” means at any time, the aggregate amount of Revolving Commitments at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to clause (b) of Section 2.01.

“Revolving Maturity Date” means (i) December 12, 2024 (or if such day is not a Business Day, the immediately preceding Business Day) or (ii) with respect to any Revolving Lender that has extended its Revolving Commitment pursuant to a Permitted Amendment and with respect to any Issuing Bank that has consented to such extension, the extended maturity date set forth in any such Loan Modification Agreement.

“Rolled Over Amounts” means, with respect to any portion of the Potential Rollover Instruments that Bidco elects prior to the Target Debt Refinancing Outside Date shall remain outstanding in accordance with the definition of “Target Refinancing Indebtedness”, the principal amount outstanding under such portion of the Potential Rollover Instruments.

“Satellite” shall mean any satellite owned by, or leased to, Bidco or any other Loan Party and any satellite purchased by a Loan Party pursuant to the terms of a Satellite Purchase Agreement, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service).

“Satellite Collateral” means, collectively, (a) any Satellite owned by a Loan Party, (b) all material Intellectual Property necessary for the relevant Loan Party to own and operate any Satellite system, ground segment or transmission network related thereto and (c) any launch or in-orbit insurance proceeds related to the forgoing.

“Satellite Manufacturer” shall mean, with respect to any Satellite, the prime contractor and manufacturer of such Satellite.

“Satellite Purchase Agreement” shall mean, with respect to any Satellite, each agreement between the applicable Satellite Purchaser and the applicable Satellite Manufacturer relating to the manufacture, testing and delivery of such Satellite.

“Satellite Purchaser” shall mean Bidco or any Loan Party that is a party to a Satellite Purchase Agreement or launch services agreement, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by Bidco or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by Bidco or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Sanctioned Country” means, at any time, a country or territory with which dealings are broadly restricted, prohibited, or made sanctionable under any Sanctions (as of the date of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctions” means economic sanctions administered or enforced by the United States Government (including without limitation, sanctions enforced by the United States Department of Treasury’s Office of Foreign Assets Control), the United Nations Security Council, the European Union, any European Union member state in which Holdings, Bidco, the Borrowers or a Restricted Subsidiary is organized, located or operates, or Her Majesty’s Treasury of the United Kingdom.

“Scheme” means the scheme of arrangement effected pursuant to Part 26 of the Companies Act 2006 proposed by the Company to its shareholders to implement the Acquisition and approved on May 10, 2019 by the requisite majority of the Company’s shareholders pursuant to which Bidco will, subject to the occurrence of the Scheme Effective Date, become the holder of the Target Shares that are the subject of that scheme of arrangement.

“Scheme Circular” means the circular (including any supplemental circular) dispatched by the Company to shareholders of the Company setting out the resolutions and proposals for and the terms and conditions of the Scheme.

“Scheme Documents” means each of (i) the Announcement, (ii) the Scheme Circular, and (iii) the Court Order.

“Scheme Effective Date” means the date on which the Court Order sanctioning the Scheme is duly delivered on behalf of the Company to the Registrar of Companies in accordance with section 899 of the Companies Act 2006.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second Commitment” has the meaning assigned to such term in Section 6.04(b)(ii).

“Second Lien Intercreditor Agreement” means the Second Lien Intercreditor Agreement substantially in the form of Exhibit G among the Administrative Agent and one or more Senior Representatives for holders of Indebtedness permitted by this Agreement to be secured by the Collateral.

“Secured Cash Management Obligations” means the due and punctual payment and performance of all obligations of Holdings, Bidco, any Borrower and the Restricted Subsidiaries in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds provided to Bidco, any Borrower or any Subsidiary (whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to the Administrative Agent, a Joint Lead Arranger, a Lender or any of their respective Affiliates, (b) owed on the Effective Date to a Person that is a Lender or an Affiliate of a Lender as of the Effective Date, (c) owed to a Person that was an Agent, a Lender or an Affiliate of an Agent or Lender at the time such obligations are incurred or (d) owed to any other Person that is designated by Bidco or a Borrower by written notice to the Administrative Agent substantially in the form of Exhibit V or such other form reasonably acceptable to the Administrative Agent and Bidco or a Borrower.

“Secured Indebtedness” means any Indebtedness of Bidco, any Borrower, any Guarantor or any of their Restricted Subsidiaries secured by a Lien other than Indebtedness with respect to Cash Management Obligations.

“Secured Obligations” means (i) the Loan Document Obligations, (ii) the Secured Cash Management Obligations and (iii) the Secured Swap Obligations (excluding with respect to any Guarantor, Excluded Swap Obligations of such Guarantor).

“Secured Parties” means (a) each Lender and Issuing Bank, (b) the Administrative Agent, (c) the Collateral Agent, (d) each holder of Secured Swap Obligations, (e) each holder of Secured Cash Management Obligations, (f) each Joint Lead Arranger, (g) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (h) the permitted successors and assigns of each of the foregoing.

“Secured Swap Obligations” means the due and punctual payment and performance of all obligations of Bidco, any Borrower and the Restricted Subsidiaries under each Swap Agreement that (a) is with a counterparty that is the Administrative Agent, a Joint Lead Arranger, a Lender or any of their respective Affiliates, (b) is in effect on the Effective Date with a counterparty that is a Lender, an Agent or an Affiliate of a Lender or an Agent as of the Effective Date, (c) is entered into after the Effective Date with any counterparty that is a Lender, an Agent or an Affiliate of a Lender or an Agent at the time such Swap Agreement is entered into or (d) is with any other Person that is designated by Bidco or a Borrower by written notice to the Administrative Agent substantially in the form of Exhibit W or such other form reasonably acceptable to the Administrative Agent and Bidco or a Borrower.

“Security Documents” means, collectively, (a) the Collateral Agreement, (b) each Non- U.S. Security Agreement and (c) each other security agreement or pledge agreement executed and delivered pursuant to the Collateral and Guarantee Requirement, or Sections 5.11, 5.12 or 5.14 to secure any of the Secured Obligations.

“Senior Representative” means, with respect to any series of Indebtedness permitted by this Agreement to be secured by the Collateral on a pari passu or junior basis with the Secured Obligations, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured First Lien Net Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) the sum of (i) Consolidated Senior Secured First Lien Indebtedness as of such date and (ii) the Reserved Indebtedness Amount applicable at such time to the calculation of the Senior Secured First Lien Net Leverage Ratio with respect to commitments first obtained as of such date but not utilized as of such date (but only the extent such commitments are being obtained in reliance on a test based on such ratio) to (b) Consolidated EBITDA for the most recently ended Test Period as of such date; provided that prior to the expiration of the Certain Funds Period, any unused Initial Term Commitments (without duplication of any Indebtedness to be refinanced with the proceeds of such unused commitments) shall be included as Consolidated Senior Secured First Lien Indebtedness for purposes of this definition.

“Senior Secured Net Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) the sum of (i) Consolidated Senior Secured Indebtedness as of such date and (ii) the Reserved Indebtedness Amount applicable at such time to the calculation of the Senior Secured Net Leverage Ratio with respect to commitments first obtained as of such date but not utilized as of such date (but only the extent such commitments are being obtained in reliance on a test based on such ratio) to (b) Consolidated EBITDA for the most recently completed Test Period; provided that prior to the expiration of the Certain Funds Period, any unused Initial Term Commitments (without duplication of any Indebtedness to be refinanced with the proceeds of such unused commitments) shall be included as Consolidated Senior Secured Indebtedness for purposes of this definition.

“Senior Secured Notes” means those 6.750% Senior Secured Notes due 2026 issued by the Finco Borrower and the U.S, Borrower in an aggregate amount of $2,075,000,000 issued on or prior to the Effective Date pursuant to the Senior Secured Notes Documents.

“Senior Secured Notes Documents” means the Senior Secured Notes Indenture and all supplemental indentures, other agreements, instruments and other documents (including collateral documents with respect thereto) pursuant to which the Senior Secured Notes have been issued.

“Senior Secured Notes Indenture” means the Indenture, dated as of October 7, 2019, among the Finco Borrower and the U.S. Borrower, as issuers, the guarantors party thereto from time to time and Wilmington Trust, National Association, as trustee, governing the Senior Secured Notes, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Settlement” means the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a Person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

“Settlement Asset” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person or an Affiliate of such Person.

“Settlement Indebtedness” means any payment or reimbursement obligation in respect of a Settlement Payment.

“Settlement Lien” means any Lien relating to any Settlement or Settlement Indebtedness (and may include, for the avoidance of doubt, the grant of a Lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, Liens securing intraday and overnight overdraft and automated clearing house exposure, and similar Liens).

“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

“Settlement Receivable” means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person.

“Similar Business” means (1) any business conducted or proposed to be conducted by Bidco or any of its Subsidiaries on the Effective Date or (2) any business or other activities that are reasonably similar, incidental, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which Bidco and any of its Subsidiaries were engaged on the Effective Date.

“Sold Entity or Business” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”

“Solicited Discount Proration” has the meaning assigned to such term in Section 2.10(a)(ii)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning assigned to such term in Section 2.10(a)(ii)(D)(1).

“Solicited Discounted Prepayment Notice” means an irrevocable written notice of a Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 2.10(a)(ii)(D) substantially in the form of Exhibit N.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Term Lender, substantially in the form of Exhibit O, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning assigned to such term in Section 2.10(a)(ii)(D)(1).

“Specified Asset Sale Proceeds” means the sum of the Net Proceeds received since the Effective Date by or on behalf of Bidco or any of the Restricted Subsidiaries in respect of any Prepayment Event described in clause (a) of the definition thereof that exceeds such amount required to be applied to prepay the Term Loans or be reinvested pursuant to Section 2.10(c).

“Specified Discount” has the meaning assigned to such term in Section 2.10(a)(ii)(B)(1).

“Specified Discount Prepayment Amount” has the meaning assigned to such term in Section 2.10(a)(ii)(B)(1).

“Specified Discount Prepayment Notice” means an irrevocable written notice of the Borrower Representative of Specified Discount made pursuant to Section 2.10(a)(ii)(B) substantially in the form of Exhibit J.

“Specified Discount Prepayment Response” means the irrevocable written response by each Term Lender, substantially in the form of Exhibit K, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning assigned to such term in Section 2.10(a)(ii)(B)(1).

“Specified Discount Proration” has the meaning assigned to such term in Section 2.10(a)(ii)(B)(3).

“Specified Event of Default” means an Event of Default under Section 7.01(a), (b), (h) or (i).

“Specified Transaction” means, with respect to any period, any Investment, sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation or other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis or after giving Pro Forma Effect thereto.

“Sponsor Management Agreement” means any management agreement between certain of the management companies associated with the Investors and Holdings, Bidco or its Restricted Subsidiaries.

“Spot Rate” means, on any day, with respect to any Alternative Currency (for purposes of determining the Alternative Currency Equivalent thereof), the rate at which such currency may be exchanged into dollars or the applicable Alternative Currency, as the case may be, as set forth at approximately 11:00 a.m., New York City time, two (2) Business Days prior to such date on the applicable Bloomberg Key Cross Currency Rates Page. In the event that any such rate does not appear on any Bloomberg Key Cross Currency Rates Page, the Spot Rate shall be determined by reference to such other publicly available service for displaying exchange rates selected by the Administrative Agent for such purpose, or, at the discretion of the Administrative Agent, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., local time in such market, two (2) Business Days prior to such date for the purchase of dollars or the applicable Alternative Currency, as the case may be, for delivery two (2) Business Days later; provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any other reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Squeeze-Out” means an acquisition of the outstanding shares in the Company that Bidco has not acquired pursuant to the procedures contained in sections 979 to 982 of the Companies Act 2006.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States. Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board of Governors. Eurodollar Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D of the Board of Governors or any other Requirements of Law. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subject Lien” has the meaning assigned to such term in Section 6.02(a).

“Submitted Amount” has the meaning assigned to such term in Section 2.10(a)(ii)(C)(1).

“Submitted Discount” has the meaning assigned to such term in Section 2.10(a)(ii)(C)(1).

“Subordinated Indebtedness” means, any Indebtedness (other than (x) any permitted intercompany Indebtedness owing to direct and indirect parent companies of Bidco, Bidco or any Restricted Subsidiary or (y) any Indebtedness in an aggregate principal amount not exceeding $250,000,000) of any Borrower or any other Guarantor which is by its terms subordinated in right of payment to the Loan Document Obligations.

“Subordinated Shareholder Liabilities” means any loan or other indebtedness owed by Bidco or a Borrower to Holdings or any other (direct or indirect) shareholder of Bidco or a Borrower, provided that such loan or indebtedness is secured in favor of the Collateral Agent, does not require interest payments to be made in cash and is subordinated on terms satisfactory to the Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with IFRS, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held (unless parent does not Control such entity), or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of Bidco (unless otherwise specified).

“Subsidiary Loan Party” means each Subsidiary of Bidco that is a party to the Guarantee Agreement.

“Successor Entity” has the meaning assigned to such term in Section 6.03(a)(iv).

“Supported QFC” has the meaning assigned to such term in Section 9.20.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swiss Franc” means the lawful currency of Switzerland.

“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans up to an aggregate principal amount not to exceed $150,000,000.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means (a) the Administrative Agent and (b) each Revolving Lender that shall have become a Swingline Lender hereunder as provided in Section 2.24(d) (other than any Person that shall have ceased to be a Swingline Lender as provided in Section 2.24(e)), each in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.24.

“Target Debt Refinancing Outside Date” means the date falling sixty (60) days following the Effective Date.

“Target Refinancing Indebtedness” means the indebtedness outstanding under each of (a) the Existing Revolving Facility Agreement, (b) the 2024 Notes, (c) the 2022 Notes, (d) 2011 Ex-Im Credit Agreement, (e) the 2014 Ex-Im Credit Agreement and (f) the Potential Rollover Instruments; provided that, to the extent that any portion of the Potential Rollover Instruments for which Bidco has made an offer has not been refinanced prior to the Target Debt Refinancing Outside Date, Bidco may elect, by notice to the Administrative Agent, prior to the Target Debt Refinancing Outside Date that such portion of the Potential Rollover Instruments shall remain outstanding, in which case such portion of the Potential Rollover Instruments shall not constitute Target Refinancing Indebtedness.

“Target Shares” means 100% of the issued share capital in the Company.

“Tax Confirmation” means a confirmation by a Lender that it is beneficially entitled to interest payable to that Lender in respect of a Loan Document and is either: (i) a company resident in the United Kingdom for United Kingdom tax purposes; (ii) a partnership each member of which is: (1) a company so resident in the United Kingdom; or (2) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the United Kingdom Corporation Tax Act 2009 (“CTA”)) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“Tax Distributions” has the meaning assigned to such term in Section 6.05(b)(xv)(B).

“Tax Group” has the meaning assigned to such term in Section 6.05(b)(xv)(B).

“Tax Structure Memorandum” means the tax structure memorandum prepared by PricewaterhouseCoopers LLP entitled “Project Triton - Structuring Strawman Paper” in connection with the Transactions.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowers” has the meaning assigned to such term in the preliminary statements hereto.

“Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption, (ii) a Refinancing Amendment, (iii) an Incremental Facility Amendment in respect of any Term Loans or (iv) a Loan Modification Agreement. The amount of each Lender’s Term Commitment as of the Effective Date is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Commitment, Incremental Facility Amendment, Loan Modification Agreement or Refinancing Amendment, as the case may be. As of the Effective Date, the total Term Commitment with respect to the Initial Term Loans was $1,750,000,000. As of the Amendment No. 1 Effective Date, the total Term Commitment with respect to the Amendment No. 1 Refinancing Term Loans is $1,736,875,000.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loans” means Initial Term Loans, Other Term Loans (including the Amendment No. 1 Refinancing Term Loans) and Incremental Term Loans, as the context requires.

“Term Maturity Date” means (i) December 12, 2026 (or, if such day is not a Business Day, the immediately preceding Business Day) or (ii) with respect to any Term Lender that has the maturity date of its Term Loans extended pursuant to a Permitted Amendment, the extended maturity date set forth in any such Loan Modification Agreement.

“Termination Date” means the date on which all Commitments have expired or been terminated, all Secured Obligations have been paid in full in cash (other than (x) Secured Swap Obligations not yet due and payable, (y) Secured Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable) and all Letters of Credit have expired or been terminated (other than Letters of Credit that have been cash collateralized or backstopped in an amount, by an institution and otherwise pursuant to arrangements reasonably satisfactory to the applicable Issuing Bank).

“Test Period” means, at any date of determination, the period of four consecutive fiscal quarters of Bidco then last ended as of such time for which financial statements have been delivered pursuant to Section 5.01(a) or (b); provided that for any date of determination before the delivery of the first financial statements pursuant to Section 5.01(a) or (b), the Test Period shall be the period of four consecutive fiscal quarters of the Borrower then last ended as of such time for which financial statements are internally available.

“Ticking Fee Percentage” means, for any day, a percentage equal to (a) for the period commencing on the Allocation Date through (and including) the earliest to occur of (i) the Effective Date and (ii) the 45th day after the Allocation Date, 0%, (b) if the Effective Date has not occurred prior to the commencement of such period, for the period commencing on the 46th day after the Allocation Date through (and including) the earliest to occur of (i) the Effective Date and (ii) the 90th day after the Allocation Date, 50% of the Applicable Rate used to determine the interest rate applicable to Eurodollar Initial Term Loans, and (c) if the Effective Date has not occurred prior to the commencement of such period, for the period commencing on the 91st day after the Allocation Date through (but excluding) the Effective Date, the Applicable Rate used to determine the interest rate applicable to Eurodollar Initial Term Loans.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) the sum of (i) Consolidated Total Indebtedness as of such date and (ii) the Reserved Indebtedness Amount applicable at such time to the calculation of the Total Net Leverage Ratio with respect to commitments first obtained as of such date but not utilized as of such date (but only to the extent such commitments are being obtained in reliance on a test based on such ratio) to (b) Consolidated EBITDA for the most recently ended Test Period as of such date; provided that prior to the expiration of the Certain Funds Period, any unused Initial Term Commitments (without duplication of any Indebtedness to be refinanced with the proceeds of such unused commitments) shall be included as Consolidated Total Indebtedness for purposes of this definition.

“Transaction Costs” means all fees, costs and expenses incurred or payable by any parent entity of Holdings, Holdings, Bidco, the Borrowers or any Subsidiary in connection with the Transactions, including, without limitation, any upfront fees or original issue discount.

“Transactions” means (a) the Financing Transactions, (b) the issuance of the Senior Secured Notes, (c) the Acquisition and the other transactions contemplated by the Acquisition Documents, (d) the Equity Contributions, (e) the Refinancing, (f) any step, circumstance, payment, event, reorganization or transaction contemplated by or relating to the Tax Structure Memorandum (other than any exit steps or cash repatriation described therein), including, in each case, any intermediate steps or actions necessary to implement the steps, circumstances, payments or transactions in relation thereto and/or described therein and (g) the payment of the Transaction Costs.

“Treasury Capital Stock” has the meaning assigned to such term in Section 6.05(b)(ii).

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” and “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“UCP” means, with respect to any commercial Letter of Credit, the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce, in its Publication No. 600 (or such later version thereof as may be reasonably acceptable to the applicable Issuing Bank and in effect at the time of issuance of such Letter of Credit).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“United States Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(e)(ii)(B)(3).

“Unrestricted Subsidiary” means any Subsidiary designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.13.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“U.K. Borrower” means a Borrower incorporated in the United Kingdom and/or tax resident in the United Kingdom (and for these purposes it shall be assumed that a Borrower incorporated in Guernsey is tax resident in the United Kingdom).

“U.K. Non-Bank Lender” means a Lender (a) which is: (i) a company resident in the United Kingdom for United Kingdom tax purposes, (ii) a partnership each member of which is: (A) a company so resident in the United Kingdom; or (B) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA or (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; (b) which has provided a Tax Confirmation, and (c) in respect of which an officer of HMRC has not given, or has given and has subsequently revoked, a direction under section 931 of the ITA which relates to the payment.

“U.S. Borrower” has the meaning assigned to such term in the preliminary statements hereto.

“U.S. Loan Party” means any Loan Party that is organized in the United States, any state thereof or the District of Columbia.

“U.S. Restricted Subsidiary” means any Subsidiary of Bidco that is organized in the United States, any state thereof or the District of Columbia, other than an Unrestricted Subsidiary.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 9.20.

“Viasat” means Viasat, Inc., a Delaware corporation.

“Viasat Acquisition” means the acquisition by Viasat, directly or indirectly, of 100% of the issued share capital in Connect Topco Limited, a private company limited by shares and incorporated in Guernsey, an indirect parent company of Initial Holdings, as disclosed in the Form 8-K of Viasat dated November 8, 2021 (the “Viasat Filing”) pursuant to the Purchase Agreement (as defined in the Viasat Filing).

“VAT” (a) any tax imposed in any member state of the European Union pursuant to EC Council Directive 2006/112 on the common system of value added tax and national legislation implementing that Directive or any predecessor to it or supplemental to that Directive; and (b) any other sales or turnover tax of a similar nature, whether imposed in a member state of the European Union in or, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary that is a Wholly Owned Subsidiary.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) are, as of such date, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yen” and “¥” shall mean the lawful currency of Japan.

SECTION 1.02 Classification of Loans and Borrowings.

For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan” or “ABR Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing” or “Term Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03 Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or other modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; IFRS.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, IFRS, except as otherwise specifically prescribed herein.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement, the Total Net Leverage Ratio, the Senior Secured First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio, the Interest Coverage Ratio and any other financial ratio or test shall be calculated on a Pro Forma Basis, including to give effect to all Specified Transactions that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made, and in making any determination on a Pro Forma Basis, such calculations shall be made in good faith by a Financial Officer and shall be conclusive absent manifest error.

SECTION 1.05 Effectuation of Transactions.

All references herein to Holdings, Bidco and the other Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of Holdings, any Intermediate Parent, Bidco and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Acquisition and the other Transactions to occur on the Effective Date, unless the context otherwise requires.

SECTION 1.06 Limited Condition Transactions.

Notwithstanding anything in this Agreement or any Loan Document to the contrary, when calculating any applicable ratio, the amount or availability of the Incremental Cap, the amount or availability of the Available Amount or any other basket based on Consolidated EBITDA or total assets, or determining other compliance with this Agreement (including the determination of compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom) in connection with the consummation of a Limited Condition Transaction, the date of determination of such ratio, the amount or availability of the Incremental Cap, the amount or availability of the Available Amount or any other basket based on Consolidated EBITDA or total assets, and determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom or other applicable covenant shall, at the option of Bidco (Bidco’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be either (i) the date the definitive agreements for such Limited Condition Transaction are entered into (or, in respect of any transaction described in clause (b) of the definition of “Limited

Condition Transaction”, delivery of irrevocable notice or similar event) or (ii) solely in connection with an acquisition to which the City Code applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target company is made in compliance with the City Code (the “LCT Test Date”) and if, after such ratios and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other Specified Transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable Test Period ending prior to the LCT Test Date, Bidco could have taken such action on the relevant LCT Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with; provided that at the option of Bidco, the relevant ratios and baskets may be recalculated at the time of consummation of such Limited Condition Transaction. For the avoidance of doubt, (x) if any of such ratios or baskets are exceeded (or, with respect to the Interest Coverage Ratio, not reached) as a result of fluctuations in such ratio or basket (including due to fluctuations in Consolidated EBITDA of Bidco and its Subsidiaries or fluctuations of the target of any Limited Condition Transaction) at or prior to the consummation of the relevant Limited Condition Transaction, such ratios and other provisions will not be deemed to have been exceeded (or, with respect to the Interest Coverage Ratio, not reached) as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Transaction or related Specified Transactions. If Bidco has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for, or “Rule 2.7 announcement” in respect of, as applicable, such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction (or, if applicable, the irrevocable notice or similar event is terminated or expires), any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the applicable Limited Condition Transaction has actually closed or the definitive agreement with respect thereto has been terminated or expires (or, if applicable, the irrevocable notice or similar event is terminated or expires).

SECTION 1.07 Certain Determinations.

(a) For purposes of determining compliance with any of the covenants set forth in Article V or Article VI (including in connection with any Incremental Facility) at any time (whether at the time of incurrence or thereafter), any Lien, Investment, Indebtedness, Restricted Payment, Asset Sale or Affiliate transaction meets the criteria of one, or more than one, of the categories permitted pursuant to Article V or Article VI (including in connection with any Incremental Facility), Bidco (i) shall in its sole discretion determine under which category such Lien (other than Liens securing the Secured Obligations), Investment, Indebtedness (other than Indebtedness incurred under the Loan Documents), Asset Sale, Restricted Payment or Affiliate transaction (or, in each case, any portion there) is permitted and (ii) shall be permitted, in its sole discretion, to make any redetermination and/or to divide, classify or reclassify under which category or categories such Lien, Investment, Indebtedness, Asset Sale, Restricted Payment or Affiliate transaction is permitted from time to time as it may determine and without notice to the Administrative Agent or any Lender, so long as at the time of such redesignation Bidco would be permitted to incur such Lien, Investment, Indebtedness or Restricted Payment under such category or categories, as applicable. For the avoidance of doubt, if the applicable date for meeting any requirement hereunder or under any other Loan Document falls on a day that is not a Business Day, compliance with such requirement shall not be required until noon on the first Business Day following such applicable date.

(b) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, any Total Net Leverage Ratio, Senior Secured Net Leverage Ratio, Senior Secured First Lien Net Leverage Ratio and/or Interest Coverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence, except that incurrences of Indebtedness and Liens constituting Fixed Amounts shall be taken into account for purposes of Incurrence Based Amounts other than Incurrence Based Amounts contained in Section 6.01 or Section 6.02.

(c) Notwithstanding anything to the contrary herein, the Form Intercreditor Agreements shall be deemed to be reasonable and acceptable to the Administrative Agent and the Lenders, the Administrative Agent and the Lenders shall be deemed to have consented to the use of each such Form Intercreditor Agreement (and to the Administrative Agent’s execution thereof) in connection with any Indebtedness secured by the Collateral that is permitted to be incurred, issued and/or assumed by Bidco or any of its Subsidiaries pursuant to Section 6.01 and Section 6.02 and the Administrative Agent shall be authorized to execute and deliver on behalf of the Secured Parties the applicable Form Intercreditor Agreements.

SECTION 1.08 Additional Alternative Currencies.

(a) Bidco and the Borrowers may from time to time request that Eurodollar Revolving Loans be made and/or Letters of Credit be issued in a currency other than dollars or those specifically listed in the definition of “Alternative Currency.” In the case of any such request with respect to the making of Eurodollar Revolving Loans, such request shall be subject to the approval of the Administrative Agent and all of the Revolving Lenders. In the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent, the applicable Issuing Bank and all of the Revolving Lenders.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m. (New York City time), ten (10) Business Days prior to the date of the desired Revolving Borrowing or issuance of Letters of Credit (or such other time or date as may be agreed to by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, each Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Eurodollar Revolving Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof. In the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable Issuing Bank thereof. Each Revolving Lender (in the case of any such request pertaining to Eurodollar Revolving Loans) or each Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m. (New York City time), two (2) Business Days after its receipt of such request as to whether it consents, in its sole discretion, to the making of Eurodollar Revolving Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Revolving Lender or an Issuing Bank, as the case may be, to respond to such request within the time period specified in the last sentence of clause (b) above shall be deemed to be a refusal by such Revolving Lender or such Issuing Bank, as the case may be, to permit Eurodollar Revolving Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Lenders consent to making Eurodollar Revolving Loans in such requested currency, the Administrative Agent shall so notify Bidco and the Borrowers and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Eurodollar Revolving Loans. If the Administrative Agent and each Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify Bidco and the Borrowers and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.08, the Administrative Agent shall promptly so notify Bidco and the Borrowers.

SECTION 1.09 Currency Equivalents Generally.

Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurodollar Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in dollars, but such Borrowing, Eurodollar Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be.

SECTION 1.10 Divisions.

Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company or other Person, or an allocation of assets to a series of a limited liability company or other Person (or the unwinding of such a division or allocation) (any such transaction, a “Division”), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any Division of a limited liability company or other Person shall constitute a separate Person hereunder (and each Division of any limited liability company or other Person that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

SECTION 1.11 Agreed Security Principles; Guarantee Limitations.

The Guarantee Agreement, the Security Documents, the determination of Collateral and assets that constitute Excluded Assets of any Non-U.S. Loan Party and each other guaranty and security document delivered or to be delivered under this Agreement, and any obligation to enter into such document or obligation and/or provide security in any Collateral, by any Non-U.S. Loan Party shall be subject in all respects to the Agreed Security Principles and the Guarantee Limitations.

SECTION 1.12 Additional Borrowers.

Notwithstanding anything in Section 9.02 to the contrary, following the Effective Date, Bidco and the Borrowers may request that one or more Subsidiaries of Bidco that is a Restricted Subsidiary incorporated under the laws of England and Wales be added as an additional Revolving Borrower under the Revolving Facility by delivering to the Administrative Agent an Additional Borrower Agreement executed by such Subsidiary and the Borrower Representative. Such Subsidiary shall for all purposes of this Agreement be a Revolving Borrower and a Borrower hereunder after the latest of (i) five (5) Business Days (or such shorter period as the Administrative Agent shall agree) after delivery of such Additional Borrower Agreement and (ii) receipt by the Lenders and the Administrative Agent of such documentation and other information reasonably requested by the Lenders or the Administrative Agent for purposes of complying with all necessary “know your customer” or other similar checks under all applicable laws and regulations without any written objection submitted by the Lenders or the Administrative Agent within five (5) Business Days of the date of receipt of such documentation and other information; provided that each Additional Borrower shall also be a Guarantor. Any obligations in respect of Borrowings by any Additional Borrower under this Agreement will constitute “Loan Document Obligations” for all purposes of the Loan Documents. Promptly following receipt of any Additional Borrower Agreement, the Administrative Agent shall send a copy thereof to each Lender.

SECTION 1.13 Borrower Representative. Each Borrower hereby designates the Finco Borrower as its borrower representative (the “Borrower Representative”). The Borrower Representative may act as agent on behalf of each of the Borrowers for the purposes of issuing notices of Borrowing and notices of conversion/continuation of any Loans pursuant to Section 2.02 or 2.03 or similar notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants and certifications) on behalf of any Borrower or the Borrowers under the Loan Documents. The Borrower Representative hereby accepts such appointment. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

SECTION 1.14 Guernsey Customary Law

(a) Each Loan Party organized in Guernsey irrevocably waives and abandons any and all rights which it may at any time have under the existing or future laws of Guernsey:

(i) whether by virtue of the droit de discussion or otherwise, to require that recourse be had to the assets of any other person party to any of the Loan Documents before any claim in enforced against such Guarantor in respect of the obligations assumed by such Guarantor under or in connection with any Loan Document. Each Guarantor organized in Guernsey undertakes that, if any enforcement proceedings are initiated by any Lender, Secured Party, the Administrative Agent, the Collateral Agent or any finance party against that Guarantor in respect of any such obligations, that Guarantor shall not claim that any other party to any of the Loan Documents be made a party to such proceedings, and each such Guarantor agrees to be bound by the Loan Documents whether or not any such Guarantor or other person is made a party to any legal proceedings for the recovery of amounts due or owing or for the enforcement of obligations owed to such Lender, Secured Party, the Administrative Agent, the Collateral Agent or any finance party and whether the formalities required by any existing or future law of Guernsey, in regard to the rights or obligations of sureties shall or shall not have been observed; and

(ii) whether by virtue of the droit de division or otherwise to require that any liability under any guarantee or indemnity given in or in connection with any Loan Document be divided or apportioned with any other person or reduced in any manner.

(b) This waiver applies irrespective of any law or any provision of a Loan Document to the contrary.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments.

Subject to the terms and conditions set forth herein, (a) each Term Lender agrees to make Initial Term Loans to the applicable Term Borrower (i) in one drawing in connection with the Transactions on the Effective Date and (ii) in one additional drawing as a Certain Funds Utilization in connection with the Refinancing on or after the Effective Date until the Initial Term Commitment Expiration Date, each denominated in dollars and in an aggregate principal amount not exceeding such Term Lender’s then unused Initial Term Commitment and (b) each Revolving Lender agrees to make Revolving Loans to the applicable Revolving Borrower denominated in dollars or an Alternative Currency from time to time during the Revolving Availability Period in an aggregate principal amount which will not result in such Revolving Lender’s Revolving Exposure exceeding such Revolving Lender’s Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Revolving Borrowers may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02 Loans and Borrowings.

(a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and other than as expressly provided in Section 2.21(a)(iv) with respect to a Defaulting Lender, no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.

(b) Subject to Section 2.13, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrowers may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Revolving Borrowing in an Alternative Currency shall be a Eurodollar Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Eurodollar Borrowing that results from a continuation of an outstanding Eurodollar Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Each Swingline Loan shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding. Notwithstanding anything to the contrary herein, an ABR Revolving Borrowing (including a Borrowing of Swingline Loans) may be in an aggregate amount equal to the entire unused balance of the aggregate Revolving Commitments (and/or the Swingline Commitments, as applicable) or that is required to finance the reimbursement of a LC Disbursement as contemplated by Section 2.04(f).

SECTION 2.03 Requests for Borrowings.

To request a Revolving Borrowing or Term Borrowing, the applicable Borrower shall deliver by hand delivery, facsimile or other electronic transmission to the Administrative Agent a written Borrowing Request signed by the applicable Borrower substantially in the form of Exhibit T (a) in the case of a Eurodollar Borrowing in dollars, not later than 2:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing (or, in the case of any Eurodollar Borrowing in dollars to be made on the Effective Date or in the sole discretion of the Administrative Agent, one (1) Business Day), (b) in the case of a Eurodollar Borrowing in an Alternative Currency other than Yen, not later than 2:00 p.m., New York City time, four (4) Business Days before the date of the proposed Borrowing (or any shorter period agreed by the Administrative Agent and the Revolving Lenders in their sole discretion), (c) in the case of a Eurodollar Borrowing in Yen, not later than 2:00 p.m., New York City time, five (5) Business Days before the date of the proposed Borrowing (or any shorter period agreed by the Administrative Agent and the Revolving Lenders in their sole discretion) or (d) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such written Borrowing Request shall specify the following information:

(i) specifying the Class of the requested Borrowing;

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) in the case of a Borrowing of Revolving Loans, the currency of such Revolving Loans;

(vii) the location and number of the applicable Borrower’s account or accounts to which funds are to be disbursed, which shall comply with the requirements of Section 2.05, or, in the case of any ABR Revolving Borrowing or Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.04(f), the identity of the Issuing Bank that made such LC Disbursement;

(viii) that as of the date of such Borrowing, with respect to any other Borrowing after the Effective Date (other than a Certain Funds Utilization), the conditions set forth in Sections 4.02(a) and 4.02(b) are satisfied; and

(ix) that as of the date of such Borrowing, only in respect of a Certain Funds Utilization, the conditions set forth in clauses (i) and (k) of Section 4.01 are satisfied.

If no election as to the Type of Borrowing is specified as to any Borrowing, then the requested Borrowing shall be a Eurodollar Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein (including Section 2.21), each Issuing Bank agrees, in reliance upon the agreements of the Revolving Lenders (with respect to Letters of Credit) and the Revolving Borrowers set forth in this Section 2.04 and elsewhere in the Loan Documents, to issue Letters of Credit denominated in dollars or an Alternative Currency for the applicable Revolving Borrower’s own account (or for the account of any Subsidiary of Bidco so long as Bidco is an obligor in respect of all Loan Document Obligations arising under or in respect of such Letter of Credit), in a form reasonably acceptable to the applicable Issuing Bank, which shall reflect the standard operating procedures of such Issuing Bank, at any time and from time to time during the period from the Effective Date until the date that is the fifth (5th) Business Day prior to the Revolving Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit or bank guarantee application or other agreement submitted by Bidco to, or entered into by any Revolving Borrower with, the applicable Issuing Bank relating to any Letter of Credit, including the Existing Letters of Credit, the terms and conditions of this Agreement shall control.

(b) Issuance, Amendment, Renewal or Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Revolving Borrower shall deliver in writing by hand delivery or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent (at least four (4) Business Days before the requested date of issuance, amendment, renewal or extension or such shorter period as the applicable Issuing Bank and the Administrative Agent may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension, as the case may be (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section 2.04), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend, as the case may be, such Letter of Credit. Each such notice shall be in the form of Exhibit U, appropriately completed (each, a “Letter of Credit Request”). If requested by the applicable Issuing Bank, the applicable Revolving Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of any Letter of Credit the applicable Revolving Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the aggregate Revolving Exposures shall not exceed the aggregate Revolving Commitments, (ii) the aggregate LC Exposure shall not exceed the Letter of Credit Sublimit, and (iii) unless otherwise agreed by such Issuing Bank in its sole discretion, the Applicable Fronting Exposure of such Issuing Bank (or of such Issuing Bank’s applicable affiliate) shall not exceed the LC Commitment of such Issuing Bank. No Issuing Bank shall be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any Requirements of Law applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise fully compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it, (ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank now or hereafter in effect and applicable to letters of credit generally, (iii) such Letter of Credit is to be denominated in a currency other than dollars or an Alternative Currency, (iv) except as otherwise agreed by the Administrative Agent and such Issuing Bank, the Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit, or (v) with respect to Letters of Credit, any Lender is at that time a Defaulting Lender, if after giving effect to Section 2.21(a)(iv), any Defaulting Lender Fronting Exposure remains outstanding, unless such Issuing Bank has entered into arrangements, including the delivery of cash collateral, reasonably satisfactory to such Issuing Bank with the applicable Revolving Borrower or such Lender to eliminate such Issuing Bank’s Defaulting Lender Fronting Exposure arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other LC Exposure as to which such Issuing Bank has Defaulting Lender Fronting Exposure. No Issuing Bank shall be under any obligation (i) to amend or extend any Letter of Credit if (x) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (y) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit or (ii) to issue any Letter of Credit if such Letter of Credit contains any provisions for automatic reinstatement of all or any portion of the stated amount thereof after any drawing thereunder or after the expiry date of such Letter of Credit. Notwithstanding anything to the contrary herein, Barclays and UBS AG, Stamford Branch and their respective Affiliates shall not be under any obligation to issue bank guarantees or commercial Letters of Credit without their prior written consent. The Existing Letters of Credit shall, as of the Effective Date, be deemed to have been issued as Letters of Credit hereunder and subject to and governed by the terms of this Agreement.

(c) Notice. Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof required under paragraph (m) of this Section 2.04.

(d) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, the date to which it has been extended (not in excess of one year from the last applicable expiry date)) and (ii) the date that is the fifth (5th) Business Day prior to the Revolving Maturity Date; provided that if such expiry date is not a Business Day, such Letter of Credit shall expire at or prior to the close of business on the next succeeding Business Day; provided, further, that any Letter of Credit may, upon the request of a Revolving Borrower, include a provision whereby such Letter of Credit shall be renewed or extended automatically for additional consecutive periods of one year or less (but not beyond the date that is the fifth (5th) Business Day prior to the Revolving Maturity Date) unless the applicable Issuing Bank notifies the beneficiary thereof within the time period specified in such Letter of Credit or, if no such time period is specified, at least thirty (30) days prior to the then-applicable expiration date, that such Letter of Credit will not be renewed or extended; provided, further, that a Letter of Credit shall not be required to expire on such fifth (5th) Business Day prior to the Revolving Maturity Date if such Letter of Credit is cash collateralized or backstopped in an amount, by an institution and otherwise pursuant to arrangements, in each case reasonably acceptable to the applicable Issuing Bank. For the avoidance of doubt, if the Revolving Maturity Date occurs prior to the expiration of any Letter of Credit as a result of the last proviso in the foregoing sentence, then upon the taking of actions described in such proviso with respect to such Letter of Credit, all participations in such Letter of Credit under the terminated Revolving Commitments shall terminate.

(e) Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that is the issuer thereof or the Lenders, each Revolving Lender shall be deemed to have purchased and the applicable Issuing Bank shall be deemed to have sold a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Revolving Borrowers on the date due as provided in paragraph (f) of this Section 2.04, or of any reimbursement payment required to be refunded to the Revolving Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its acquisition of participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each payment required to be made by it under the preceding sentence shall be made without any offset, abatement, withholding or reduction whatsoever.

(f) Reimbursement of LC Disbursements. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Revolving Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount (in same day funds) equal to such LC Disbursement not later than 1:00 p.m., New York City time, on the Business Day immediately following the day that the applicable Revolving Borrower receives notice of such LC Disbursement (the “LC Reimbursement Date”), together with accrued interest or fees thereon in accordance with clause (i) of this Section 2.04. Each reimbursement of an LC Disbursement shall be denominated in the currency in which such LC Disbursement was made. Anything contained herein to the contrary notwithstanding, (i) unless the Revolving Borrowers shall have notified the Administrative Agent and the applicable Issuing Bank prior to 1:00 p.m., New York City time, on the date such LC Disbursement is made that the applicable Revolving Borrower intends to reimburse the applicable Issuing Bank for the amount of the LC Disbursement (including any accrued interest or fees thereon) with funds other than the proceeds of Revolving Loans, the applicable Revolving Borrower shall be deemed to have given a timely Borrowing Request to the Administrative Agent requesting Revolving Lenders to make Revolving Loans that are ABR Revolving Loans on the LC Reimbursement Date in an amount equal to such LC Disbursement (together with any accrued interest or fees thereon), and (ii) subject to satisfaction or waiver of the conditions specified in Section 4.02, Revolving Lenders shall, on the LC Reimbursement Date, make Revolving Loans that are ABR Revolving Loans in an amount equal to their Applicable Percentage of such LC Disbursement (together with any accrued interest or fees thereon), the proceeds of which shall be applied directly by the Administrative Agent to reimburse the applicable Issuing Bank for the amount of such LC Disbursement (together with any accrued interest or fees thereon); provided that if for any reason proceeds of Revolving Loans are not received by the applicable Issuing Bank on the LC Reimbursement Date in an amount equal to such LC Disbursement (together with any accrued interest or fees thereon), the Revolving Borrowers shall reimburse the applicable Issuing Bank, on demand, in an amount in same day funds equal to the excess of such LC Disbursement (together with any accrued interest or fees thereon) over the aggregate amount of such Revolving Loans, if any, which are so received. The Revolving Loans made pursuant to this paragraph (f) shall be made without regard to the Borrowing Minimum.

(g) Obligations Absolute. The Revolving Borrowers’ obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section 2.04 is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, or any term or provision herein or therein, (ii) any exchange, change, waiver or release of any Collateral for, or any other Person’s guarantee of or other liability for, any of the Secured Obligations, (iii) the existence of any claim, set-off, defense or other right which the Revolving Borrowers or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Bank, any Lender or any other Person or, in the case of a Lender, against the Revolving Borrowers, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Bidco or one or more of its Subsidiaries and the beneficiary for which any Letter of Credit was procured), (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (v) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit (provided that the Revolving Borrowers shall not be obligated to reimburse such LC Disbursements unless payment is made against presentation of a draft or other document that at least substantially complies with the terms of such Letter of Credit), (vi) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any of its subsidiaries; (vii) any breach hereof or any other Loan Document by any party hereto or thereto, (viii) the fact that an Event of Default or a Default shall have occurred and be continuing, or (ix) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.04, constitute a legal or equitable discharge of, or provide a right of setoff against, the Revolving Borrowers’ obligations hereunder. As between the Revolving Borrowers and any Issuing Bank, the Revolving Borrowers assume all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Bank and the proceeds thereof, by the respective beneficiaries of such Letters of Credit or any assignees or transferees thereof. In furtherance and not in limitation of the foregoing, none of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged other than to confirm such documents comply with the terms of such Letter of Credit; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) its honor of any presentation under a Letter of Credit that appears on its face to substantially comply with the terms and conditions of such Letter of Credit; (v) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder); (vi) errors in interpretation of technical terms; (vii) any loss or delay in the transmission of any document required in order to make a drawing under any such Letter of Credit; (viii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (ix) any consequences arising from causes beyond the control of the Issuing Bank, including any act by a Governmental Authority and fluctuation in currency exchange rates. None of the above shall affect or impair, or prevent the vesting of, any of the Issuing Bank’s rights or powers hereunder or place the Issuing Bank under any liability to the Revolving Borrowers or any other Person. Notwithstanding the foregoing, none of the above shall be construed to excuse any Issuing Bank from liability to the Revolving Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential, incidental, exemplary or punitive damages, claims in respect of which are hereby waived by the Revolving Borrowers to the extent permitted by Requirements of Law) suffered by the Revolving Borrowers that are caused by such Issuing Bank’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, nonappealable judgment) when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if (notwithstanding the appearance of substantial compliance) such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute gross negligence or willful misconduct.

(h) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Revolving Borrowers by hand delivery or facsimile of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Revolving Borrowers of their obligations to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (f) of this Section 2.04.

(i) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Revolving Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Revolving Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans or, if such LC Disbursement is not denominated in dollars, at a rate per annum then applicable to Revolving Loans denominated in such currency; provided that, if the Revolving Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section 2.04, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section 2.04 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment and shall be payable on demand or, if no demand has been made, on the date on which the Revolving Borrowers reimburse the applicable LC Disbursement in full.

(j) Cash Collateralization of Letters of Credit. If (i) effective immediately, without demand or other notice of any kind, as of any expiration date of a Letter of Credit, such Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, (ii) effective immediately, without demand or other notice of any kind, as of the occurrence of any Event of Default under paragraph (h) or (i) of Section 7.01, or (iii) any Event of Default under paragraph (a) or (b) of Section 7.01 shall occur and be continuing, on the Business Day on which the Revolving Borrowers receive notice from the Administrative Agent, the applicable Issuing Bank or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing more than 50% of the aggregate LC Exposure of all Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Revolving Borrowers shall deposit in an account with a depositary bank that is a Lender reasonably satisfactory to the Collateral Agent, in the name of the Administrative Agent and for the benefit of the Secured Parties (or in the case of any Letters of Credit that expire later than the fifth (5th) Business Day prior to the Revolving Maturity Date and are cash collateralized on or after the fifth (5th) Business Day prior to the Revolving Maturity Date, for the benefit of the applicable Issuing Bank), an amount of cash in dollars or an Alternative Currency equal to the portions of the LC Exposure attributable to Letters of Credit, as of such date plus any accrued and unpaid interest thereon. The Revolving Borrowers also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.10(b). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Revolving Borrowers under this Agreement and the other Loan Documents. At any time that there shall exist a Defaulting Lender, if any Defaulting Lender Fronting Exposure remains outstanding (after giving effect to Section 2.21(a)(iv)), then promptly upon the request of the Administrative Agent or the Issuing Bank or the Swingline Lender, the Revolving

Borrowers shall deliver to the Administrative Agent cash collateral in an amount sufficient to cover such Defaulting Lender Fronting Exposure (after giving effect to any cash collateral provided by the Defaulting Lender). The Administrative Agent (for the benefit of the Secured Parties) shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent in Cash Equivalents and at the Revolving Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Notwithstanding anything to the contrary set forth in this Agreement, moneys in such account shall be applied by the Administrative Agent first to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, the balance shall be held for the satisfaction of the reimbursement obligations of the Revolving Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing more than 50% of the aggregate LC Exposure of all the Revolving Lenders), such balance shall be applied to satisfy other obligations of the Revolving Borrowers under this Agreement. If the Revolving Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender, such amount (to the extent not applied as aforesaid) shall be returned to the Revolving Borrowers within three Business Days of request for such return after all Events of Default have been cured or waived or after the termination of Defaulting Lender status, as applicable. If the Revolving Borrowers are required to provide an amount of cash collateral hereunder pursuant to Section 2.10(b), such amount (to the extent not applied as aforesaid) shall be returned to the Revolving Borrowers as and to the extent that, after giving effect to such return, the Revolving Borrowers would remain in compliance with Section 2.10(b) and no Event of Default shall have occurred and be continuing.

(k) Designation of Additional Issuing Banks. Bidco and the Revolving Borrowers may, at any time and from time to time, designate as additional Issuing Banks one or more Revolving Lenders that agree in writing to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, Bidco and the Revolving Borrowers, executed by the Revolving Borrowers, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

(l) Resignation or Termination of an Issuing Bank. Subject to the appointment and acceptance of a successor Issuing Bank reasonably acceptable to Bidco, any Issuing Bank may resign at any time by giving thirty (30) days’ written notice to the Administrative Agent, the Lenders, Bidco and the Revolving Borrowers. Bidco and the Revolving Borrowers may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to all Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such resignation or termination shall become effective, the Revolving Borrowers shall pay all unpaid fees accrued for the account of the resigning or terminated Issuing Bank pursuant to Section 2.11(b). Notwithstanding the effectiveness of any such resignation or termination, the resigning or terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or termination, but shall not (a) be required (and shall be discharged from its obligations) to issue any additional Letters of Credit or extend or increase the amount of Letters of Credit then outstanding, without affecting its rights and obligations with respect to Letters of Credit previously issued by it, or (b) be deemed an Issuing Bank for any other purpose.

(m) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section 2.04, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) within five (5) Business Days following the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Revolving Borrowers fail to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank; provided that no Issuing Bank shall have any liability hereunder to any Person for any failure to deliver the reports contemplated by this paragraph (m) of this Section 2.04.

(n) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Revolving Borrowers when a Letter of Credit is issued or when it is amended with the consent of the beneficiary thereof, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the applicable Issuing Bank shall not be responsible to the Revolving Borrowers for, and the applicable Issuing Bank’s rights and remedies against the Revolving Borrowers shall not be impaired by, any action or inaction of the applicable Issuing Bank required or permitted under any law, order or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the applicable law or any order of any Governmental Authority in a jurisdiction where the applicable Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

SECTION 2.05 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon (and in the case of ABR Loans, 2:00 p.m.), New York City time, to the Applicable Account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.24. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to an account of the applicable Borrower designated by the applicable Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of a LC Disbursement as provided in Section 2.04(f) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.05 and may, in reliance on such assumption and in its sole discretion, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on demand of the Administrative Agent. If such Lender does not pay such corresponding amount forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Borrowers, and the Borrowers agree to pay such corresponding amount to the Administrative Agent forthwith on demand. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. The Administrative Agent shall also be entitled to recover from such Lender or from the Borrowers interest on such corresponding amount, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrowers, the interest rate applicable to such Borrowing in accordance with Section 2.12.

(c) The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.03(c) and Section 9.03(d) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.03(c) and/or Section 9.03(d) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.03(c) and/or Section 9.03(d).

SECTION 2.06 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.06. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.06, the Borrowers shall deliver by hand delivery, facsimile or other electronic transmission to the Administrative Agent a written Interest Election Request signed by a Responsible Officer of a Borrower by the time that a Borrowing Request would be required under Section 2.03 if a Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic transmission to the Administrative Agent of a written Interest Election Request signed by a Responsible Officer of a Borrower.

(c) Each written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the currency and the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request in accordance with this Section 2.06, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If a Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing denominated in dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.07 Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Initial Term Commitments shall terminate at 11:59 p.m., New York City time on the Initial Term Commitment Expiration Date (provided that in connection with each drawing of Initial Term Loans in accordance with Section 2.01(a), the Initial Term Commitment of each Lender shall be reduced on a dollar for dollar basis by the amount of Initial Term Loans made by such Lender on the date of such drawing; provided further, that, to the extent that Bidco elects prior to the Target Debt Refinancing Outside Date that any portion of the Potential Rollover Instruments shall remain outstanding in accordance with the definition of “Target Debt Refinancing Indebtedness”, the Initial Term Commitments shall be reduced on a dollar for dollar basis by an aggregate amount equal to the Rolled Over Amounts (with the Initial Term Commitments being reduced among the Lenders on a ratable basis)), (ii) the Term Commitments in respect of the Amendment No. 1 Refinancing Term Loans shall terminate on the Amendment No. 1 Effective Date and (iii) the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b) The Borrowers may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 unless such amount represents all of the remaining Commitments of such Class and (ii) the Borrowers shall not terminate or reduce the Revolving Commitments of any Class if, after giving effect to any concurrent prepayment of the Revolving Loans or Swingline Loans of any Class in accordance with Section 2.10, the aggregate Revolving Exposures of such Class would exceed the aggregate Revolving Commitments of such Class.

(c) The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.07 at least one (1) Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section 2.07 shall be irrevocable; provided that a notice of termination of the Revolving Commitments of any Class delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice may be revoked or extended by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date of termination) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.08 Repayment of Loans; Evidence of Debt.

(a) The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.09 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made by the Swingline Lender on the earlier to occur of (A) the date that is ten (10) Business Days after such Loan is made and (B) the Revolving Maturity Date; provided that on each date that a Revolving Borrowing is made, the Revolving Borrowers shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall, in connection with maintenance of the Register in accordance with Section 9.04(b)(iv) maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal, premium, interest or fees due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.08 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section 2.08, the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section 2.08 shall control.

(e) Any Lender may request through the Administrative Agent that Loans of any Class made by it be evidenced by a Note. In such event, the Borrowers shall execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns).

SECTION 2.09 Amortization of Term Loans.

(a) Subject to adjustment pursuant to paragraph (c) of this Section 2.09 and increases in connection with fungible increases to the Amendment No. 1 Refinancing Term Loans to reflect the equivalent amortization for such fungible increase, the Term Borrowers shall repay Borrowings of Amendment No. 1 Refinancing Term Loans on the last day of each March, June, September and December (commencing on March 31, 2021) in each case in an amount equal to $4,375,000; provided that if any such date is not a Business Day, such payment shall be due on the immediately preceding Business Day.

(b) To the extent not previously paid, all Amendment No. 1 Refinancing Term Loans shall be due and payable on the Term Maturity Date.

(c) Any prepayment of a Term Borrowing of any Class (i) pursuant to Section 2.10(a)(i) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Borrowings of such Class to be made pursuant to this Section 2.09 as directed by Bidco or the Term Borrowers (and absent such direction, in direct order of maturity) and (ii) pursuant to Section 2.10(c) or Section 2.10(d) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Borrowings of such Class to be made pursuant to this Section 2.09, or, except as otherwise provided in any Refinancing Amendment or Loan Modification Agreement, pursuant to the corresponding section of such Refinancing Amendment or Loan Modification Agreement, as applicable, as directed by Bidco or the Term Borrowers (and absent such direction, in direct order of maturity).

(d) Prior to any repayment of any Term Borrowings of any Class hereunder, Bidco or the Term Borrowers shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by hand delivery or facsimile of such election not later than 2:00 p.m., New York City time, one (1) Business Day before the scheduled date of such repayment. In the absence of a designation by Bidco or the Term Borrowers as described in the preceding sentence, the Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.15 and shall be applied in direct order of maturity. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.10 Prepayment of Loans.

(a) (i) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty; provided that in the event that~~,~~ the Viasat Acquisition is consummated and, following the consummation of the Viasat Acquisition but prior to the date that is six (6) months after the ~~Amendment No. 1 Effective Date~~consummation of the Viasat Acquisition, the Borrowers enter into any Repricing Transaction, the Borrowers shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders, (I) in the case of clause (a) of the definition of “Repricing Transaction”, a prepayment premium of 1.00% of the principal amount of the Amendment No. 1 Refinancing Term Loans being prepaid in connection with such Repricing Transaction or (II) in the case of clause (b) of the definition of “Repricing Transaction”, an amount equal to 1.00% of the aggregate amount of the applicable Amendment No. 1 Refinancing Term Loans outstanding immediately prior to such amendment that are subject to an effective pricing reduction pursuant to such Repricing Transaction.

(ii) Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries may offer to prepay all or a portion of the outstanding Term Loans on the following basis:

(A) Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries shall have the right to make a voluntary prepayment of Term Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.10(a)(ii); provided that (x) Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries shall not make any Borrowing of Revolving Loans or Swingline Loans to fund any Discounted Term Loan Prepayment and (y) Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries shall not initiate any action under this Section 2.10(a)(ii) in order to make a Discounted Term Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries were notified that no Term Lender was willing to accept any prepayment of any Term Loan and/or Other Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of Holdings’, any Intermediate Parent’s, Bidco or any of their respective Subsidiaries’ election not to accept any Solicited Discounted Prepayment Offers and (z) each Lender participating in any Discounted Term Loan Prepayment acknowledges and agrees that in connection with such Discounted Term Loan Prepayment, (1) the Borrowers then may have, and later may come into possession of, information regarding the Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to participate in such Discounted Term Loan Prepayment (“Excluded Information”), (2) such Lender has independently and, without reliance on Holdings, any of its subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to participate in such Discounted Term Loan Prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of Holdings, its subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by Requirements of Law, any claims such Lender may have against Holdings, its subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information; provided, further, that any Term Loan that is prepaid will be automatically and irrevocably cancelled.

(B) (1) Subject to the proviso to subsection (A) above, Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with three (3) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of

Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.10(a)(ii)), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Specified Discount Prepayment Response Date”).

(2) Each relevant Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Term Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3) If there is at least one Discount Prepayment Accepting Lender, Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries will make prepayment of outstanding Term Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2); provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro-rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries shall be due and payable by Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C) (1) Subject to the proviso to subsection (A) above, Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries, to each Term Lender and/or each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.10(a)(ii)), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Discount Range Prepayment Response Date”). Each relevant Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Term Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries agree to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by the Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3) If there is at least one Participating Lender, Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro-rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Lender to be prepaid at the Applicable Discount on such date, and if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries shall be due and payable by the Borrowers on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D) (1) Subject to the proviso to subsection (A) above, Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate dollar amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.10(a)(ii)), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) such Term Lender is willing to allow to be applied to the prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid subject to such Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2) The Auction Agent shall promptly provide Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Holdings, any Intermediate Parent, Bidco, or any of their respective Subsidiaries shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries (the “Acceptable Discount”), if any. If Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries by the Acceptance Date, Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries at the Acceptable Discount in accordance with this Section 2.10(a)(ii)(D). If Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries elects to accept any Acceptable Discount, then Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro-rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender who made a Solicited Discounted Prepayment Offer of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrowers and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrowers shall be due and payable by the Borrowers on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E) In connection with any Discounted Term Loan Prepayment, Holdings, any Intermediate Parent, Bidco or any of its Subsidiaries and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of reasonable and customary fees and expenses from Holdings, any Intermediate Parent, the Borrowers or any of their respective Subsidiaries in connection therewith.

(F) If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries shall prepay such Term Loans on the Discounted Prepayment Effective Date. Holdings, any Intermediate Parent, the Borrowers or any of their respective Subsidiaries shall make such prepayment to the Auction Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 a.m. (New York City time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Term Loans on a pro rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.10(a)(ii) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.

(G) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.10(a)(ii), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries.

(H) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.10(a)(ii), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I) Each of Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries and the Lenders acknowledges and agrees that the Auction Agent may perform any and all of its duties under this Section 2.10(a)(ii) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.10(a)(ii) as well as activities of the Auction Agent.

(J) Holdings, any Intermediate Parent, Bidco or any of their respective Subsidiaries shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date, Discount Range Prepayment Response Date or Solicited Discounted Prepayment Response Date, as applicable (and if such offer is revoked pursuant to the preceding clauses, any failure by the Borrowers to make any prepayment to a Term Lender, as applicable, pursuant to this Section 2.10(a)(ii) shall not constitute a Default or Event of Default under Section 7.01 or otherwise).

(b) In the event and on each occasion that (i) the aggregate Revolving Exposures of any Class exceed the aggregate Revolving Commitments of such Class, Bidco or the Revolving Borrowers shall prepay Revolving Borrowings or Swingline Loans of such Class (or, if no such Borrowings are outstanding, deposit cash collateral in an account with a depositary bank that is a Lender reasonably satisfactory to the Collateral Agent pursuant to Section 2.04(j)) in an aggregate amount necessary to eliminate such excess or (ii) any Net Proceeds are received by or on behalf of Bidco or any of the Restricted Subsidiaries in respect of any Prepayment Event described in clause (b) of the definition thereof, Bidco or the Term Borrowers shall, on the date of such Prepayment Event, prepay Term Loans in an aggregate amount equal to 100% of such Net Proceeds; provided that in the event that the Viasat Acquisition is consummated, if the prepayment arising from such Prepayment Event occurs after the Viasat Acquistion is consummated but prior to the date that is six (6) months following the ~~Amendment No. 1 Effective Date~~consummation of the Viasat Acquisition and is in connection with a Repricing Transaction, Bidco or the Term Borrowers shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders, a prepayment premium of 1.00% of the principal amount of the Amendment No. 1 Refinancing Term Loans being prepaid in connection with such Repricing Transaction; provided, further, that the Borrower may use a portion of such Net Proceeds to prepay or repurchase any other Indebtedness that is secured by the Collateral on a pari passu basis with the Secured Obligations to the extent such other Indebtedness and the Liens securing the same are not prohibited hereunder and the documentation governing such other Indebtedness requires such a prepayment or repurchase thereof with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness and the denominator of which is the aggregate outstanding principal amount of Term Loans and such other Indebtedness.

(c) Subject to the provisions of Section 6.04(b), in the event and on each occasion that any Net Proceeds are received by or on behalf of Bidco or any of the Restricted Subsidiaries in respect of any Prepayment Event described in clause (a) of the definition thereof, Bidco or the Term Borrowers shall, within five (5) Business Days after such Net Proceeds are received, prepay Term Loans in an aggregate amount equal to 100% of such Net Proceeds; provided that Bidco and the Borrowers may use a portion of such Net Proceeds to prepay or repurchase any other Indebtedness that is secured by the Collateral on a pari passu basis with the Secured Obligations to the extent such other Indebtedness and the Liens securing the same are permitted hereunder and the documentation governing such other

Indebtedness requires such a prepayment or repurchase thereof with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness and the denominator of which is the aggregate outstanding principal amount of Term Loans and such other Indebtedness.

(d) Following the end of each fiscal year of Bidco, commencing with the fiscal year ending December 31, 2020, Bidco or the Borrowers shall prepay Term Loans in an aggregate amount equal to the excess of (x) the ECF Percentage of Excess Cash Flow for such fiscal year over (y) the greater of (i) $75,000,000 and (ii) 10% of Consolidated EBITDA for the most recently ended Test Period as of such date, calculated on a Pro Forma Basis; provided that such amount shall, at the option of Bidco, be reduced on a dollar-for-dollar basis for such fiscal year by:

(i) the aggregate amount of prepayments and repurchases of (A) Term Loans (and to the extent the Revolving Commitments are reduced in a corresponding amount pursuant to Section 2.07, Revolving Loans) made pursuant to Section 2.10(a) (or otherwise in a manner not prohibited by Section 9.04(g)) and (B) other Consolidated Senior Secured First Lien Indebtedness, in each case during such fiscal year (without duplication of amounts deducted pursuant to this clause (i) in prior fiscal years), or after such fiscal year and on or prior to the 90th day after the end of such fiscal year; provided further that (1) such reduction as a result of prepayments pursuant to Section 2.10(a)(ii) or Section 9.04(g) shall be limited to the actual amount of such cash prepayment, (2) in the case of the prepayment of any revolving commitments, there is a corresponding reduction in commitments and (3) such reduction shall exclude all such prepayments funded with the proceeds of other long-term Indebtedness (other than the Revolving Loans); and

(ii) in each case without duplication of any such reduction from the definition of “Excess Cash Flow” by such amounts, by the aggregate amount of clauses (b)(ii), (vi), (vii), (viii), (ix), (x), (xi), (xii), (xiii) and (xiv) of the definition of “Excess Cash Flow” for such fiscal year and on or prior to the 90th day after the end of such fiscal year; provided further that such reduction shall exclude all such payments funded with the proceeds of other long-term Indebtedness (other than the Revolving Loans).

Notwithstanding anything in the foregoing to the contrary, at Bidco’s option, (1) the Senior Secured First Lien Net Leverage Ratio in the definition of “ECF Percentage” shall be recalculated to give Pro Forma Effect to any amount referred to in proviso clauses (i) and (ii) above that is paid or otherwise realized or accounted for after the end of the applicable fiscal year but prior to the making of the Excess Cash Flow payment required for such fiscal year and (2) any payments and cash uses under clauses (i) and (ii) above that have not been applied to reduce the payments which may be due from time to time pursuant to this Section 2.10(d) shall be carried over to subsequent periods, and may reduce the payments due from time to time pursuant to this Section 2.10(d) during such subsequent periods (until such time as such payments and cash uses are so applied to reduce such payments which may be due from time to time). Each prepayment pursuant to this Section 2.10(d) shall be made on or before the date that is ten (10) days after the date on which financial statements are required to be delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated.

(e) Prior to any optional prepayment of Borrowings pursuant to Section 2.10(a)(i), Bidco or the Borrowers shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section 2.10. In the event of any mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, Bidco or the Borrowers shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between Term Borrowings (and, to the extent provided in the Refinancing Amendment for any Class of Other Term Loans, the Borrowings of such Class) pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class; provided that any Term Lender may elect, by notice to the Administrative Agent by facsimile at least two (2) Business Days (or in the case of prepayments of any Term Loans that are ABR Loans, one (1) Business Day) prior to the prepayment date, to decline all or any portion of any prepayment of its Term Loans of any such Class pursuant to this Section 2.10 (other than an optional prepayment pursuant to paragraph (a)(i) of this Section 2.10 or a mandatory prepayment as a result of the Prepayment Event set forth in clause (b) of the definition thereof, which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans of any such Class but was so declined (and not used pursuant to the immediately following sentence) shall be retained by Bidco (such amounts, “Retained Declined Proceeds”). Optional prepayments of Term Borrowings shall be allocated among the Classes of Term Borrowings as directed by Bidco or the Borrowers. In the absence of a designation by Bidco or the Borrowers as described in the preceding provisions of this paragraph of the Type of Borrowing of any Class, the Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.15 and shall be applied in direct order of maturity; provided that, in connection with any mandatory prepayments by Bidco or the Borrowers of the Term Loans pursuant to Section 2.10(c) or (d), such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or Eurodollar Loans.

(f) Bidco or the Borrowers shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) of any prepayment hereunder by hand delivery, facsimile or other electronic transmission of a written Prepayment Notice signed by Bidco or a Borrower substantially in the form of Exhibit X (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment (or, in the sole discretion of the Administrative Agent, one (1) Business Day) or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked or extended by Bidco or the Borrowers (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12, and subject to Section 2.10(a)(i), shall be without premium or penalty. At Bidco’s or the Borrowers’ election in connection with any prepayment pursuant to this Section 2.10, such prepayment shall not be applied to any Term Loan or Revolving Loan of a Defaulting Lender (under any of subclauses (a), (b) or (c) of the definition of “Defaulting Lender”) and shall be allocated ratably among the relevant non-Defaulting Lenders.

(g) Notwithstanding any other provisions of Section 2.10(c) or (d), (A) to the extent that any of or all the Net Proceeds of any Prepayment Event by or Excess Cash Flow of a Foreign Subsidiary of Bidco giving rise to a prepayment pursuant to Section 2.10(c) or (d) (a “Foreign

Prepayment Event”) are prohibited or delayed by applicable local law from being repatriated to Bidco, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be taken into account in determining the amount to be applied to repay Term Loans at the times provided in Section 2.10(c) or (d), as the case may be, and such amounts may be retained by such Subsidiary, and once Bidco has determined in good faith that such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law, then the amount of such Net Proceeds or Excess Cash Flow will be taken into account as soon as practicable in determining the amount to be applied (net of additional taxes payable or reserved if such amounts were repatriated) to the repayment of the Term Loans pursuant to Section 2.10(c) or (d), as applicable, (B) to the extent that and for so long as Bidco has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow would have a material adverse tax or cost consequence with respect to such Net Proceeds or Excess Cash Flow, the amount of Net Proceeds or Excess Cash Flow so affected will not be required to be taken into account in determining the amount to be applied to repay Term Loans at the times provided in Section 2.10(c) or Section 2.10(d), as the case may be, and such amounts may be retained by such Subsidiary; provided that when Bidco determines in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow would no longer have a material adverse tax consequence with respect to such Net Proceeds or Excess Cash Flow, such Net Proceeds or Excess Cash Flow shall be taken into account as soon as practicable in determining the amount to be applied (net of additional taxes payable or reserved against if such amounts were repatriated) to the repayment of the Term Loans pursuant to Section 2.10(c) or Section 2.10(d), as applicable, and (C) to the extent that and for so long as Bidco has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow would give rise to a risk of liability for the directors of such Subsidiary, the Net Proceeds or Excess Cash Flow so affected will not be required to be taken into account in determining the amount to be applied to repay Term Loans at the times provided in Section 2.10(c) or Section 2.10(d), as the case may be, and such amounts may be retained by such Subsidiary.

SECTION 2.11 Fees.

(a) The Borrowers agree to pay to the Administrative Agent in dollars for the account of each Revolving Lender a commitment fee, which shall accrue at the rate of the Commitment Fee Percentage per annum on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the third Business Day following the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) The Borrowers agree to pay (i) to the Administrative Agent in dollars for the account of each Revolving Lender (other than any Defaulting Lender) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements but taking into account the maximum amount available to be drawn under all outstanding Letters of Credit, whether or not such maximum amount is then in effect) during the period from and including the Effective Date to and including the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank in dollars a fronting fee, which shall accrue at (x) a rate equal to 0.125% per annum or (y) a lesser rate per annum agreed to by any Issuing Bank (with respect to any Letter of Credit issued by such Issuing Bank), in each case on the daily amount of the LC Exposure, attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements but taking into account the maximum amount available to be drawn under all outstanding Letters of Credit, whether or not such maximum amount is then in effect) during the period from and including the Effective Date to and including the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following the last day of March, June, September and December, respectively, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent in the Fee Letter.

(d) The Borrowers agree to pay to the Administrative Agent in dollars for the account of each Term Lender a ticking fee, which shall accrue at the rate of the Ticking Fee Percentage per annum, on an amount equal to the amount of the Initial Term Commitment of such Term Lender as of the Effective Date, during the period from and including the Allocation Date to but excluding the Effective Date. Accrued ticking fees shall be payable on the Effective Date. All ticking fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(e) Notwithstanding the foregoing, and subject to Section 2.21, the Borrowers shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 2.11.

SECTION 2.12 Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if upon the occurrence and during the continuance of any Specified Event of Default any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.12 or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section 2.12; provided that no amount shall be payable pursuant to this Section 2.12(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided, further that no amounts shall accrue pursuant to this Section 2.12(c) on any overdue amount, reimbursement obligation in respect of any LC Disbursement or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.12 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) upon the termination of the Revolving Commitments, accrued interest on the Revolving Loans shall be payable.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13 Alternate Rate of Interest.

(a) If at least two (2) Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period (in each case with respect to the Loans impacted by this clause (ii) or clause (i) above, “Impacted Loans”);

then the Administrative Agent shall give notice thereof to Bidco and the Borrowers and the Lenders by telephone or facsimile or other electronic communication as promptly as practicable thereafter and, until the Administrative Agent notifies Bidco and the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (y) if any Borrowing Request requests a Eurodollar Borrowing, then such Borrowing shall be made as an ABR Borrowing; provided, however, that, in each case, the Borrowers may revoke any Borrowing Request that is pending when such notice is received.

(b) Notwithstanding the foregoing, if the Administrative Agent has made such determination described in clause (a)(i) of this Section 2.13 or is advised by the Required Lenders of their determination described in clause (a)(ii) of this Section 2.13, and in each case such circumstances are unlikely to be temporary, and the Borrowers shall so request, the Administrative Agent, the Required Lenders and the Borrowers shall negotiate in good faith to amend the definition of “LIBO Rate” and other applicable provisions to preserve the original intent thereof in light of such change; provided that, until so amended, such Impacted Loans will be handled as otherwise provided pursuant to the terms of Section 2.13(a).

SECTION 2.14 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (including Taxes, other than Excluded Taxes or Taxes indemnified under Section 2.16) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender or Issuing Bank, the Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such increased costs actually incurred or reduction actually suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then, from time to time upon request of such Lender or Issuing Bank, the Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction actually suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section 2.14 delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 2.14 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding any other provision of this Section 2.14, no Lender or Issuing Bank shall demand compensation for any increased cost or reduction pursuant to this Section 2.14 if (i) it shall not at the time be the general policy or practice of such Lender or Issuing Bank to demand such compensation in similar circumstances under comparable provisions of other credit agreements and (ii) such increased cost or reduction is due to market disruption, unless such circumstances generally affect the banking market and when the Required Lenders have made such a request.

SECTION 2.15 Break Funding Payments.

In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(f) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.18 or Section 9.02(c), then, in any such event, the Borrowers shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the loss, cost and expense (excluding loss of profit) actually incurred by it as a result of such event. For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 2.15, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Adjusted LIBO Rate for such Loan by a matching deposit or other borrowing in the applicable interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 and the reasons therefor delivered to the Borrowers shall be prima facie evidence of such amounts. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt of such demand. Notwithstanding the foregoing, this Section 2.15 will not apply to losses, costs or expenses resulting from Taxes. Notwithstanding the foregoing, no Lender shall demand compensation pursuant to this Section 2.15 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements. Each Lender hereby waives the right to receive compensation under this Section 2.15 for any loss, cost or expense incurred as a result of a Repricing Transaction.

SECTION 2.16 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable Requirements of Law. If the applicable withholding agent (which may include a Loan Party) shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable withholding agent) to deduct any Taxes from such payments, then the applicable withholding agent shall make such deductions and shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law (a “Tax Withholding”), and if such Taxes are Indemnified Taxes or Other Taxes, then the amount payable by the applicable Loan Party shall be increased as necessary so that after all such required deductions have been made (including such deductions applicable to additional amounts payable under this Section 2.16), each

Lender (or, in the case of a payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions been made.

(b) Without limiting the provisions of paragraph (a) above, the Borrowers shall timely pay to the relevant Governmental Authority in accordance with Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Without duplication of amounts payable pursuant to clauses (a) and (b), the Borrowers shall indemnify the Administrative Agent and each Lender within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document and any Other Taxes paid by the Administrative Agent or such Lender, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrowers by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of any Taxes by a Loan Party to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (i) Each Lender shall, at such times as are reasonably requested by the Borrowers or the Administrative Agent, provide the Borrowers and the Administrative Agent with any properly completed and executed documentation prescribed by any Requirement of Law, or reasonably requested by the Borrowers or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation expired, obsolete or inaccurate in any respect (including any specific documentation required below in this Section 2.16(e)), deliver promptly to the Borrowers and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrowers and the Administrative Agent in writing of its legal ineligibility to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to Tax at a rate reduced by an applicable tax treaty, the Borrowers, the Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable law from such payments at the applicable statutory rate.

(ii) Without limiting the generality of the foregoing:

(A) Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrowers and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(B) Each Foreign Lender shall deliver to the Borrowers and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent) whichever of the following is applicable:

(1) two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(2) two properly completed and duly signed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two properly completed and duly signed certificates, substantially in the form of Exhibit Q (any such certificate a “United States Tax Compliance Certificate”), as applicable, and (y) two properly completed and duly signed copies of Internal Revenue Service Form W- 8BEN or W-8BEN-E, as applicable (or any successor forms),

(4) to the extent a Foreign Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two properly completed and duly signed copies of Internal Revenue Service Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, applicable United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner that would be required under this Section 2.16 if such beneficial owner were a Lender, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such direct or indirect partner(s)), or

(5) two properly completed and duly signed copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrowers and the Administrative Agent to determine the withholding or deduction required to be made.

(C) If a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(D) Each Lender that is a U.K. Non-Bank Lender (excluding for the purposes of this Section 2.16(e) only, clause (b) of the definition of U.K. Non-Bank Lender) shall, on the date on which it becomes a Lender to any U.K. Borrower, provide to that U.K. Borrower a Tax Confirmation. A U.K. Non-Bank Lender which is a Lender to a U.K. Borrower on the date of this Agreement gives a Tax Confirmation to that U.K. Borrower by entering into this Agreement, and, with respect to any Tax Withholdings in respect of Tax in the U.K.:

(E) a Loan Party shall promptly upon becoming aware that it must make such a Tax Withholding (or that there is any change in the rate or the basis of a Tax Withholding) notify the Administrative Agent accordingly. Similarly, a Lender shall notify the relevant Borrower and the Administrative Agent on becoming so aware in respect of a payment payable to that Lender. If the Administrative Agent or the relevant Borrower receives such notification from a Lender it shall notify the relevant Loan Party;

(F) subject to sub-clause (G) below, the relevant Lender and each relevant Loan Party shall co-operate in completing any procedural formalities necessary for such Loan Party to make payments to such Lender without such a Tax Withholding;

(G) each Lender to a U.K. Borrower that holds a passport under the HMRC DT Treaty Passport scheme and which wishes that scheme to apply in relation to this Agreement shall confirm to the relevant U.K. Borrower and the Administrative Agent, on the date on which it becomes a Lender, its scheme reference number and jurisdiction of tax residence and having done so, to the extent such passport is and remains valid, such Lender shall have no further obligations pursuant to sub-clause (F) above or, with respect to any Tax Witholdings in respect of tax in the U.K., Section 2.16(e)(i) in each case with respect to the relevant U.K. Borrower; and

(H) where a Lender has provided a confirmation pursuant to sub-clause (G) of its scheme reference number and jurisdiction of tax residence, any U.K. Borrower, and any other Loan Party from whom payments under a Loan Document would be subject to a Tax Withholding in respect of Tax in the U.K., shall file a duly completed HMRC Form DTTP2 in respect of this Agreement within 30 days of receipt of such details or, if later, within 30 days of becoming a Borrower or Loan Party pursuant to this Agreement and promptly deliver a copy of that filed Form DTTP2 to the Administrative Agent.

(iii) Notwithstanding any other provision of this Section 2.16(e), a Lender shall not be required to deliver any form or certification that such Lender is not legally eligible to deliver.

(iv) Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.16(e).

(f) If the Borrowers determine in good faith that a reasonable basis exists for contesting any Taxes for which indemnification has been demanded hereunder, the Administrative Agent or the relevant Lender, as applicable, shall use commercially reasonable efforts to cooperate with the Borrowers in a reasonable challenge of such Taxes if so requested by the Borrowers, provided that (a) the Administrative Agent or such Lender determines in its reasonable discretion that it would not be subject to any unreimbursed third party cost or expense or otherwise be prejudiced by cooperating in such challenge, (b) the Borrowers pay all related expenses of the Administrative Agent or such Lender, as applicable and (c) the Borrowers indemnify the Administrative Agent or such Lender, as applicable, for any liabilities or other costs incurred by such party in connection with such challenge. If the Administrative Agent or a Lender receives a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.16 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrowers, upon the request of the Administrative Agent or such Lender, agree promptly to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. The Administrative Agent or such Lender, as the case may be, shall, at the Borrowers’ request, provide the Borrowers with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that the Administrative Agent or such Lender may delete any information therein that the Administrative Agent or such Lender deems confidential). Notwithstanding anything to the contrary, this Section 2.16(f) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to Taxes which it deems confidential) to any Loan Party or any other person.

(g) The agreements in this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(h) For purposes of this Section 2.16, the term “Lender” shall include any Participant, any Issuing Bank and the Swingline Lender.

(i) VAT.

(i) All amounts expressed to be payable under a Loan Document by any party to a Lender which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies and accordingly, subject to paragraph (i) below if VAT is or becomes chargeable on any supply or supplies made by any Lender to any party in connection with a Loan Document, and such Lender is required to account to the relevant tax authority for the VAT, that party shall pay to the Lender (in addition to and at the same time as paying the consideration for that supply or supplies) an amount equal to the amount of the VAT upon such Lender providing an appropriate VAT invoice to such party.

(ii) If VAT is or becomes chargeable on any supply made by any Lender (the “Supplier”) to any other Lender (the “VAT Recipient”) under a Loan Document, and any party other than the VAT Recipient (the “Relevant Party”) is required by the terms of any Loan

Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the VAT Recipient in respect of that consideration):

(A) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Lender must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The VAT Recipient must (where this paragraph applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the VAT Recipient receives from the relevant tax authority which the VAT Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B) (where the VAT Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the VAT Recipient, pay to the VAT Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the VAT Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii) Where a Loan Document requires any party to reimburse or indemnify a Lender for any costs or expenses, that party shall reimburse or indemnify (as the case may be) the Lender against any VAT incurred by the Lender in respect of the costs or expenses, to the extent that the Lender reasonably determines that neither it nor any group of which it is a member for VAT purposes is entitled to credit or receive repayment in respect of the VAT from the relevant tax authority.

(iv) Any reference in this Section 2.16 to any party shall, at any time when such party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated a making the supply or (as appropriate) receiving the supply under the grouping rules (as provided for in Article 11 of the Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union or any other similar provision in any jurisdiction which is not a member state, or is a former member state of the European Union)).

(v) In relation to any supply made by a Lender to any party under a Loan Document, if reasonably requested by such Lender, that party must promptly provide such Lender with details of that formation as is reasonably requested in connection with such porting requirements in relation to such supply.

SECTION 2.17 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrowers shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without condition or deduction for any counterclaim, recoupment or setoff. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except payments to be made directly to any Issuing Bank or the Swingline Lender shall be made as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. All payments by the Borrowers hereunder with respect to principal of and interest on Loans denominated in an Alternative Currency shall be made in such Alternative Currency to such account as may be specified by the Administrative Agent. Except as otherwise provided herein, if any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant or (C) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Revolving Commitments of that Class or any increase in the Applicable Rate in respect of Loans of Lenders that have consented to any such extension. The Borrowers consent to the foregoing and agree, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers’ rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or Issuing Banks, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(e) or Section 2.04(f), Section 2.05(a) or Section 2.05(b), Section 2.17(d), Section 9.03(c) or Section 9.03(d), then the Administrative Agent may, in its discretion and in the order determined by the Administrative Agent (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and to be applied to, any future funding obligations of such Lender under any such Section.

SECTION 2.18 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.14, or if a Borrower is required to pay any additional amount or any indemnity or compensatory amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 or any event gives rise to the operation of Section 2.22, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16 or mitigate the applicability of Section 2.22, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense reasonably deemed by such Lender to be material and would not be inconsistent with the internal policies of, or otherwise be disadvantageous in any material economic, legal or regulatory respect to, such Lender.

(b) If (i) any Lender requests compensation under Section 2.14 or gives notice under Section 2.22, (ii) a Borrower is required to pay any additional amount or any indemnity or compensatory amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) any Lender is a Disqualified Lender or (iv) any Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrowers shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and if a Revolving Commitment is being assigned and delegated, each Issuing Bank and each Swingline Lender), which consents, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and unreimbursed participations in LC Disbursements and Swingline Loans, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (C) the Borrowers or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.14, or payments required to be made pursuant to Section 2.16 or a notice given under Section 2.22, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrowers, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

SECTION 2.19 Incremental Credit Extensions.

(a) The Borrowers may at any time or from time to time on one or more occasions after the Effective Date request (i) one or more additional Classes of term loans (each, an “Incremental Term Facility”), (ii) one or more additional term loans of the same Class of any existing Class of term loans (each, an “Incremental Term Increase”), (iii) one or more increases in the amount of the Revolving Commitments of any Class (each such increase, an “Incremental Revolving Commitment Increase”) and/or (iv) one or more additional Classes of Revolving Commitments (the “Additional/Replacement Revolving Commitments,” and, together with any Incremental Term Facility, Incremental Term Increase and the Incremental Revolving Commitment Increases, the “Incremental Facilities”); provided that (x) after giving effect to any Incremental Facility Amendment referred to below and at the time that any such Incremental Facility is made or effected, no Event of Default (or, in the case of the incurrence or provision of any Incremental Facility in connection with a Limited Condition Transaction, no Specified Event of Default) shall have occurred and be continuing and (y) in no event shall it be a condition to the effectiveness of, or borrowing under, any Incremental Facility that any representation or warranty of any Loan Party set forth herein be true and correct, except and solely to the extent required by the Additional Lenders providing such Incremental Facility. Notwithstanding anything to the contrary herein, the aggregate principal amount of the Incremental Facilities that can be incurred at any time shall not exceed the Incremental Cap at such time. Each Incremental Facility shall be in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof (unless the Borrowers and the Administrative Agent otherwise agree); provided that such amount may be less than $5,000,000 if such amount represents all the remaining availability under the aggregate principal amount of Incremental Facilities set forth above.

(b) (i) The Incremental Term Facilities (a) shall (i) rank equal or junior in right of payment with the Amendment No. 1 Refinancing Term Loans, (ii) if secured, be secured only by the Collateral securing the Secured Obligations (except in the case of any Designated Alternative Security Debt) and (iii) only be guaranteed by the Loan Parties (except in the case of any Designated Alternative Security Debt), (b) except in the case of any Designated Earlier Maturing Debt, shall not mature earlier than the Term Maturity Date, (c) except in the case of any Designated Earlier Maturing Debt, shall not have a shorter Weighted Average Life to Maturity than the remaining Amendment No. 1 Refinancing Term Loans, (d) shall have a maturity date (subject to clause (b)), an amortization schedule (subject to clause (c)), interest rates (including through fixed interest rates), “most favored nation” provisions (if any), interest margins, rate floors, upfront fees, funding discounts, original issue discounts, financial covenants (if any) and prepayment terms and premiums and other terms and conditions as determined by the applicable Borrower and the Additional Term Lenders thereunder; provided that, for any Incremental Term Facility that (x) is broadly syndicated to banks and other institutional investors, (y) is a term loan that ranks equal in right of payment with the Amendment No. 1 Refinancing Term Loans and is secured by the Collateral on a pari passu basis with the Secured Obligations and (z) is denominated in dollars, in the event that the Effective Yield for any such Incremental Term Facility is greater than the Effective Yield for the Amendment No. 1 Refinancing Term Loans by more than 0.50% per annum, then the Effective Yield for the Amendment No. 1 Refinancing Term Loans shall be increased to the extent necessary so that the Effective Yield for the Amendment No. 1 Refinancing Term Loans is equal to the Effective Yield for such Incremental Term Facility minus 0.50% per annum (provided that the “LIBOR floor” applicable to the outstanding Amendment No. 1 Refinancing Term Loans shall be increased to an amount not to exceed the “LIBOR floor” applicable to such Incremental Term Facility prior to any increase in the Applicable Rate applicable to such Amendment No. 1 Refinancing Term Loans then outstanding) and (e) may otherwise have terms and conditions as agreed between the applicable Borrower and the Additional Term Lenders providing any such Incremental Term Facility.

(ii) The Incremental Term Increases shall be treated the same as the Class of Term Loans being increased (including with respect to maturity date thereof), shall be considered to be part of the Class of Term Loans being increased and shall be on the same terms applicable to such Term Loans (excluding upfront fees and customary arranger fees); provided that (i) the pricing, interest rate margins, “most favored nation” (if any) provisions and rate floors on the Class of Term Loans being increased may be increased and additional upfront or similar fees may be payable to the lenders providing the Incremental Term Increase (without any requirement to pay such fees to any existing Term Lenders) and (ii) such Incremental Term Increase shall be subject to the “most favored nation” pricing adjustment (if applicable) set forth in the proviso to Section 2.19(b)(i) as if such Incremental Term Increase was an Incremental Term Facility incurred hereunder.

(iii) The Incremental Revolving Commitment Increases shall be treated the same as the Class of Revolving Commitments being increased (including with respect to maturity date thereof), shall be considered to be part of the Class of Revolving Loans being increased and shall be on the same terms applicable to the Revolving Loans (excluding upfront fees and customary arranger fees); provided that if the pricing, interest rate margins, “most favored nation” (if any) provisions, rate floors and undrawn commitment fees on the Class of Revolving Commitments being increased may be increased and additional upfront or similar fees may be payable to the lenders providing the Incremental Revolving Commitment Increase (without any requirement to pay such fees to any existing Revolving Lenders)).

(iv) The Additional/Replacement Revolving Commitments (a) shall (i) rank equal or junior in right of payment with the Revolving Loans, (ii) if secured, be secured only by the Collateral securing the Secured Obligations (except in the case of any Designated Alternative Security Debt) and (iii) only be guaranteed by the Loan Parties (except in the case of any Designated Alternative Security Debt), (b) shall not mature earlier than the Revolving Maturity Date and shall require no scheduled amortization or mandatory commitment reduction prior to the Revolving Maturity Date, (c) shall have interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, undrawn commitment fees, funding discounts, original issue discounts, prepayment terms and premiums, financial covenants (if any) commitment reduction and termination terms and other terms and conditions as determined by the applicable Borrower and Additional Revolving Lenders providing such commitments and (d) may otherwise have terms and conditions as agreed between the applicable Borrower and Additional Revolving Lenders providing any such Additional/Replacement Revolving Commitments.

(c) Incremental Facilities shall become Commitments and Loans, as applicable, under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower Representative, each Lender agreeing to provide such Commitment or Loan, if any, each Additional Lender, if any, and the Administrative Agent. Any Incremental Facility Amendment may provide for the issuance of Letters of Credit for the account of the Revolving Borrowers, pursuant to any Incremental Revolving Commitment Increase or Additional/Replacement Revolving Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit under the Revolving Commitments; provided that no Issuing Bank shall be required to act as “issuing bank” and no Swingline Lender shall be required to act as “swingline lender” under any such Incremental Facility Amendment without its written consent. An Incremental Facility may be provided, subject to the prior written consent of the Borrower Representative (not to be unreasonably withheld), by any existing Lender (it being understood that no existing Lender shall have the right to participate in any Incremental Facility or, unless it agrees, be obligated to provide any Incremental Facilities) or by any Additional Lender. Any loan under an Incremental Facility shall be a “Loan” for all purposes of this Agreement and the other Loan Documents. The Incremental Facility Amendment may, subject to Section 2.19(b), without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower Representative, to effect the provisions of this Section 2.19 (including, in connection with an Incremental Revolving Commitment Increase or Additional/Replacement Revolving Commitments, to reallocate Revolving Exposure on a pro rata basis among the relevant Revolving Lenders). In addition, if so provided in the relevant Incremental Facility Amendment and with the consent of each Issuing Bank, participations in Letters of Credit expiring on or after the Revolving Maturity Date shall be reallocated from Lenders holding Revolving Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Incremental Facility Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Commitments, be deemed to be participation interests in respect of such Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly. The effectiveness of any Incremental Facility Amendment and the occurrence of any credit event (including the making (but not the conversion or continuation) of a Loan and the issuance, increase in the amount, or extension of a Letter of Credit thereunder) pursuant to such Incremental Facility Amendment shall be subject to the satisfaction of such conditions as the parties thereto shall agree and as required by this Section 2.19. The Borrowers will use the proceeds of the Incremental Term Loans, Incremental Revolving Commitment Increases and Additional/Replacement Revolving Commitments for any purpose not prohibited by this Agreement.

(d) Notwithstanding anything to the contrary, this Section 2.19 shall supersede any provisions in Section 2.17 or Section 9.02 to the contrary.

SECTION 2.20 Refinancing Amendments.

(a) At any time after the Effective Date, the Borrowers may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of (i) all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this clause (i) will be deemed to include any then outstanding Other Term Loans), (ii) all or any portion of the Revolving Loans (or unused Revolving Commitments) under this Agreement (which for purposes of this clause (ii) will be deemed to include any then outstanding Other Revolving Loans and Other Revolving Commitments) and (iii) all or any portion of Incremental Equivalent Debt, in the form of (x) Other Term Loans or Other Term Commitments or (y) Other Revolving Loans or Other Revolving Commitments, as the case may be, in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will be unsecured or will be secured by the Collateral on a pari passu or junior basis with the Secured Obligations (and if secured, subject to the terms of a Customary Intercreditor Agreement), (ii) will have such pricing and optional prepayment terms as may be agreed by the Borrowers and the Lenders thereof, and (iii) the Net Proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Term

Loans, reduction of Revolving Commitments being so refinanced or the prepayment, satisfaction and discharge or redemption of outstanding Incremental Equivalent Debt, as the case may be. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of the conditions as agreed between the lenders providing such Credit Agreement Refinancing Indebtedness and the Borrowers and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Effective Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.20 shall be in an aggregate principal amount that is not less than $5,000,000 and an integral multiple of $1,000,000 in excess thereof (in each case unless the Borrowers and the Administrative Agent otherwise agree). Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Revolving Borrowers, or the provision to the Revolving Borrowers of Swingline Loans, pursuant to any Other Revolving Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swingline Loans under the Revolving Commitments; provided that no Issuing Bank or Swingline Lender shall be required to act as “issuing bank” or “swingline lender” under any such Refinancing Amendment without its written consent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.20 (including, in connection with an Incremental Revolving Commitment Increase or Additional/Replacement Revolving Commitments, to reallocate Revolving Exposure on a pro rata basis among the relevant Revolving Lenders). In addition, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Bank, participations in Letters of Credit expiring on or after the Revolving Maturity Date shall be reallocated from Lenders holding Revolving Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Commitments, be deemed to be participation interests in respect of such Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(b) This Section 2.20 shall supersede any provisions in Section 2.17 or Section 9.02 to the contrary.

SECTION 2.21 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii) Reallocation of Payments. Subject to the last sentence of Section 2.10(f), any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, in the case of a Revolving Lender, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each Issuing Bank and the Swingline Lender hereunder; third, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, in the case of a Revolving Lender, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders or the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such Issuing Bank or the Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Loan Party as a result of any judgment of a court of competent jurisdiction obtained by any Loan Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or LC Disbursements and such Lender is a Defaulting Lender under clause (a) of the definition thereof, such payment shall be applied solely to pay the relevant Loans of, and LC Disbursements owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied pursuant to Section 2.04(j) or this Section 2.21(a)(ii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to Section 2.04(j) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive or accrue any commitment fee pursuant to Section 2.11(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.11(b).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swingline Loans and Letters of Credit pursuant to Section 2.04, respectively, and the payments of participation fees pursuant to Section 2.11(b), the “Applicable Percentage” of each non- Defaulting Lender shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender; provided that the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate principal amount of the Revolving Loans of that non-Defaulting Lender.

(v) Cash Collateral; Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Defaulting Lender Fronting Exposure and (y) second, cash collateralize the Issuing Banks’ Applicable Fronting Exposure in accordance with the procedures set forth in Section 2.04(j).

(b) Defaulting Lender Cure. If the Borrowers, the Administrative Agent, Swingline Lender and each Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of such Class of the other applicable Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the applicable Loans and funded and unfunded participations in Letters of Credit and Swingline Loans of such Class to be held on a pro rata basis by the applicable Lenders of such Class in accordance with their Applicable Percentages (without giving effect to Section 2.21(a)(iv) or the proviso to the definition thereof), whereupon that Lender will cease to be a Defaulting Lender with respect to such Class; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.22 Illegality.

If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Loans whose interest is determined by reference to the Adjusted LIBO Rate, or to determine or charge interest rates based upon the Adjusted LIBO Rate, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Adjusted LIBO Rate component of the Alternate Base Rate, the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon three Business Days’ notice from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans denominated in dollars of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate. Each Lender agrees to notify the Administrative Agent and the Borrowers in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.23 Loan Modification Offers.

(a) At any time after the Effective Date, the Borrowers may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an “Affected Class”) to effect one or more Permitted Amendments relating to such Affected Class pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrowers (including mechanics to permit cashless rollovers and exchanges by Lenders). Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective. Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made.

(b) A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by Holdings, the Borrowers, each applicable Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless Holdings and the Borrowers shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall be reasonably requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.23, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “Class” of loans and/or commitments hereunder.

(c) If, in connection with any proposed Loan Modification Offer, any Lender declines to consent to such Loan Modification Offer on the terms and by the deadline set forth in such Loan Modification Offer (each such Lender, a “Non-Accepting Lender”) then the Borrowers may, on notice to the Administrative Agent and the Non-Accepting Lender, (i) replace such Non-Accepting Lender in whole or in part by causing such Lender to (and such Lender shall be obligated to) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all or any part of its interests, rights and obligations under this Agreement in respect of the Loans and Commitments of the Affected Class to one or more Eligible Assignees (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender; provided, further, that (a) the applicable assignee shall have agreed to provide Loans and/or Commitments on the terms set forth in the applicable Permitted Amendment, (b) such Non-Accepting Lender shall have received payment of an amount equal to the outstanding principal of the Loans of the Affected Class assigned by it pursuant to this Section 2.23(c), accrued interest thereon, accrued fees and all other amounts (including any amounts under Section 2.10(a)(i)) payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) and (c) unless waived, the Borrowers or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

(d) Notwithstanding anything to the contrary, this Section 2.23 shall supersede any provisions in Section 2.17 or Section 9.02 to the contrary.

SECTION 2.24 Swingline Loans.

(a) Subject to the terms and conditions set forth herein (including Section 2.21)), in reliance upon the agreements of the other Lenders set forth in this Section 2.24, the Swingline Lender agrees to make Swingline Loans to the Revolving Borrowers from time to time during the Revolving Availability Period denominated in dollars, in an aggregate principal amount at any time outstanding that will not result in (i) the outstanding Swingline Loans of the Swingline Lender exceeding its Swingline Commitment or (ii) the aggregate Revolving Exposures exceeding the aggregate Revolving Commitments, provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Revolving Borrowers may borrow, prepay and re-borrow Swingline Loans.

(b) To request a Swingline Loan, a Revolving Borrower shall notify the Administrative Agent and the Swingline Lender of such request by telephone (confirmed in writing) or facsimile (confirmed by telephone), not later than 2:00 p.m., New York City time on the day of such proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the amount of the requested Swingline Loan and (x) if the funds are not to be credited to a general deposit account of a Revolving Borrower maintained with the Swingline Lender because such Revolving Borrower is unable to maintain a general deposit account with the Swingline Lender under applicable Requirements of Law, the location and number of such Revolving Borrower’s account to which funds are to be disbursed, which shall comply with Section 2.05, or (y) in the case of any ABR Revolving Borrowing or Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.04(f), the identity of the Issuing Bank that made such LC Disbursement. The Swingline Lender shall make each Swingline Loan available to such Revolving Borrower by means of a credit to the general deposit accounts of such Revolving Borrower maintained with the Swingline Lender for the applicable Swingline Loan (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(f), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan. No Swingline Lender shall be under any obligation to make a Swingline Loan if any Lender is at that time a Defaulting Lender, if after giving effect to Section 2.21(a)(iv), any Defaulting Lender Fronting Exposure remains outstanding.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 1:00 p.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (with references to 12:00 noon, New York City time, in such Section being deemed to be references to 3:00 p.m., New York City time) (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Revolving Borrowers of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from a Revolving Borrower (or other Person on behalf of such Revolving Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted by the Swingline Lender to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear, provided that any such payment so remitted shall be repaid to the Swingline Lender or the Administrative Agent, as the case may be, and thereafter to such Revolving Borrower, if and to the extent such payment is required to be refunded to such Revolving Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Revolving Borrowers of any default in the payment thereof.

(d) The Revolving Borrowers may, at any time and from time to time, designate as additional Swingline Lenders one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as a Swingline Lender hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower Representative, executed by the Borrower Representative, the Administrative Agent and such designated Swingline Lender, and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of a Swingline Lender under this Agreement and (ii) references herein to the term “Swingline Lender” shall be deemed to include such Revolving Lender in its capacity as a lender of Swingline Loans hereunder.

(e) The Revolving Borrowers may terminate the appointment of any Swingline Lender as a “Swingline Lender” hereunder by providing a written notice thereof to such Swingline Lender, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Swingline Lender’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof, provided that no such termination shall become effective until and unless the Swingline Exposure of such Swingline Lender shall have been reduced to zero. Notwithstanding the effectiveness of any such termination, the terminated Swingline Lender shall remain a party hereto and shall continue to have all the rights of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to such termination, but shall not make any additional Swingline Loans.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of Holdings and Bidco represents and warrants to the Lenders (provided that (x) Holdings’ representations and warranties shall be limited to the Major Representations and (y) in the case of Non-U.S. Loan Parties and Non-U.S. Restricted Subsidiaries, each representation and warranty shall be subject to the Legal Reservations and the Agreed Security Principles) that:

SECTION 3.01 Organization; Powers.

Each of Holdings, any Intermediate Parent, Bidco and the Restricted Subsidiaries is (a) duly organized or incorporated, validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its organization or incorporation, (b) has the corporate or other organizational power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability.

This Agreement has been duly authorized, executed and delivered by each of Holdings, Bidco and the Borrowers, and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, Bidco or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts.

Except as set forth on Schedule 3.03, the Financing Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate (i) the Organizational Documents of, or (ii) any Requirements of Law applicable to, Holdings, any Intermediate Parent, Bidco or any Restricted Subsidiary, (c) will not violate or result in a default under any indenture or other agreement or instrument binding upon Holdings, any Intermediate Parent, Bidco or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings, any Intermediate Parent, Bidco or any Restricted Subsidiary, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder and (d) will not result in the creation or imposition of any Lien on any asset of Holdings, any Intermediate Parent, Bidco or any Restricted Subsidiary, except Liens created under the Loan Documents or permitted by Section 6.02, except to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right, or imposition of a Lien, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04 No Material Adverse Effect.

Since the Effective Date, there has been no Material Adverse Effect.

SECTION 3.05 Properties.

(a) Each of Holdings, Bidco and the Restricted Subsidiaries has good fee simple, or the equivalent in foreign jurisdictions, title to, or valid leasehold (or license or similar) interests in or other limited property interests in, all its real and personal property material to its business, if any, (i) free and clear of all Liens except for Liens permitted by Section 6.02 and (ii) except for minor defects in title or interest that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Each of Holdings, Bidco and the Restricted Subsidiaries has all applicable licenses, consents, approvals, registrations, filings and other governmental authorizations needed to (i) operate any Loan Party’s terrestrial facilities, (ii) launch and operate each satellite network of Bidco and the Restricted Subsidiaries, and (iii) transmit signals to and from its satellite network, in each case, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.06 Litigation and Environmental Matters.

(a) Except as set forth on Schedule 3.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings or Bidco, threatened in writing against or affecting Holdings, Bidco or any Restricted Subsidiary that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except as set forth on Schedule 3.06, and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of Holdings, any Intermediate Parent, Bidco or any Restricted Subsidiary or their respective facilities or operations (i) is not in compliance with any Environmental Law or any permit, license or other approval required under any Environmental Law, or does not possess all permits, licenses or other approvals required under any Environmental Law, (ii) has, to the knowledge of Holdings or Bidco, become subject to any Environmental Liability or (iii) has received written notice of any claim with respect to any Environmental Liability.

SECTION 3.07 Compliance with Laws.

Each of Holdings, Bidco and the Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08 Investment Company Status.

None of the Loan Parties is required to register as an “investment company” under the Investment Company Act of 1940, as amended from time to time.

SECTION 3.09 Taxes.

Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Holdings, Bidco and each Restricted Subsidiary (a) have timely filed or caused to be filed all Tax returns and reports required to have been filed and (b) have paid or caused to be paid all Taxes levied or imposed on their properties, income or assets (whether or not shown on a Tax return) including in their capacity as tax withholding agents, except any Taxes that are being contested in good faith by appropriate proceedings, provided that Holdings, Bidco or such Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with IFRS and applicable local standards. There is no proposed Tax assessment, deficiency or other claim against Holdings, Bidco or any Restricted Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.10 ERISA.

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan sponsored by a Loan Party is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws.

(b) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) with respect to any Multiemployer Plan with respect to which a Loan Party is directly obligated to contribute or Plan sponsored by a Loan Party, no ERISA Event has occurred during the six year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur, (ii) with respect to any Multiemployer Plan with respect to which any ERISA Affiliate (other than a Loan Party) is directly obligated to contribute or any Plan (other than any Plan sponsored by a Loan Party), to the knowledge of Holdings and Bidco no ERISA Event has occurred during the six year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur, and (iii) neither any Loan Party nor, to the knowledge of Holdings and Bidco, any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.

(c) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each employee benefit plan (as defined in Section 3(2) of ERISA) sponsored by a Loan Party that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service to the effect that the form of such plan is qualified under Section 401(a) of the Code or is in the form of a prototype or volume submitter plan that has received a favorable opinion letter, in each case from the Internal Revenue Service as to such plan’s qualified status, or an application for such a letter is currently being processed by the Internal Revenue Service, (ii) to the knowledge of Holdings and Bidco, no fact or event has occurred that could reasonably be expected to adversely affect the qualified status of any such employee benefit plan, and (iii) there are no pending or, to the knowledge of Holdings and Bidco, threatened (in writing) claims, actions or lawsuits, or action by any Governmental Authority, with respect to any such plan.

SECTION 3.11 Disclosure.

As of the Effective Date (to Bidco’s knowledge), all written factual information and written factual data (other than projections and information of a general economic or industry specific nature) furnished by or on behalf of any of Holdings, Bidco and its Restricted Subsidiaries to the Administrative Agent, any Joint Lead Arranger or any Lender in connection with the Transactions, when taken as a whole after giving effect to all supplements and updates provided thereto, is correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not materially misleading in the light of the circumstances under which they were made; provided that, with respect to the projections, Holdings and Bidco represent only that such projections, when taken as a whole, were prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered, it being understood that (i) such projections are merely a prediction as to future events and are not to be viewed as facts, (ii) such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Bidco or any of its Subsidiaries and (iii) no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material.

SECTION 3.12 Subsidiaries.

As of the Effective Date, Schedule 3.12 sets forth the name of, and the ownership interest of Holdings and each of its subsidiaries in, each subsidiary of Holdings.

SECTION 3.13 Intellectual Property; Licenses, Etc.

Except as would not reasonably be expected to have a Material Adverse Effect, each of Holdings, any Intermediate Parent, Bidco and the Restricted Subsidiaries owns, licenses or possesses the right to use all Intellectual Property that is reasonably necessary for the operation of its business substantially as currently conducted. To the knowledge of Holdings and Bidco, no Intellectual Property used by Holdings, any Intermediate Parent, Bidco or any Restricted Subsidiary in the operation of its business as currently conducted infringes upon the Intellectual Property of any Person except for such infringements that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property is pending or, to the knowledge of Holdings and Bidco, threatened in writing against Holdings, any Intermediate Parent, Bidco or any Restricted Subsidiary, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 3.14 Solvency.

Immediately after the consummation of each of the Transactions to occur on the Effective Date, after taking into account all applicable rights of indemnity and contribution, (a) the sum of the debt (including contingent liabilities) of Bidco and the Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of Bidco and the Subsidiaries, on a consolidated basis, (b) the capital of Bidco and the Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the Effective Date, (c) Bidco and the Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations, beyond their ability to pay such debts as they become due (whether at maturity or otherwise) and (d) Bidco and the Subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this Section 3.14, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual pursuant to IAS 37).

SECTION 3.15 Senior Indebtedness.

The Loan Document Obligations constitute “Senior Indebtedness” (or any comparable term) under and as defined in the documentation governing any other Subordinated Indebtedness.

SECTION 3.16 Federal Reserve Regulations.

None of Holdings, Bidco, any Borrower or any other Restricted Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or in extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that violates the provisions of Regulations U or X of the Board of Governors.

SECTION 3.17 Use of Proceeds.

The Borrowers will use the proceeds of:

(a) (i) the Initial Term Loans made on the Effective Date to directly or indirectly finance the Transactions and (ii) the Initial Term Loans made as a Certain Funds Utilization on or after the Effective Date until the Initial Term Commitment Expiration to directly or indirectly finance the Refinancing;

(b) the Revolving Loans and Swingline Loans made, and the Letters of Credit issued, on the Effective Date to (i) fund the Acquisition, the Refinancing, the other transactions contemplated by the Acquisition Documents and the Transaction Costs, (ii) cash collateralize, backstop, replace or provide credit support for any existing letters of credit for the account of the Company and its subsidiaries and (iii) fund any working capital needs; provided that the principal amount of Revolving Loans made on the Effective Date for the purposes described in clause (b)(i) above shall not exceed $50,000,000; and

(c) the Revolving Loans and Swingline Loans, and Letters of Credit issued, after the Effective Date for working capital and other general corporate purposes (including for capital expenditures, Permitted Acquisitions, Permitted Investments, Restricted Payments and any other transactions not prohibited by the Loan Documents); and

(d) the Amendment No. 1 Refinancing Term Loans to refinance in full the Initial Term Loans outstanding immediately prior to the Amendment No. 1 Effective Date.

SECTION 3.18 Anti-Corruption Laws; Sanctions; USA PATRIOT Act.

(a) Each of Holdings, Bidco and the Restricted Subsidiaries is in compliance in all material respects with (i) applicable Sanctions, (ii) Title III of the USA Patriot Act, and (iii) the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act or any law or regulation implementing the OECD Convention on Combatting Bribery of Foreign Public Officials (collectively, “Anti-Corruption Laws”), in each of (i) through (iii), to the extent applicable to the relevant entity in a jurisdiction in which such entity operates.

(b) None of Holdings, any Intermediate Parent, Bidco, any of the Restricted Subsidiaries or, any director or officer thereof, or to the knowledge of Bidco, any employee thereof, is an individual or entity with whom dealings are prohibited by any Sanctions, nor is Holdings, any Intermediate Parent, Bidco or any Restricted Subsidiary located, organized or resident in a Sanctioned Country.

ARTICLE IV

CONDITIONS

SECTION 4.01 Effective Date and Certain Funds Utilization.

The obligation of each Lender (x) to make Loans and the obligations of each Issuing Bank to issue Letters of Credit hereunder on the Effective Date and (y) to make any Certain Funds Utilization on or following the Effective Date shall be subject to satisfaction of the following conditions (or waiver thereof in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each Certain Funds Loan Party either (i) a counterpart of this Agreement signed on behalf of such party or (ii) otherwise, written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Effective Date) of (i) Carey Olsen (Guernsey) LLP, as Guernsey law counsel to the Administrative Agent, (ii) Ogier, as Luxembourg law counsel to the Finco Borrower, (iii) Kirkland & Ellis, LLP, as New York law counsel to each Certain Funds Loan Party, (iv) Nauta-Dutilh Avocats Luxembourg S.à r.l., as Luxembourg law counsel to the Administrative Agent and (v) Milbank LLP, as English law counsel to the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent. Each applicable party hereby requests such counsel deliver such opinion.

(c) The Administrative Agent shall have received a certificate of each Certain Funds Loan Party, dated the Effective Date, in form and substance reasonably satisfactory to the Administrative Agent, executed by any Responsible Officer of such Certain Funds Loan Party, and (i) including or attaching the documents referred to in Section 4.01(d), (ii) confirming that, subject to the guarantee limitations set out in this Agreement, borrowing or guaranteeing or securing (as appropriate) the total Commitments hereunder would not cause any borrowing, guarantee, security or other similar limit binding on it to be exceeded and (iii) with respect to the Finco Borrower, attaching (x) a copy of an excerpt from the Luxembourg Companies Register in relation to the Finco Borrower dated no earlier than one (1) Business Day prior to the date of this Agreement and a copy of a certificate of non-registration of judgements (certificat de non-inscription d’une décision judiciaire) issued by the Luxembourg Companies Register dated no earlier than one (1) Business Day prior to the date of this Agreement, or (y) in the event the items under (x) above are not available at the date of the certificate, a certificat de coutume (good standing certificate) issued by a Luxembourg public notary.

(d) The Administrative Agent shall have received a copy of (i) each Organizational Document of each Certain Funds Loan Party, (ii) signature and (as applicable) incumbency certificates of the Responsible Officers of each Certain Funds Loan Party executing the Loan Documents to which it is a party, and (iii) copies of resolutions of the board of directors or managers, shareholders, partners, and/or similar governing bodies of each Certain Funds Loan Party approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, certified as of the Effective Date by a secretary, an assistant secretary or a Responsible Officer of such Certain Funds Loan Party as being in full force and effect without modification or amendment.

(e) The Administrative Agent shall have received (or substantially simultaneously with the initial funding of Loans on the Effective Date, shall receive) all fees and other amounts previously agreed in writing by the Joint Lead Arrangers and the Borrowers to be due and payable on or prior to the Effective Date, including, to the extent invoiced at least three (3) Business Days prior to the Effective Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party under any Loan Document; provided that a reference to payment of such fees in a request for Borrowing that complies with the requirements set forth in Section 2.03 (including by reference to a funds flow statement) shall be deemed to satisfy this paragraph (e).

(f) Subject to Section 5.14, the Administrative Agent (or its counsel) shall have received from the relevant Certain Funds Loan Party, in each case to the extent required on the Effective Date: (w) a counterpart of each Initial Guernsey Collateral Agreement signed on behalf of each Certain

Funds Loan Party that is a party thereto, (x) a counterpart of each Initial Luxembourg Collateral Agreement signed on behalf of each Certain Funds Loan Party that is a party thereto, (y) a counterpart of the Collateral Agreement signed on behalf of each Certain Funds Loan Party that is a party thereto and (z) subject to the Agreed Security Principles, (i) a counterpart of the first ranking security governed by Guernsey law granted by the Finco Borrower in favor of the Collateral Agent over any structural intercompany receivables owed to it by Bidco as security for the Secured Obligations, (ii) each counterpart of the first ranking security governed by Guernsey or English law (as applicable) granted by Bidco in favor of the Finco Borrower over its material operating bank accounts (without control over use) as security for Bidco’s obligations under any structural intercompany loans made to it by the Finco Borrower, (iii) a counterpart of the second ranking security governed by Guernsey or English law (as applicable) granted by Bidco in favor of the Collateral Agent over its material operating bank accounts (without control over use) as security for the Secured Obligations, and (iv) a counterpart of the first ranking security governed by Guernsey or English law (as applicable) granted by the Finco Borrower in favor of the Collateral Agent over its rights in respect of the security referred to in clause (z)(ii) above as security for the Secured Obligations, in each case signed on behalf of each Certain Funds Loan Party that is a party thereto (or, in each case, written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of the relevant document) that such party has signed a counterpart of such document).

(g) The Administrative Agent shall have received (i) a copy of the Announcement, (ii) a copy of the Co-operation Agreement, (iii) a copy of the Scheme Circular, (iv) a copy of the Fee Letter, (v) a copy of the Model and (vi) a copy of the Tax Structure Memorandum.

(h) The Administrative Agent shall have received a certificate from a Responsible Officer of Bidco certifying that, as of the Effective Date, (i) the Scheme Effective Date has occurred and (ii) the Minimum Equity Requirement shall have been satisfied, or substantially concurrently with, or prior to, the initial funding of Loans on the Effective Date, shall be satisfied.

(i) (i) There is no Major Event of Default continuing on the date of the proposed Certain Funds Utilization and (ii) it is not unlawful in any applicable jurisdiction for such Lender to make, or to allow to have outstanding, the proposed Certain Funds Utilization.

(j) The Administrative Agent shall have received a request for Borrowing that complies with the requirements set forth in Section 2.03.

(k) Solely with respect to any Certain Funds Utilization, the Administrative Agent shall have received a certificate from a Responsible Officer of Bidco certifying that as of the date of such Certain Funds Utilization, the Minimum Equity Requirement shall have been satisfied, or substantially concurrently with, or prior to, the funding of Loans in connection therewith, shall be satisfied.

(l) The Pari Passu Intercreditor Agreement shall have been duly executed and delivered by all of the Certain Funds Loan Parties stated to be party thereto.

For purposes of determining whether the conditions set forth in this Section 4.01 have been satisfied, by releasing its signature page hereto or to an Assignment and Assumption, the Administrative Agent and each Lender party hereto shall be deemed to have consented to, approved, accepted or be satisfied with each document or other matter required hereunder to be consented to or approved by, or acceptable or satisfactory to, the Administrative Agent or such Lender, as the case may be.

SECTION 4.02 Each Credit Event.

After the Effective Date (other than any Certain Funds Utilization, which shall be governed by Section 4.01 only), the obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit (other than any initial Borrowing under any Incremental Facility or any Borrowing used to finance a Limited Condition Transaction), is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents (or in the case of a Limited Condition Transaction, customary specified representations) shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as the case may be; provided that, in each case, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that, in each case, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be.

(b) At the time of and immediately after giving effect to such Borrowing, or the issuance, amendment, renewal or extension of such Letter of Credit, as the case may be, no Default or Event of Default shall have occurred and be continuing.

(c) In the case of any Borrowing, the Administrative Agent shall have received a request for Borrowing that complies with the requirements set forth in Section 2.03.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section 4.02), other than a Borrowing under any Incremental Facility or a Borrowing the proceeds of which are used to finance a Limited Condition Transaction, and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Holdings and Bidco on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.

ARTICLE V

AFFIRMATIVE COVENANTS

From and after the Effective Date and until the Termination Date, each of Holdings and Bidco covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements and Other Information.

Bidco or a Borrower will furnish to the Administrative Agent, on behalf of each Lender:

(a) on or before the date that is one hundred and twenty five (125) days after the end of each fiscal year of Bidco (or, in the case of financial statements for the fiscal year ending December 31, 2019, on or before the date that is one hundred and fifty (150) days after the end of such fiscal year), the audited consolidated balance sheet and audited consolidated statements of operations and comprehensive loss and cash flows of Bidco and its Subsidiaries as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than with respect to, or resulting from, (A) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered, (B) any actual failure to satisfy a financial maintenance covenant or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period, (C) a civil or criminal investigative demand, subpoena or other request for information arising from any investigation or inquiry by or on behalf of any Governmental Authority or any claim, complaint, other form of accusation of a potential or actual charge or claim, litigation, investigation, arbitration or any other form of proceeding or inquiry arising from or relating to any of the foregoing or (D) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary) to the effect that such consolidated financial statements present fairly in all material respects the financial condition as of the end of and for such year and results of operations and cash flows of Bidco (and/or its predecessor, as applicable) and its Subsidiaries on a consolidated basis in accordance with IFRS consistently applied;

(b) on or before the date that is sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of Bidco (or, in the case of financial statements for the fiscal quarters ended September 30, 2019, March 31, 2020, June 30, 2020 and September 30, 2020, on or before the date that is ninety (90) days after the end of such fiscal quarter), unaudited consolidated balance sheet and unaudited consolidated statements of operations and comprehensive loss and cash flows of Bidco (and/or its predecessor, as applicable) and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition as of the end of and for such fiscal quarter and such portion of the fiscal year and results of operations and cash flows of Bidco (and/or its predecessor, as applicable) and its Subsidiaries on a consolidated basis in accordance with IFRS consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) simultaneously with the delivery of each set of consolidated financial statements referred to in clauses (a) and (b) above, the related unaudited consolidating financial information reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(d) not later than five Business Days after any delivery of financial statements under paragraph (a) or (b) above, commencing with the financial statements delivered for the first full fiscal quarter after the Effective Date, a certificate of a Financial Officer (i) certifying as to whether a Default then exists and, if a Default does then exist, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations (A) demonstrating compliance with the Financial Performance Covenant, if applicable, and (B) in the case of financial statements delivered under paragraph (a) above and, solely to the extent the Borrowers would be required to prepay the Term Borrowing pursuant to Section 2.10(d), beginning with the financial statements for the fiscal year of Bidco ending December 31, 2020, of Excess Cash Flow for such fiscal year and (iii) in the case of financial statements delivered under paragraph (a) above, setting forth a reasonably detailed calculation of the Net Proceeds received during the applicable period by or on behalf of Bidco or any of the Restricted Subsidiaries in respect of any event described in clause (a) of the definition of the term “Prepayment Event” and the portion of such Net Proceeds that has been invested or are intended to be reinvested in accordance with the proviso in Section 2.10(c);

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the

Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) filed by Holdings, any Intermediate Parent, Bidco or any Restricted Subsidiary with the SEC or with any national securities exchange;

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, any Intermediate Parent, Bidco or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing; and

(g) Bidco or a Borrower shall promptly conduct a quarterly conference call that the Lenders may attend to discuss the financial condition and results of operations of Bidco and its Subsidiaries for the most recently ended measurement period for which financial statements have been delivered pursuant to Sections 5.01(a) and (b), at a date and time to be determined by Bidco or a Borrower with reasonable advance notice to the Administrative Agent.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) above may be satisfied with respect to financial information of Bidco and its Subsidiaries by furnishing (A) the Form 10-K or 10-Q (or the equivalent), as applicable, of Bidco (or a parent company thereof) filed with the SEC within the applicable time periods required by applicable law and regulations or (B) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings); provided that (i) to the extent such information relates to a parent of Bidco, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Bidco and its Subsidiaries on a standalone basis, on the other hand, and (ii) to the extent such information referred to in (A) or (B) above is in lieu of information required to be provided under paragraph (a) above, such materials are accompanied by a report and opinion of an independent registered public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than with respect to, or resulting from, (i) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered, (ii) any actual failure to satisfy a financial maintenance covenant or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period, (iii) a civil investigative demand, subpoena or similar request arising from any investigation by any Governmental Authority or any claim, litigation, investigation or proceeding arising from or relating to any of the foregoing) or (iv) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary).

Documents required to be delivered pursuant to Section 5.01(a), (b) or (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Bidco or a Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01 (or otherwise notified pursuant to Section 9.01(d)); or (ii) on which such documents are posted on Bidco’s or a Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third- party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Notwithstanding anything to the contrary herein, neither Bidco nor any Subsidiary shall be required to deliver, disclose, permit the inspection, examination or making of copies of or excerpts from, or any discussion of, any document, information, or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or any Lender (or their respective representatives or contractors)) is prohibited by applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product, (iv) with respect to which any Loan Party owes confidentiality obligations (to the extent not created in contemplation of such Loan Party’s obligations under this Section 5.01) to any third party or (v) that relates to any investigation by any Governmental Authority to the extent (x) such information is identifiable to a particular individual and Bidco in good faith determines such information should remain confidential or (y) the information requested is not factual in nature.

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive Material Non- Public Information and who may be engaged in investment and other market-related activities with respect to the Borrowers’ or their Affiliates’ securities. The Borrowers hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any Material Non-Public Information (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”; provided that the Borrowers’ failure to comply with this sentence shall not constitute a Default or an Event of Default under this Agreement or the Loan Documents. Notwithstanding the foregoing, the Borrowers shall be under no obligation to mark any Borrower Materials as “PUBLIC”. Each Loan Party hereby acknowledges and agrees that, unless Bidco or a Borrower notifies the Administrative Agent in advance, all financial statements and certificates furnished pursuant to Sections 5.01(a), 5.01(b), 5.01(c) and 5.01(d) above are hereby deemed to be suitable for distribution, and to be made available, to all Lenders and may be treated by the Administrative Agent and the Lenders as not containing any Material Non-Public Information.

SECTION 5.02 Notices of Material Events.

Promptly after any Responsible Officer of Bidco or a Borrower obtains actual knowledge thereof, Holdings, Bidco or a Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:

(a) the occurrence of any Default;

(b) to the extent permissible by Requirements of Law, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of Holdings, Bidco or any Subsidiary, affecting Holdings, any Intermediate Parent, Bidco or any Subsidiary, or the receipt of a written notice of an Environmental Liability, in each case that would reasonably be expected to result in a Material Adverse Effect; and

(c) the occurrence of any ERISA Event with respect to a Plan sponsored by a Loan Party that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a written statement of a Responsible Officer of Holdings, Bidco or a Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Information Regarding Collateral.

(a) Holdings, Bidco or a Borrower will furnish to the Administrative Agent prompt (and in any event within thirty (30) days or such longer period as reasonably agreed to by the Administrative Agent) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization or (iii) in any Loan Party’s organizational identification number to the extent that such Loan Party is organized in a jurisdiction where an organizational identification number is required to be included in a UCC financing statement for such jurisdiction.

(b) Not later than five Business Days after financial statements are required to be delivered pursuant to Section 5.01(a), Holdings, Bidco or a Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of Holdings, Bidco or a Borrower (i) setting forth the information required pursuant to Paragraphs 1, 2(a), 6, 7 and 8 of the Perfection Certificate (in a schedule, supplement or otherwise) or confirming that there has been no change in such information since the later of (x) the date of the Perfection Certificate delivered on the Effective Date or (y) the date of the most recent certificate delivered pursuant to this Section 5.03, (ii) identifying any Wholly Owned Restricted Subsidiary that has become, or ceased to be, a Material Subsidiary, a Guarantor Coverage Material Subsidiary or an Excluded Subsidiary during the most recently ended fiscal year and (iii) certifying that all notices required to be given prior to the date of such certificate by this Section 5.03 have been given.

SECTION 5.04 Existence; Conduct of Business.

Each of Holdings and Bidco will, and will cause any Intermediate Parent and each Restricted Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, Intellectual Property and Governmental Approvals material to the conduct of its business, except to the extent (other than with respect to the preservation of the existence of Holdings and Bidco) that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.03 or any Asset Sale permitted by Section 6.04.

SECTION 5.05 Payment of Taxes, Etc.

Each of Holdings and Bidco will, and will cause any Intermediate Parent and each Restricted Subsidiary to, pay all Taxes (whether or not shown on a Tax return) imposed upon it or its income or properties or in respect of its property or assets, before the same shall become delinquent or in default, except where (a) the same are being contested in good faith by an appropriate proceeding diligently conducted by Holdings, any Intermediate Parent, Bidco or any of its Subsidiaries and Holdings,

Bidco or such Subsidiary, as the case may be, has set aside on its books adequate reserves therefor to the extent required by and in accordance with IFRS and applicable local standards, or (b) the failure to make payment would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.06 Maintenance of Properties.

Each of Holdings and Bidco will, and will cause any Intermediate Parent and each Restricted Subsidiary to, keep and maintain all tangible property material to the conduct of its business in good working order and condition (subject to casualty, condemnation and ordinary wear and tear), which shall include, in the case of the Satellites (other than any Satellites yet to be launched), the provision of tracking, telemetry, control and monitoring of the Satellites in their designated orbital positions in accordance with prudent and diligent standards in the commercial satellite industry, in each case, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.07 Insurance.

Each of Holdings and Bidco will, and will cause any Intermediate Parent and each Restricted Subsidiary to, maintain, with insurance companies that Holdings believes (in the good faith judgment of the management of Holdings) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self- insurance which Holdings believes (in the good faith judgment of management of Holdings) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as Holdings believes (in the good faith judgment or the management of Holdings) are reasonable and prudent in light of the size and nature of its business, and will furnish to the Lenders, upon written request from the Collateral Agent, information presented in reasonable detail as to the insurance so carried. Bidco shall cause each such general liability policy of insurance (other than directors and officers policies, workers’ compensation policies and business interruption insurance) in excess of $10,000,000 and except, in the case of any Foreign Subsidiary where it is not customary to do so in the relevant jurisdiction, to (i) in the case of each liability insurance policy, name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each property insurance policy, contain a lenders loss payable clause and mortgagee endorsement, as applicable, that names the Collateral Agent, on behalf of the Secured Parties, as the lender loss payee and mortgagee, as applicable, thereunder.

SECTION 5.08 Books and Records; Inspection and Audit Rights.

Each of Holdings and Bidco will, and will cause any Intermediate Parent and each of the Restricted Subsidiaries to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with IFRS (or applicable local standards) consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings, any Intermediate Parent, Bidco or the Restricted Subsidiaries, as the case may be. Each of Holdings and Bidco will, and will cause any Intermediate Parent and each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its tangible properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that (i) such representatives shall use commercially reasonable efforts to avoid interruption of the normal business operations of Bidco and its Subsidiaries and (ii) excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section 5.08 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default and such time shall be at the Borrowers’ expense; provided, further that (a) when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice and (b) the Administrative Agent and the Lenders shall give Holdings and Bidco the opportunity to participate in any discussions with Holdings’ or Bidco’s independent public accountants.

SECTION 5.09 Compliance with Laws.

Each of Holdings and Bidco will, and will cause any Intermediate Parent and each Subsidiary to, comply with all Requirements of Law (including ERISA and other applicable pension laws, Environmental Laws and the USA PATRIOT Act) with respect to it, its property and operations, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.10 Use of Proceeds and Letters of Credit.

Bidco and the Borrowers will use the proceeds of the Term Loans, the Revolving Loans, the Swingline Loans and the Letters of Credit solely in accordance with Section 3.17.

SECTION 5.11 Additional Subsidiaries; Guarantor Coverage Test.

(a) If (i) any additional Domestic Restricted Subsidiary that is not an Excluded Subsidiary or Intermediate Parent is formed or acquired after the Effective Date, (ii) any Domestic Restricted Subsidiary ceases to be an Excluded Subsidiary (other than any Immaterial Subsidiary that becomes a Material Subsidiary, which shall be subject to Section 5.11(b)) or (iii) Bidco, at its option, elects to cause a Domestic Subsidiary that is otherwise an Excluded Subsidiary, or to the extent reasonably acceptable to the Administrative Agent, a Foreign Subsidiary that is otherwise an Excluded Subsidiary (including any Subsidiary that is not a Wholly Owned Subsidiary or any consolidated Affiliate in which Bidco and its Subsidiaries own no Equity Interest) to become a Subsidiary Loan Party (such Subsidiary Loan Party, a “Borrower-Designated Guarantor”), then Holdings, Bidco or a Borrower will, within 30 days (or such longer period as may be agreed to by the Administrative Agent in its reasonable discretion) after (x) such newly formed or acquired Restricted Subsidiary or any Intermediate Parent is formed or acquired, (y) such Restricted Subsidiary ceases to be an Excluded Subsidiary or (z) Bidco has made such election, notify the Administrative Agent thereof, and will cause such Restricted Subsidiary (unless such Restricted Subsidiary is an Excluded Subsidiary) or any Intermediate Parent to satisfy the Collateral and Guarantee Requirement with respect to such Restricted Subsidiary or any Intermediate Parent and with respect to any Equity Interest in or Indebtedness of such Restricted Subsidiary or any Intermediate Parent owned by or on behalf of any Loan Party within 30 days (or 60 days in the case of a Borrower-Designated Guarantor that is a Foreign Subsidiary) after such notice (or such longer period as the Administrative Agent shall reasonably agree), Bidco shall deliver to the Administrative Agent a completed Perfection Certificate (or supplement thereof) with respect to such Domestic Restricted Subsidiary or any Intermediate Parent signed by a Responsible Officer, together with all attachments contemplated thereby concurrently with the satisfaction of the Collateral and Guarantee Requirement with respect to such Restricted Subsidiary or any Intermediate Parent.

(b) Within 45 days (or such longer period as otherwise provided in this Agreement or as the Administrative Agent may reasonably agree) after Holdings, Bidco or a Borrower identifies any new Material Subsidiary that is a Domestic Subsidiary pursuant to Section 5.03(b), all actions (if any)

required to be taken with respect to such Subsidiary in order to satisfy the Collateral and Guarantee Requirement shall have been taken with respect to such Subsidiary, to the extent not already satisfied pursuant to Section 5.11(a).

(c) Bidco shall ensure that, subject to the Agreed Security Principles, the Guarantor Coverage Test is satisfied on:

(i) the date which is 150 days after (and excluding) the Effective Date (or such later date as the Administrative Agent may reasonably agree), by reference to the financial statements that are required to be delivered pursuant to Section 5.01(a) or, if no such statements have been delivered, the most recent audited consolidated financial statements of the Company (or, at the option of Bidco, such other financial statements for the most recently completed Test Period prior to such test date for which Bidco has sufficient available information to be able to determine the Guarantor Coverage Test); and

(ii) thereafter, on the date on which the financial statements that are required to be delivered pursuant to Section 5.01(a) are required to be delivered to the Administrative Agent in respect of each fiscal year ending after the date on which the Guarantor Coverage Test is required to be satisfied in accordance with paragraph (i) above, by reference to such financial statements.

(d) If, in accordance with the provisions of paragraph (c)(ii) above, the Guarantor Coverage Test is not satisfied on any test date referred to in paragraph (c)(ii) above:

(i) Bidco shall ensure that within 150 days of such test date (or such later date as the Administrative Agent may reasonably agree), such other Restricted Subsidiaries of Bidco (as Bidco may elect in its sole discretion) shall, subject to and on terms consistent with the Agreed Security Principles, accede as Guarantors to ensure that the Guarantor Coverage Test is satisfied (calculated as if such Guarantors had been Guarantors at such test date); and

(ii) if Bidco has satisfied its obligations under paragraph (i) above within such 150 days of such test date (or such later date as the Administrative Agent may reasonably agree), no Default, Event of Default or other breach of the Loan Documents shall arise in respect thereof.

(e) Bidco shall ensure that, subject to and on terms consistent with the Agreed Security Principles:

(i) each Restricted Subsidiary that is a Guarantor Coverage Material Subsidiary at the Effective Date and that has not ceased to be a Guarantor Coverage Material Subsidiary at the date referenced in paragraph (c)(i) above, tested by reference to the financial statements that are required to be delivered pursuant to Section 5.01(a) or, if no such statements have been delivered, the most recent audited consolidated financial statements of the Company (or, at the option of Bidco, such other financial statements for the most recently completed Test Period) shall have acceded as a Guarantor within the time period described for satisfaction of the Guarantor Coverage Test in paragraph (c)(i) above and taken all actions (if any) required to be taken with respect to such Subsidiary in order to satisfy the Collateral and Guarantee Requirement, to the extent not already satisfied pursuant to Section 5.11(a); and

(ii) each Restricted Subsidiary that becomes a Guarantor Coverage Material Subsidiary after the Effective Date (by reference to the most recent financial statements that are required to be delivered pursuant to Section 5.01(a)) will accede as a Guarantor within 150 days of the date on which such financial statements are required to be delivered to the Administrative

Agent in accordance with Section 5.01(a) (or such later date as the Administrative Agent may reasonably agree) and take all actions (if any) required to be taken with respect to such Subsidiary in order to satisfy the Collateral and Guarantee Requirement, to the extent not already satisfied pursuant to Section 5.11(a).

SECTION 5.12 Further Assurances.

(a) Subject to (i) the last paragraph of the definition of “Collateral and Guarantee Requirement” and (ii) in the case of Non-U.S. Loan Parties, the Agreed Security Principles, each of Holdings and Bidco will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law and that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.

(b) If, after the Effective Date, any material assets (other than Excluded Assets), are acquired by any Loan Party or are held by any Subsidiary on or after the time it becomes a Loan Party pursuant to Section 5.11 (other than assets constituting Collateral under a Security Document that become subject to the Lien created by such Security Document upon acquisition thereof or constituting Excluded Assets), Bidco will notify the Administrative Agent thereof, and, if requested by the Administrative Agent, Bidco will cause such assets to be subjected to a Lien securing the Secured Obligations and will take and cause the other U.S. Loan Parties to take, such actions as shall be necessary and reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section 5.12 and as required pursuant to the “Collateral and Guarantee Requirement,” all at the expense of the Loan Parties and subject to the last paragraph of the definition of the term “Collateral and Guarantee Requirement.”

SECTION 5.13 Designation of Subsidiaries.

Bidco may at any time after the Effective Date designate any Restricted Subsidiary (other than any Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that immediately after such designation on a Pro Forma Basis, no Event of Default shall have occurred and be continuing. The designation of any Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by Bidco therein at the date of designation in an amount equal to the fair market value of Bidco’s or its Subsidiary’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by Bidco in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of Bidco’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

SECTION 5.14 Certain Post-Closing Obligations.

As promptly as practicable, and in any event within the time periods after the Effective Date specified in Schedule 5.14 or such later date as the Administrative Agent reasonably agrees to in writing, including to reasonably accommodate circumstances unforeseen on the Effective Date, Holdings, Bidco and each other Loan Party shall deliver the documents or take the actions specified on Schedule 5.14 that would have been required to be delivered or taken on the Effective Date, in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement.”

SECTION 5.15 Maintenance of Rating of Bidco and the Facilities.

The Loan Parties shall use commercially reasonable efforts to maintain (i) a public corporate credit rating (but not any particular rating) from S&P and a public corporate family rating (but not any particular rating) from Moody’s, in each case in respect of Bidco and (ii) a public rating (but not any particular rating) in respect of the Loans from each of S&P and Moody’s.

SECTION 5.16 Lines of Business.

Bidco and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Effective Date and other business activities which are extensions thereof or otherwise incidental, reasonably related or ancillary to any of the foregoing.

SECTION 5.17 Transactions with Affiliates. Bidco will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates (other than Bidco and the Restricted Subsidiaries (including any entity that becomes a Restricted Subsidiary as a result of such transaction) involving aggregate payments or consideration in excess of the greater of $75,000,000 and 10% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, at the time of such Affiliate transaction, for any individual transaction or series of related transactions, on terms substantially as favorable to Bidco or such Restricted Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; provided that the foregoing restrictions shall not apply to: (i) any merger, amalgamation or consolidation with any direct or indirect parent of Bidco; provided that such parent entity shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Equity Interests of Bidco and such merger, amalgamation or consolidation is otherwise consummated in compliance with this Agreement, (ii) the payment of fees and expenses related to the Transactions, (iii) the payment of management, consulting, advisory and monitoring fees to the Investors (or management companies of the Investors), or the making of distributions to the Investors (or their Affiliates) pursuant to customary equity arrangements, in an aggregate amount in any fiscal year not to exceed the amount permitted to be paid pursuant to Section 6.05(b)(xv)(H), (iv) issuances of Equity Interests of Bidco to the extent otherwise permitted by this Agreement, (v) employment and severance arrangements between Bidco and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business or otherwise in connection with the Transactions (including loans and advances pursuant to clause (16) of the definition of “Permitted Investments”), (vi) payments by Bidco and the Restricted Subsidiaries in respect of any Tax relief or pursuant to any tax sharing agreement or arrangement among Bidco and the Restricted Subsidiaries and other Persons with which Bidco or any of its Restricted Subsidiaries is required or permitted to file a consolidated, combined or unitary tax return or with which Bidco or any Restricted Subsidiary is a part of a group for tax purposes, (vii) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the Board of Directors, officers and employees of Holdings (or any direct or indirect parent thereof), any Intermediate Parent, Bidco and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Bidco and the Restricted Subsidiaries, (viii) transactions pursuant to the Tax Structure Memorandum and/or permitted agreements in existence or contemplated on the Effective Date and set forth on Schedule 5.17 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (ix) payments to or from, and transactions with, any joint venture in the ordinary course of business (including, without limitation, any cash management activities related thereto), (x) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and which are fair to Bidco and the Restricted Subsidiaries, in the reasonable determination of Bidco, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, (xi) sales of accounts receivable, or participations therein, or Receivables Assets or related assets in connection with or any Receivables Facility, (xii) payments made in connection with the Transactions, (xiii) customary payments by Bidco and the Restricted Subsidiaries, directly or indirectly, to the Investors made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions, divestitures or financings), which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the Board of Directors of Bidco or such other Restricted Subsidiary in good faith and (xiv) any other (A) Indebtedness permitted under Section 6.01 and Liens permitted under Section 6.02; provided that such Indebtedness and Liens are on terms which are fair and reasonable to Bidco and its Subsidiaries as determined by the majority of disinterested members of the board of directors of Bidco or such other Subsidiary and (B) transactions permitted under Section 6.03 and Restricted Payments permitted under Section 6.05 (other than pursuant to Section 6.05(b)(xv)(J)).

SECTION 5.18 Refinancing.

Bidco and its Restricted Subsidiaries shall consummate the Refinancing on or prior to the Target Debt Refinancing Outside Date.

SECTION 5.19 Acquisition Undertakings.

Bidco and its Restricted Subsidiaries shall, subject always to the Companies Act 2006 and any applicable listing rules, (i) within 60 days after the Scheme Effective Date (or such later date as the Administrative Agent may reasonably agree), procure that such action as is necessary is taken to procure that trading in the shares in Company on the Main Market of the London Stock Exchange is cancelled and (ii) as soon as reasonably practicable thereafter, procure that the Company is re-registered as a private limited company.

ARTICLE VI

NEGATIVE COVENANTS.

From and after the Effective Date and until the Termination Date, each of Holdings (with respect to Sections 6.03(b) and (c) only) and Bidco covenants and agrees with the Lenders that:

SECTION 6.01 Indebtedness; Certain Equity Securities.

(a) Bidco shall not, and shall not permit any of its Restricted Subsidiaries to create, incur, issue, assume, guarantee or otherwise become liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and Bidco shall not issue any shares of Disqualified Equity Interests and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Equity Interests or Preferred Stock; provided, however, that Bidco may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Equity Interests, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Equity Interests and issue Preferred Stock that is, in each case, secured by a Lien on the Collateral that is pari passu with the Lien securing the Secured Obligations, secured by a Lien on the Collateral that is junior to the Lien securing the Secured Obligations, or that is unsecured or secured by assets that are not Collateral to the extent that (1) if such Indebtedness, Disqualified Equity Interests or Preferred Stock is secured by a Lien on the Collateral on a pari passu basis with the Liens on the Collateral securing the Secured Obligations, the Senior Secured First Lien Net Leverage Ratio of Bidco and the Restricted Subsidiaries (including for the purposes of such calculation any Disqualified Equity Interests or Preferred Stock that is secured by a Lien on a pari passu basis with the Liens on the Collateral securing the Secured Obligations), after giving effect to the incurrence of such Indebtedness, Disqualified Equity Interests or Preferred Stock, as applicable, and the use of proceeds thereof, on a Pro Forma Basis would not exceed 5.10 to 1.00 , (2) if such Indebtedness, Disqualified Equity Interests or Preferred Stock is secured by a Lien on the Collateral on a junior priority basis with the Liens on the Collateral securing the Secured Obligations, the Senior Secured Net Leverage Ratio of Bidco and the Restricted Subsidiaries (including for the purposes of such calculation any Disqualified Equity Interests or Preferred Stock that is secured by a Lien on a junior basis to the Liens on the Collateral securing the Secured Obligations), after giving effect to the incurrence of such Indebtedness, Disqualified Equity Interests or Preferred Stock, as applicable, and the use of proceeds thereof, on a Pro Forma Basis would not exceed 5.10 to 1.00 and (3) if such Indebtedness, Disqualified Equity Interests or Preferred Stock is unsecured or is secured by assets that do not become Collateral, either (A) the Total Net Leverage Ratio of Bidco and the Restricted Subsidiaries (including for the purposes of such calculation any Disqualified Equity Interests or Preferred Stock that is unsecured or secured by assets that are not Collateral), after giving effect to the incurrence of such Indebtedness, Disqualified Equity Interests or Preferred Stock, as applicable, and the use of proceeds thereof, on a Pro Forma Basis would not exceed 5.10 to 1.00 or (B) the Interest Coverage Ratio of Bidco and the Restricted Subsidiaries, after giving effect to the incurrence of such Indebtedness, Disqualified Equity Interests or Preferred Stock, as applicable, and the use of proceeds thereof, on a Pro Forma Basis, would be at least 2.00 to 1.00; provided, further, however, that, on a Pro Forma Basis, together with any amounts incurred or issued, as applicable, and outstanding by Restricted Subsidiaries that are not Guarantors pursuant to clauses (xi)(b)(x) and (xvi) of Section 6.01(b), no more than the greater of $750,000,000 and 100% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, of Indebtedness, Disqualified Equity Interests or Preferred Stock at any one time outstanding and incurred or issued, as applicable, pursuant to this paragraph shall be incurred or issued, as applicable, by Restricted Subsidiaries that are not Guarantors; provided, further, however that the foregoing limitation shall not apply to Indebtedness of any Person that becomes a Restricted Subsidiary in connection with a Permitted Acquisition or any other Investment not prohibited by Section 6.05 (or of any Person not previously a Restricted Subsidiary that is merged, consolidated with or into Bidco or a Restricted Subsidiary) if such Indebtedness is outstanding prior to such Person becoming a Restricted Subsidiary and to the extent such Indebtedness is not incurred in contemplation of such acquisition or Investment.

(b) The provisions of Section 6.01(a) hereof shall not apply to:

(i) Indebtedness of Bidco and any of the Restricted Subsidiaries under the Loan Documents (including any Indebtedness incurred pursuant to Section 2.19 or 2.20) and any Credit Agreement Refinancing Indebtedness in respect thereof that is subject to the Required Additional Debt Terms;

(ii) Indebtedness of Bidco and its Restricted Subsidiaries in existence on the Effective Date (other than Indebtedness described in clause (i) of this Section 6.01(b));

(iii) Indebtedness (including Capitalized Lease Obligations), Disqualified Equity Interests and Preferred Stock incurred by Bidco or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal), equipment or other assets that, in each case, are used or useful in a Similar Business, whether through the direct purchase of assets or the Equity Interests of any Person owning such assets; provided that, at the time of any such incurrence of Indebtedness, Disqualified Equity Interests or Preferred Stock (and after giving Pro Forma Effect thereto), the aggregate amount of Indebtedness, Disqualified Equity Interests and Preferred Stock incurred pursuant to this clause (iii), when aggregated with the outstanding amount of Refinancing Indebtedness in respect of Indebtedness, Disqualified Equity Interests and Preferred Stock initially incurred in reliance on this clause (iii), does not exceed the greater of $300,000,000 and 40% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis;

(iv) Indebtedness incurred by Bidco or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or created in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(v) Indebtedness consisting of obligations under deferred compensation (including indemnification obligations, obligations in respect of purchase price adjustments, earn-outs, incentive non-competes and other contingent obligations) or other similar arrangements incurred or assumed in connection with the Acquisition, any acquisition or other investment or any disposition, in each case, not prohibited hereunder;

(vi) Indebtedness of Bidco owing to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Loan Party is expressly subordinated in right of payment to the Secured Obligations (but only to the extent permitted by applicable law and not giving rise to adverse tax consequences); provided, further, that any subsequent issuance or transfer of any Equity Interests or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Bidco or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (vi);

(vii) Indebtedness of a Restricted Subsidiary owing to Bidco or another Restricted Subsidiary; provided that if a Loan Party incurs such Indebtedness owing to a Restricted Subsidiary that is not a Loan Party, such Indebtedness is expressly subordinated in right of payment to the Secured Obligations (but only to the extent permitted by applicable law and not giving rise to adverse tax consequences); provided, further, that any subsequent transfer of any such Indebtedness (except to Bidco or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (vii);

(viii) shares of Preferred Stock of a Restricted Subsidiary issued to Bidco or another Restricted Subsidiary, provided that any subsequent issuance or transfer of any Equity Interests or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Bidco or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (viii);

(ix) Hedging Obligations incurred not for speculative purposes;

(x) obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds, performance and completion guarantees, statutory, export or import indemnities, customs and completion guarantees (not for borrowed money) and similar obligations provided by Bidco or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice;

(xi) (a) Indebtedness, Disqualified Equity Interests or Preferred Stock of Bidco or any Restricted Subsidiary equal to 200.0% of the net cash proceeds received by Bidco since immediately after the Effective Date from the issue or sale of Equity Interests of Bidco or cash contributed to the capital of Bidco or any Restricted Subsidiary (in each case, other than Excluded Contributions or proceeds of Disqualified Equity Interests or sales of Equity Interests to Bidco or any of its Subsidiaries) as determined in accordance with clauses (A)(2) and (A)(3) of Section 6.05(a) hereof to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 6.05(b) hereof or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) and (b)

Indebtedness, Disqualified Equity Interests or Preferred Stock of Bidco or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Equity Interests and Preferred Stock then outstanding and incurred pursuant to this clause (xi)(b) and the outstanding amount of Indebtedness, Disqualified Equity Interests or Preferred Stock of Bidco or any Restricted Subsidiary which serves to refinance any Indebtedness, Disqualified Equity Interests or Preferred Stock incurred as permitted under this clause (xi)(b) or any Indebtedness, Disqualified Equity Interests or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Equity Interests or Preferred Stock, does not, at the time of any such incurrence of Indebtedness (and after giving Pro Forma Effect thereto), exceed the sum of (x) the greater of $450,000,000 and 60% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis; provided that available amounts under this clause (xi)(b)(x) may be used to incur Incremental Facilities or Incremental Equivalent Debt in reliance on the General Debt Basket Reallocated Amount and such usage shall be deemed to be a utilization of the basket under this Section 6.01(b)(xi)(b), and (y) an additional amount of Indebtedness in lieu of Restricted Payments permitted under Section 6.05 (it being understood that such Indebtedness shall be deemed a Restricted Payment for purposes of compliance with Section 6.05) (it being understood that any Indebtedness, Disqualified Equity Interests or Preferred Stock incurred pursuant to this clause (xi)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (xi)(b) but shall be deemed incurred for the purposes of Section 6.01(a) hereof from and after the first date on which Bidco or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Equity Interests or Preferred Stock under Section 6.01(a) hereof without reliance on this clause (xi)(b)); provided that such Indebtedness, Disqualified Equity Interests or Preferred Stock incurred pursuant to this clause (xi)(b) may be secured by a Lien on the Collateral that is pari passu with the Lien securing the Secured Obligations, secured by a Lien on the Collateral that is junior to the Lien securing the Secured Obligations, or may be unsecured or secured by assets that are not Collateral to the extent that such Lien is permitted under Section 6.02; provided, further, however, that, on a Pro Forma Basis, together with any amounts incurred or issued, as applicable, and outstanding by Restricted Subsidiaries that are not Guarantors pursuant to Section 6.01(a), this clause (xi)(b)(x) of this Section 6.01(b) and clause (xvi) of this Section 6.01(b), no more than the greater of $750,000,000 and 100% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, of Indebtedness, Disqualified Equity Interests or Preferred Stock at any one time outstanding and incurred or issued, as applicable, shall be incurred or issued, as applicable, by Restricted Subsidiaries that are not Guarantors, provided, however that the foregoing limitation shall not apply to Indebtedness of any Person that becomes a Restricted Subsidiary in connection with a Permitted Acquisition or any other Investment not prohibited by Section 6.05 (or of any Person not previously a Restricted Subsidiary that is merged, consolidated with or into Bidco or a Restricted Subsidiary) if such Indebtedness is outstanding prior to such Person becoming a Restricted Subsidiary and to the extent such Indebtedness is not incurred in contemplation of such acquisition or Investment;

(xii) the incurrence by Bidco or any Restricted Subsidiary of Indebtedness or issuance by Bidco or any Restricted Subsidiary, of Bidco of Indebtedness, Disqualified Equity Interests or Preferred Stock of Bidco or any Restricted Subsidiary which serves to refund, refinance, replace, renew, extend or defease (collectively, “refinance” and “refinances,” with “refinanced” and “refinancing” having a correlative meaning) any Indebtedness incurred or Disqualified Equity Interests or Preferred Stock issued as permitted under Section 6.01(a) hereof and clauses (ii), (iii) and (xi) of this Section 6.01(b), this clause (xii) and clauses (xvi), (xix), (xxix), (xxx) or (xxxi) of this Section 6.01(b) or any Indebtedness incurred or Disqualified Equity Interests or Preferred Stock issued to so extend, replace, refund, refinance, renew or defease such Indebtedness,

Disqualified Equity Interests or Preferred Stock including additional Indebtedness, Disqualified Equity Interests or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A) except in the case of any Designated Earlier Maturing Debt, has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Equity Interests or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased,

(B) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated in right of payment to the Loan Document Obligations, such Refinancing Indebtedness is subordinated in right of payment to the Loan Document Obligations at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, (ii) Disqualified Equity Interests or Preferred Stock, such Refinancing Indebtedness must be Disqualified Equity Interests or Preferred Stock, respectively, and

(C) shall not include:

(1) Indebtedness, Disqualified Equity Interests or Preferred Stock of a Subsidiary of Bidco that is not a Guarantor that refinances Indebtedness, Disqualified Equity Interests or Preferred Stock of Bidco or a Borrower;

(2) Indebtedness, Disqualified Equity Interests or Preferred Stock of a Subsidiary of Bidco that is not a Guarantor that refinances Indebtedness, Disqualified Equity Interests or Preferred Stock of a Guarantor; or

(3) Indebtedness, Disqualified Equity Interests or Preferred Stock of Bidco or a Restricted Subsidiary that refinances Indebtedness, Disqualified Equity Interests or Preferred Stock of an Unrestricted Subsidiary; and

provided, further, that subclause (A) of this clause (xii) shall not apply to any refunding or refinancing of any outstanding Secured Indebtedness;

(xiii) Indebtedness in respect of Cash Management Obligations, Bank Products provided by banks or other financial institutions to Bidco and its Restricted Subsidiaries in the ordinary course of business and other Indebtedness in respect of netting services, automated clearinghouse arrangements, overdraft protections and similar arrangements, in each case, in connection with deposit accounts or from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(xiv) Indebtedness of Bidco or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to credit facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(xv) any guarantee by Bidco or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Agreement or any guarantee by a Restricted Subsidiary of Indebtedness or other obligations of Bidco so long as the incurrence of such Indebtedness incurred by Bidco is permitted under the terms of this Agreement;

(xvi) Indebtedness, Disqualified Equity Interests or Preferred Stock of a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition; provided that, at the time of any such incurrence of Indebtedness, Disqualified Equity Interests or Preferred Stock (and after giving Pro Forma Effect thereto), the aggregate amount of such Indebtedness, Disqualified Equity Interests or Preferred Stock incurred under this clause (xvi), when aggregated with the outstanding amount of Indebtedness, Disqualified Equity Interests or Preferred Stock of Bidco or any Restricted Subsidiary which serves to refinance any Indebtedness, Disqualified Equity Interests or Preferred Stock incurred as permitted under this clause (xvi) or any Indebtedness, Disqualified Equity Interests or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Equity Interests or Preferred Stock, does not exceed the greater of $150,000,000 and 20% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, in the aggregate (it being understood that any Indebtedness, Disqualified Equity Interests or Preferred Stock incurred pursuant to this clause (xvi) shall cease to be deemed incurred or outstanding for purposes of this clause (xvi) but shall be deemed incurred for the purposes of Section 6.01(a) hereof from and after the first date on which such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Equity Interests or Preferred Stock under Section 6.01(a) hereof without reliance on this clause (xvi)); provided, further, however, that, on a Pro Forma Basis, together with any amounts incurred or issued, as applicable, and outstanding by Restricted Subsidiaries that are not Guarantors pursuant to Section 6.01(a), clause (xi)(b)(x) of this Section 6.01(b) and this clause (xvi) of this Section 6.01(b), no more than the greater of $750,000,000 and 100% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, of Indebtedness, Disqualified Equity Interests or Preferred Stock at any one time outstanding and incurred or issued, as applicable, shall be incurred or issued, as applicable, by Restricted Subsidiaries that are not Guarantors; provided, further, however that the foregoing limitation shall not apply to Indebtedness of any Person that becomes a Restricted Subsidiary in connection with a Permitted Acquisition or any other Investment not prohibited by Section 6.05 (or of any Person not previously a Restricted Subsidiary that is merged, consolidated with or into Bidco or a Restricted Subsidiary) if such Indebtedness is outstanding prior to such Person becoming a Restricted Subsidiary and to the extent such Indebtedness is not incurred in contemplation of such acquisition or Investment;

(xvii) Indebtedness of Bidco or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements;

(xviii) Indebtedness consisting of Indebtedness issued by Bidco or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Bidco or any direct or indirect parent company of Bidco to the extent described in Section 6.05(b) hereof;

(xix) Indebtedness of any Restricted Subsidiary that is not a Guarantor; provided that, at the time of any such incurrence of Indebtedness (and after giving Pro Forma Effect thereto), the aggregate amount of Indebtedness incurred under this clause (xix), when aggregated with the outstanding amount of Indebtedness of any Restricted Subsidiary that is not a Guarantor which serves to refinance any Indebtedness incurred as permitted under this clause (xix) or any Indebtedness issued to so refund or refinance such Indebtedness, does not exceed the greater of $112,500,000 and 15% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, in the aggregate (it being understood that any Indebtedness incurred pursuant to this clause (xix) shall cease to be deemed incurred or outstanding for purposes of this clause (xix) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which Bidco or such Restricted Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (xix)); provided, further, that the foregoing limitation shall not apply to Indebtedness of any Person that becomes a Restricted Subsidiary in connection with an Investment not prohibited this Agreement (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into Bidco or a Restricted Subsidiary) if such Indebtedness is outstanding prior to such Person becoming a Restricted Subsidiary and to the extent such Indebtedness is not incurred in contemplation of such Investment;

(xx) Indebtedness representing deferred compensation or stock-based compensation owed to employees of direct or indirect parent companies of Bidco, Bidco or the Restricted Subsidiaries incurred in the ordinary course of business or consistent with past practice or in connection with the Transactions, any Investment or any acquisition (by merger, consolidation, amalgamation or otherwise);

(xxi) Settlement Indebtedness;

(xxii) customer deposits and advance payments received in the ordinary course of business or consistent with past practice from customers for the purchase of goods or services;

(xxiii) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis;

(xxiv) additional Indebtedness of Bidco or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed the Available Amount that is not otherwise applied pursuant to clause (34) of the definition of “Permitted Liens” and Section 6.05(a)(A) as in effect immediately prior to the incurrence of such Indebtedness (and after giving Pro Forma Effect thereto);

(xxv) additional Indebtedness of Bidco or any of its Restricted Subsidiaries in an aggregate principal amount that does not exceed the amount of Excluded Contributions made since the Effective Date that is not otherwise applied pursuant to clause (35) of the definition of “Permitted Liens” and Section 6.05(b)(x) as in effect immediately prior to the incurrence of such Indebtedness (and after giving Pro Forma Effect thereto);

(xxvi) (a) Indebtedness of Bidco, any Borrower or any Subsidiary Loan Party issued in lieu of Incremental Facilities consisting of one or more series of loans (including bridge facilities), bonds, notes or debentures (and any Registered Equivalent Notes issued in exchange therefor) that are secured by the Collateral on a pari passu or junior basis with the Secured Obligations or unsecured or that are subordinated (the “Incremental Equivalent Debt”); provided that (x) the aggregate principal amount of all such Indebtedness incurred pursuant to this clause shall not exceed at the time of incurrence the Incremental Cap at such time and (y) such Indebtedness complies with the Required Additional Debt Terms and (b) any Refinancing Indebtedness in respect of Indebtedness incurred pursuant to the foregoing subclause (a); provided, further that if such Incremental Equivalent Debt is (i) broadly syndicated to banks and other institutional investors, (ii) a term loan that is equal in right of payment to the Loan

Document Obligations and is secured by the Collateral on a pari passu basis with the Secured Obligations, and (iii) denominated in dollars, then the Amendment No. 1 Refinancing Term Loans shall be subject to the “most favored nation” pricing adjustment (if applicable) set forth in the proviso to Section 2.19(b) as if such Incremental Equivalent Debt was an Incremental Term Facility incurred hereunder;

(xxvii) Indebtedness to a customer to finance the acquisition of any equipment necessary to perform services for such customer; provided that the terms of such Indebtedness are consistent with those entered into with respect to similar Indebtedness prior to the Effective Date, including that (1) the repayment of such Indebtedness is conditional upon such customer ordering a specific amount of goods or services and (2) such Indebtedness does not bear interest or provide for scheduled amortization or maturity;

(xxviii) Indebtedness of Bidco or any of its Restricted Subsidiaries arising pursuant to any Permitted Intercompany Activities, any Permitted Tax Restructuring and related transactions;

(xxix) to the extent constituting Indebtedness, obligations under or in respect of Receivables Facilities; provided that, at the time of any such incurrence of Indebtedness (and after giving Pro Forma Effect thereto), the aggregate amount of Indebtedness pursuant to this clause (xxix), when aggregated with the outstanding amount of Indebtedness incurred in reliance on clause (xxx) and the outstanding amount of Refinancing Indebtedness in respect of Indebtedness initially incurred in reliance on this clause (xxix) or clause (xxx), does not exceed $400,000,000;

(xxx) Indebtedness incurred in connection with any Sale and Lease-Back Transaction; provided that, at the time of any such incurrence of Indebtedness (and after giving Pro Forma Effect thereto), the aggregate amount of Indebtedness pursuant to this clause (xxx), when aggregated with the outstanding amount of Indebtedness incurred in reliance on clause (xxix) and the outstanding amount of Refinancing Indebtedness in respect of Indebtedness initially incurred in reliance on this clause (xxx) or clause (xxix), does not exceed $400,000,000;

(xxxi) Indebtedness under the Senior Secured Notes and any Refinancing Indebtedness in respect thereof; and

(xxxii) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxxi) above.

(c) For purposes of determining compliance with this Section 6.01:

(i) in the event that an item of Indebtedness, Disqualified Equity Interests or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Equity Interests or Preferred Stock described in clauses (i) through (xxxii) of Section 6.01(b) hereof or is entitled to be incurred pursuant to Section 6.01(a) hereof, Bidco, in its sole discretion, shall classify or reclassify such item of Indebtedness, Disqualified Equity Interests or Preferred Stock (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness, Disqualified Equity Interests or Preferred Stock in one of the above clauses or in Section 6.01(a); provided that (A) all Indebtedness under this Agreement incurred on or after the Effective Date shall be deemed to have been incurred pursuant to Section 6.01(b)(i) and (B) that all Indebtedness represented by the Senior Secured Notes incurred on the Effective Date and all Guarantees of the foregoing will be deemed to have been incurred pursuant to Section 6.01(b)(xxxi), and the Borrower shall not be permitted to reclassify all or any portion of Indebtedness incurred pursuant to Section 6.01(b)(i) or Section 6.01(b)(xxxi).

(ii) at the time of incurrence or reclassification, Bidco shall be entitled to divide and classify or reclassify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 6.01(a) and 6.01(b) hereof (it being understood that any Indebtedness incurred pursuant to one of the clauses of Section 6.01(b) shall cease to be deemed incurred or outstanding for purposes of such clause but shall be deemed incurred for the purposes of Section 6.01(a) from and after the first date on which Bidco or its Restricted Subsidiaries could have incurred such Indebtedness under Section 6.01(a) without reliance on such clause of Section 6.01(b));

(iii) in the event that Bidco or a Restricted Subsidiary enters into or increases commitments under a credit facility, the Interest Coverage Ratio, the Senior Secured First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio or the Total Net Leverage Ratio, as applicable, for borrowings and reborrowings thereunder (and including issuance and creation of letters of credit and bankers’ acceptances thereunder) shall be determined on the date of such credit facility or such increase in commitments (assuming that the full amount thereof has been borrowed as of such date), and, if such Interest Coverage Ratio, Senior Secured First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio or the Total Net Leverage Ratio, as applicable, test is satisfied with respect thereto at such time, any borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) shall be permitted under this covenant irrespective of the Interest Coverage Ratio, Senior Secured First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio or the Total Net Leverage Ratio, as applicable, at the time of any borrowing or reborrowing thereunder (or the issuance or creation of letters of credit or bankers’ acceptances thereunder) (the committed amount permitted to be borrowed or reborrowed (and the issuance and creation of letters of credit and bankers’ acceptances) on a date pursuant to the operation of this paragraph shall be the “Reserved Indebtedness Amount” as of such date for purposes of the Interest Coverage Ratio, Senior Secured First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio or the Total Net Leverage Ratio, as applicable);

(iv) accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Equity Interests or Preferred Stock, as the case may be, of the same class shall not be deemed to be an incurrence or issuance of Indebtedness, Disqualified Equity Interests or Preferred Stock for purposes of this Section 6.01;

(v) for purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar- denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

(vi) the principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing;

(vii) in the case of any refinancing of any Indebtedness permitted under Section 6.01(a) and clause (ii), (iii), (xi)(a), (xii), (xvi) or (xix) of Section 6.01(b) hereof or any portion thereof, the amount of Indebtedness being incurred to finance the aggregate amount of accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs and fees and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing shall not be deemed to be an incurrence or issuance of Indebtedness for purposes of this covenant, and the principal amount of any Disqualified Equity Interests of Bidco or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(viii) notwithstanding anything in this Section 6.01 to the contrary, in the case of any Indebtedness incurred to refinance Indebtedness initially incurred in reliance on clause (iii), (xi)(b), or (xix) of Section 6.01(b) hereof, measured by reference to a percentage of Consolidated EBITDA at the time of incurrence, and such refinancing would cause the percentage of Consolidated EBITDA restriction to be exceeded if calculated based on the percentage of Consolidated EBITDA on the date of such refinancing, such percentage of Consolidated EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance, costs and fees and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing;

(ix) Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included; and

(x) pursuant to this Agreement (x) unsecured Indebtedness shall not be treated as subordinated or junior to Secured Indebtedness merely because it is unsecured and (y) Indebtedness shall not be treated as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral or because it is guaranteed by different obligors.

SECTION 6.02 Liens.

(a) Bidco shall not, and shall not permit any Borrower or any Guarantor to create, incur, assume or permit to exist any Lien (except Permitted Liens) (each, a “Subject Lien”) that secures obligations under any Indebtedness or any related Guarantee on any asset or property of Bidco, any Borrower or any Guarantor, unless:

(i) in the case of Subject Liens on any Collateral, (A) if the obligations secured by such Subject Lien are expressly junior to the Secured Obligations or (B) such Subject Lien is a Permitted Lien; or

(ii) in the case of any Subject Lien on assets or property not constituting Collateral, any Subject Lien if (A) the Secured Obligations are equally and ratably secured with (or on a senior basis to, in the case such Subject Lien that secures any Subordinated Indebtedness) the obligations secured by such Subject Lien until such time as such obligations are no longer secured by such Subject Lien or (B) such Subject Lien is a Permitted Lien.

(b) Any Lien created for the benefit of the Secured Parties pursuant to the preceding paragraph shall be automatically and unconditionally released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to so secure the Secured Obligations.

(c) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

SECTION 6.03 Fundamental Changes; Holdings Covenant.

(a) Bidco will not, and will not permit any other Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve (which, for the avoidance of doubt, shall not restrict Bidco or any Restricted Subsidiary from changing its organizational form), except that:

(i) any Restricted Subsidiary other than a Borrower may merge or consolidate with (A) Bidco or a Borrower; provided that Bidco or such Borrower shall be the continuing or surviving Person, or (B) any one or more Restricted Subsidiaries other than a Borrower; provided that when any Subsidiary Loan Party is merging or consolidating with another Restricted Subsidiary other than a Borrower (1) the continuing or surviving Person shall be a Subsidiary Loan Party or (2) if the continuing or surviving Person is not a Subsidiary Loan Party, the acquisition of such Subsidiary Loan Party by such surviving Restricted Subsidiary is otherwise permitted under Section 6.05;

(ii) (A) any Restricted Subsidiary that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (B) any Restricted Subsidiary other than a Borrower may liquidate or dissolve or change its legal form if Bidco determines in good faith that such action is in the best interests of Bidco and the Restricted Subsidiaries and is not materially disadvantageous to the Lenders;

(iii) any Restricted Subsidiary other than a Borrower may make a disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Bidco or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (A) the transferee must be a Loan Party, (B) to the extent constituting an Investment in a Restricted Subsidiary that is not a Loan Party, such Investment is a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.05 or (C) to the extent constituting a disposition to a Restricted Subsidiary that is not a Loan Party, such disposition is for fair market value (as determined in good faith by Bidco) and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.05;

(iv) Bidco or a Borrower may merge or consolidate with (or dispose of all or substantially all of its assets to) any other Person; provided that (A) Bidco or such Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger or consolidation is not Bidco or such Borrower, as applicable, or is a Person into which Bidco or such Borrower has been liquidated (or, in connection with a disposition of all or substantially all of Bidco’s or such Borrower’s, as applicable, assets, if the transferee of such assets) (any such Person, the “Successor Entity”), (1) the Successor Entity shall be an entity organized or existing under the laws of (i) in the case of Bidco or the Finco Borrower, Luxembourg, (ii) in the case of Bidco, Guernsey, (iii) in the case of Bidco or an Additional Borrower, England and Wales or (iv) in the case of a Borrower (other than the Finco Borrower or an Additional Borrower), the United States, any State thereof or the District of Columbia, (2) the Successor Entity shall expressly assume all the obligations of Bidco or such Borrower, as applicable, under this Agreement and the other Loan Documents to which Bidco or such Borrower, as applicable, is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (3) each Loan Party other than Bidco or such Borrower, as applicable, unless it is the other party to such merger or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that its Guarantee of and grant of any Liens as security for the Secured Obligations shall apply to the Successor Entity’s obligations under this Agreement and (4) Bidco or such Borrower, as applicable, shall have delivered to the Administrative Agent a certificate of a Responsible Officer of Bidco or such Borrower, as applicable, and an opinion of counsel, each stating that such merger or consolidation complies with this Agreement; provided, further, that (y) if such Person is not a Loan Party, no Event of Default (or, to the extent related to a Limited Condition Transaction, no Specified Event of Default) shall exist after giving effect to such merger or consolidation and (z) if the foregoing requirements are satisfied, the Successor Entity will succeed to, and be substituted for, Bidco or such Borrower, as applicable, under this Agreement and the other Loan Documents; provided further that Bidco or such Borrower, as applicable, will use commercially reasonable efforts to provide any documentation and other information about the Successor Entity as shall have been reasonably requested in writing by any Lender or Issuing Bank through the Administrative Agent that such Lender or Issuing Bank shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA PATRIOT Act;

(v) any Restricted Subsidiary other than a Borrower may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.05; provided that the continuing or surviving Person shall be Bidco or a Restricted Subsidiary, which together with each of the Restricted Subsidiaries, shall have complied with the requirements of Sections 5.11 and 5.12; and

(vi) any Restricted Subsidiary other than a Borrower may effect a merger, dissolution, liquidation consolidation or amalgamation to effect an Asset Sale permitted pursuant to Section 6.04.

(b) Holdings will not, and will not permit any Intermediate Parent to, conduct, transact or otherwise engage in any business or operations other than (i) the ownership and/or acquisition of the Equity Interests of Bidco, any Intermediate Parent and any other Subsidiary, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) participating in tax, accounting and other administrative matters with respect to Holdings and its subsidiaries, (iv) the performance of its obligations under and in connection with the Loan Documents, any documentation governing any Indebtedness or Guarantee and the other agreements contemplated hereby and thereby, (v) any public offering of its or any of its direct or indirect parent’s common stock or any other issuance or registration of its Equity Interests for sale or resale not prohibited by this Agreement, including the costs, fees and expenses related thereto, (vi) making any dividend or distribution or other transaction similar to a Restricted Payment and not otherwise prohibited by Section 5.17, or any Investment in Bidco, any Intermediate Parent or any other Subsidiary, (vii) the incurrence of any Indebtedness, (viii) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (ix) providing indemnification to officers and members of the Board of Directors, (x) activities incidental to the consummation of the Transactions and (xi) activities incidental to the businesses or activities described in clauses (i) to (x) of this paragraph.

(c) Holdings will not, and will not permit any Intermediate Parent to, own or acquire any material assets (other than Equity Interests as referred to in paragraph (b)(i) above, cash and Cash Equivalents, intercompany Investments in any Intermediate Parent, Bidco or any Subsidiary permitted hereunder) or incur any liabilities (other than liabilities as referred to in paragraph (b) above, liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and business and activities permitted by this Agreement).

SECTION 6.04 Asset Sales.

(a) Bidco shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(i) Bidco or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(ii) except in the case of a Permitted Asset Swap, if the property or assets sold or otherwise disposed of have a Fair Market Value in excess of the greater of $375,000,000 and 50% of Consolidated EBITDA for the most recently ended Test Period at the time of such disposition, calculated on a Pro Forma Basis, at least 75% of the consideration therefor received by Bidco or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(A) any liabilities, contingent or otherwise, of Bidco or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Secured Obligations or that are owed to Bidco or a Restricted Subsidiary that (x) are assumed by the transferee of any such assets (or a third party in connection with such transfer) or (y) are otherwise cancelled or terminated in connection with the transaction with such transferee (other than intercompany debt owed to Bidco or its Restricted Subsidiaries) and, in each case, for which Bidco and all of its Restricted Subsidiaries have been validly released;

(B) any securities, notes or other obligations or assets received by Bidco or such Restricted Subsidiary from such transferee that are converted by Bidco or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale;

(C) Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Asset Sale (other than intercompany debt owed to Bidco or any Restricted Subsidiary), to the extent that Bidco and each other Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Sale in accordance with the terms of this Agreement,

(D) consideration consisting of Indebtedness of a Borrower or a Guarantor (other than intercompany debt owed to Bidco or any Restricted Subsidiary and other than Subordinated Indebtedness) received after the Effective Date from Persons who are not Bidco, Holdings or any Restricted Subsidiary;

(E) any Designated Non-cash Consideration received by Bidco or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value taken together with all other Designated Non-cash Consideration received pursuant to this clause (E) that is at that time outstanding, not to exceed the greater of $225,000,000 and 30% of Consolidated EBITDA for the most recently ended Test Period at the time of the receipt of such Designated Non-cash Consideration, calculated on a Pro Forma Basis (with the Fair Market Value of each such item of Designated Non-cash Consideration being measured pursuant to this clause (E) at Bidco’s option, either at the time of contractually agreeing to such Asset Sale or at the time received and, in either case, without giving effect to subsequent changes in value); and

(F) any Investment, Capital Stock, assets, property or capital or other expenditure of the kind referred to in Section 6.04(b)(ii)

shall be deemed to be Cash Equivalents for purposes of this provision and for no other purpose.

(b) Within the Reinvestment Period after Bidco’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, Bidco or such Restricted Subsidiary shall apply an amount equal to the Net Proceeds from such Asset Sale,

(i) (A) to prepay Loans or Indebtedness in accordance with Section 2.10(c) or (B) to the extent not required to prepay Loans pursuant to Section 2.10(c), to be retained by Bidco and/or Restricted Subsidiaries; or

(ii) to make investments in Bidco and its Subsidiaries; provided that Bidco and the Restricted Subsidiaries will be deemed to have complied with this clause (ii) if and to the extent that, within the Reinvestment Period after the Asset Sale that generated the Net Proceeds, Bidco or such Restricted Subsidiary has entered into and not abandoned or rejected a binding agreement or letter of intent to consummate any such investment described in this clause (ii) with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any such commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, Bidco or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then Bidco or such Restricted Subsidiary shall prepay the Loans in accordance with Section 2.10(c).

(c) Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under the Revolving Facility or any other revolving credit facility or otherwise use such Net Proceeds in any manner not prohibited by this Agreement. Bidco or any Restricted Subsidiary, as the case may be, may elect to invest in Bidco and its Subsidiaries prior to receiving the Net Proceeds attributable to any given Asset Sale (provided that such investment shall be made no earlier than execution of a definitive agreement for the relevant Asset Sale) and deem the amount so invested to be applied pursuant to and in accordance with clause (b)(ii) above with respect to such Asset Sale.

SECTION 6.05 Limitation on Restricted Payments.

(a) Bidco shall not, and shall not permit any of its Restricted Subsidiaries to:

(i) declare or pay any dividend or make any payment or distribution on account of Bidco’s, or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger, amalgamation or consolidation other than:

(A) dividends or distributions by Bidco payable solely in Equity Interests (other than any Disqualified Equity Interests) or in options, warrants or other rights to purchase such Equity Interests; or

(B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary of Bidco, Bidco or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Bidco or any direct or indirect parent company of Bidco, including in connection with any merger, amalgamation or consolidation, held by Persons other than Bidco or a Restricted Subsidiary;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(A) Indebtedness permitted under clauses (vi), (vii) and (viii) of Section 6.01(b) hereof; or

(B) prepayments, redemptions, repurchases, defeasances and other payments in respect of Subordinated Indebtedness prior to their scheduled maturity purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition;

(iv) make any Restricted Investment,

(the payments and other actions set forth in clause (iii) (other than the exceptions thereto) above being collectively referred to as “Restricted Debt Payments”, and all such payments and other actions set forth in clauses (i) through (iv) (other than any exception thereto) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(A) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made (and not returned or rescinded) by Bidco and its Restricted Subsidiaries under this Section 6.05(a)(A) after the Effective Date (excluding all other Restricted Payments permitted by Section 6.05(b) hereof), is less than the sum of (without duplication) (the sum or the amounts attributable to clauses (1) through (9) below is referred to herein as the “Available Amount”):

(1) 50% of the Consolidated Net Income of Bidco and its Restricted Subsidiaries for the period (taken as one accounting period) beginning on the first day of the fiscal quarter of Bidco during which the Effective Date occurs to the end of the most recently ended Test Period at the time of such Restricted Payment (which amount shall not be less than zero); plus

(2) 100% of the aggregate net cash proceeds and the Fair Market Value, as determined in good faith by a Responsible Officer of Bidco, of marketable securities or other property received by Bidco since immediately after the Effective Date (other than net cash proceeds from Cure Amounts or to the extent such net cash proceeds have been used to incur Indebtedness or issue any Disqualified Equity Interests or Preferred Stock pursuant to clause (xi)(a) of Section 6.01(b) hereof) from the issue or sale of:

i. A. Equity Interests of Bidco, including Treasury Capital Stock, but excluding cash proceeds and the Fair Market Value, as determined in good faith by a Responsible Officer of Bidco, of marketable securities or other property received from the sale of:

(x) Equity Interests to any future, present or former employees, directors, officers, managers, distributors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of Bidco, any direct or indirect parent company of Bidco or any of Bidco’s Subsidiaries after the Effective Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 6.05(b)(iv) hereof; and

(y) Designated Preferred Stock; and

B. to the extent such net cash proceeds or other property are actually contributed to the capital of Bidco or any Restricted Subsidiary (without the issuance of additional Equity Interests of such Restricted Subsidiary), Equity Interests of any direct or indirect parent company of Bidco (excluding net cash proceeds from Cure Amounts, Contributed Holdings Investments and contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with Section 6.05(b)(iv) hereof); or

ii. debt securities of Bidco or any Restricted Subsidiary that have been converted into or exchanged for such Equity Interests of Bidco or a direct or indirect parent company of Bidco;

provided, however, that this clause (2) shall not include the proceeds from (W) Refunding Capital Stock, (X) Equity Interests or convertible debt securities of Bidco sold to a Restricted Subsidiary, as the case may be, (Y) Disqualified Equity Interests or debt securities that have been converted into Disqualified Equity Interests or (Z) Excluded Contributions; plus

(3) 100% of the aggregate amount of cash and the Fair Market Value, as determined in good faith by a Responsible Officer of Bidco, of marketable securities or other property contributed to the capital of Bidco after the Effective Date (other than net cash proceeds to the extent such net cash proceeds (i) have been used to incur Indebtedness or issue any Disqualified Equity Interests or Preferred Stock pursuant to clause (xi)(a) of Section 6.01(b) hereof, (ii) are contributed by a Restricted Subsidiary or (iii) constitute Excluded Contributions and Contributed Holdings Investments); plus

(4) 100% of the aggregate amount received in cash and the Fair Market Value, as determined in good faith by a Responsible Officer of Bidco, of marketable securities or other property received by Bidco or a Restricted Subsidiary by means of:

i. the sale or other disposition (other than to Bidco or a Restricted Subsidiary) of Restricted Investments made by Bidco or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from Bidco or its Restricted Subsidiaries (other than by Bidco or a Restricted Subsidiary) and repayments of loans or advances and releases of guarantees, that constitute Restricted Investments made by Bidco or its Restricted Subsidiaries, in each case after the Effective Date; or

ii. the sale or other disposition (other than to Bidco or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary; plus

(5) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into Bidco or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to Bidco or a Restricted Subsidiary after the Effective Date, the Fair Market Value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith by a Responsible Officer of Bidco, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged, amalgamated or consolidated or Indebtedness associated with the assets so transferred) other than to the extent the Investment in such Unrestricted Subsidiary was made by Bidco or a Restricted Subsidiary pursuant to Section 6.05(b)(xi) or to the extent such Investment constituted a Permitted Investment; plus

(6) the aggregate amount of any Retained Declined Proceeds and Specified Asset Sale Proceeds since the Effective Date; plus

(7) the greater of (i) $300,000,000 and (ii) 40% of Consolidated EBITDA for the most recently ended Test Period as of such date, calculated on a Pro Forma Basis; plus

(8) the aggregate amount of any cash overfunding and the proceeds from the sale of any accounts receivable, royalty or other similar rights to payment and any other assets related thereto that are not reflected on the most recent consolidated balance sheet of Bidco and the Restricted Subsidiaries; minus

(9) the cumulative amount of (i) Liens incurred pursuant to clause (34) of the definition of “Permitted Liens” from and after the Effective Date and outstanding at such time and (ii) Indebtedness incurred pursuant to Section 6.01(b)(xxiv) from and after the Effective Date and outstanding at such time.

(b) The provisions of Section 6.05(a) hereof shall not prohibit:

(i) the payment of any dividend or other distribution or the consummation of any redemption within 60 days after the date of declaration of such dividend or other distribution or giving of the redemption notice with respect to such redemption, as the case may be, if at the date of declaration or notice, the payment of such dividend or other distribution or in respect of such redemption, as the case may be, would have complied with the provisions of this Agreement;

(ii) (A) the redemption, repurchase, defeasance, retirement or other acquisition of any (i) Equity Interests, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”) of Bidco or any Restricted Subsidiary or Subordinated Indebtedness of Bidco, any Borrower or any Guarantor or (ii) Equity Interests of any direct or indirect parent company of Bidco, in the case of each of clauses (i) and (ii), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to Bidco or a Restricted Subsidiary) of, Equity Interests of Bidco or any direct or indirect parent company of Bidco to the extent contributed to the capital of Bidco or any Restricted Subsidiary (in each case, other than any Disqualified Equity Interests) (“Refunding Capital Stock”), (B) the declaration and payment of dividends on the Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to Bidco or a Restricted Subsidiary) of the Refunding Capital Stock and (iii) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (vi) of this Section 6.05(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of Bidco) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(iii) the defeasance, redemption, repurchase, exchange or other acquisition or retirement for value of (i) Subordinated Indebtedness of a Borrower or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Subordinated Indebtedness of a Borrower or a Guarantor or (ii) Disqualified Equity Interests of a Borrower or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Equity Interests of a Borrower or a Guarantor, that, in each case, is incurred in compliance with Section 6.01 hereof;

(iv) Restricted Payments to Bidco or direct or indirect parent companies of Bidco, the proceeds of which are, or will be, promptly used to redeem, acquire, retire, repurchase or settle its

Equity Interests (or any options, warrants, restricted stock or stock appreciation rights or similar securities issued with respect to any such Equity Interests) (in each case, other than Disqualified Equity Interests) or Indebtedness or to service Indebtedness incurred by direct or indirect parent companies of Bidco to finance the redemption, acquisition, retirement, repurchase or settlement of such Equity Interest or Indebtedness (or make Restricted Payments to allow any of Bidco’s direct or indirect parent companies to so redeem, retire, acquire or repurchase their Equity Interests or their Indebtedness or to service Indebtedness incurred by direct or indirect parent companies of Bidco to finance the redemption, acquisition, retirement, repurchase or settlement of such Equity Interests or Indebtedness or to service Indebtedness incurred to finance the redemption, retirement, acquisition or repurchase of such Equity Interests or Indebtedness), in each case held directly or indirectly by current or former officers, managers, consultants, members of the board of directors, employees or independent contractors (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of direct or indirect parent companies of Bidco, Bidco and/or its Restricted Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement in an aggregate amount after the Effective Date not to exceed the greater of $112,500,000 and 15% of Consolidated EBITDA for the most recently ended Test Period as of such date, calculated on a Pro Forma Basis, in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of the greater of $225,000,000 and 30% of Consolidated EBITDA for the most recently ended Test Period as of such date, calculated on a Pro Forma Basis, in any calendar year), in each case, without giving effect to the following proviso; provided that such amount in any calendar year may be increased by:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of Bidco and, to the extent contributed to Bidco, Equity Interests of any of Bidco’s direct or indirect parent companies, in each case to any future, present or former employees, directors, officers, managers, distributors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of Bidco, any direct or indirect parent company of Bidco or any of Bidco’s Subsidiaries after the Effective Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 6.05(a)(A); plus

(B) an amount not to exceed the cash proceeds of key man life insurance policies received by Bidco (or by direct or indirect parent companies of Bidco and contributed to Bidco) or the Restricted Subsidiaries after the Effective Date; plus

(C) the amount of any bona fide cash bonuses otherwise payable to members of the board of directors, consultants, officers, employees, managers or independent contractors of direct or indirect parent companies of Bidco, Bidco or any Restricted Subsidiary that are foregone in return for the receipt of Equity Interests, the Fair Market Value of which is equal to or less than the amount of such cash bonuses, which, if not used in any year, may be carried forward to any subsequent fiscal year; less

(D) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A), (B) and (C) of this clause (iv);

provided further that (i) cancellation of Indebtedness owing to Bidco or any Restricted Subsidiary from members of the board of directors, consultants, officers, employees, managers or independent contractors (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of direct or indirect parent companies of Bidco, Bidco or any Restricted Subsidiary in connection with a repurchase of Equity Interests of Bidco or any direct or indirect parent companies of Bidco and (ii) the repurchase of Equity Interests deemed to occur upon the exercise of options, warrants or similar instruments if such Equity Interests represents all or a portion of the exercise price thereof and payments, in lieu of the issuance of fractional shares of such Equity Interests or withholding to pay other taxes payable in connection therewith, in the case of each of clauses (i) and (ii), shall not be deemed to constitute a Restricted Payment for purposes of this Agreement;

(v) the declaration and payment of dividends to holders of any class or series of Disqualified Equity Interests of Bidco or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary, in each case issued in accordance with Section 6.01 hereof;

(vi) (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Equity Interests) issued by Bidco or any of its Restricted Subsidiaries after the Effective Date;

(B) the declaration and payment of dividends to any direct or indirect parent company of Bidco, the proceeds of which shall be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Equity Interests) of such parent company issued after the Effective Date, provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the capital of Bidco from the sale of such Designated Preferred Stock; or

(C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 6.05(b)(ii);

(vii) Restricted Payments by any Restricted Subsidiary to Bidco or direct or indirect parent companies of Bidco to the extent the proceeds of such Restricted Payments are contributed or loaned or advanced to another Restricted Subsidiary;

(viii) the declaration and payment of dividends or the payment of other distributions by Bidco or a Restricted Subsidiary to, or the making of loans or advances to, any of their respective direct or indirect parent companies to allow payments by Bidco or any direct or indirect parent company of Bidco in respect of withholding or similar taxes payable in connection with any grant or vesting of an Equity Interest to or by, or repurchase, or dividend or other distribution to facilitate a repurchase, of an Equity Interest from, any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates, Immediate Family Members or permitted transferees), or in connection with any repurchases of Equity Interests in consideration of such payments, including deemed repurchases in connection with the exercise of stock options, warrants or other incentive interests and the vesting of restricted stock and restricted stock units or any deemed repurchases of Equity Interests representing a portion of the exercise price of such options or warrants or other incentive interest;

(ix) (a) the declaration and payment of dividends by Bidco on the common stock or Equity Interests of Bidco or any direct or indirect parent company of Bidco following a public offering of such common stock or common equity interests, in an amount in any fiscal year not to exceed the greater of (i) up to 6.0% of the aggregate proceeds received by or contributed to Bidco in or from all such public offerings and (ii) an aggregate amount not to exceed 5.0% of the market capitalization of Bidco or (b) in lieu of all or a portion of the dividends permitted by clause (a), any prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of Bidco’s Equity Interests (and any equivalent declaration and payment of a distribution of any security exchangeable for such common stock or common equity interests to the extent required by the terms of any such exchangeable securities and any Restricted Payment to any direct or indirect parent company of Bidco to fund the payment by such direct or indirect parent company of Bidco of dividends on such entity’s Equity Interests) for aggregate consideration that, when taken together with dividends permitted by clause (a), does not exceed the amount contemplated by clause (a);

(x) Restricted Payments that are made (a) in an amount not to exceed the amount of Excluded Contributions made since the Effective Date that is not otherwise applied pursuant to clause (35) of the definition of “Permitted Liens” or Section 6.01(b)(xxv) as in effect immediately prior to such Restricted Payments (and after giving Pro Forma Effect thereto) or (b) in an amount equal to the amount of net cash proceeds from an asset sale or disposition in respect of property or assets acquired, if the acquisition of such property or assets was financed with Excluded Contributions;

(xi) other Restricted Payments (other than Restricted Debt Payments) in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (xi) not to exceed the sum of (i) the greater of $225,000,000 and 30% of Consolidated EBITDA for the most recently ended Test Period at the time made, calculated on a Pro Forma Basis and (ii) the Available Restricted Debt Payments Amount;

(xii) distributions or payments of Receivables Fees;

(xiii) Restricted Payments made as part of or to consummate the Transactions;

(xiv) other Restricted Debt Payments in an aggregate amount taken together with all other Restricted Debt Payments made pursuant to this clause (xiv) not to exceed the sum of (i) the greater of $225,000,000 and 30% of Consolidated EBITDA for the most recently ended Test Period at the time made, calculated on a Pro Forma Basis, (ii) the Available Investments Amount and (iii) the Available Restricted Payments Amount;

(xv) the declaration and payment of dividends or the payment of other distributions by Bidco or a Restricted Subsidiary to, or the making of loans or advances to, any of their respective direct or indirect parent companies in amounts required for any direct or indirect parent companies to pay, in each case without duplication,

(A) franchise, excise and similar taxes and other fees, taxes and expenses required to maintain their corporate existence;

(B) (1) with respect to any taxable period in which Bidco and/or any of its Subsidiaries is a member of (or Bidco is a disregarded entity for U.S. federal income tax purposes wholly-owned by a member of) a consolidated, combined, unitary or similar tax group (a “Tax Group”) for U.S. federal and/or applicable foreign, state or local income tax purposes of which Holdings, an Intermediate Parent or any direct or indirect parent of Holdings is the common parent, the portion of U.S. federal, state, and/or local income Taxes of such Tax Group for such taxable period that is attributable to the taxable income of Bidco and/or its direct or indirect consolidated subsidiaries; provided that, for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount of such Taxes that Bidco and/or its applicable Subsidiaries would have been required to pay if they were a stand-alone Tax Group with Bidco as the corporate common parent of such stand-alone Tax Group; and (2) with respect to any taxable period for which Bidco is a partnership for U.S. federal and/or applicable state or local income tax purposes, the portion of the U.S. federal, state or local income Taxes of Bidco’s direct owner(s) (or, where a direct owner is a pass-through entity, indirect owner(s)) for such taxable period that is attributable to the taxable income of Bidco, in an amount not to exceed the product of (x) the highest combined marginal federal and applicable state and/or local statutory tax rate (after taking into account the deductibility of state and local income tax for U.S. federal income tax purposes and the character of the income in question) applicable to any direct (or, where the direct owner is a pass-through entity, indirect) equity owner of Bidco for the taxable period in question and (y) the taxable income of Bidco for such period, reduced by all taxable losses of Bidco with respect to any prior taxable year of Bidco to the extent such losses were not previously taken into account for purposes of computing distributions permitted under this Section 6.05(b)(xv)(B) and such losses are of a character that would permit such losses to be deducted by the direct or indirect owners of Bidco against the current table income of Bidco (any distributions permitted under this Section 6.05(b)(xv)(B) collectively, “Tax Distributions”);

(C) customary salary, bonus and other benefits payable to employees, directors, officers and managers of any direct or indirect parent company of Bidco to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Bidco and its Restricted Subsidiaries;

(D) general corporate operating and overhead costs and expenses of any direct or indirect parent company of Bidco to the extent such costs and expenses are attributable to the ownership or operation of Bidco and its Restricted Subsidiaries;

(E) fees and expenses other than to Affiliates of Bidco related to any equity or debt offering of such parent entity (whether or not successful);

(F) reasonable and customary indemnification claims made by members of the board of directors or officers, employees, directors, managers, consultants or independent contractors of such parent entity attributable to the ownership or operations of Bidco and its Restricted Subsidiaries;

(G) fees and expenses (x) due and payable by Bidco and its Restricted Subsidiaries related to the Transactions and (y) otherwise permitted to be paid by Bidco and any Restricted Subsidiaries hereunder;

(H) to the extent constituting a Restricted Payment, amounts due and payable pursuant to the Sponsor Management Agreement or any other investor management agreement entered into with the Investors after the Effective Date, which agreement shall be on terms not materially less favorable to Bidco and its Restricted Subsidiaries than the terms of the Sponsor Management Agreement in effect on the Effective Date;

(I) to finance any Investment that, if made by Bidco, would be permitted by this Agreement; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such direct or indirect parent company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests but not including any loans or advances made pursuant to clause (16) of the definition of “Permitted Investments”) to be contributed to Bidco or its Restricted Subsidiaries or (2) the Person formed or acquired to merge into or amalgamate or consolidate with Bidco or any of the Restricted Subsidiaries to the extent such merger, amalgamation or consolidation is permitted under Section 6.03 in order to consummate such Investment (any such property or assets so contributed, merged or amalgamated shall constitute “Contributed Holdings Investments” and shall be disregarded for purposes of determining any amount calculated under this Agreement with respect to contributions to the capital of Bidco or any of its Restricted Subsidiaries); and

(J) amounts that would otherwise be permitted to be paid pursuant to clauses (ii), (v), (vii), (viii), (ix) and (xiii) of Section 5.17;

(xvi) the distribution, by dividend or otherwise, of shares of Equity Interests of, or Indebtedness owed to direct and indirect parent companies of Bidco, Bidco or any Restricted Subsidiary by, Unrestricted Subsidiaries (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries and no other material assets) (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(xvii) any other Restricted Payment; provided that (i) on a Pro Forma Basis after giving effect to such Restricted Payment, (x) with respect to any Restricted Payment, other than a Restricted Debt Payment, the Senior Secured First Lien Net Leverage Ratio is equal to or less than 4.10 to 1.00 and (y) with respect to any Restricted Debt Payments, the Senior Secured First Lien Net Leverage Ratio is equal to or less than 4.10 to 1.00 and (ii) no Specified Event of Default shall have occurred and be continuing or would result therefrom;

(xviii) redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests (other than Disqualified Equity Interests) or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests;

(xix) payments to Bidco or direct and indirect parent companies of Bidco to permit such Person to (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Investment permitted under this Agreement and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(xx) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of Bidco and its Restricted Subsidiaries, taken as a whole, that complies with the covenant described under Section 6.03;

(xxi) the conversion of any Subordinated Indebtedness to Equity Interests (other than Disqualified Equity Interests) of Bidco or any of its direct or indirect parent companies, and any payment that is intended to prevent any Subordinated Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code;

(xxii) mandatory redemptions of Disqualified Equity Interests issued as a Restricted Payment or as consideration for a Permitted Investment; and

(xxiii) any Restricted Payment made in connection with a Permitted Intercompany Activity and a Permitted Tax Restructuring.

(c) For purposes of determining compliance with this Section 6.05, in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of clauses (i) through (xxiii) of Section 6.05(b) hereof or is entitled to be made pursuant to Section 6.05(a) hereof and/or one or more of the clauses contained in the definition of “Permitted Investments,” Bidco shall be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment or Investment (or portion thereof) between such clauses (i) through (xxiii) of Section 6.05(b) hereof and Section 6.05(a) hereof and/or one or more of the clauses contained in the definition of “Permitted Investments,” in a manner that otherwise complies with this Section 6.05.

(d) Bidco shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to Section 5.13. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Bidco and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation shall be permitted only if a Restricted Payment and/or Permitted Investment in such amount would be permitted at such time, whether pursuant to Section 6.05(a) hereof or under clause (x), (xi), (xvii) or (xviii) of Section 6.05(b) hereof, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of “Unrestricted Subsidiary”.

(e) The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by Bidco or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The Fair Market Value of any cash Restricted Payment shall be its face amount, and the Fair Market Value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by Bidco acting in good faith.

(f) Unrestricted Subsidiaries may use value transferred from Bidco and its Restricted Subsidiaries in a Permitted Investment to purchase or otherwise acquire Indebtedness or Equity Interests of Bidco, any director or indirect parent of Bidco or any of Bidco’s Restricted Subsidiaries, and to transfer value to the holders of the Equity Interests or any director or indirect parent of Bidco and to Affiliates thereof.

(g) If Bidco or a Restricted Subsidiary makes a Restricted Payment which at the time of the making of such Restricted Payment would in the good faith determination of Bidco be permitted under the provisions of this Agreement, such Restricted Payment shall be deemed to have been made in compliance with this Agreement notwithstanding any subsequent adjustments made in good faith to Bidco’s financial statements affecting Consolidated Net Income or Consolidated EBITDA of Bidco for any period.

SECTION 6.06 Restrictive Agreements.

(a) Bidco will not, and will not permit any Restricted Subsidiary to enter into any agreement, instrument, deed or lease that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Secured Obligations or under the Loan Documents:

(b) The restrictions contained in Section 6.06(a) hereof shall not apply to:

(i) contractual encumbrances or restrictions in effect on the Effective Date;

(ii) contractual encumbrances or restrictions included pursuant to (x) the Loan Documents and related Hedging Obligations or (y) the Senior Secured Notes Documents and the Senior Secured Notes;

(iii) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations;

(iv) applicable law or any applicable rule, regulation or order;

(v) any agreement or other instrument of a Person acquired by or merged or consolidated with or into Bidco or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into Bidco or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction or condition set forth in such agreement is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or the property or assets assumed;

(vi) contracts for the sale of assets or the sale of a Subsidiary, including customary restrictions with respect to a Subsidiary of Bidco pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary;

(vii) (a) Secured Indebtedness otherwise permitted to be incurred pursuant to Section 6.01 hereof and Section 6.02 hereof that limit the right of the debtor to dispose of the assets securing such Indebtedness, (b) restrictions on transfers of assets subject to Permitted Liens (but, with respect to any such Permitted Lien, only to the extent that such transfer restrictions apply solely to the assets that are the subject of such Permitted Lien) and (c) restrictions and conditions imposed by any documentation governing (1) other Indebtedness (other than intercompany debt owed to Bidco or the Restricted Subsidiaries) that do not materially impair Bidco’s ability to make payments on the Loans, (2) any documentation governing Indebtedness incurred pursuant to Section 6.01(a) and/or Sections 6.01(b)(xi), (xvi), (xxiv) and (xxvi) and (3) any documentation governing any Refinancing Indebtedness incurred to refinance any such Indebtedness referenced in the foregoing clauses (1) and (2);

(viii) restrictions on cash (or Cash Equivalents) or other deposits or restrictions on or net worth imposed by customers, in each case, under contracts entered into in the ordinary course of business;

(ix) other Indebtedness, Disqualified Equity Interests or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Effective Date pursuant to the provisions of Section 6.01 hereof;

(x) customary provisions in joint venture agreements or arrangements and other similar agreements relating to such joint venture;

(xi) customary provisions contained in leases, sub-leases, licenses, sub-licenses, asset sale agreements or similar agreements, including with respect to of intellectual property and other agreements, in each case, (i) entered into in the ordinary course of business or (ii) otherwise permitted under this Agreement so long as such restrictions relate only to the assets subject thereto;

(xii) restrictions created in connection with any Receivables Facility that, in the good faith determination of Bidco, are necessary or advisable to effect such Receivables Facility;

(xiii) restrictions on cash (or Cash Equivalents) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Liens);

(xiv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of direct or indirect parent companies of Bidco, Bidco or any Restricted Subsidiary;

(xv) customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as Bidco has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of Bidco and its Subsidiaries to meet their ongoing obligations;

(xvi) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which Bidco or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of Bidco or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of Bidco or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(xvii) any encumbrance or restriction arising pursuant to an agreement or instrument which, if it relates to any Indebtedness, shall only be permitted if such Indebtedness is permitted to be incurred pursuant to Section 6.01 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole (i) are not materially less favorable to the Permitted Holders than the encumbrances and restrictions contained in this Agreement, together with the security documents associated therewith as in effect on the Effective Date (as determined by Bidco) or (ii) either (A) Bidco determines at the time of entry into such agreement or instrument that such encumbrances or restrictions shall not adversely affect, in any material respect, Bidco’s ability to make principal or interest payments on the Loans or (B) such encumbrance or restriction applies only during the continuance of a default relating to such agreement or instrument;

(xviii) any encumbrance or restriction with respect to a Guarantor or a Foreign Subsidiary or Receivables Subsidiary which was previously an Unrestricted Subsidiary pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of Bidco or any other Restricted Subsidiary other than the assets and property of such Subsidiary; and

(xix) any encumbrances or restrictions imposed by any amendments, extensions, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xviii) of this Section 6.06(b); provided that such amendments, extensions, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Bidco, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 6.07 Financial Performance Covenant.

Solely with respect to the Revolving Facility, if on the last day of any Test Period (commencing with the Test Period ending March 31, 2020), the sum of (i) the aggregate principal amount of Revolving Loans then outstanding (other than (x) for the first four full fiscal quarters following the Effective Date, Revolving Loans borrowed to finance the Transactions (including Transaction Costs) and (y) any Revolving Loans borrowed to fund any upfront fees or original issue discount imposed pursuant to the “interest rate flex” provisions of the Fee Letter), plus (ii) the aggregate principal amount of Swingline Loans then outstanding plus (iii) the aggregate amount of LC Disbursements that have not been reimbursed within two (2) Business Days by or on behalf of the Borrowers at such time, exceeds the greater of (x) $280,000,000 and (y) 40% of the aggregate principal amount of Revolving Commitments then in effect (after including any Incremental Revolving Commitment Increase then in effect), Bidco and its Restricted Subsidiaries will not permit the Senior Secured First Lien Net Leverage Ratio to exceed 9.00 to 1.00 on the last day of such Test Period.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default.

If any of the following events (any such event, an “Event of Default”) shall occur:

(a) any Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section 7.01) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of Holdings, any Intermediate Parent, Bidco or any of the Restricted Subsidiaries in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan

Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made, and such incorrect representation or warranty (if curable) shall remain incorrect for a period of 30 days after written notice thereof from the Administrative Agent to Bidco and the Borrowers; provided that this clause (c) shall be limited on the Effective Date to the Major Representations;

(d) (i) Holdings, Bidco or any of the Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02, 5.04 (with respect to the existence of Holdings, any Intermediate Parent, Bidco or such Restricted Subsidiaries), 5.10, 5.14 or in Article VI (other than the Financial Performance Covenant); or

(ii) Bidco or any of the Restricted Subsidiaries shall fail to observe or perform the Financial Performance Covenant; provided that (a) any Event of Default under Section 6.07 is subject to cure as provided in Section 7.02 and an Event of Default with respect to such Section shall not occur until the expiration of the tenth (10th) Business Day subsequent to the date on which the financial statements with respect to the applicable fiscal quarter (or the fiscal year ended on the last day of such fiscal quarter) are required to be delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable, and (b) a Default under Section 6.07 shall not constitute an Event of Default with respect to the Term Loans unless and until the Revolving Lenders have actually declared all such obligations to be immediately due and payable or terminated the Revolving Commitments in accordance with this Agreement and such declaration has not been rescinded by the Required Revolving Lenders on or before such date.

(e) Holdings, Bidco or any of the Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section 7.01), and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent to Bidco and the Borrowers; provided that any Default or Event of Default which may occur as a result of the failure to timely meet any delivery requirements under the Loan Documents shall cease to exist upon any delivery otherwise in compliance with such requirement.

(f) Holdings, Bidco or any of the Restricted Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (ii) termination events or similar events occurring under any Swap Agreement that constitutes Material Indebtedness (it being understood that paragraph (f) of this Section 7.01 will apply to any failure to make any payment required as a result of any such termination or similar event); provided, further, that a default under any financial covenant in such Material Indebtedness shall not constitute an Event of Default unless and until the lenders or holders with respect to such Material Indebtedness have actually declared all such obligations to be immediately due and payable and terminate the commitments in accordance with the agreement governing such Material Indebtedness and such declaration has not been rescinded by the required lenders with respect to such Material Indebtedness on or before such date;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, reorganization or other relief in respect of Holdings, any Intermediate Parent, Bidco, any Borrower or any Material Subsidiary or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law, now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator or similar official for Holdings, any Intermediate Parent, Bidco, any Borrower or any Material Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed and unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, any Intermediate Parent, Bidco, any Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator or similar official for Holdings, any Intermediate Parent, Bidco, any Borrower or any Material Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(j) one or more enforceable judgments for the payment of money in an aggregate amount in excess of $500,000,000 (to the extent not covered by insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) shall be rendered against Holdings, any Intermediate Parent, Bidco and any of the Restricted Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 90 consecutive days during which execution shall not be effectively stayed, or any judgment creditor shall legally attach or levy upon assets of such Loan Party that are material to the businesses and operations of Holdings, any Intermediate Parent, Bidco and the Restricted Subsidiaries, taken as a whole, to enforce any such judgment;

(k) an ERISA Event occurs that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(l) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Security Documents, except (i) as a result of the sale or other disposition of the applicable Collateral to a Person that is not a Loan Party in a transaction permitted under the Loan Documents, (ii) as a result of the Administrative Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (B) file Uniform Commercial Code continuation financing statements or (iii) as a result of acts or omissions of the Administrative Agent or any Lender;

(m) any material provision of any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason be asserted in writing by any Loan Party not to be a legal, valid and binding obligation of any Loan Party thereto other than as expressly permitted hereunder or thereunder;

(n) any Guarantees of the Loan Document Obligations by any Loan Party pursuant to the Guarantee Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents); or

(o) a Change of Control shall occur;

then, and in every such event (other than an event with respect to Holdings, any Intermediate Parent, Bidco or a Borrower described in paragraph (h) or (i) of this Section 7.01), and during the continuance of such event (with respect to clauses (b) (with respect to expenses only), (c), (d), (e), (f), (g), (j), (k) and (o) of this Section 7.01, at any time up to two years following the first public notice or notice of the Administrative Agent and Lenders of such event), the Administrative Agent may, and at the request of the Required Lenders (or, in the case of an Event of Default under Section 7.01(d)(ii) after giving effect to the proviso, the Required Revolving Lenders (with respect to the Revolving Commitments and the Revolving Loans)) shall, by notice to Bidco and the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and (iii) demand the Borrowers deposit cash collateral with the Administrative Agent as contemplated by Section 2.04(j) in the aggregate LC Exposure of all outstanding Letters of Credit and thereupon the principal of the Loans and the LC Exposure of all Letters of Credit so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to Holdings, Bidco or a Borrower described in paragraph (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Any time period to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction.

For the avoidance of doubt, (i) any “going concern” or like qualification or exception in connection with (x) an upcoming maturity date of any Indebtedness, (y) any actual failure to satisfy a financial maintenance covenant or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period or (z) any projected Default or Event of Default or a civil investigative demand, subpoena or similar request arising from any investigation by any Governmental Authority or any claim, litigation, investigation or proceeding arising from or relating to any of the foregoing, in each case in connection with financial statements delivered pursuant to Section 5.01(a) shall not be a Default or Event of Default and (ii) any Default or Event of Default which may have occurred shall cease to exist upon compliance with such requirement, including with respect to an Event of Default pursuant to (x) Section 7.01(a) or Section 7.01(b), upon payment of any overdue amounts and (y) the failure to timely meet any delivery requirements under the Loan Documents, upon any delivery otherwise in compliance with such requirement and (iii) the failure of any representation or warranty (other than the Major Representations) to be true and correct on the Effective Date will not constitute a Default or Event of Default hereunder.

Notwithstanding any other provision of any Loan Document, during the Certain Funds Period none of the Lenders shall:

(a) refuse to participate in or make available any Certain Funds Utilization, provided that the conditions in paragraphs (a) through (l) of Section 4.01 have been satisfied;

(b) be entitled to take any action to rescind, terminate or cancel this Agreement (or any provision hereof or obligation hereunder) or any utilization of any Loan or Commitment;

(c) exercise any right of set-off or counterclaim in respect of any utilization of any Loan or Commitment;

(d) accelerate any utilization of any Loan or otherwise demand or require repayment or prepayment of any sum from any Loan Party; or

(e) enforce (or instruct the Administrative Agent and/or Collateral Agent to enforce) any Collateral under any Loan Document,

unless at any time the conditions in paragraph (i) of Section 4.01 is not satisfied (which, in respect of paragraph (i)(ii) of Section 4.01, shall allow the relevant Lender to take such action in respect of itself only and shall not permit any other Lender to take such action), provided that, immediately upon the expiry of the Certain Funds Period, all such rights, remedies and entitlements shall be available to the Lenders, notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

SECTION 7.02 Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 7.01, in the event that Bidco and the Restricted Subsidiaries fail to comply with the requirements of the Financial Performance Covenant (if applicable) as of the last day of any applicable fiscal quarter of Bidco, at any time after the beginning of such fiscal quarter until the expiration of the tenth (10th) Business Day subsequent to the date on which the financial statements with respect to such fiscal quarter (or the fiscal year ended on the last day of such fiscal quarter) are required to be delivered pursuant to Section 5.01(a) or (b), as applicable, Holdings shall have the right to issue Qualified Equity Interests for cash or otherwise receive cash contributions to the capital of Holdings as cash common equity or other Qualified Equity Interests or Subordinated Shareholder Liabilities (which Holdings shall contribute, through its subsidiaries if applicable, to Bidco as cash common equity or other Qualified Equity Interests) (collectively, the “Cure Right”), and upon the receipt by Bidco of the Net Proceeds of such issuance (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right, the Financial Performance Covenant shall be recalculated giving effect to one of the following Pro Forma Adjustments:

(i) Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter and any four fiscal quarter period that contains such fiscal quarter, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; or

(ii) Revolving Borrowings with respect to such applicable fiscal quarter shall be reduced to an amount below the greater of (x) $280,000,000 and (y) 40% of the aggregate principal amount of Revolving Commitments then in effect (after including any Incremental Revolving Commitment Increase then in effect) such that the Financial Performance Covenant would not have been required to have been tested on the last day of such fiscal quarter; and

if, after giving effect to either of the foregoing Pro Forma Adjustments, Bidco and the Restricted Subsidiaries shall then be in compliance with the Senior Secured First Lien Net Leverage Ratio contained in the Financial Performance Covenant or the Financial Performance Covenant is not applicable for such fiscal quarter, Bidco and the Restricted Subsidiaries shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for the purposes of this Agreement;

(b) Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal quarter period of Bidco there shall be at least one (1) fiscal quarter in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five (5) times and (iii) for purposes of this Section 7.02, the Cure Amount shall be no greater than the amount required for purposes of complying with the Senior Secured First Lien Net Leverage Ratio contained in the Financial Performance Covenant or reducing the outstanding Revolving Borrowings to below the greater of (x) $280,000.000 and (y) 40% of the aggregate principal amount of Revolving Commitments then in effect (after including any Incremental Revolving Commitment Increase then in effect), as applicable, and any amounts in excess thereof shall not be deemed to be a Cure Amount. Notwithstanding any other provision in this Agreement to the contrary, the Cure Amount received pursuant to any exercise of the Cure Right shall be disregarded for purposes of determining any available basket under Article VI of this Agreement. For the avoidance of doubt, to the extent such Cure Amounts are applied to prepay Indebtedness, such reduction may be given effect in determining compliance with the Financial Performance Covenant for fiscal quarters after the fiscal quarter in which such Cure Right was made and there shall not have been a breach of any covenant under Article VI of this Agreement by reason of having no longer included such Cure Amount in any basket during the relevant period.

SECTION 7.03 Application of Proceeds.

After the exercise of remedies provided for in Section 7.01, any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent, in accordance with the following provision and/or the similar provisions in the Security Documents.

Subject to the terms of any applicable intercreditor agreement then in effect and contemplated by this Agreement, the Collateral Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, as follows:

FIRST, to the payment of all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by the Administrative Agent and the Collateral Agent in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Secured Obligations, including all reasonable and documented or invoiced out-of-pocket court costs and the fees and expenses of its agents and legal counsel (limited, in the case of (x) legal fees and expenses, to the reasonable, documented and invoiced fees, charges and disbursements of one primary counsel (which shall be Milbank LLP for any and all of the foregoing in connection with the Transactions and other matters, including the primary syndication of the Initial Term Loans or the Amendment No. 1 Refinancing Term Loans, to occur on or prior to or otherwise in connection with the Effective Date) and to the extent reasonably determined by the Administrative Agent to be necessary, one local counsel in each relevant material jurisdiction and, in the case of an actual or perceived conflict of interest where the Collateral Agent or any Lender affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, one additional conflicts counsel and (y) the fees and expenses of any other advisor or consultant, to the reasonable, documented and invoiced fees, charges and disbursements of such advisor or consultant, but solely to the extent that such consultant or advisor has been retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed)), the repayment of all advances made by the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document on behalf of any Grantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of the Secured Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Secured Obligations owed to them on the date of any such distribution);

THIRD, to any agent of any junior secured debt, in accordance with any applicable intercreditor agreement then in effect and contemplated by this Agreement; and

FOURTH, to the Loan Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Collateral Agent shall have sole discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof. The Collateral Agent shall have no liability to any of the Secured Parties for actions taken in reliance on information supplied to it as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Secured Obligations.

ARTICLE VIII

ADMINISTRATIVE AGENT

SECTION 8.01 Appointment and Authority.

(a) Each of the Lenders and the Issuing Bank hereby irrevocably appoints Barclays Bank PLC to act on its behalf as the Administrative Agent and Collateral Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Administrative Agent and the Collateral Agent, the Lenders and the Issuing Bank, and neither Bidco nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “Collateral Agent” under the Loan Documents, and each of the Lenders and the Issuing Bank hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender and the Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent and Collateral Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.03 as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 8.02 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, own securities of, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Bidco or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Bidco or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02 and in the last paragraph of Section 7.01) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment; provided that the Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to the Administrative Agent by Bidco, a Borrower, a Lender or the Issuing Bank; and

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv)

the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for Bidco), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.06 Resignation of Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign upon thirty (30) days’ notice to the Lenders, the Issuing Banks, Bidco and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with Bidco’s consent (unless a Specified Event of Default has occurred and is continuing) (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then such resignation shall nevertheless be effective and the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be an Approved Bank with an office in New York, New York, or an Affiliate of any such Approved Bank (the date upon which the retiring Administrative Agent is replaced, the “Resignation Effective Date”); provided that if the Administrative Agent shall notify Bidco, the Borrowers and the Lenders that no qualifying Person accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice.

If the Person serving as Administrative Agent is a Defaulting Lender, the Required Lenders and Holdings may, to the extent permitted by applicable law, by notice in writing to such Person remove such Person as Administrative Agent and, with the consent of Bidco, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except (i) that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and all steps necessary to assign or otherwise transfer the security to the successor Administrative Agent (and perfect such transfer or assignment) have been completed and (ii) with respect to any outstanding payment obligations) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents as set forth in this Section 8.06. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Notwithstanding anything to the contrary in Section 2.04(l), any resignation by Barclays Bank PLC as Administrative Agent pursuant to this Section 8.06 shall, unless Barclays Bank PLC gives notice to Bidco and the Borrowers otherwise, also constitute its resignation as an Issuing Bank and Swingline Lender and such resignation as an Issuing Bank and Swingline Lender shall become effective simultaneously with the discharge of the Administrative Agent from its duties and obligations as set forth in the immediately preceding paragraph (except as to already outstanding Letters of Credit, as to which such Issuing Bank shall continue in such capacities until the LC Exposure relating thereto shall be reduced to zero, or until the successor Administrative Agent shall succeed to the role of an Issuing Bank in accordance with the next sentence and perform the actions required by the next sentence). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, unless Barclays Bank PLC and such successor give notice to Bidco and the Borrowers otherwise, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and (ii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

SECTION 8.07 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption, Incremental Facility Amendment or Refinancing Amendment pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

No Lender shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent and Collateral Agent on behalf of the Lenders in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent or Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent or Collateral Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent or Collateral Agent on behalf of the Lenders at such sale or other disposition. Each Lender, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations, to have agreed to the foregoing provisions.

SECTION 8.08 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, neither any Joint Lead Arrangers nor any person named on the cover page hereof as a Joint Lead Arranger shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.

SECTION 8.09 Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or outstanding Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit outstandings and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Sections 2.11 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, interim receiver, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.11 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or the Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Bank or in any such proceeding.

SECTION 8.10 No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, any Issuing Bank or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VII for the benefit of all the Lenders and the Issuing Banks; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Banks or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.17), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided further that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VII and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.17, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 8.11 Withholding Taxes.

Without limiting the generality of Section 2.16, to the extent required by any applicable Requirements of Law (as determined in good faith by the Administrative Agent), the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.16, each Lender shall indemnify and hold harmless the Administrative Agent against, within ten (10) days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.11. For the avoidance of doubt, a “Lender” shall, for purposes of this Section 8.11, include any Issuing Bank and the Swingline Lender. The agreements in this Section 8.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Loan Document Obligations.

SECTION 8.12 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable, and the conditions of such exemption have been satisfied, with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement and (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (a) through (g) of Part I of PTE 84-14.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each other Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Bidco or any other Loan Party, the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or other electronic transmission, as follows:

(i) if to Holdings, Bidco, a Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 9.01; and

(ii) if to any other Lender, to it at its address (or fax number, telephone number or e-mail address) set forth in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain Material Non-Public Information relating to Bidco).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders, the Issuing Banks and the Swingline Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender, any Issuing Bank or the Swingline Lender pursuant to Article II if such Lender, the Issuing Bank or Swingline Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, Bidco, the Borrowers, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Bidco, the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, Bidco, the Borrowers, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Holdings, Bidco, the Borrowers, the Administrative Agent, any Issuing Bank and the Swingline Lender may change its address, electronic mail address, fax or telephone number, if applicable, for notices and other communications or website hereunder by notice to the other parties hereto. Each other Lender may change its address, fax or telephone number for notices and other communications hereunder by notice to Bidco, the Borrowers, the Administrative Agent, any Issuing Bank and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent, Issuing Bank and Lenders. The Administrative Agent, each Issuing Bank and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of Bidco or the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Bidco shall indemnify the Administrative Agent, each Issuing Bank, each Lender and the Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Bidco in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic communications with the Administrative Agent may be recorded by the Administrative Agent and each of the parties hereto hereby consents to such recording.

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power under this Agreement or any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on Bidco or Holdings in any case shall entitle Bidco or Holdings to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Section 2.19 with respect to any Incremental Facility Amendment, Section 2.20 with respect to any Refinancing Amendment or Section 2.23 with respect to any Permitted Amendment, neither this Agreement, any Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, Bidco, the Borrowers, the Administrative Agent (to the extent that such waiver, amendment or modification does not affect the rights, duties, privileges or obligations of the Administrative Agent under this Agreement, the Administrative Agent shall execute such waiver, amendment or other modification to the extent approved by the Required Lenders) and the Required Lenders (other than with respect to any waiver, amendment or modification contemplated in the first proviso below) or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender), (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the reimbursement obligations of the Borrowers for the LC Exposure at such time (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a reduction or forgiveness of principal) or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (it being understood that any change to the definition of “Total Net Leverage Ratio”, “Senior Secured Net Leverage Ratio”, “Senior Secured First Lien Net Leverage Ratio” or “Interest Coverage Ratio” or in the

component definitions thereof shall not constitute a reduction of interest or fees); provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrowers to pay default interest pursuant to Section 2.12(c), (iii) postpone the maturity of any Loan (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a reduction or forgiveness of principal or an extension of any maturity date, date of any scheduled amortization payment or date for payment of interest or fees), or the date of any scheduled amortization payment of the principal amount of any Term Loan under Section 2.09 or the applicable Refinancing Amendment, or the reimbursement date with respect to any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment (it being understood that a waiver of any Default or Event of Default shall not constitute an extension of any maturity date, date of any scheduled amortization payment or date for payment of interest or fees), without the written consent of each Lender directly and adversely affected thereby, (iv) change any of the provisions of this Section 9.02 without the written consent of each Lender directly and adversely affected thereby; provided that any such change which is in favor of a Class of Lenders holding Loans maturing after the maturity of other Classes of Lenders (and only takes effect after the maturity of such other Classes of Loans or Commitments) will require the written consent of the Required Lenders with respect to each Class directly and adversely affected thereby, (v) change the percentage set forth in the definition of “Required Lenders”, “Required Revolving Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release all or substantially all the value of the Guarantees under the Guarantee Agreement (except as expressly provided in the Loan Documents) without the written consent of each Lender (other than a Defaulting Lender), or (vii) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (other than a Defaulting Lender), except as expressly provided in the Loan Documents; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, (B) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by Holdings, Bidco, the Borrowers and the Administrative Agent to cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Administrative Agent and Bidco) and (C) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by Holdings, Bidco, the Borrowers and the requisite percentage in interest of the affected Class of Lenders stating that would be required to consent thereto under this Section 9.02 if such Class of Lenders were the only Class of Lenders hereunder at the time.

Notwithstanding the foregoing, (A) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings, Bidco and the Borrowers (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion and (B) guarantees, collateral security documents and related documents in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement and the other Loan Documents, amended and waived with the consent of the Administrative Agent at the request of Bidco without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities, defects, omissions or inconsistencies or to make related modifications to provisions of other Loan Documents, (iii) to cause any guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents, (iv) to give effect to the provisions of Section 2.13(b) or (v) to integrate any Incremental Facility or Credit Agreement Refinancing Indebtedness in a manner consistent with this Agreement and the other Loan Documents.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to clause (iv) of paragraph (b) of this Section 9.02, the consent of a Majority in Interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section 9.02 being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, Bidco or any Borrower may, at its option and at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, either (i) if no Specified Event of Default exists, permanently prepay all of the Loans of any Class owing by it to, and terminating any Commitments of, such Non-Consenting Lender or (ii) require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that, with respect to this clause (ii), (a) Bidco shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and, if a Revolving Commitment is being assigned, each Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding par principal amount of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including pursuant to Section 2.10(a)(i)) from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (c) unless waived, the Borrowers or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b). Each party hereto agrees that an assignment required pursuant to this Section 9.02(c) may be effected pursuant to an Assignment and Assumption executed by Bidco or a Borrower, the Administrative Agent and the assignee and that the Non-Consenting Lender required to make such assignment need not be a party thereto, and each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 9.04 on behalf of a Non-Consenting Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 9.04.

(d) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, (i) the Revolving Commitments, Term Loans and Revolving Exposure of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of a Class), all affected Lenders (or all affected Lenders of a Class), a Majority in Interest of Lenders of any Class or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender and (ii) no Disqualified Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any of the Loan Documents other than as expressly provided in Section 9.04(h)).

(e) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender (other than an Affiliated Debt Fund) hereby agrees that, for purposes of any plan of reorganization, such Affiliated Lender will be deemed to have voted in the same proportion as non-Affiliated Lenders voting on such matter; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion in connection with any plan of reorganization (a) to the extent any such plan of reorganization proposes to treat any Secured Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Secured Obligations held by Lenders that are not Affiliates of Bidco, (b) that would deprive such Affiliated Lender of its pro rata share of any payments to which it is entitled or (c) if such plan of reorganization requires the consent of each Lender or each affected Lender.

(f) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, only the consent of the Required Revolving Lenders shall be necessary to (1) waive or consent to a waiver of an Event of Default under Section 7.01(d)(ii) or waive or amend the conditions set forth in Section 4.02 (and Section 4.02 may not be waived or amended in a manner that affects the making of any Revolving Borrowing without the consent of the Required Revolving Lenders), (2) modify or amend Section 6.07 (and Section 6.07 may not be modified or amended without the consent of the Required Revolving Lenders) or Section 7.02 (including, in each case, the related definitions, solely to the extent such definitions are used in such Sections (but not otherwise)) or this sentence, (3) increase or decrease the rate of interest or any fees payable with respect to the Revolving Commitments and the Revolving Loans or (4) amend any other provision of this Agreement in a manner that (x) is no less favorable to the Lenders than such provision prior to such amendment, (y) does not directly and adversely affect any Class of Lenders in any material respect as compared to any other Class of Lenders, and (z) does not require the consent of all Lenders or all directly and adversely affected Lenders.

(g) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, this Agreement may be amended, supplemented or otherwise modified to effect any requisite changes to the definition of “LIBO Rate” as set forth therein and such other related changes as may be applicable thereto, in each case, with only the consent of the Persons set forth in such definition of “LIBO Rate”.

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrowers shall pay, if the Effective Date occurs and the Transactions have been consummated, (i) all reasonable and documented and invoiced out-of-pocket costs and expenses incurred by the Administrative Agent, the Joint Lead Arrangers, each Issuing Bank, the Swingline Lender, the Lenders and their respective Affiliates (without duplication) (limited, in the case of (x) legal fees and expenses, to the reasonable and documented and invoiced fees, charges and disbursements of one primary counsel (which shall be Milbank LLP for any and all of the foregoing in connection with the Transactions and other matters, including the primary syndication, to occur on or prior to or otherwise in connection with the Effective Date) and to the extent reasonably determined by the Administrative Agent to be necessary, one local counsel in each relevant material jurisdiction (which may include a single local counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest where the Administrative Agent, each Issuing Bank or any Lender affected by such conflict notifies Bidco and the Borrowers of the existence of such conflict and thereafter retains its own counsel, one additional conflicts counsel for the affected Indemnitees similarly situated and (y) the fees and expenses of any other advisor or consultant, to the reasonable and documented and invoiced fees, charges and disbursements of such advisor or consultant, but solely to the extent that such consultant or advisor has been retained with Bidco’s consent in writing (such consent not to be unreasonably withheld or delayed)), in each case for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, and the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof, (ii) all reasonable and documented and invoiced out-of-pocket costs and expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented and invoiced out-of-pocket expenses incurred by the Administrative Agent, each Issuing Bank or any Lender, including the fees, charges and disbursements of counsel for the Administrative Agent, the Issuing Banks and the Lenders (without duplication) (limited, in the case of (x) legal fees and expenses, to the reasonable, documented and invoiced fees, charges and disbursements of one primary counsel and to the extent reasonably determined by the Administrative Agent to be necessary, one local counsel in each relevant material jurisdiction and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies Bidco and the Borrowers of the existence of such conflict and thereafter retains its own counsel, one additional conflicts counsel for the affected Indemnitees similarly situated and (y) the fees and expenses of any other advisor or consultant, to the reasonable, documented and invoiced fees, charges and disbursements of such advisor or consultant, but solely to the extent that such consultant or advisor has been retained with Bidco’s written consent (such consent not to be unreasonably withheld or delayed), in connection with the enforcement or protection of any rights or remedies (A) in connection with the Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Laws), including its rights under this Section 9.03 or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Without duplication of the expense reimbursement obligations pursuant to clause (a) above, the Borrowers shall indemnify the Administrative Agent, each Issuing Bank, each Lender, the Joint Lead Arrangers and each Related Party (other than Excluded Affiliates to the extent acting in their capacities as such) of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented and invoiced out-of-pocket fees and expenses (limited, in the case of (x) legal fees and expenses, to the reasonable, documented and invoiced fees, charges and disbursements of one counsel for all Indemnitees and to the extent reasonably determined by the Administrative Agent to be necessary, one local counsel in each relevant material jurisdiction (which may include a single local counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies Bidco and the Borrowers of the existence of such conflict and thereafter retains its own counsel, one additional conflicts counsel for the affected Indemnitees similarly situated and (y) the fees and expenses of any other advisor or consultant, to the reasonable and documented and invoiced fees, charges and disbursements of such advisor or consultant, but solely to the extent that such consultant or advisor has been retained with Bidco’s consent in writing (such consent not to be unreasonably withheld or delayed)), incurred by or asserted against any Indemnitee by any third party or by Bidco, any Intermediate Parent, Holdings or any Subsidiary to the extent arising out of, in connection with, or as a result of any actual or prospective claim, litigation, investigation or proceeding, whether based on contract, tort or any other theory, whether brought by a third party or by Bidco, any Intermediate Parent, Holdings or any Subsidiary or their Affiliates and regardless of whether any Indemnitee is a party thereto relating to (i) the execution or delivery of this Agreement, any Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby or the syndication of the credit facilities provided for herein, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom or (iii) to the extent in any way arising from or relating to any of the foregoing, any Release or threat of Release of Hazardous Materials on, at, to or from any real property or facility owned, leased or operated by Holdings, any Intermediate Parent, Bidco or any Subsidiary, or any other Environmental Liability of Holdings, any Intermediate Parent, Bidco or any Subsidiary; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, costs or related expenses (w) resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (x) resulted from a material breach of the Loan Documents by such Indemnitee or its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) arise from disputes between or among Indemnitees (other than disputes involving claims against the Administrative Agent, the Collateral Agent or the Joint Lead Arrangers, any Issuing Bank or the Swingline Lender, in each case, in their respective capacities) that do not involve an act or omission by Holdings, Bidco or any Restricted Subsidiary or (z) resulted from any settlement effected without Bidco’s prior written consent (such consent not to be unreasonably withheld or delayed), but if settled with Bidco’s prior written consent, Bidco will indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement in accordance with this paragraph; provided further that (1) Bidco shall not, without the prior written consent of the applicable Indemnitee (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened claim, litigation, investigation or proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (a) such settlement includes a full and unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability on claims that are the subject matter of such claim, litigation, investigation or proceeding and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnitee and (2) to the extent of any amounts paid to an Indemnitee in respect of this Section 9.03, such Indemnitee, by its acceptance of the benefits hereof, agrees to refund and return any and all amounts paid by the Borrowers to it if, pursuant to the operation of any of the foregoing clauses (w) through (z), such Indemnitee was not entitled to receipt of such amount.

(c) To the extent that the Borrowers fail to pay any amount required to be paid by it to any Agent or any Lender under paragraph (a) or (b) of this Section 9.03, each Lender severally agrees to pay to such Agent or such Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent or such Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at such time. The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d) To the extent that the Borrowers fail to pay any amount required to be paid by it to any Issuing Bank under paragraph (a) or (b) of this Section 9.03, each Revolving Lender severally agrees to pay to such Issuing Bank such Revolving Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Issuing Bank in its capacity as such. For purposes hereof, a Revolving Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Exposures. The obligations of the Revolving Lenders under this paragraph (d) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Revolving Lenders’ obligations under this paragraph (d)).

(e) To the extent permitted by applicable law, no party hereto nor any Affiliate of any party hereto, nor any officer, director, employee, agent, controlling person, advisor or other representative of the foregoing or any successor or permitted assign of any of the foregoing shall assert, and each hereby waives, any claim against any other such Person on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages, but in any event including, without limitation, any loss of profits, business or anticipated savings) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) in connection with, arising out of, as a result of, or in any way related to, this Agreement or any agreement or instrument contemplated hereby or referred to herein, the transactions contemplated hereby or thereby, or any act or omission or event occurring in connection therewith and each such Person further agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that the foregoing shall in no event limit the Borrowers’ indemnification obligations under clause (b) above.

(f) In case any proceeding is instituted involving any Indemnitee for which indemnification is to be sought hereunder by such Indemnitee, then such Indemnitee will promptly notify Bidco and the Borrowers of the commencement of any proceeding; provided, however, that the failure to do so will not relieve the Borrowers from any liability that it may have to such Indemnitee hereunder, except to the extent that the Borrowers are materially prejudiced by such failure.

(g) Notwithstanding anything to the contrary in this Agreement, to the extent permitted by applicable law, no party hereto nor any Indemnitee shall assert, and each hereby waives, any claim against any other Person for any direct or actual damages arising from the use by unintended recipients of information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems (including the Internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; except to the extent that such direct or actual damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or a material breach of the Loan Documents by, such Indemnitee or its Related Parties.

(h) All amounts due under this Section 9.03 shall be payable not later than ten (10) Business Days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender, each Issuing Bank and the acknowledgement of the Administrative Agent (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void), (ii) no assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Persons who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.04), the Indemnitees and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraphs (b)(ii), (f) and (j) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent (except with respect to assignments to competitors (as described in the definition of “Disqualified Lenders”) of Bidco) not to be unreasonably withheld or delayed) of (A) Bidco; provided that no consent of Bidco shall be required for an assignment (w) by any Joint Lead Arranger (or its Affiliate) to the extent that an assignment by such Joint Lead Arranger (or such Affiliate) is made in the primary syndication to Eligible Assignees to whom Bidco has consented or to any other Joint Lead Arranger (or its Affiliate), (x) by a Term Lender to any Lender, an Affiliate of any Lender or an Approved Fund, (y) if a Specified Event of Default has occurred and is continuing (other than with respect to any assignment to a Disqualified Lender) or (z) by a Revolving Lender to another Revolving Lender or an Affiliate of a Revolving Lender; provided further that no assignee contemplated by the immediately preceding proviso shall be entitled to receive any greater payment under Section 2.14 than the applicable assignor would have been entitled to receive with respect to the assignment made to such assignee, unless the assignment to such assignee is made with Bidco’s prior written consent; provided further that Bidco shall have the right to withhold its consent to any assignment if in order for such assignment to comply with applicable law, Bidco would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority, (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of a Term Loan to (x) a Lender, an Affiliate of a Lender or an Approved Fund or (y) subject to Section 9.04(f) and (g), an Affiliated Lender, Holdings, Bidco or any of its Subsidiaries and (C) solely in the case of Revolving Loans and Revolving Commitments, each Issuing Bank and the Swingline Lender (not to be unreasonably withheld or delayed); provided that, for the avoidance of doubt, no consent of any Issuing Bank or the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan or Term Commitment. Notwithstanding anything in this Section 9.04 to the contrary, if Bidco has not given the Administrative Agent written notice of its objection to an assignment of Term Loans within ten (10) Business Days after written notice of such assignment, Bidco shall be deemed to have consented to such assignment.

(ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall, in the case of Revolving Loans, not be less than $2,500,000 (and integral multiples thereof) or, in the case of a Term Loan, $1,000,000 (and integral multiples thereof), unless Bidco and the Administrative Agent otherwise consent (in each case, such consent not to be unreasonably withheld or delayed); provided that no such consent of Bidco shall be required if a Specified Event of Default has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or, if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, and, in each case, together with a processing and recordation fee of $3,500; provided that the

Administrative Agent, in its sole discretion, may elect to waive or reduce such processing and recordation fee; provided further that any such Assignment and Assumption shall include a representation by the assignee that the assignee is not a Disqualified Lender or an Affiliate of a Disqualified Lender; provided further that assignments made pursuant to Section 2.18(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective, (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.16(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain Material Non-Public Information about Bidco, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws and (E) unless Bidco otherwise consents, no assignment of all or any portion of the Revolving Commitment of a Lender that is also the Swingline Lender or an Issuing Bank may be made unless (1) the assignee shall be or become a Swingline Lender and/or an Issuing Bank, as applicable, and assume a ratable portion of the rights and obligations of such assignor in its capacity as Swingline Lender and/or Issuing Bank, as applicable, or (2) the assignor agrees, in its discretion, to retain all of its rights with respect to and obligations to make or issue Swingline Loans and Letters of Credit, as applicable, hereunder in which case the Applicable Fronting Exposure of such assignor may exceed such assignor’s Revolving Commitment for purposes of Section 2.04(b) by an amount not to exceed the difference between the assignor’s Revolving Commitment prior to such assignment and the assignor’s Revolving Commitment following such assignment; provided that no such consent of Bidco shall be required if a Specified Event of Default has occurred and is continuing.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.14, 2.15, 2.16 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section 9.04.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of Bidco, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender, nor shall the Administrative Agent be obligated to monitor the aggregate amount of the Loans held by Affiliated Lenders. The entries in the Register shall be conclusive absent manifest error, and Holdings, Bidco, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the

Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by Bidco, the Borrowers, the Issuing Banks (with respect to Revolving Lenders only), the Collateral Agent, affiliates of the Administrative Agent and any Lender (in each case as to its own interest, but not the interest of any other Lender), at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.16(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) (i) Any Lender may, without the consent of Bidco, the Borrowers, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other Persons (other than to a Person that is not an Eligible Assignee) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, Bidco, the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and any other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i), (ii), (iii), (vi) and (vii) of the first proviso to Section 9.02(b) that directly and adversely affects such Participant. Subject to paragraph (c)(iii) of this Section, Bidco agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the obligations and limitations thereof and Section 2.18, it being understood that any tax forms required by Section 2.16(e) shall be provided solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Bidco, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and the parties hereto shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of its Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other obligations under the Loan Documents) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that any Loan or other obligation under the Loan Documents is in registered form for U.S. federal income tax purposes.

(iii) A Participant (other than a Revolving Lender pursuant to Section 2.04(e)) shall not be entitled to receive any greater payment under Section 2.13, 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Bidco’s prior written consent.

(d) Any Lender may, without the consent of Bidco or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other “central” bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Bidco and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(f) Notwithstanding anything to the contrary herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement to an Affiliated Lender subject to the following limitations:

(i) Affiliated Lenders (other than Affiliated Debt Funds) will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receives notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II;

(ii) for purposes of any amendment, waiver or modification of any Loan Document (including such modifications pursuant to Section 9.02), or, subject to Section 9.02(e), any plan of reorganization pursuant to the Bankruptcy Code, that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender in any material respect as compared to other Lenders, or that would not deprive such Affiliated Lender of its pro rata share of any payments to which it is entitled, Affiliated Lenders will be deemed to have voted in the same proportion as the Lenders that are not Affiliated Lenders voting on such matter; and each Affiliated Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the Bankruptcy Code is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of the Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code; provided that Affiliated Debt Funds, will not be subject to such voting limitations and will be entitled to vote as any other Lender; provided further that Affiliated Debt Funds may not account for more than 49.9% of the “Required Lenders” in any Required Lender vote;

(iii) the aggregate principal amount of Term Loans purchased by assignment pursuant to this Section 9.04 and held at any one time by Affiliated Lenders (other than Affiliated Debt Funds) may not exceed 25% of the aggregate principal amount of all Term Loans outstanding at the time of such purchase, after giving effect to any substantially simultaneous cancellations thereof;

(iv) Affiliated Lenders shall clearly identify themselves as an Affiliated Lender in the loan assignment documentation. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any lender is an Affiliated Lender or Affiliated Debt Fund nor shall the Administrative Agent be obligated to monitor the number of Affiliated Lenders or Affiliated Debt Funds or the aggregate amount of Term Loans or Incremental Term Loans held by Affiliated Lenders or Affiliated Debt Funds;

(v) each Lender making such assignment to such Affiliated Lender acknowledges and agrees that in connection with such assignment, (1) such Affiliated Lender then may have, and later may come into possession of Material Non-Public Information, (2) such Lender has independently and, without reliance on Holdings, any of its subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the Material Non-Public Information and (3) none of Holdings, its subsidiaries, the Administrative Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by Requirements of Law, any claims such Lender may have against Holdings, its subsidiaries, the Administrative Agent and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Material Non-Public Information. Each Lender entering into such an assignment further acknowledges that the Material Non-Public Information may not be available to the Administrative Agent or the other Lenders; and

(vi) Affiliated Lenders may not purchase Revolving Loans, including pursuant to this Section 9.04.

(g) Any Lender may, at any time, assign all or a portion of its Term Loans (but not Revolving Loans) to Holdings or any of its subsidiaries, through (x) Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.10(a)(ii) or other customary procedures acceptable to the Administrative Agent and/or (y) open market purchases on a non-pro rata basis, provided that (i) the Borrowers shall not make any Borrowing of Revolving Loans or Swingline Loans to fund such assignment, (ii) any Term Loans that are so assigned will be automatically and irrevocably cancelled and the aggregate principal amount of the tranches and installments of the relevant Term Loans then outstanding shall be reduced by an amount equal to the principal amount of such Term Loans, (iii) no Event of Default shall have occurred and be continuing and (iv) each Lender making such assignment to Holdings or any of its subsidiaries acknowledges and agrees that in connection with such assignment, (1) Holdings or its subsidiaries then may have, and later may come into possession of Material Non-Public Information, (2) such Lender has independently and, without reliance on Holdings, any of its subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the Material Non-Public Information and (3) none of Holdings, its subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by Requirements of Law, any claims such Lender may have against Holdings, its subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Material Non-Public Information. Each Lender entering into such an assignment further acknowledges that the Material Non-Public Information may not be available to the Administrative Agent or the other Lenders.

(h) Notwithstanding the foregoing, no assignment may be made or participation sold to a Disqualified Lender without the prior written consent of Bidco; provided that, upon inquiry by any Lender to the Administrative Agent as to whether a specified potential assignee or prospective participant is on the list of Disqualified Lenders, the Administrative Agent shall be permitted to disclose to such Lender whether such specific potential assignee or prospective participant is on the list of Disqualified Lenders; provided further that inclusion on the list of Disqualified Lenders shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation in the Loan if such person was not included on the list of Disqualified Lenders at the time of such assignment or participation. Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, if any Lender was a Disqualified Lender at the time of the assignment of any Loans or Commitments to such Lender, following written notice from Bidco to such Lender and the Administrative Agent and otherwise in accordance with Section 2.18(b), as applicable: (1) such Lender shall promptly assign all Loans and Commitments held by such Lender to an Eligible Assignee; provided that (A) the Administrative Agent shall not have any obligation to Bidco, such Lender or any other Person to find such a replacement Lender, (B) Bidco shall not have any obligation to such Disqualified Lender or any other Person to find such a replacement Lender or accept or consent to any such assignment to itself or any other Person subject to Bidco’s consent in accordance with Section 9.04(b)(i) and (C) the assignment of such Loans and/or Commitments, as the case may be, shall be at par plus accrued and unpaid interest and fees; (2) such Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of any Class), all affected Lenders (or all affected Lenders of any Class), a Majority in Interest of Lenders of any Class or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided that (x) the Commitment of any Disqualified Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Disqualified Lender adversely and in a manner that is disproportionate to other affected Lenders shall require the consent of such Disqualified Lender; and (3) no Disqualified Lender is entitled to receive information provided solely to Lenders by the Administrative Agent or any Lender or will be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices or Borrowings, notices or prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II.

(i) Notwithstanding the foregoing, any Affiliated Lender shall be permitted, at its option, to contribute any Term Loans so assigned to such Affiliated Lender pursuant to this Section 9.04 to Holdings or any of its subsidiaries for purposes of cancellation, which contribution may be made (including, with Bidco’s consent, to Bidco, whether through Holdings or any Intermediate Parent or otherwise), in exchange for Qualified Equity Interests of Holdings, any Intermediate Parent or Bidco or Indebtedness of Bidco to the extent such Indebtedness is permitted to be incurred pursuant to Section 6.01 at such time.

(j) Notwithstanding anything to the contrary in any Loan Document, on or prior to the expiry of the Certain Funds Period: (i) any assignment transfer, sub-participation or other syndication by a Lender of all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) shall require the prior written consent of Bidco (in its sole discretion) and (ii) if any Lender as at the date of this Agreement (an “Existing Lender”) assigns, transfers, sub-participates or syndicates its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) to an Eligible Assignee, the Existing Lender shall remain on risk and liable to fund any amount which any Eligible Assignee (or subsequent Eligible Assignee) is obliged to fund during the Certain Funds Period but has failed to fund on that date, as if such transfer never occurred.

(k) Each party agrees that in case of any assignment, transfer and/or novation permitted under, and made in accordance with, the provisions of this Agreement or any Loan Document, any security interest provided pursuant to a Security Document and the guarantees given under this Agreement shall be preserved for the benefit of the Collateral Agent, the new Lender, the Participant and the remaining Secured Parties (including for purposes of article 1278 and article 1281 of the Luxembourg Civil Code).

SECTION 9.05 Survival.

All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.14, 2.15, 2.16, 8.11 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and all other amounts payable hereunder, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrowers (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise pursuant to arrangements reasonably satisfactory to the applicable Issuing Bank), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.04(e) or (f).

SECTION 9.06 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement. For the avoidance of doubt, the words “execution,” “signed,” “signature,” and words of like import in this Agreement, any other Loan Document or any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07 Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws or the Legal Reservations, as determined in good faith by the Administrative Agent, the Issuing Banks or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.08 Right of Setoff.

If a Specified Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or such Issuing Bank to or for the credit or the account of a Borrower (excluding, for the avoidance of doubt, any Settlement Assets except to effect Settlement Payments such Lender is obligated to make to a third party in respect of such Settlement Assets or as otherwise agreed in writing between the applicable Borrower and such Lender) against any of and all the obligations of the Borrowers then due and owing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although such obligations are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender and applicable Issuing Bank shall notify the applicable Borrower and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section 9.08. The rights of each Lender and each Issuing Bank under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or such Issuing Bank may have. Notwithstanding the foregoing, no amount set off from any Loan Party (other than the Borrowers) shall be applied to any Excluded Swap Obligation of such Loan Party (other than the Borrowers).

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding to enforce any award or judgment or exercise any rights under the Security Documents against any Collateral in any other forum in which Collateral is located.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law. Without limiting the other provisions of this Section 9.09 and in addition to the service of process provided for herein, the Finco Borrower, Bidco and Holdings hereby irrevocably designate, appoints and empowers the U.S. Borrower (and the U.S. Borrower hereby irrevocably accepts such appointment), as its authorized designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. If for any reason the U.S. Borrower shall cease to be available to act as such, the Finco Borrower, Bidco and Holdings agree to promptly designate a new authorized designee, appointee and agent in New York City on the terms and for the purposes of this provision reasonably satisfactory to the Administrative Agent under this Agreement.

SECTION 9.10 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11 Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality.

(a) Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates (other than Excluded Affiliates) and its and their respective directors, officers, employees, trustees and agents, including accountants, legal counsel and other agents and advisors and any numbering, administration or settlement service providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and any failure of such Persons acting on behalf of the Administrative Agent, any Issuing Bank or the relevant Lender to comply with this Section 9.12 shall constitute a breach of this Section 9.12 by the Administrative Agent, such Issuing Bank or the relevant Lender, as applicable), (ii) to the extent requested by any regulatory authority or self-regulatory authority, required by applicable law or by any subpoena or similar legal process or in connection with the exercise of remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; provided that (x) solely to the extent permitted by law and other than in connection with routine audits and reviews by regulatory and self-regulatory authorities, each Lender and the Administrative Agent shall notify Bidco and the Borrowers as promptly as practicable of any such requested or required disclosure in connection with any legal or regulatory proceeding and (y) in the case of clause (ii) only, each Lender and the Administrative Agent shall use commercially reasonable efforts to ensure that such Information is kept confidential in connection with the exercise of such remedies; and provided further that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by Bidco or any Subsidiary of Holdings, (iii) to any other party to this Agreement, (iv) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section 9.12, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective counterparty (or its advisors) to any Swap Agreement or derivative transaction relating to any Loan Party or its Subsidiaries and its obligations under the Loan Documents or (C) any pledgee referred to in Section 9.04(d), (v) if required by any rating agency; provided that prior to any such disclosure, such rating agency shall have agreed in writing to maintain the confidentiality of such Information, (vi) to service providers providing administrative and ministerial services solely in connection with the syndication and administration of the Loan Documents and the facilities (e.g., identities of parties, maturity dates, interest rates, etc.) on a confidential basis, or (vii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.12, (y) becomes available to the Administrative Agent, any Issuing Bank, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Holdings, Bidco or any Subsidiary, which source is not known by the recipient of such information to be subject to a confidentiality obligation or (z) is independently developed without the use of other Information. For the purposes hereof, “Information” means all information received from or on behalf of Holdings or Bidco relating to Holdings, Bidco, any other Subsidiary or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Holdings, Bidco or any Subsidiary; provided that, in the case of information received from Holdings, Bidco or any Subsidiary after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, no such information shall be disclosed to a Disqualified Lender that constitutes a Disqualified Lender at the time of such disclosure without Bidco’s prior written consent.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN SECTION 9.12(A)) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS, BIDCO, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY BIDCO, THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT HOLDINGS, BIDCO, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO BIDCO AND THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13 USA PATRIOT Act.

Each Lender that is subject to the USA PATRIOT Act and the Beneficial Ownership Regulation and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Bidco and the Borrowers that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.

SECTION 9.14 Release of Liens and Guarantees.

(a) A Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, (1) upon the consummation of any transaction or designation permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Restricted Subsidiary (including pursuant to a permitted merger with a Subsidiary that is not a Loan Party or a designation as an Unrestricted Subsidiary) or becomes an Excluded Subsidiary (other than solely as a result of becoming a Non-Wholly Owned Subsidiary) or (2) at the written election of Bidco or any Borrower, in connection with a transaction permitted under this Agreement, as a result of which such Subsidiary Loan Party ceases to be a Wholly Owned Subsidiary, unless the primary purpose (as reasonably determined by Bidco) of such transaction was to release such Subsidiary Loan Party from its obligations under the Loan Documents; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Upon any sale, disposition or other transfer by any Loan Party (other than to Holdings, any Intermediate Parent, Bidco, any Borrower or any Subsidiary Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral, the security interests in such Collateral created by the Security Documents shall be automatically released. Upon the release of Holdings or any Subsidiary Loan Party from its Guarantee in compliance with this Agreement, the security interest in any Collateral owned by Holdings or such Subsidiary Loan Party created by the Security Documents shall be automatically released. Upon the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this Agreement, the security interest created by the Security Documents in the Equity Interests of such new Unrestricted Subsidiary shall automatically be released. Upon the Termination Date all obligations under the Loan Documents and all security interests created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this Section 9.14, the Administrative Agent or the Collateral Agent, as the case may be, shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to file or register in any office, or to evidence such termination or release, so long as Bidco or applicable Loan Party shall have provided the Administrative Agent or the Collateral Agent, as the case may be, such certifications or documents as the Administrative Agent or the Collateral Agent, as the case may be, shall reasonably request in order to demonstrate compliance with this Agreement.

(b) The Administrative Agent or the Collateral Agent, as the case may be, will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party or file or register in any office such documents as such Loan Party may reasonably request to subordinate its Lien on any property granted to or held by the Administrative Agent or the Collateral Agent, as the case may be, under any Loan Document to the holder of any Lien on such property that is permitted by clause (6) of the definition of “Permitted Liens” (solely with respect to the reference to Section 6.01(b)(iii)) and clause (8) of the definition of “Permitted Liens”.

(c) Each of the Lenders and the Issuing Banks irrevocably authorizes the Administrative Agent or the Collateral Agent, as the case may be, to provide any release or evidence of release, termination or subordination contemplated by this Section 9.14. Upon request by the Administrative Agent or the Collateral Agent, as the case may be, at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority or the Collateral Agent’s authority, as the case may be, to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Documents and this Section 9.14.

SECTION 9.15 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of Bidco, the Borrowers and Holdings acknowledges and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers, the Issuing Banks and the Lenders are arm’s-length commercial transactions between the Borrowers, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers, the Issuing Banks and the Lenders on the other hand, (B) each of Bidco, the Borrowers and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of Bidco, the Borrowers and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Joint Lead Arrangers, the Issuing Banks and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for Bidco, the Borrowers, Holdings, any of their respective Affiliates or any other Person and (B) none of the Administrative Agent, the Joint Lead Arrangers, the Issuing Banks and the Lenders has any obligation to Bidco, the Borrowers, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Joint Lead Arrangers, the Issuing Banks and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Bidco, the Borrowers, Holdings and their respective Affiliates, and none of the Administrative Agent, the Joint Lead Arrangers, the Issuing Banks and the Lenders has any obligation to disclose any of such interests to Bidco, the Borrowers, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of Bidco, the Borrowers and Holdings hereby waives and releases any claims that it may have against the Administrative Agent, the Joint Lead Arrangers, the Issuing Banks and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.16 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

SECTION 9.17 Intercreditor Agreements.

(a) Notwithstanding anything to the contrary in this Agreement or in any other Loan Document: (a) the Liens granted to the Collateral Agent in favor of the Secured Parties pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of the Pari Passu Intercreditor Agreement and Customary Intercreditor Agreements then in effect, (b) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and of the Pari Passu Intercreditor Agreement and any Customary Intercreditor Agreements then in effect, on the other hand, the terms and provisions of the Pari Passu Intercreditor Agreement and relevant Customary Intercreditor Agreements shall control, and (c) each Lender authorizes the Administrative Agent and/or the Collateral Agent to execute the Pari Passu Intercreditor Agreement and any such Customary Intercreditor Agreement (or amendment thereof) on behalf of such Lender, and such Lender agrees to be bound by the terms thereof.

(b) Each Secured Party hereby agrees that the Administrative Agent and/or Collateral Agent may enter into any intercreditor agreement and/or subordination agreement (or amendment thereof) pursuant to, or contemplated by, the terms of this Agreement (including with respect to Indebtedness permitted pursuant to Section 6.01, any applicable Liens on Collateral permitted pursuant to Section 6.02 and, in each case, together with the defined terms referenced therein) on its behalf and agrees to be bound by the terms thereof and, in each case, consents and agrees to the appointment of Barclays Bank PLC (or its affiliated designee, representative or agent) on its behalf as collateral agent, respectively, thereunder.

(c) Notwithstanding anything to the contrary herein, the Pari Passu Intercreditor Agreement and/or the Second Lien Intercreditor Agreement, as applicable, shall be deemed to be reasonable and acceptable to the Administrative Agent and the Lenders, and the Administrative Agent and the Lenders shall be deemed to have consented to the use of each such intercreditor agreement (and to the Administrative Agent’s execution thereof) in connection with any Indebtedness permitted to be incurred, issued and/or assumed by the Borrower or any of its Subsidiaries pursuant to Section 6.01.

SECTION 9.18 Cashless Settlement.

Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by Bidco, the Administrative Agent and such Lender.

SECTION 9.19 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority

SECTION 9.20 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 9.20, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

SECTION 9.21 Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for the obligations of the other Borrowers hereunder, including with respect to the payment of principal of and interest on all Loans and the payment of fees and indemnities and reimbursement of costs and expenses. This shall not prejudice the obligations of any Borrower (solely in its capacity as a Guarantor) in respect of any Indebtedness that does not have a co-borrower structure.

SECTION 9.22 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the applicable Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Borrower in respect of any such sum due from it to the applicable Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the applicable Agent of any sum adjudged to be so due in the Judgment Currency, the applicable Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the applicable Agent from the applicable Borrower in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the applicable Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the applicable Agent in such currency, the applicable Agent agrees to return the amount.

SECTION 9.23 Lender Affiliates and Facility Offices.

(a) In respect of a Revolving Loan or Letters of Credit to a particular Borrower (“Designated Loans”), a Revolving Lender (a “Designating Lender”) may at any time and from time to time designate (by written notice to the Administrative Agent and the Borrower Representative):

(i) a substitute Lending Office from which it will make Designated Loans (a “Substitute Lending Office”); or

(ii) nominate an Affiliate to act as the Lender of Designated Loans (a “Substitute Affiliate Lender”).

(b) A notice to nominate a Substitute Affiliate Lender must be in the form set out in Exhibit Y and be countersigned by the relevant Substitute Affiliate Lender confirming it will be bound as a Lender under this Agreement in respect of the Designated Loans in respect of which it acts as Lender.

(c) The Designating Lender will act as the representative of any Substitute Affiliate Lender it nominates for all administrative purposes under this Agreement. The Loan Parties, the Administrative Agent, the Collateral Agent and the other Secured Parties will be entitled to deal only with the Designating Lender, except that payments will be made in respect of Designated Loans to the Lending Office of the Substitute Affiliate Lender. In particular the Commitments of the Designating Lender will not be treated as reduced by the introduction of the Substitute Affiliate Lender for voting purposes under this Agreement or the other Loan Documents.

(d) If a Designating Lender nominates a Substitute Lending Office or a Substitute Affiliate Lender and as a result of circumstances existing at the date of such substitution, a Loan Party would be obliged to make a payment on account of, or to, the Substitute Lending Office or Substitute

Affiliate Lender (as applicable) under Section 2.16 (Taxes) then the Lender acting through its Substitute Lending Office or the Substitute Affiliate Lender (as applicable) is only entitled to receive payment under Section 2.16 to the same extent as the Designating Lender would have been if the substitution had not occurred.

(e) Save as mentioned in clause (c) above, a Substitute Affiliate Lender will be treated as a Lender for all purposes under the Loan Documents and having a Revolving Credit Commitment equal to the principal amount of all Designated Loans in which it is participating if and for so long as it continues to be a Substitute Affiliate Lender under this Agreement.

(f) A Designating Lender may revoke its designation of an Affiliate as a Substitute Affiliate Lender by notice in writing to the Administrative Agent, Bidco and the Borrower Representative; provided that such notice may only take effect when there are no Designated Loans outstanding to the Substitute Affiliate Lender. Upon such Substitute Affiliate Lender ceasing to be a Substitute Affiliate Lender the Designating Lender will automatically assume (and be deemed to assume without further action by any Party) all rights and obligations previously vested in the Substitute Affiliate Lender.

(g) If a Designating Lender designates a Substitute Lending Office or Substitute Affiliate Lender in accordance with this clause:

(i) any Substitute Affiliate Lender shall be treated for the purposes of Section 2.16 as having become a Lender on the date of this Agreement; and

(ii) the provisions of Section 9.23(e) shall not apply to or in respect of any Substitute Lending Office or Substitute Affiliate Lender.

SECTION 9.24 Interim Facilities Agreement. Each party to this Agreement that is a party to the Interim Facilities Agreement hereby acknowledges and agrees, in its capacity as a party to the Interim Facilities Agreement only (and, for the avoidance of doubt, without prejudice to any such party’s obligations under this Agreement), that upon, and effective as of, the borrowing of the Initial Term Loans on the Effective Date, (i) all commitments of the Interim Finance Parties under the Interim Facilities Agreement to make loans or otherwise extend credit to the Finco Borrower, in its capacity as Borrower under and as defined in the Interim Facilities Agreement, shall be terminated, and (ii) the Interim Facilities Agreement and all other Interim Finance Documents (as defined in the Interim Facilities Agreement) shall terminate and have no further force or effect, except only those provisions that are expressly specified in the Interim Facilities Agreement and all other Interim Finance Documents as surviving that respective agreement’s termination.

[Remainder of Page Intentionally Left Blank.]